As filed with the Securities and Exchange Commission on November 13, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	122	82-1954058
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317-6506

(724) 416-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martha A. Wiegand, General Counsel and Secretary

CONSOL Energy Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317-6506

(724) 416-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nick S. Dhesi William N. Finnegan IV Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-7400	William J. Cooper Jon W. Daly Sidley Austin LLP 1000 Louisiana Street Houston, Texas 77002 (713) 495-4500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed consent solicitation statement/proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	7,975,861	N/A	$34,209,552.60	$3,732.27

(1)

The number of shares of common stock, par value $0.01 per share (“CEIX Common Stock”), of CONSOL Energy Inc. (“CEIX”) being registered is based upon an estimate of (a) the maximum number of common units representing limited partner interests (“CCR Common Units”) of CONSOL Coal Resources LP (“CCR”) that will be outstanding immediately prior to the Merger (as defined herein) and exchanged for such registered shares of CEIX Common Stock in connection with the Merger (including Partnership LTIP Awards (as defined herein) that will become fully vested and automatically will be converted into the right to receive, with respect to each CCR Common Unit subject thereto, the Merger Consideration in the Merger), multiplied by (b) the exchange ratio of 0.73 shares of CEIX Common Stock for each such CCR Common Unit, and includes an additional 10,000 shares of CEIX Common Stock that may be issuable as a result of the provision of the Merger Agreement that rounds up to the nearest share in lieu of issuing fractional shares (the shares of CEIX Common Stock to be issued in the Merger, the “Merger Consideration”).

(2)

The proposed maximum aggregate offering price was calculated based upon the market value of the CCR Common Units, the securities to be converted into the right to receive the Merger Consideration in the Merger, in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, as follows: the product of (a) $3.135, which is the average of the high and low prices of a CCR Common Unit as reported on the New York Stock Exchange on November 10, 2020, and (b) 10,912,138, which is the estimated maximum number of CCR Common Units (including Partnership LTIP Awards that will become fully vested and automatically will be converted into the right to receive, with respect to each CCR Common Unit subject thereto, the Merger Consideration in the Merger) that may be exchanged for the Merger Consideration in the Merger.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by .0001091.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this document is not complete and may be changed. CONSOL Energy Inc. may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2020

On October 22, 2020, CONSOL Energy Inc., a Delaware corporation (“CEIX”), Transformer LP Holdings Inc., a Delaware corporation and a wholly owned subsidiary of CEIX (“Holdings”), Transformer Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub”), CONSOL Coal Resources LP, a Delaware limited partnership (“CCR”), and CONSOL Coal Resources GP LLC, a Delaware limited liability company and the general partner of CCR (the “General Partner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into CCR, with CCR surviving as an indirect, wholly owned subsidiary of CEIX (the “Merger”).

Pursuant to the Merger Agreement, (i) each common unit representing limited partner interests in CCR (“CCR Common Units”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than CCR Common Units held directly or indirectly by CEIX and its subsidiaries (all such CCR Common Units held by persons other than CEIX and its subsidiaries, the “CCR Public Common Units,” and the holders of such units, the “CCR Public Unitholders”), will be converted into the right to receive 0.73 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of CEIX (“CEIX Common Stock,” and the shares of CEIX Common Stock to be issued in the Merger, the “Merger Consideration”) and (ii) each of the outstanding phantom units and any other awards relating to a CCR Common Unit issued under a Partnership Long-Term Incentive Plan (as defined in the Merger Agreement) (each, a “Partnership LTIP Award”), whether vested or not vested, will become fully vested and automatically will be converted into the right to receive, with respect to each CCR Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the incentive distribution rights in CCR (the “Incentive Distribution Rights”), which automatically will be canceled immediately prior to the Effective Time for no consideration in accordance with the Third Amended and Restated Agreement of Limited Partnership of CCR, dated as of November 28, 2017 (the “Partnership Agreement”), the interests in CCR owned by CEIX and its subsidiaries will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in CCR will be converted into a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity. No fractional shares of CEIX Common Stock will be issued in the Merger; instead, all fractional shares of CEIX Common Stock to which a CCR Public Unitholder otherwise would have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of CEIX Common Stock. Existing stockholders of CEIX (the “CEIX Stockholders”) will continue to own their existing CEIX Common Stock following completion of the Merger.

On October 22, 2020, the board of directors of CEIX (the “CEIX Board”), by unanimous vote, with the exception of Joseph P. Platt, who recused himself from deliberations relating to the Merger, (a) determined that the forms, terms and provisions of the Merger Agreement and the Support Agreement (as defined herein) (together, the “Transaction Documents”) and the respective transactions contemplated thereby, including the Merger and the issuance of shares of CEIX Common Stock as Merger Consideration (the “CEIX Stock Issuance”), are in the best interests of CEIX and the CEIX Stockholders, (b) authorized the execution and delivery of the Transaction Documents and the consummation of the respective transactions contemplated thereby, including the Merger and the CEIX Stock Issuance, on the terms and subject to the conditions set forth in the Transaction Documents, (c) authorized the submittal of a proposal to approve the CEIX Stock Issuance to a vote of the CEIX Stockholders at a special meeting of the CEIX Stockholders (the “CEIX Stockholder Meeting”) and (d) resolved to recommend approval of the CEIX Stock Issuance by the CEIX Stockholders at the CEIX Stockholder Meeting.

On October 22, 2020, the conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, (a) determined that the Merger, including the Merger Agreement and the transactions contemplated thereby, are in the best interests of CCR and the CCR Public Unitholders, (b) approved the Merger, including the Merger Agreement and the transactions contemplated thereby (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (c) resolved to recommend to the GP Board the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, and (d) resolved to recommend to the GP Board that the GP Board recommend the approval of the Merger, including the Merger Agreement and the transactions contemplated hereby, to the limited partners of CCR (“CCR Limited Partners”).

On October 22, 2020, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, (a) determined that the forms, terms and provisions of the Transaction Documents and the respective transactions contemplated thereby, including the Merger, are in the best interests of CCR and the holders of CCR Common Units (“CCR Unitholders”), (b) authorized the execution and delivery of the Transaction Documents and the consummation of the respective transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (c) directed that the adoption of the Merger

Agreement and the approval of the Merger be submitted to a vote of the CCR Limited Partners and authorized the CCR Limited Partners to act by written consent pursuant to the terms of the Partnership Agreement.

In connection with the proposed Merger, CEIX will hold the CEIX Stockholder Meeting, at which the CEIX Stockholders will be asked to (a) vote on a proposal to approve the CEIX Stock Issuance (the “CEIX Stock Issuance Proposal”) and (b) approve the adjournment of the CEIX Stockholder Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the CEIX Stockholder Meeting to approve the CEIX Stock Issuance Proposal (the “CEIX Adjournment Proposal”). Approval of the CEIX Stock Issuance Proposal requires the affirmative vote of a majority of the total votes cast on such proposal, which under New York Stock Exchange (“NYSE”) rules includes votes for, votes against and abstentions, with abstentions (if any) having the same effect as a vote against the CEIX Stock Issuance Proposal. The approval of the CEIX Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal, which under Delaware law includes votes for and against, but not abstentions. Accordingly, the failure of a CEIX Stockholder to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the CEIX Stockholder Meeting, as well as an abstention from voting, with regard to the CEIX Adjournment Proposal will have no effect on the CEIX Adjournment Proposal. The Merger is not conditioned on the approval of the CEIX Adjournment Proposal.

The CEIX Board recommends that the CEIX Stockholders vote FOR the CEIX Stock Issuance Proposal and FOR the CEIX Adjournment Proposal. CEIX Stockholders should be aware that some of CEIX’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as CEIX Stockholders. See “The Merger—Interests of Certain Persons in the Merger.”

The CEIX Board has set                      as the record date (the “CEIX Record Date”) for determining the CEIX Stockholders entitled to notice of, and to vote at, the CEIX Stockholder Meeting and any adjournments or postponements of the CEIX Stockholder Meeting. We cannot complete the Merger unless the CEIX Stockholders approve the CEIX Stock Issuance Proposal. Accordingly, your vote is very important regardless of the number of shares of CEIX Common Stock you own. Voting instructions are set forth inside this consent solicitation statement/proxy statement/prospectus.

Pursuant to the Partnership Agreement, the approval of the Merger Agreement and the Merger by CCR requires the affirmative vote or written consent of the holders of a majority of the outstanding CCR Common Units (the “Required Limited Partner Written Consent”). CCR has entered into that certain Support Agreement, dated as of October 22, 2020 (the “Support Agreement”), with CEIX, pursuant to which CEIX has irrevocably and unconditionally agreed to deliver a written consent, covering all of the CCR Common Units beneficially owned by CEIX, approving the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Written Consent”), within two business days following the effectiveness of the registration statement of which this consent solicitation statement/proxy statement/prospectus forms a part. As of November 10, 2020, CEIX beneficially owned 16,811,818 CCR Common Units, representing approximately 60.7% of the outstanding CCR Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CCR Limited Partners.

The GP Board has set                      as the record date (the “CCR Record Date”) for determining the CCR Limited Partners entitled to execute and deliver written consents with respect to the Merger. If you were a record holder of outstanding CCR Common Units as of the close of business on the CCR Record Date, you may complete, date and sign the enclosed written consent and promptly return it to CCR. See “Written Consents of CCR Limited Partners.”

This consent solicitation statement/proxy statement/prospectus provides you with detailed information about the proposed Merger and related matters. CEIX and CCR both encourage you to read the entire document carefully. In particular, see “Risk Factors” for a discussion of risks related to the Merger, the tax consequences of the Merger and ownership of the CEIX Common Stock received in the Merger, an investment in CEIX Common Stock and CEIX’s business following the consummation of the Merger.

CEIX Common Stock is listed on the NYSE under the symbol “CEIX,” and CCR Common Units are listed on the NYSE under the symbol “CCR.”

William P. Powell Chairman of the Board of Directors of CONSOL Energy Inc.	James A. Brock Chief Executive Officer and Chairman of the Board of Directors of CONSOL Coal Resources GP LLC

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED THAT THIS CONSENT SOLICITATION STATEMENT/PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This consent solicitation statement/proxy statement/prospectus is dated                      and is first being mailed to CEIX Stockholders and CCR Limited Partners on or about.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317-6506

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of CONSOL Energy Inc.:

A special meeting (the “CEIX Stockholder Meeting”) of stockholders (the “CEIX Stockholders”) of CONSOL Energy Inc. (“CEIX”) will be held solely via live webcast at www.                 .com (the “CEIX Meeting Website”) on                 at                 Eastern Time, for the following purposes:

•

to consider and vote upon a proposal to approve the issuance (the “CEIX Stock Issuance”) of shares of common stock, par value $0.01 per share, of CEIX (the “CEIX Common Stock”), in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of October 22, 2020 (as may be amended from time to time, the “Merger Agreement”), by and among CEIX, Transformer LP Holdings Inc., Transformer Merger Sub LLC, CONSOL Coal Resources LP and CONSOL Coal Resources GP LLC (the “CEIX Stock Issuance Proposal”); and

•

to consider and vote on a proposal to approve the adjournment of the CEIX Stockholder Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the CEIX Stock Issuance Proposal (the “CEIX Adjournment Proposal”).

Due to the ongoing public health considerations associated with the coronavirus outbreak (“COVID-19”), the CEIX Stockholder Meeting will be held solely via live webcast on the CEIX Meeting Website and you will not be able to be physically present at the CEIX Stockholder Meeting. You will be able to participate virtually, vote your shares of CEIX Common Stock electronically and submit questions online during the CEIX Stockholder Meeting by logging onto the CEIX Meeting Website above using the 16-digit control number included in your proxy card or vote instruction form and following the directions on the CEIX Meeting Website. We encourage you to log on 15 minutes prior to the start time of the meeting. If you have difficulty accessing the CEIX Stockholder Meeting through the CEIX Meeting Website, please call the technical support number provided.

Approval of the CEIX Stock Issuance Proposal requires the affirmative vote of a majority of the total votes cast on such proposal, which under New York Stock Exchange (“NYSE”) rules includes votes for, votes against and abstentions. Abstentions (if any) will have the same effect as votes against the CEIX Stock Issuance Proposal under NYSE rules. The approval of the CEIX Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal, which under Delaware law includes votes for and against, but not abstentions. Abstentions (if any) will have no effect on whether the CEIX Adjournment Proposal is approved. Assuming there is a quorum, failures to vote (if any) will have no effect on the CEIX Stock Issuance Proposal or the CEIX Adjournment Proposal. CEIX Stockholders who participate in the virtual CEIX Stockholder Meeting via live webcast on the CEIX Meeting Website will be considered present “in person” for purposes of establishing a quorum and for all other purposes.

CEIX does not expect any broker non-votes at the CEIX Stockholder Meeting because the rules applicable to banks, brokers and other nominees only provide such nominees with discretionary authority to vote on proposals that are considered routine, whereas the CEIX Stock Issuance Proposal and the CEIX Adjournment

Proposal are each considered non-routine proposals. As a result, no such nominee will be permitted to vote shares of CEIX Common Stock at the CEIX Stockholder Meeting without receiving instructions from the beneficial owner of such shares of CEIX Common Stock.

We cannot complete the Merger unless the CEIX Stockholders approve the CEIX Stock Issuance Proposal. Accordingly, your vote is very important regardless of the number of shares of CEIX Common Stock you own.

CEIX’s board of directors (the “CEIX Board”) has unanimously, with the exception of Joseph P. Platt, who recused himself from deliberations relating to the Merger, determined that the Merger, the Merger Agreement and the transactions contemplated thereby, including the CEIX Stock Issuance, are in the best interests of CEIX and the CEIX Stockholders, approved the Merger, the Merger Agreement and the transactions contemplated thereby, including the CEIX Stock Issuance, and recommends that the CEIX Stockholders vote FOR the CEIX Stock Issuance Proposal and FOR the CEIX Adjournment Proposal. For more information regarding the recommendations of the CEIX Board, see “The Merger—Approval of the CEIX Board and its Reasons for the Merger” in the accompanying consent solicitation statement/proxy statement/prospectus.

CEIX Stockholders should be aware that some of CEIX’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as CEIX Stockholders. See “The Merger—Interests of Certain Persons in the Merger” in the accompanying consent solicitation statement/proxy statement/prospectus.

Only CEIX Stockholders of record at the close of business on                  are entitled to notice of, and to vote at, the CEIX Stockholder Meeting. References to the CEIX Stockholder Meeting in this consent solicitation statement/proxy statement/prospectus are to the CEIX Stockholder Meeting as may be adjourned or postponed from time to time.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO PARTICIPATE IN THE VIRTUAL CEIX STOCKHOLDER MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•

If you hold shares of CEIX Common Stock in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your CEIX Common Stock.

•	If you hold shares of CEIX Common Stock in your own name, you may submit your proxy by:

•	calling the toll-free telephone number listed on your proxy card and following the recorded instructions;

•	going to the Internet website listed on your proxy card and following the instructions provided;

•	completing, signing and mailing your proxy card in the postage-paid envelope; or

•	participating in the virtual CEIX Stockholder Meeting via the CEIX Meeting Website and voting electronically during the virtual CEIX Stockholder Meeting.

The enclosed consent solicitation statement/proxy statement/prospectus provides a detailed description of the Merger and the Merger Agreement, as well as a description of the CEIX Stock Issuance. You are urged to read this consent solicitation statement/proxy statement/prospectus, including any documents incorporated by reference, and the annexes hereto carefully and in their entirety. If you have any questions concerning the Merger or this consent solicitation statement/proxy statement/prospectus, would like additional copies of this consent solicitation statement/proxy statement/prospectus or need help voting your CEIX Common Stock, please contact CEIX’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Telephone Toll Free: (866) 751-6313

Telephone Call Collect: (212) 269-5550

Email:

By order of the Board of Directors of
CONSOL Energy Inc.

James A. Brock
Chief Executive Officer of
CONSOL Energy Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317-6506

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To the limited partners of CONSOL Coal Resources LP:

On October 22, 2020, CONSOL Coal Resources LP (“CCR”) entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with CONSOL Coal Resources GP LLC, the general partner of CCR (the “General Partner”), CONSOL Energy Inc. (“CEIX”), Transformer LP Holdings Inc., a wholly owned subsidiary of CEIX (“Holdings”), and Transformer Merger Sub LLC, a wholly owned subsidiary of Holdings (“Merger Sub”), pursuant to which Merger Sub will merge with and into CCR, with CCR surviving as an indirect, wholly owned subsidiary of CEIX (the “Merger”).

The board of directors of the General Partner (the “GP Board”) has considered the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, and had unanimously approved and declared advisable the Merger Agreement and the Merger, upon the terms and conditions set forth in the Merger Agreement, and unanimously determined that the Merger Agreement and the Merger are in the best interests of CCR and the holders of common units representing limited partner interests in CCR (“CCR Common Units”).

Pursuant to the Third Amended and Restated Agreement of Limited Partnership of CCR, dated as of November 28, 2017, the approval of the Merger and the adoption of the Merger Agreement by CCR also requires the affirmative vote or written consent of the holders of a majority of the outstanding CCR Common Units. The accompanying consent solicitation statement/proxy statement/prospectus is being delivered to you on behalf of the GP Board to request that the limited partners of CCR (the “CCR Limited Partners”) as of the record date of                 , 2020 approve the Merger and the adoption of the Merger Agreement by executing and returning the written consent furnished with the accompanying consent solicitation statement/proxy statement/prospectus.

In connection with CCR’s entry into the Merger Agreement, CCR also entered into a Support Agreement, dated as of October 22, 2020 (the “Support Agreement”), with CEIX, pursuant to which CEIX has irrevocably and unconditionally agreed to deliver a written consent, covering all of the CCR Common Units beneficially owned by CEIX, approving the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Written Consent”), within two business days following the effectiveness of the registration statement of which the accompanying consent solicitation statement/proxy statement/prospectus forms a part. As of November 10, 2020, CEIX beneficially owned 16,811,818 CCR Common Units, representing approximately 60.7% of the outstanding CCR Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CCR Limited Partners.

The accompanying consent solicitation statement/proxy statement/prospectus describes the Support Agreement, the Merger Agreement, the Merger, and the actions to be taken in connection with the Merger, as well as provides additional information about the parties involved. Please give this information your careful attention. Copies of the Merger Agreement and the Support Agreement are attached as Annex A and Annex B, respectively, to the accompanying consent solicitation statement/proxy statement/prospectus.

The GP Board has set                      as the record date (the “CCR Record Date”) for determining the CCR Limited Partners entitled to execute and deliver written consents with respect to the Merger. If you were a record holder of outstanding CCR Common Units as of the close of business on the CCR Record Date, please complete, date and sign the written consent furnished with the accompanying consent solicitation statement/proxy statement/prospectus and return it promptly to CCR by one of the means described under “Written Consents of CCR Limited Partners” in the accompanying consent solicitation statement/proxy statement/prospectus.

By order of the Board of Directors of
CONSOL Coal Resources GP LLC

James A. Brock
Chief Executive Officer and
Chairman of the Board of Directors of
CONSOL Coal Resources GP LLC

IMPORTANT NOTE ABOUT THIS CONSENT SOLICITATION STATEMENT/PROXY STATEMENT/PROSPECTUS

This consent solicitation statement/proxy statement/prospectus incorporates by reference important business and financial information about CEIX and CCR and their respective subsidiaries from documents filed with the Securities and Exchange Commission (“SEC”) that have not been included in or delivered with this consent solicitation statement/proxy statement/prospectus. This information is available without charge at the SEC’s website at www.sec.gov. You may also obtain certain of these documents at CEIX’s website, www.consolenergy.com, and CCR’s website, www.ccrlp.com. Information contained on the websites of CEIX and CCR does not constitute part of this consent solicitation statement/proxy statement/prospectus. See “Where You Can Find More Information.”

You may also request copies of publicly filed documents from CEIX and CCR without charge by requesting them in writing or by telephone at the following address and telephone number:

CONSOL Energy Inc.

CONSOL Coal Resources GP LLC

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317-6506

Telephone: (724) 416-8300

If you request any such documents, CEIX or CCR will mail them to you by first class mail, or another equally prompt means, after receipt of your request. To obtain timely delivery of these documents prior to the CEIX Stockholder Meeting and the conclusion of the CCR written consent process, you must request the information no later than                      .

This consent solicitation statement/proxy statement/prospectus constitutes a proxy statement of CEIX under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the solicitation of proxies for the CEIX Stockholder Meeting to, among other things, approve the CEIX Stock Issuance Proposal, and a prospectus of CEIX under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), for the shares of CEIX Common Stock that will be issued to CCR Public Unitholders as Merger Consideration in accordance with the terms of the Merger Agreement.

This consent solicitation statement/proxy statement/prospectus also constitutes a consent solicitation statement of CCR under Section 14(a) of the Exchange Act with respect to the solicitation of written consents from the CCR Limited Partners to approve the Merger and the adoption of the Merger Agreement.

The sections entitled “Questions and Answers” and “Summary” below highlight selected information from this consent solicitation statement/proxy statement/prospectus, but they do not include all of the information that may be important to you. To better understand the Merger Agreement and the Merger, and for a more complete description of legal terms thereof, you should carefully read this entire consent solicitation statement/proxy statement/prospectus, including the section entitled “Risk Factors” and the Merger Agreement, a copy of which is attached as Annex A hereto, as well as the documents that are incorporated by reference into this consent solicitation statement/proxy statement/prospectus. See “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference into, this consent solicitation statement/proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this consent solicitation statement/proxy statement/prospectus. You should not assume that the information contained in or incorporated by reference into, this consent solicitation statement/proxy statement/prospectus is accurate as of any date other than, in the case of this consent solicitation statement/proxy statement/prospectus, the date on the front cover of consent solicitation statement/proxy statement/prospectus and, in the case of information incorporated by reference, the respective dates of such referenced documents. Neither the mailing of this consent solicitation statement/proxy statement/prospectus to CEIX Stockholders and CCR Limited Partners nor the issuance by CEIX of shares of CEIX Common Stock as Merger Consideration in connection with the Merger will create any implication to the contrary.

i

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some questions that you, as a CEIX Stockholder or CCR Limited Partner, may have regarding the Merger, the Merger Agreement, the CEIX Stockholder Meeting and the execution and delivery of written consents by the CCR Limited Partners with respect to the Merger Agreement and Merger. CEIX and CCR urge you to carefully read the remainder of this consent solicitation statement/proxy statement/prospectus because these questions and answers may not address all questions or provide all information that might be important to you with respect to the Merger, the Merger Agreement, the CEIX Stockholder Meeting and the execution and delivery of written consents by the CCR Limited Partners with respect to the Merger Agreement and the Merger. Additional important information is also contained in the annexes and the documents incorporated by reference into this consent solicitation statement/proxy statement/prospectus. You may obtain the information incorporated by reference into this consent solicitation statement/proxy statement/prospectus without charge by following the instructions under “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

On October 22, 2020, CEIX, CCR, the General Partner, Holdings and Merger Sub, entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into CCR, with CCR surviving as an indirect, wholly owned subsidiary of CEIX. The Merger Agreement is described in this consent solicitation statement/proxy statement/prospectus and attached as Annex A hereto. You are receiving this document because the Merger cannot be completed without certain approvals of the CEIX Stockholders and the CCR Limited Partners.

Q:	Why are CEIX and CCR proposing the Merger?

A:

CEIX and CCR believe that the Merger will benefit both CEIX Stockholders and CCR Public Unitholders. See “The Merger—Approval of the CEIX Board and Its Reasons for the Merger” and “The Merger—Approval of the Conflicts Committee and the GP Board and Their Reasons for the Merger.”

Q:	What will CCR Public Unitholders be entitled to receive in the Merger?

A:

If the Merger is successfully completed, subject to any applicable withholding tax, each CCR Public Unitholder as of the Effective Time will be entitled to receive 0.73 shares of CEIX Common Stock in exchange for each CCR Common Unit held by such CCR Public Unitholder at the Effective Time.

No fractional shares of CEIX Common Stock will be issued in the Merger. Instead of receiving any fractions of a share of CEIX Common Stock, all fractions of shares of CEIX Common Stock to which a CCR Public Unitholder would otherwise have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of CEIX Common Stock. See “The Merger Agreement—The Merger; Effective Time; Closing.”

Q:	What will the CEIX Stockholders be entitled to receive in the Merger?

A:	The CEIX Stockholders will simply retain the CEIX Common Stock they currently own. They will not receive any additional CEIX Common Stock in the Merger.

Q:	What will happen to CCR as a result of the Merger?

A:

If the Merger is successfully completed, Merger Sub will be merged with and into CCR, with CCR surviving as an indirect, wholly owned subsidiary of CEIX. There are no immediate plans to terminate CCR’s legal existence or transfer, assign or otherwise dispose of any of CCR’s assets following the Merger. If the Merger is successfully completed, CCR Common Units will no longer be publicly traded following the Merger and will be delisted from the NYSE.

Q:	When will the Merger be completed?

A:

CEIX and CCR are working to complete the Merger as soon as possible. A number of conditions must be satisfied or waived before CEIX and CCR can complete the Merger. See “The Merger Agreement— Conditions to Completion of the Merger.” Assuming timely satisfaction or waiver of the closing conditions, the Merger is expected to close in the first quarter of 2021.

Q:	What percentage of outstanding CEIX Common Stock will CCR Public Unitholders own after the successful consummation of the Merger?

A:

If the Merger is successfully completed, based on the number of shares of CEIX Common Stock and CCR Common Units outstanding as of November 10, 2020, the shares of CEIX Common Stock that the CCR Public Unitholders receive in the Merger will collectively represent approximately 23.4% of the outstanding shares of CEIX Common Stock following completion of the Merger.

Q:	Will the shares of CEIX Common Stock acquired in the Merger be entitled to receive dividends?

A:

After the closing of the Merger (the “Closing”), all shares of CEIX Common Stock issued in exchange for CCR Common Units will entitle the holder to the same dividends (if any) that all other holders of CEIX Common Stock will receive with respect to any dividend record date that occurs after the Effective Time. However, CEIX has not historically paid dividends with respect to shares of CEIX Common Stock. See “Comparative Market Prices and Cash Dividend/Distribution Information.”

Q:	Should CCR Public Unitholders deliver their CCR Common Units now?

A:

No. After the Merger is completed, any CCR Common Units you hold as of the Effective Time in book entry form automatically will be converted into the right to receive the Merger Consideration. Because all CCR Common Units are held in book entry form, no holder will need to deliver certificates to receive the Merger Consideration. If you own CCR Common Units in street name, the shares of CEIX Common Stock you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker or other nominee within a few days following the closing date of the Merger.

Q:	Where will CCR Common Units trade after the Merger?

A:	CCR Common Units will no longer be publicly traded following the Merger and will be delisted from the NYSE. CEIX Common Stock will continue to trade on the NYSE under the symbol “CEIX.”

Q:	What happens to future distributions with respect to CCR Common Units?

A:

If the Merger is successfully consummated, all outstanding CCR Common Units will be converted into the right to receive CEIX Common Stock at the Exchange Ratio and will no longer be entitled to receive quarterly distributions from CCR with respect to the CCR Common Units. For a description of the differences between the rights of CEIX Stockholders and CCR Unitholders, see “Comparison of Rights of CEIX Stockholders and CCR Unitholders.”

Q:	When and where will the CEIX Stockholder Meeting be held?

A:

Due to the ongoing public health considerations associated with the coronavirus outbreak (“COVID-19”), the CEIX Stockholder Meeting will be held solely via live webcast at www.                  .com (the “CEIX Meeting Website”), on                 at                  Eastern Time and you will not be able to be physically present at the CEIX Stockholder Meeting. You will be able to participate virtually, vote your shares of CEIX Common Stock electronically and submit questions online during the CEIX Stockholder Meeting.

To participate in the virtual CEIX Stockholder Meeting, you will need the 16-digit control number included on your proxy card or on the vote instruction form (“VIF”) that accompanied your proxy materials. The CEIX Stockholder Meeting webcast will begin promptly at              Eastern Time on                 , and CEIX Stockholders will be able to log in beginning at              Eastern Time on                  . We encourage CEIX Stockholders to access the CEIX Stockholder Meeting 15 minutes prior to the start time.

The virtual CEIX Stockholder Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants in the CEIX Stockholder Meeting should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage participants in the CEIX Stockholder Meeting to log on to the live webcast 15 minutes prior to the start time of the meeting and ensure that they can hear streaming audio.

Q:	How do I ask questions at the CEIX Stockholder Meeting?

A:

During the live question and answer portion of the CEIX Stockholder Meeting, CEIX Stockholders may submit questions, which will be answered as they come in, as time permits. If you wish to submit a question, you may do so by logging in to the virtual CEIX Stockholder Meeting platform on the CEIX Meeting Website, typing your question into the “Ask a Question” field and clicking “Submit.” Only questions pertinent to CEIX Stockholder Meeting matters will be answered during the CEIX Stockholder Meeting, subject to time constraints.

Q:	What if during the check-in time or during the CEIX Stockholder Meeting I have technical difficulties or trouble accessing the CEIX Meeting Website?

A:

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual CEIX Stockholder Meeting. If you encounter any difficulties accessing the virtual CEIX Stockholder Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual CEIX Stockholder Meeting log in page.

Q:	Who is entitled to vote at the CEIX Stockholder Meeting?

A:

The CEIX Record Date for determining the holders of shares of CEIX Common Stock entitled to receive notice of, and to vote at, the CEIX Stockholder Meeting and any adjournments or postponements thereof is the close of business on                 .

Q:	What constitutes a quorum at the CEIX Stockholder Meeting?

A:

The holders of a majority of the outstanding shares of CEIX Common Stock entitled to vote, represented at the virtual CEIX Stockholder Meeting or by proxy (by submitting a properly executed proxy card or properly submitting your proxy by telephone or Internet) on the record date for the CEIX Stockholder Meeting will constitute a quorum and will permit CEIX to conduct the proposed business at the CEIX Stockholder Meeting. Proxies received but marked as abstentions (if any) will be counted as shares of CEIX Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. CEIX Stockholders who participate in the virtual CEIX Stockholder Meeting via live webcast on the CEIX Meeting Website will be considered present “in person” for purposes of establishing a quorum and for all other purposes.

Q:	What is the vote required to approve each proposal at the CEIX Stockholder Meeting?

A:

Approval of the CEIX Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on such proposal, which under NYSE rules includes votes for, votes against and abstentions. Approval of

v

the CEIX Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal, which under Delaware law includes votes for and against, but not abstentions.

Abstentions (if any) will have the same effect as votes against the CEIX Stock Issuance Proposal. Abstentions (if any) will have no effect on whether the CEIX Adjournment Proposal is approved. Assuming there is a quorum, failures to vote (if any) will have no effect on the CEIX Stock Issuance Proposal or the CEIX Adjournment Proposal.

CEIX does not expect any broker non-votes at the CEIX Stockholder Meeting because the rules applicable to banks, brokers and other nominees only provide such nominees with discretionary authority to vote on proposals that are considered routine, whereas the CEIX Stock Issuance Proposal and CEIX Adjournment Proposal are each considered non-routine proposals. As a result, no such nominee will be permitted to vote shares of CEIX Common Stock at the CEIX Stockholder Meeting without receiving instructions from the beneficial owner of such shares of CEIX Common Stock.

The directors and executive officers of CEIX beneficially owned, in the aggregate, approximately 1.1% of the outstanding shares of CEIX Common Stock as of November 10, 2020. CEIX believes that the directors and executive officers of CEIX will vote in favor of the CEIX Stock Issuance Proposal and CEIX Adjournment Proposal.

Q:	How do I vote my shares of CEIX Common Stock if I hold them in my own name?

A:

After you have read this consent solicitation statement/proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under “The CEIX Stockholder Meeting—Voting Procedures—Voting by CEIX Stockholders.” You may also vote electronically during the virtual CEIX Stockholder Meeting on the CEIX Meeting Website.

Q:	If my shares of CEIX Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote them for me?

A:

If your shares of CEIX Common Stock are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares of CEIX Common Stock with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares of CEIX Common Stock held in street name by returning a proxy card directly to CEIX. You may vote electronically during the virtual CEIX Stockholder Meeting using the 16-digit control number provided by your bank or broker. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use. Under the rules applicable to broker-dealers, your broker, bank or other nominee does not have discretionary authority to vote your shares of CEIX Common Stock on the proposals scheduled to be voted on at the CEIX Stockholder Meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares of CEIX Common Stock. CEIX does not expect any broker non-votes at the CEIX Stockholder Meeting because the rules applicable to banks, brokers and other nominees only provide such nominees with discretionary authority to vote on proposals that are considered routine, whereas the CEIX Stock Issuance Proposal and the CEIX Adjournment Proposal are each considered non-routine proposals. As a result, no such nominee will be permitted to vote shares of CEIX Common Stock at the CEIX Stockholder Meeting without receiving instructions from the beneficial owner of such shares of CEIX Common Stock.

Q:	How does the CEIX Board recommend that the CEIX Stockholders vote?

A:	On October 22, 2020, the CEIX Board, by unanimous vote, with the exception of Joseph P. Platt, who recused himself from deliberations relating to the Merger, (a) determined that the forms, terms and provisions of the Transaction Documents and the respective transactions contemplated thereby, including the Merger and the CEIX Stock Issuance, are in the best interests of CEIX and the CEIX Stockholders, (b) authorized the execution and delivery of the Transaction Documents and the consummation of the respective transactions contemplated thereby, including the Merger and the CEIX Stock Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (c) authorized the submittal of a proposal to approve the CEIX Stock Issuance to a vote of the CEIX Stockholders at the CEIX Stockholder Meeting and (d) resolved to recommend approval of the CEIX Stock Issuance by the CEIX Stockholders at the CEIX Stockholder Meeting.

The CEIX Board recommends that the CEIX Stockholders vote FOR the CEIX Stock Issuance Proposal and FOR the CEIX Adjournment Proposal. CEIX Stockholders should be aware that some of CEIX’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as CEIX Stockholders. See “The Merger—Interests of Certain Persons in the Merger.”

Q:	What if I do not specify an instruction and I hold my shares of CEIX Common Stock legally?

A:

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares of CEIX Common Stock represented by your proxy will be voted as recommended by the CEIX Board with respect to that proposal.

For purposes of the CEIX Stockholder Meeting, an abstention occurs when a CEIX Stockholder participates in the virtual CEIX Stockholder Meeting and does not vote or returns a proxy with an “abstain” instruction.

CEIX Stock Issuance Proposal: Pursuant to the rules of the NYSE, an abstention will have the same effect as a vote cast “AGAINST” the CEIX Stock Issuance Proposal. If a CEIX Stockholder does not participate in the virtual CEIX Stockholder Meeting and does not submit a proxy, it will have no effect on whether the CEIX Stock Issuance Proposal is approved (assuming a quorum is present).

CEIX Adjournment Proposal: Pursuant to Delaware law, an abstention will not be considered a vote cast; therefore, an abstention will have no effect on the CEIX Adjournment Proposal. If a CEIX Stockholder does not participate in the virtual CEIX Stockholder Meeting and does not submit a proxy, it will have no effect on whether the CEIX Adjournment Proposal is approved.

Q:	If I am planning to participate in the virtual CEIX Stockholder Meeting, should I still vote by proxy?

A:

Yes. Whether or not you plan to participate in the virtual CEIX Stockholder Meeting, you should vote by proxy. Your shares of CEIX Common Stock will be voted only if you vote by proxy or vote electronically during the virtual CEIX Stockholder Meeting.

Q:	Who may attend the virtual CEIX Stockholder Meeting?

A:

The CEIX Stockholder Meeting will be held solely via live webcast due to the ongoing public health considerations associated with COVID-19 and you will not be able to attend the CEIX Stockholder Meeting in person. The CEIX Stockholder Meeting will be held virtually on                  at                  Eastern Time via live webcast on the CEIX Meeting Website. To participate in the virtual CEIX Stockholder Meeting, you will need the 16-digit control number included on your proxy card or on the VIF that accompanied your proxy materials. CEIX Stockholders will be able to log in beginning at                  Eastern Time on                 . We encourage CEIX Stockholders to access the virtual CEIX Stockholder Meeting 15 minutes prior to the start time.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. If you own your shares of CEIX Common Stock in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation that is received by CEIX’s Secretary at or before the CEIX Stockholder Meeting;

•	participating in and voting electronically during the virtual CEIX Stockholder Meeting; or

•

properly completing and executing a later dated proxy and delivering it to CEIX’s Secretary at or before the CEIX Stockholder Meeting or properly completing and submitting a later dated proxy by Internet or telephone.

Q:	What should I do if I receive more than one set of voting materials for the CEIX Stockholder Meeting?

A:

If you receive more than one proxy card as a CEIX Stockholder of record, you have shares of CEIX Common Stock registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting CEIX’s transfer agent, Computershare Trust Company, N.A., at                     , at its toll-free number                     , by email at                     , or on its website www.computershare.com. If you receive more than one proxy card, it is important that you return each proxy card with voting instructions for your votes to be counted. If you receive more than one voting instruction card, please contact the broker, bank or other holder of record holding your shares of CEIX Common Stock to determine whether you can consolidate your accounts.

Q:	How can CCR Limited Partners return their written consents with respect to the Merger?

A:

CCR Limited Partners of record at the close of business on the CCR Record Date may consent to the approval of the Merger and the adoption of the Merger Agreement with respect to their CCR Common Units by completing, dating and signing the written consent furnished with this consent solicitation statement/proxy statement/prospectus and returning it in the postage-paid envelope CCR provides or by mailing the written consent to CONSOL Coal Resources LP, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or by submitting a written consent online by visiting www.proxyvote.com and following the instructions described therein. See “Written Consents of CCR Limited Partners—Submission of Consents.” CCR does not intend to hold a meeting of the CCR Limited Partners to consider the Merger Agreement and the Merger.

Pursuant to the terms of the Support Agreement, CEIX has irrevocably and unconditionally agreed to deliver the Written Consent covering all of the CCR Common Units beneficially owned by CEIX, approving the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, within two business days following the effectiveness of the registration statement of which this consent solicitation statement/proxy statement/prospectus forms a part. As of November 10, 2020, CEIX beneficially owned 16,811,818 CCR Common Units, representing approximately 60.7% of the outstanding CCR Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CCR Limited Partners.

Q:	Can CCR Limited Partners change or revoke their written consents?

A:

Yes. If you are a record holder of CCR Common Units on the CCR Record Date, you may revoke or change your consent by mailing a notice of revocation or a new written consent with a later date to CONSOL Coal Resources LP, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or by submitting a new written consent online by visiting www.proxyvote.com and following the instructions described therein, in each case, by the later of (i) 11:59 p.m. (Eastern Time) on                  and (ii) the date on which the consents of a sufficient number of CCR Common Units to approve the Merger and the adoption of the Merger Agreement have been delivered to Broadridge. See “Written Consents of CCR Limited Partners—Submission of Consents.”

Q:	What are the expected U.S. federal income tax consequences for a CCR Public Unitholder as a result of the Merger?

A:

The receipt of shares of CEIX Common Stock in exchange for CCR Public Common Units pursuant to the Merger Agreement will be a taxable transaction to U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. In such case, a U.S. Holder will generally recognize capital gain or loss on the receipt of shares of CEIX Common Stock in exchange for CCR Public Common Units. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by CCR and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of CCR’s income may become available to offset a portion of the gain recognized by such U.S. Holder. A U.S. Holder’s tax basis in the shares of CEIX Common Stock received in the Merger will equal the fair market value of such shares. The U.S. federal income tax consequences of the Merger to CCR Public Unitholders and of the ownership and disposition of any shares of CEIX Common Stock received pursuant thereto will depend on the CCR Public Unitholder’s particular tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences to you of the merger and of the ownership and disposition of any shares of CEIX Common Stock received by you in the Merger. See “Material U.S. Federal Income Tax Consequences.”

Q:	What are the expected U.S. federal income tax consequences for a CCR Public Unitholder of the ownership of shares of CEIX Common Stock after the Merger is completed?

A:

CEIX is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by CEIX to a stockholder who is a U.S. Holder will generally be included in such U.S. Holder’s income as ordinary dividend income to the extent of CEIX’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to CEIX Stockholders after the Merger may exceed CEIX’s current and accumulated earnings and profits. Distributions of cash in excess of CEIX’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s CEIX Common Stock and, to the extent the distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such CEIX Common Stock. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of owning and disposing of CEIX Common Stock received in the Merger.

Q:	Are CCR Public Unitholders entitled to appraisal rights in connection with the Merger?

A:	No. CCR Public Unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Q:	What happens if the Merger is not consummated?

A:

If the Merger is not completed for any reason, you will not receive the Merger Consideration for any CCR Common Units that you hold. In such case, the CCR Common Units will remain outstanding and will continue to be listed and traded on the NYSE, CCR will remain a publicly traded limited partnership and none of the Incentive Distribution Rights will be canceled.

Q:

Who do I call if I have further questions about the Merger, the Merger Agreement, the CEIX Stockholder Meeting and the execution and delivery of written consents by the CCR Limited Partners with respect to the Merger Agreement and Merger?

A:

CEIX Stockholders and CCR Unitholders who have questions about the Merger, including the procedures for voting their shares of CEIX Common Stock or completing and returning the enclosed written consent relating to their CCR Common Units, or who desire additional copies of this consent solicitation statement/proxy statement/prospectus or other additional materials should contact:

CONSOL Energy Inc. 1000 CONSOL Energy Drive, Suite 100 Canonsburg, Pennsylvania 15317-6506 Telephone: (724) 416-8300 Attention: Secretary	CONSOL Coal Resources GP LLC 1000 CONSOL Energy Drive, Suite 100 Canonsburg, Pennsylvania 15317-6506 Telephone: (724) 416-8300 Attention: Secretary

x

SUMMARY

This summary highlights information contained elsewhere in this consent solicitation statement/proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the remainder of the consent solicitation statement/proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you for a more complete understanding of the transactions discussed herein. See “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.

Information about the Companies (see page 26)

CONSOL Energy Inc.

Headquartered in Canonsburg, Pennsylvania and incorporated in Delaware in 2017, CEIX is a leading, low-cost producer of high-quality bituminous coal, focused on the extraction and preparation of coal in the Appalachian Basin due to its ability to efficiently produce and deliver large volumes of high-quality coal at competitive prices, the strategic location of its mines and the industry experience of its management team.

CEIX Common Stock is listed on the NYSE under the symbol “CEIX.”

Additional information about CEIX is included in “Information about the Companies” and the documents incorporated by reference into this consent solicitation statement/proxy statement/prospectus. See “Where You Can Find More Information.”

CEIX’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 416-8300.

CONSOL Coal Resources LP and CONSOL Coal Resources GP LLC

CCR is a Delaware limited partnership formed in March 2015 to manage and further develop CEIX’s active coal operations in Pennsylvania.

The CCR Common Units are listed on the NYSE under the symbol “CCR.”

Additional information about CCR is included in “Information about the Companies” and the documents incorporated by reference into this consent solicitation statement/proxy statement/prospectus. See “Where You Can Find More Information.”

The General Partner is the general partner of CCR. Its board of directors and executive officers manage CCR. The General Partner is wholly owned by CEIX.

CCR’s and the General Partner’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317-6506, and their telephone number is (724) 416-8300.

Transformer LP Holdings Inc.

Holdings is a Delaware corporation and a wholly owned subsidiary of CEIX. Holdings was formed on October 19, 2020 solely for the purpose of effecting the Merger. Holdings has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Holdings’ principal executive offices are located at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 416-8300.

Transformer Merger Sub LLC

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Holdings. Merger Sub was formed on October 19, 2020 solely for the purpose of effecting the Merger. Upon completion of the Merger, Merger Sub will merge with and into CCR, with CCR surviving as an indirect, wholly owned subsidiary of CEIX. Merger Sub has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Merger Sub’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 416-8300.

The Merger (see page 35)

Pursuant to and in accordance with the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub, an indirect wholly owned subsidiary of CEIX, will merge with and into CCR, with CCR surviving as an indirect, wholly owned subsidiary of CEIX. Following the Effective Time, the CCR Common Units will cease to be publicly traded, will be delisted from the NYSE and will be deregistered under the Exchange Act.

Merger Consideration (see page 35)

Upon completion of the Merger, subject to any applicable withholding tax, (i) each outstanding CCR Common Unit other than the CCR Common Units owned by CEIX and its subsidiaries (each, a “Public Common Unit”) will be converted into the right to receive, subject to adjustment as described in the Merger Agreement, the Merger Consideration; and (ii) each outstanding Partnership LTIP Award, whether vested or not vested, will become fully vested and automatically will be converted into the right to receive, with respect to each CCR Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the Incentive Distribution Rights, which automatically will be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the limited partner interests in CCR owned by CEIX and its subsidiaries immediately prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in CCR will be converted into a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity. In addition, at the Effective Time, unless otherwise determined by the CEIX Board, CEIX will assume the outstanding unused unit reserve under the Partnership Long-Term Incentive Plan (as adjusted to reflect the Exchange Ratio) for the purposes of making future grants related to shares of CEIX Common Stock under CEIX’s equity incentive plans.

CEIX Stockholder Meeting (see page 28)

Where and When: Due to the ongoing public health considerations associated with COVID-19, the CEIX Stockholder Meeting will be held solely via live webcast at www.                  .com, on                  at                  Eastern Time and you will not be able to be physically present at the CEIX Stockholder Meeting. You will be able to participate virtually, vote your shares of CEIX Common Stock electronically and submit questions online during the CEIX Stockholder Meeting.

To participate in the virtual CEIX Stockholder Meeting, you will need the 16-digit control number included on your proxy card or on the VIF that accompanied your proxy materials. The CEIX Stockholder Meeting webcast will begin promptly at                  Eastern Time on                 , and CEIX Stockholders will be able to log in beginning at                 Eastern Time on                 . We encourage CEIX Stockholders to access the CEIX Stockholder Meeting 15 minutes prior to the start time.

The virtual CEIX Stockholder Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants in the CEIX Stockholder Meeting should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage participants in the CEIX Stockholder Meeting to log on to the live webcast 15 minutes prior to the start time of the meeting and ensure that they can hear streaming audio.

What you are being asked to vote on: At the CEIX Stockholder Meeting, CEIX Stockholders will vote on the CEIX Stock Issuance Proposal and the CEIX Adjournment Proposal. CEIX Stockholders may also be asked to consider other matters as may properly come before the CEIX Stockholder Meeting. At this time, CEIX knows of no other matters that will be presented for the consideration of the CEIX Stockholders at the CEIX Stockholder Meeting.

Who may vote: You may vote at the CEIX Stockholder Meeting if you owned CEIX Common Stock at the close of business on                  , the CEIX Record Date. On that date, there were                  shares of CEIX Common Stock outstanding. You may cast one vote for each outstanding share of CEIX Common Stock that you owned on the CEIX Record Date.

What vote is needed: Approval of the CEIX Stock Issuance Proposal requires the affirmative vote of a majority of the total votes cast on such proposal, which under NYSE rules includes votes for, votes against and abstentions, with abstentions having the same effect as a vote against the CEIX Stock Issuance Proposal. Approval of the CEIX Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal, which under Delaware law includes votes for and against, but not abstentions.

The directors and executive officers of CEIX beneficially owned, in the aggregate, approximately 1.1% of the outstanding CEIX Common Stock as of November 10, 2020. CEIX believes that the directors and executive officers of CEIX will vote in favor of the CEIX Stock Issuance Proposal and the CEIX Adjournment Proposal.

CCR Limited Partner Interests Entitled to Consent and Consent Required (see page 34)

The approval of the Merger and the adoption of the Merger Agreement requires the affirmative consent of a majority of the outstanding CCR Common Units. If you are a record holder of outstanding CCR Common Units as of the CCR Record Date, you may complete, date and sign the enclosed written consent and promptly return it to CCR.

Pursuant to the terms of the Support Agreement, CEIX has irrevocably and unconditionally agreed to deliver the Written Consent within two business days following the effectiveness of the registration statement of which this consent solicitation statement/proxy statement/prospectus forms a part. As of November 10, 2020, CEIX beneficially owned 16,811,818 CCR Common Units, representing approximately 60.7% of the outstanding CCR Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CCR Limited Partners.

CEIX’s Ownership Interest In and Control of CCR (see page 79)

As of November 10, 2020, CEIX owned 16,811,818 CCR Common Units, representing approximately 60.7% of the outstanding CCR Common Units, and all of the Incentive Distribution Rights. CEIX also owns 100% of the membership interests of the General Partner, which owns the existing 1.7% general partner interest in CCR. CEIX controls CCR through its direct ownership of the General Partner and certain of the executive officers and directors of the General Partner are also executive officers and/or directors of CEIX.

Except for the Incentive Distribution Rights, which automatically will be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the limited partner interests in CCR owned by CEIX and its subsidiaries immediately prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in CCR will be converted into a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity.

Approval by the CEIX Board (see page 45)

At a meeting held on October 22, 2020, the CEIX Board, by unanimous vote, with the exception of Joseph P. Platt, who recused himself from deliberations relating to the Merger, (a) determined that the forms, terms and provisions of the Transaction Documents and the respective transactions contemplated thereby, including the Merger and the CEIX Stock Issuance, are in the best interests of CEIX and the CEIX Stockholders, (b) authorized the execution and delivery of the Transaction Documents and the consummation of the respective transactions contemplated thereby, including the Merger and the CEIX Stock Issuance, on the terms and subject to the conditions set forth in the Transaction Documents, (c) authorized the submittal of a proposal to approve the CEIX Stock Issuance to a vote of the CEIX Stockholders at the CEIX Stockholder Meeting and (d) resolved to recommend approval of the CEIX Stock Issuance by the CEIX Stockholders at the CEIX Stockholder Meeting. For a discussion of the many factors considered by the CEIX Board in making its determination and approval, see “The Merger—Approval of the CEIX Board and its Reasons for the Merger.”

CEIX Stockholders should be aware that some of CEIX’s directors and executive officers may have interests in the transactions that are different from, or in addition to, the interests they may have as CEIX Stockholders. See “The Merger—Interests of Certain Persons in the Merger.”

The CEIX Board recommends that the CEIX Stockholders vote FOR the CEIX Stock Issuance Proposal and FOR the CEIX Adjournment Proposal.

Approval of the Conflicts Committee and the GP Board (see page 47)

At a meeting held on October 22, 2020, the Conflicts Committee considered the benefits of the Merger Agreement, the Merger and the related transactions, as well as the associated risks, and, by unanimous vote, (a) determined that the Merger, including the Merger Agreement and the transactions contemplated thereby, are in the best interests of CCR and the CCR Public Unitholders, (b) approved the Merger, including the Merger Agreement and the transactions contemplated thereby (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (c) resolved to recommend to the GP Board the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, and (d) resolved to recommend to the GP Board that the GP Board recommend the approval of the Merger, including the Merger Agreement and the transactions contemplated hereby, to the CCR Limited Partners. For a discussion of the many factors considered by the Conflicts Committee in making its determination and approval, see “The Merger—Approval of the Conflicts Committee and the GP Board and their Reasons for the Merger.”

At a meeting held on October 22, 2020, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, (a) determined that the forms, terms and provisions of the Transaction Documents and the respective transactions contemplated thereby, including the Merger, are in the best interests of CCR and the CCR Unitholders, (b) authorized the execution and delivery of the Transaction Documents and the consummation of the respective transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (c) directed that the adoption of the Merger Agreement and the approval of the Merger be submitted to a vote of the CCR Limited Partners and authorized the CCR Limited Partners to act by written consent pursuant to the terms of the Partnership Agreement. For a further discussion of the recommendation of the Conflicts Committee to the GP Board, see “The Merger—Approval of the Conflicts Committee and the GP Board and their Reasons for the Merger.”

Opinions of CEIX’s Financial Advisors (see page 54)

Opinion of Citigroup Global Markets Inc.

CEIX has engaged Citigroup Global Markets Inc. (“Citi”) as a co-financial advisor to CEIX in connection with the proposed Merger. In connection with Citi’s engagement, Citi delivered a written opinion, dated October 22, 2020, to the CEIX Board as to the fairness, from a financial point of view and as of the date of the opinion, to CEIX of the Exchange Ratio provided for pursuant to the Merger Agreement. The full text of Citi’s written opinion, dated October 22, 2020, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex C to this consent solicitation statement/proxy statement/prospectus and is incorporated into this consent solicitation statement/proxy statement/prospectus by reference. The description of Citi’s opinion set forth herein is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the CEIX Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view to CEIX and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of CEIX to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for CEIX or the effect of any other transaction which CEIX might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Opinion of Credit Suisse Securities (USA) LLC

CEIX has engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) to act as a co-financial advisor to CEIX in connection with the proposed Merger. In connection with this engagement, Credit Suisse delivered an opinion, dated October 22, 2020, to the CEIX Board as to the fairness, from a financial point of view and as of the date of such opinion, to CEIX of the Exchange Ratio provided for pursuant to the Merger Agreement. The full text of Credit Suisse’s written opinion, dated October 22, 2020, is attached to this consent solicitation statement/proxy statement/prospectus as Annex D and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion. The description of Credit Suisse’s opinion set forth in this consent solicitation statement/proxy statement/prospectus is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the CEIX Board (in its capacity as such) for its information in connection with its evaluation of the Exchange Ratio from a financial point of view to CEIX and did not address any other terms, aspects or implications of the proposed Merger, the relative merits of the Merger as compared to alternative transactions or strategies that might be available to CEIX or the underlying business decision of the CEIX Board or CEIX to proceed with the Merger. Credit Suisse’s opinion does not constitute advice or a recommendation to any securityholder as to how such securityholder should vote or act on any matter relating to the proposed Merger or otherwise.

Opinion of the Financial Advisor to the Conflicts Committee (see page 69)

The Conflicts Committee engaged Intrepid Partners, LLC (“Intrepid”) to act as its financial advisor. On October 22, 2020, Intrepid delivered to the Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to the CCR Unaffiliated Unitholders (as defined in “The Merger—Opinion of the Financial Advisor to the Conflicts Committee”).

The full text of Intrepid’s written opinion, dated October 22, 2020, which sets forth, among other things, certain of the assumptions made, procedures followed, matters considered, and the qualifications and limitations with respect to the review undertaken by Intrepid, is attached as Annex E to this consent solicitation statement/proxy statement/prospectus and is incorporated by reference herein. The summary of Intrepid’s opinion set forth in this consent solicitation statement/proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. CCR Limited Partners are encouraged to read the opinion and the description carefully and in their entirety. Intrepid provided its opinion solely for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger.

Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they existed on, and were evaluated as of, October 22, 2020. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after October 22, 2020.

For additional information, see “The Merger—Opinion of the Financial Advisor to the Conflicts Committee” and Annex E hereto.

Interests of Certain Persons in the Merger (see page 79)

In considering the information contained in this consent solicitation statement/proxy statement/prospectus, you should be aware that the directors and executive officers of CEIX and the General Partner may have interests in the Merger that may be different from, or in addition to, the interest of CEIX Stockholders and CCR Unitholders. For a detailed discussion of the interests that the directors and executive officers of CEIX and the General Partner may have in the Merger, see “The Merger—Interests of Certain Persons in the Merger.”

The Merger Agreement (see page 83)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this consent solicitation statement/proxy statement/prospectus. We encourage you to carefully read the Merger Agreement in its entirety, as it is the principal document that governs the Merger.

Termination of the Merger Agreement (see page 93)

The Merger Agreement may be terminated prior to the closing of the Merger:

•

by the mutual written consent of CEIX and CCR duly authorized by the CEIX Board and the Conflicts Committee, respectively (whether before or after the Required Limited Partner Written Consent has been obtained); or

•	by either of CEIX or CCR:

•

if the closing of the Merger does not occur on or before April 22, 2021 (whether before or after the CEIX Stockholder Approval (as defined herein) and/or the Required Limited Partner Written Consent has been obtained); provided, that this termination right will not be available to (a) CEIX or CCR if the inability to satisfy any condition under the Merger Agreement necessary for closing of the Merger was due to the failure of, in the case of CEIX, CEIX, Holdings or Merger Sub, or, in the case of CCR, CCR or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such entity prior to the closing of the Merger and (b) CEIX or CCR if, in the case of CEIX, CCR or the General Partner, or, in the case of CCR, CEIX, Holdings or Merger Sub, has filed and is pursuing an action seeking specific performance as permitted pursuant to the terms of the Merger Agreement;

•	if any restraint by a government authority is in effect and has become final and nonappealable (whether before or after the CEIX Stockholder Approval and/or the Required Limited Partner

Written Consent has been obtained); provided, however, this termination right is not available to CEIX or CCR if such restraint was due to the failure of, in the case of CEIX, CEIX, Holdings or Merger Sub, or, in the case of CCR, CCR or the General Partner, to perform any of its obligations under the Merger Agreement; or

•	if the CEIX Stockholder Meeting has concluded and the CEIX Stockholder Approval has not been obtained; and

•

by CEIX if CCR or the General Partner has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to CCR’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby, or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless CEIX, Holdings or Merger Sub is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement); and

•

by CCR (which termination may be effected for CCR by the Conflicts Committee without the consent, authorization or approval of the GP Board) if CEIX has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to the authority of CEIX, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that no vote of holders of any class or series of the capital stock of CEIX is necessary to approve the issuance of CEIX Common Stock in connection with the Merger or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless CCR or the General Partner is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement).

Effect of Termination; Termination Expenses (see page 94)

If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of any liability for failure to consummate the Merger and other transactions contemplated by the Merger Agreement when required under the agreement or for intentional fraud or any “willful breach” (as defined in the Merger Agreement).

The Merger Agreement contains various amounts payable under the circumstances described below.

•

if the Merger Agreement is validly terminated by CEIX due to a material uncured breach by CCR or the General Partner of any of its covenants or agreements, or representations or warranties with respect to CCR’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby or the absence of certain changes or events, then CCR will promptly pay CEIX’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by CEIX and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million; and

•	if the Merger Agreement is validly terminated by (i) CEIX or CCR for failure to obtain the CEIX Stockholder Approval or (ii) CCR due to a material uncured breach by CEIX or Merger Sub of any of its covenants or agreements, or representations or warranties with respect to the authority of CEIX, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that, other than the CEIX Stockholder Approval, no vote of holders of any class or series of the capital stock of CEIX is necessary to approve the issuance of CEIX Common Stock in connection with the Merger or the absence of certain changes or events, then CEIX will promptly pay CCR’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by CCR and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million, subject to certain limited restrictions.

The Support Agreement (see page 96)

Simultaneously with the execution of the Merger Agreement, CEIX and CCR entered into the Support Agreement. Pursuant to the Support Agreement, CEIX has agreed to deliver a written consent covering all of the CCR Common Units beneficially owned by CEIX in favor of the Merger, the approval of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement. As of November 10, 2020, CEIX beneficially owned 16,811,818 CCR Common Units, which represents approximately 60.7% of the outstanding CCR Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CCR Limited Partners. A copy of the Support Agreement is attached as Annex B to this consent solicitation statement/proxy statement/prospectus. We encourage you to carefully read the Support Agreement in its entirety, as it is the principal document that governs the Written Consent.

No Appraisal Rights (see page 81)

CCR Public Unitholders will not have appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Regulatory Matters (see page 82)

In connection with the Merger, CEIX and CCR each intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. CEIX and CCR are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and therefore, no filings with respect to the Merger were required with the Federal Trade Commission (“FTC”) or the Antitrust Division of the Department of Justice (“DOJ”).

Listing of the CEIX Common Stock to be Issued in the Merger; Delisting and Deregistration of the CCR Common Units (see page 82)

CEIX expects to obtain approval to list the shares of CEIX Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing, subject to official notice of issuance. Upon completion of the Merger, the CCR Common Units will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Post-Closing Status of CCR (see page 82)

After the consummation of the Merger, it is expected that CCR will remain an indirect, wholly owned subsidiary of CEIX indefinitely. There are no definite plans to reorganize or transfer CCR or any of its assets immediately following the Closing as of the date of this consent solicitation statement/proxy statement/prospectus.

Accounting Treatment (see page 82)

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As CEIX controls CCR and will continue to control CCR after the Merger, the change in CEIX’s ownership interest in CCR will be accounted for as an equity transaction and no gain or loss will be recognized in CEIX’s consolidated statement of income resulting from the Merger.

Comparison of Rights of CEIX Stockholders and CCR Unitholders (see page 97)

CEIX is a Delaware corporation and CCR is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. For more information concerning these differences, see “Comparison of Rights of CEIX Stockholders and CCR Unitholders.”

Material U.S. Federal Income Tax Consequences (see page 118)

The receipt of shares of CEIX Common Stock in exchange for CCR Public Common Units pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”). In such case, a U.S. Holder who receives CEIX Common Stock in exchange for CCR Public Common Units pursuant to the Merger Agreement will recognize gain or loss in an amount equal to the difference between:

•	the sum of (i) the fair market value of the CEIX Common Stock received and (ii) such U.S. Holder’s share of CCR’s nonrecourse liabilities immediately prior to the Merger; and

•

such U.S. Holder’s adjusted tax basis in the CCR Public Common Units exchanged therefor (which includes such U.S. Holder’s share of CCR’s nonrecourse liabilities immediately prior to the Merger and which will be increased by the U.S. Holder’s share of certain items related to business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest).

Gain or loss recognized by a U.S. Holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by CCR and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of CCR’s income may become available to offset a portion of the gain recognized by such U.S. Holder.

The U.S. federal income tax consequences of the Merger to a CCR Public Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of U.S. federal income tax consequences of the Merger.

Summary of Risk Factors (see page 19)

You should carefully consider all of the risk factors together with all of the other information included in, or incorporated by reference into, this consent solicitation statement/proxy statement/prospectus before deciding how to vote your shares of CEIX Common Stock or whether to deliver the written consent relating to your CCR Common Units. Some of these risks include, but are not limited to, those described below and in more detail under the heading “Risk Factors.”

•

Because the Exchange Ratio is fixed and because the market price of CEIX Common Stock will fluctuate prior to the completion of the Merger, CCR Public Unitholders cannot be sure of the market value of the shares of CEIX Common Stock they will receive as Merger Consideration relative to the value of CCR Common Units they exchange in connection with the Merger.

•

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of shares of CEIX Common Stock and CCR Common Units.

•	The date CCR Public Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain.

•	CEIX and CCR may incur substantial transaction-related costs in connection with the Merger. If the Merger does not occur, CEIX and CCR will not benefit from these costs.

•	If the Merger Agreement is terminated, CEIX or CCR may, under specified circumstances, be responsible for the terminating party’s expenses in an amount up to $3.5 million.

•	CEIX and CCR may be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

•

The Partnership Agreement limits the duties of the General Partner to CCR Unitholders and restricts the remedies available to CCR Unitholders for actions taken by the General Partner that might otherwise constitute breaches of its duties.

•

Certain executive officers and directors of the General Partner and CEIX have interests in the Merger that are different from, or in addition to, the interests they may have as CCR Unitholders or CEIX Stockholders, respectively, which could have influenced their decision to support or approve the Merger.

•	Financial projections of CEIX and/or CCR may not prove to be accurate.

•

The Merger will be a taxable transaction to CCR Public Unitholders and, in such case, the resulting tax liability of a CCR Public Unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of a CCR Public Unitholder as a result of the Merger could be more than expected.

•

The U.S. federal income tax treatment of owning and disposing of shares of CEIX Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of CCR Common Units.

•	CCR Unitholders will be entitled to different rights as holders of shares of CEIX Common Stock than those to which they are entitled as holders of CCR Common Units.

•

The market value of shares of CEIX Common Stock could decline if large amounts of such stock are sold following the Merger; the market value of shares of CEIX Common Stock could also decline as a result of issuances and sales of shares of CEIX Common Stock other than in connection with the Merger.

•	The Merger may not be accretive to certain financial metrics, which may negatively affect the market price of shares of CEIX Common Stock.

In addition, CEIX and CCR face other business, financial operational and legal risks and uncertainties detailed from time to time in CEIX’s and CCR’s respective SEC filings, including, but not limited to those discussed under Part I, Item 1A of CEIX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, Item 1A of CEIX’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020 and in Part I, Item 1A of CCR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, Item 1A of CCR’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, each of which are filed with the SEC and incorporated by reference into this consent solicitation statement/proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CEIX

The selected historical consolidated financial data of CEIX for each of the years ended 2019, 2018 and 2017 and at December 31, 2019 and 2018 have been derived from CEIX’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated by reference into this consent solicitation statement/proxy statement/prospectus. The selected historical consolidated financial data for the years ended 2016 and 2015 and at December 31, 2017, 2016 and 2015 have been derived from CEIX’s audited consolidated financial statements, which have not been incorporated by reference into this consent solicitation statement/proxy statement/prospectus. Certain amounts in prior periods have been reclassified to conform to the presentation for the most recent fiscal year. CEIX did not operate as a separate, stand-alone entity for all five years presented in the table below. See Note 1, “Significant Accounting Policies,” in the notes to the audited consolidated financial statements in CEIX’s Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of CEIX’s accounting treatment for periods prior to November 28, 2017, the date on which CEIX separated from its former parent. The selected historical consolidated financial data at September 30, 2020 and for the nine months ended September 30, 2020 and 2019 have been derived from CEIX’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which are incorporated by reference into this consent solicitation statement/proxy statement/prospectus. The selected historical financial data at September 30, 2019 has been derived from CEIX’s unaudited consolidated financial statements, which have not been incorporated by reference into this consent solicitation statement/proxy statement/prospectus.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of CEIX or the combined company, and you should read the following information together with CEIX’s audited consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CEIX’s Annual Report on Form 10-K for the year ended December 31, 2019 and CEIX’s unaudited consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CEIX’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which are incorporated by reference into this consent solicitation statement/proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Dollars in thousands, except per share data)
Statement of Income Information:
Total Revenue and Other Income	$697,036	$1,088,269	$1,430,903	$1,532,015	$1,411,903	$1,230,862	$1,421,720
Net (Loss) Income	$(27,948)	$76,157	$93,558	$178,785	$82,569	$50,450	$317,421
Net (Loss) Income Attributable to CEIX Shareholders	$(22,840)	$62,055	$76,001	$152,976	$67,629	$41,496	$307,011
(Loss) Earnings per Share(1)
Basic	$(0.88)	$2.27	$2.82	$5.48	$2.42	$1.48	$10.98
Diluted	$(0.88)	$2.26	$2.81	$5.38	$2.40	$1.48	$10.98
Balance Sheet Data (at period end):
Total Assets	$2,554,838	$2,723,235	$2,693,802	$2,760,727	$2,707,099	$2,687,434	$2,867,733
Total Long-Term Debt	$608,166	$689,563	$662,838	$734,226	$865,289	$313,639	$286,526
Cash Dividends Declared per Share of CEIX Common Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Prior to 2017, the earnings per share was calculated based on the 27,967,509 shares of CEIX Common Stock distributed in conjunction with the completion of the separation and distribution, and is considered pro forma in nature. Prior to November 28, 2017, CEIX did not have any issued or outstanding common stock.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CCR

The selected historical consolidated financial data of CCR for each of the years ended 2019, 2018 and 2017 and at December 31, 2019 and 2018 have been derived from CCR’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated by reference into this consent solicitation statement/proxy statement/prospectus. The selected historical consolidated financial data for the years ended 2016 and 2015 and at December 31, 2017, 2016 and 2015 have been derived from CCR’s audited consolidated financial statements, which have not been incorporated by reference into this consent solicitation statement/proxy statement/prospectus. Certain amounts in prior periods have been reclassified to conform to the presentation for the most recent fiscal year. The selected historical consolidated financial data at September 30, 2020 and for the nine months ended September 30, 2020 and 2019 have been derived from CCR’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which are incorporated by reference into this consent solicitation statement/proxy statement/prospectus. The selected historical financial data at September 30, 2019 has been derived from CCR’s unaudited consolidated financial statements, which have not been incorporated by reference into this consent solicitation statement/proxy statement/prospectus.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of CCR or the combined company, and you should read the following information together with CCR’s audited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CCR’s Annual Report on Form 10-K for the year ended December 31, 2019 and CCR’s unaudited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CCR’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which are incorporated by reference into this consent solicitation statement/proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Dollars in thousands, except per unit data)
Statement of Income Information:
Total Revenue and Other Income	$150,509	$253,135	$332,928	$357,175	$322,784	$281,117	$327,011
Net (Loss) Income	$(13,219)	$36,577	$45,551	$66,566	$40,464	$25,851	$64,538
Limited Partner Interest in Net (Loss) Income	$(12,997)	$35,960	$44,783	$65,439	$34,076	$19,606	$22,888
Net (Loss) Income per Limited Partner Interest
Basic	$(0.47)	$1.30	$1.62	$2.38	$1.40	$0.84	$0.99
Diluted	$(0.47)	$1.30	$1.62	$2.37	$1.39	$0.83	$0.99
Balance Sheet Data (at period end):
Total Assets	$469,717	$504,378	$496,094	$474,563	$494,239	$504,296	$525,944
Total Long-Term Debt	$179,883	$183,485	$182,570	$168,067	$196,656	$197,989	$181,070
Cash Distribution Declared per CCR Common Unit	N/A	$1.5375	$2.0500	$2.0500	$2.0500	$2.0500	$0.9916

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected unaudited pro forma condensed consolidated financial information for CEIX after giving effect to the Merger. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements included in this consent solicitation statement/proxy statement/prospectus and should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Statements” and related notes included in this consent solicitation statement/proxy statement/prospectus.

	Nine Months Ended	Year Ended December 31,
	September 30, 2020	2019	2018
	(Dollars in thousands, except per share data)
Pro Forma Statement of Operations Data
Total Revenue and Other Income	$697,036	$1,430,903	$1,532,015
Net (Loss) Income	$(26,288)	$89,139	$172,289
Total Basic (Loss) Earnings per Share	$(0.77)	$2.56	$4.81
Total Dilutive (Loss) Earnings per Share	$(0.77)	$2.55	$4.73
Pro Forma Balance Sheet Data
Total Assets	$2,531,863
Total Long-Term Debt	$608,166
Total CEIX Stockholders’ Equity	$540,753

COMPARATIVE AND PRO FORMA PER SHARE/UNIT DATA

The following table summarizes unaudited per share/unit data for (i) CEIX and CCR on a historical basis, (ii) CEIX on a pro forma combined basis giving effect to the Merger and (iii) CCR on a pro forma equivalent basis calculated by multiplying the CEIX pro forma combined data by the Exchange Ratio of 0.73. It has been assumed for purposes of the pro forma combined financial information provided below that the Merger was completed on January 1, 2019, for earnings per share purposes, and on September 30, 2020, for book value per share/unit purposes. The following information should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Information” and related notes.

	CEIX		CCR
	Historical	Pro Forma Equivalent	Historical	Pro Forma Equivalent(a)
Nine Months Ended September 30, 2020
Basic Loss per Share of Common Stock/Limited Partner Unit	$(0.88)	$(0.77)	$(0.47)	$(0.56)
Diluted Loss per Share of Common Stock/Limited Partner Unit	$(0.88)	$(0.77)	$(0.47)	$(0.56)
Cash Dividend/Distribution Declared per Share of Common Stock/Limited Partner Unit	—	—	—	—
Book Value per Share of Common Stock/Limited Partner Unit(b)	$16.36	$17.28	$6.65	$12.61
Year Ended December 31, 2019
Basic Earnings per Share of Common Stock/Limited Partner Unit	$2.82	$2.56	$1.62	$1.87
Diluted Earnings per Share of Common Stock/Limited Partner Unit	$2.81	$2.55	$1.62	$1.86
Cash Dividend/Distribution Declared per Share of Common Stock/Limited Partner Unit	—	—	$2.05	$—
Year Ended December 31, 2018
Basic Earnings per Share of Common Stock/Limited Partner Unit	$5.48	$4.81	$2.38	$3.51
Diluted Earnings per Share of Common Stock/Limited Partner Unit	$5.38	$4.73	$2.37	$3.45
Cash Dividend/Distribution Declared per Share of Common Stock/Limited Partner Unit	—	—	$2.05	$—

(a)	The unaudited CCR pro forma equivalents are calculated by multiplying the unaudited CEIX pro forma combined per share amounts by the Exchange Ratio of 0.73.
(b)

Historical Book Value per Share of Common Stock of CEIX represents Total CEIX Stockholders’ Equity of $426,079 at September 30, 2020 divided by the number of shares of CEIX Common Stock outstanding at such date. Historical Book Value per Limited Partner Unit of CCR represents Total CCR Partners’ Capital of $184,164 at September 30, 2020 divided by the number of CCR Common Units outstanding at such date. The unaudited Pro Forma Combined Book Value per Share of Common Stock of CEIX represents Pro Forma Total CEIX Stockholders’ Equity of $540,753 at September 30, 2020 divided by the pro forma combined number of shares of CEIX Common Stock that would have been outstanding at September 30, 2020 had the Merger been completed at that date. The unaudited CCR pro forma equivalents are calculated by multiplying the unaudited CEIX pro forma combined per share amounts by the Exchange Ratio of 0.73.

COMPARATIVE MARKET PRICES AND CASH DIVIDEND/DISTRIBUTION INFORMATION

Shares of CEIX Common Stock and CCR Common Units are each listed on the NYSE under the symbols “CEIX” and “CCR,” respectively. The following table presents the closing prices of CEIX Common Stock and CCR Common Units on (i) October 22, 2020, the last trading day before the public announcement of the execution of the Merger Agreement, and (ii) November 10, 2020. The table also shows the equivalent per unit value of the CEIX Common Stock included in the Merger Consideration for each CCR Common Unit, which per unit value is calculated as the product of (i) the applicable CEIX per share value and (ii) 0.73, the Exchange Ratio.

Date	CEIX Common Stock Closing Price	CCR Common Unit Closing Price	Equivalent Per Unit Information
October 22, 2020	4.32	3.07	3.15
November 10, 2020	4.44	3.12	3.24

The above table shows only a historical comparison. This comparison may not provide meaningful information to CCR Limited Partners in connection with making any decisions with respect to the Merger. CCR Limited Partners are urged to obtain current market quotations for shares of CEIX Common Stock and CCR Common Units and to review carefully the other information contained in this consent solicitation statement/proxy statement/prospectus or incorporated herein by reference in making any decisions with respect to the Merger. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Dividend and Share Data—CEIX

The declaration and payment of dividends by CEIX is subject to the discretion of the CEIX Board, and no assurance can be given that CEIX will pay dividends in the future. CEIX did not pay any dividends in the nine months ended September 30, 2020, or any of the five years ended December 31, 2019, 2018, 2017, 2016, and 2015. The determination to pay dividends in the future will depend upon, among other things, general business conditions, CEIX’s financial results, contractual and legal restrictions regarding the payment of dividends by CEIX, planned investments by CEIX and such other factors as the CEIX Board deems relevant. CEIX’s senior secured credit facilities limit its ability to pay dividends up to $25 million annually, which increases to $50 million annually when CEIX’s total net leverage ratio is less than 1.50 to 1.00 and subject to an aggregate amount up to a cumulative credit calculation set forth in such facilities with additional conditions that (i) there are no outstanding borrowings and no more than $200 million of outstanding letters of credit under CEIX’s revolving credit facility and (ii) the total net leverage ratio is not greater than 2.00 to 1.00. CEIX’s total net leverage ratio was 3.38 to 1.00 and the cumulative credit was approximately $15 million at September 30, 2020. The cumulative credit starts with $50 million and builds with excess cash flow commencing in 2018. The calculation of the total net leverage ratio excludes CCR. The credit facilities do not permit dividend payments in the event of default. The indenture to the 11.00% Senior Secured Second Lien Notes limits dividends when CEIX’s total net leverage ratio exceeds 2.00 to 1.00 and subject to an amount not to exceed an annual rate of 4.0% of the quoted public market value per share of CEIX Common Stock at the time of the declaration. The indenture to the 11.00% Senior Secured Second Lien Notes does not permit dividend payments in the event of default.

For additional information regarding CEIX’s outstanding debt, including related covenants and restrictions on CEIX’s ability to pay dividends, see CEIX’s audited Consolidated Financial Statements, the related notes thereto, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CEIX’s Annual Report on Form 10-K for the year ended December 31, 2019 and CEIX’s unaudited Consolidated Financial Statements, the related notes thereto, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CEIX’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

As of November 10, 2020, there were approximately 26,036,362 shares of CEIX Common Stock outstanding and there were approximately 89 holders of record of CEIX Common Stock.

The Merger Agreement restricts the ability of CEIX to declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of CEIX’s capital stock. See “The Merger Agreement—Conduct of Business Prior to Closing.”

Distribution and Unit Data—CCR

The Partnership Agreement provides that within 45 days after the end of each quarter, CCR will distribute its cash available for distributions, if any, to CCR Unitholders of record on the applicable record date. As a result of the conversion and cancellation of CCR Common Units in connection with the Merger, CCR will no longer make quarterly distributions following the Closing (other than distributions, if any, with a record date prior to the date of the Closing).

As of November 10, 2020, there were approximately 27,690,251 CCR Common Units outstanding and there were approximately nine holders of record of CCR Common Units.

The Merger Agreement restricts the ability of CCR to declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the CCR Common Units prior to the consummation of the Merger. See “The Merger Agreement—Conduct of Business Prior to Closing.”

Because the Exchange Ratio is fixed and because the market price of shares of CEIX Common Stock will fluctuate prior to the completion of the Merger, CCR Unitholders cannot be sure of the market value of the shares of CEIX Common Stock they will receive as Merger Consideration relative to the value of CCR Common Units that they exchange in connection with the Merger. See “Risk Factors.”

RISK FACTORS

In addition to the other information included or incorporated by reference into this consent solicitation statement/proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote your shares of CEIX Common Stock or whether to sign and deliver the written consent relating to your CCR Common Units. In addition, you should read and consider the risks associated with each of the businesses of CEIX and CCR, because these risks may also affect the combined company. A description of the material risks can be found in Part I, Item 1A of CEIX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, Item 1A of CEIX’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020 and in Part I, Item 1A of CCR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, Item 1A of CCR’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, each of which are filed with the SEC and incorporated by reference into this consent solicitation statement/proxy statement/prospectus. See “Where You Can Find More Information.”

Risks Related to the Merger

Because the Exchange Ratio is fixed and because the market price of CEIX Common Stock will fluctuate prior to the completion of the Merger, CCR Public Unitholders cannot be sure of the market value of CEIX Common Stock that they will receive as Merger Consideration relative to the value of the CCR Common Units that they will exchange in connection with the Merger.

The market value of the consideration that CCR Unitholders will receive in the Merger will depend on the trading price of CEIX Common Stock at the Closing. Subject to any applicable withholding tax, the Exchange Ratio that determines the number of shares of CEIX Common Stock that CCR Public Unitholders will receive in the Merger is fixed at 0.73 shares of CEIX Common Stock for each CCR Common Unit they own. This means that there is no mechanism contained in the Merger Agreement that would adjust the number of shares of CEIX Common Stock that CCR Public Unitholders will receive based on any decreases or increases in the trading price of CEIX Common Stock. Changes in per share or per unit price may result from a variety of factors (many of which are beyond CEIX’s and CCR’s control), including:

•	changes in CEIX’s or CCR’s business, operations and prospects;

•	changes in market assessments of CEIX’s or CCR’s business, operations and prospects;

•	changes in market assessments of the likelihood that the Merger will be completed;

•	changes in interest rates, commodity prices, general market, industry and economic conditions and other factors generally affecting the price of CEIX Common Stock or CCR Common Units; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which CEIX and CCR operate.

If the price of CEIX Common Stock at the Closing is less than the price of CEIX Common Stock on the date that the Merger Agreement was signed, then the market value of the Merger Consideration will be less than contemplated at the time the Merger Agreement was signed.

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of shares of CEIX Common Stock and CCR Common Units.

The completion of the Merger is subject to a number of conditions. The completion of the Merger is not assured and is subject to risks. The Merger Agreement contains conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the Merger not occurring.

If the Merger is not completed, or if there are significant delays in completing the Merger, CEIX’s and CCR’s future business and financial results and the trading prices of shares of CEIX Common Stock and CCR Common Units could be negatively affected, and each of the parties will be subject to several risks, including the following:

•	the parties may be liable for fees or expenses to one another under the terms and conditions of the Merger Agreement;

•

there may be negative reactions from the financial markets due to the fact that current prices of shares of CEIX Common Stock and CCR Common Units may reflect a market assumption that the Merger will be completed; and

•	the attention of management will have been diverted to the Merger rather than their own operations and pursuit of other opportunities that could have been beneficial to their respective businesses.

The date CCR Public Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain.

Completing the Merger is subject to several conditions, not all of which are controllable by CEIX or CCR. Accordingly, the date on which CCR Public Unitholders will receive Merger Consideration depends on the completion date of the Merger, which is uncertain and subject to several other closing conditions.

CEIX and CCR may incur substantial transaction-related costs in connection with the Merger. If the Merger does not occur, CEIX and CCR will not benefit from these costs.

CEIX and CCR expect to incur substantial expenses in connection with completing the Merger, including fees paid to legal, financial and accounting advisors, filing fees, written consent costs and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

Upon the closing of the Merger, former CCR Unitholders will own approximately 23.4% of the total voting power of CEIX Common Stock. As a result, current CEIX Stockholders will experience significant dilution as a result of the Merger.

If the Merger is successfully completed, CEIX expects that it will issue approximately 8.0 million shares of CEIX Common Stock at the Effective Time in connection with the Merger, representing approximately 23.4% of the outstanding shares of CEIX Common Stock after giving effect to the CEIX Stock Issuance. In the future, CEIX may also issue CEIX Common Stock or other equity to raise cash for its projects, operations or acquisitions or for other purposes and may also acquire interests in other companies by using cash, CEIX Common Stock or a combination thereof. Any of these events may dilute the ownership interests of the current CEIX Stockholders, reduce CEIX’s earnings per share and have an adverse effect on the price of shares of CEIX Common Stock. The issuance of these new shares and the sale of additional shares from time to time could have the effect of depressing the market value of shares of CEIX Common Stock. The increase in the number of shares of CEIX Common Stock outstanding, and any resulting dilution, may cause CEIX Stockholders to sell their shares of CEIX Common Stock or may create the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, shares of CEIX Common Stock.

If the Merger Agreement is terminated, CEIX or CCR may, under specified circumstances, be responsible for the terminating party’s expenses in an amount up to $3.5 million.

If the Merger Agreement is terminated, CEIX or CCR may, under specified circumstances, be required to make a payment of up to $3.5 million in respect of the terminating party’s expenses. If such termination expenses are payable, the payment of such termination expenses could have material and adverse consequences to the financial condition and operations of the party responsible for such payment.

CEIX and CCR may in the future be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. CEIX and CCR may in the future be defendants in one or more lawsuits relating to the Merger Agreement and the Merger and, even if any such future lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. CEIX and CCR cannot predict the outcome of these lawsuits, or others, nor can either company predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in CEIX’s or CCR’s favor, could be substantial and such litigation could distract CEIX and CCR from pursuing the consummation of the Merger and other potentially beneficial business opportunities.

The Partnership Agreement limits the duties of the General Partner to CCR Unitholders and restricts the remedies available to CCR Unitholders for actions taken by the General Partner that might otherwise constitute breaches of its duties.

In light of potential conflicts of interest between CEIX and the General Partner, on the one hand, and CCR and the CCR Public Unitholders, on the other hand, the GP Board submitted the Merger and related matters to the Conflicts Committee for, among other things, review, evaluation, negotiation and possible approval of a majority of its members, which is referred to as “Special Approval” in the Partnership Agreement and this consent solicitation statement/proxy statement/prospectus. Under the Partnership Agreement:

•

any resolutions or course of action by the General Partner or its affiliates in respect of a conflict of interest is permitted and deemed approved by all partners of CCR and will not constitute a breach of the Partnership Agreement or of any duty stated or implied by law, in equity or otherwise, if the resolution or course of action is approved by Special Approval; and

•

the General Partner may consult with legal counsel and investment bankers selected by it, and any action taken or omitted to be taken in reliance upon the advice or opinion of such persons as to matters that the General Partner reasonably believes to be within such person’s professional or expert competence will be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such advice or opinion.

The Conflicts Committee reviewed, negotiated and evaluated the Transaction Documents, the Merger and related matters on behalf of CCR and the CCR Public Unitholders. Among other things, the Conflicts Committee, by unanimous vote, in good faith, (a) determined that the Merger, including the Merger Agreement and the transactions contemplated thereby, are in the best interests of CCR and the CCR Public Unitholders, (b) approved the Merger, including the Merger Agreement and the transactions contemplated thereby (such approval constituting “Special Approval” as defined in the Partnership Agreement), (c) recommended that the GP Board approve the Merger, including the Merger Agreement and the transactions contemplated thereby and (d) recommended that the GP Board direct that the Merger Agreement be submitted to a vote of the CCR Limited Partners and authorized the CCR Limited Partners to act by written consent to approve the Merger pursuant to the Partnership Agreement. The duties of the General Partner, the GP Board and the Conflicts Committee to CCR Limited Partners in connection with the Merger are substantially limited by the Partnership Agreement.

Certain executive officers and directors of the General Partner and CEIX have interests in the Merger that are different from, or in addition to, the interests they may have as CCR Unitholders or CEIX Stockholders, respectively, which could have influenced their decision to support or approve the Merger.

Certain executive officers and directors of the General Partner own equity interests in CEIX, receive fees and other compensation from CEIX and will have rights to ongoing indemnification and insurance coverage by the surviving company that give them interests in the Merger that may be different from, or be in addition to, interests of a CCR Public Unitholder.

Additionally, certain of CEIX’s executive officers and directors beneficially own CCR Common Units and will receive the applicable Merger Consideration upon completion of the Merger, receive fees and other compensation from CEIX and are entitled to indemnification arrangements with CEIX that give them interests in the Merger that may be different from, or be in addition to, interests a holder of CEIX Common Stock may have as a CEIX Stockholder.

Financial projections of CEIX and/or CCR may not prove to be accurate.

In connection with the Merger, CEIX and CCR prepared and considered, among other things, internal financial forecasts for CEIX and CCR, respectively. These forecasts speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all or within projected time frames. In addition, the failure of businesses to achieve projected results could have a material adverse effect on our share price and financial position following the Merger.

Tax Risks Related to the Merger and the Ownership of CEIX Common Stock Received in the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected U.S. federal income tax consequences of the Merger and owning and disposing of shares of CEIX Common Stock received in the Merger.

The Merger will be a taxable transaction and, in such case, the resulting tax liability of a CCR Public Unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of a CCR Public Unitholder as a result of the Merger could be more than expected.

CCR Public Unitholders will receive shares of CEIX Common Stock as the Merger Consideration. Although CCR Public Unitholders will receive no cash consideration, the Merger will be treated as a taxable sale by U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) of CCR Common Units for U.S. federal income tax purposes. In such case, as a result of the Merger, a CCR Public Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized and the unitholder’s adjusted tax basis in the CCR Common Units, which will be increased by the U.S. Holder’s share of certain items related to business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest. The amount of gain or loss recognized by each CCR Public Unitholder in the Merger will vary depending on each unitholder’s particular situation, including the value of the shares of CEIX Common Stock received by each unitholder in the Merger, the adjusted tax basis in the CCR Common Units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

Because the value of any shares of CEIX Common Stock received in the Merger will not be known until the Effective Time, a CCR Public Unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a CCR Public Unitholder’s allocable share of CCR’s net taxable income decrease the unitholder’s tax basis in its common units, the amount, if any, of the prior excess distributions with respect to such CCR Common Units will, in effect, become taxable income to a unitholder if the aggregate value of the consideration received in the Merger is greater than the unitholder’s adjusted tax basis in its common units, even if the aggregate value of the consideration received in the Merger is less than the unitholder’s original cost basis in its common units. Furthermore, a portion of any gain or loss, which could be substantial, will be separately computed and taxed as ordinary income to the extent attributable to “unrealized receivables,” including depreciation and depletion recapture, or to “inventory items” owned by CCR and its subsidiaries. Consequently, a CCR Public Unitholder may recognize both ordinary income and capital loss upon the exchange of CCR Common Units in the Merger.

For a more complete discussion of the U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences.” The U.S. federal income tax treatment of owning and disposing of shares of CEIX Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of CCR Common Units.

CCR is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income tax. Instead, each CCR Unitholder is required to take into account its respective share of CCR’s items of income, gain, loss and deduction in computing its federal income tax liability, even if no cash distributions are made by CCR to the unitholder. A pro rata distribution of cash by CCR to a CCR Public Unitholder who is a U.S. Holder is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the CCR Public Unitholder’s adjusted tax basis in its CCR Common Units.

In contrast, CEIX is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by CEIX to a stockholder who is a U.S. Holder will generally be included in such U.S. Holder’s income as ordinary dividend income to the extent of CEIX’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to CEIX Stockholders by CEIX after the Merger may exceed CEIX’s current and accumulated earnings and profits. Cash distributions to a CEIX Stockholder who is a U.S. Holder in excess of CEIX’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing the U.S. Holder’s adjusted tax basis in the U.S. Holder’s CEIX Common Stock and, to the extent the cash distribution exceeds the U.S. Holder’s adjusted tax basis, as capital gain from the sale or exchange of such CEIX Common Stock. See “Material U.S. Federal Income Tax Consequences.”

Risks Inherent in an Investment in CEIX

CCR Unitholders will be entitled to different rights as holders of shares of CEIX Common Stock than those to which they are entitled as holders of CCR Common Units.

Following completion of the Merger, CCR Public Unitholders will no longer hold CCR Common Units, and will instead hold shares of CEIX Common Stock. CEIX is a Delaware corporation and CCR is a Delaware limited partnership. There are important differences between the rights of CCR Unitholders and the rights of CEIX Stockholders. See “Comparison of Rights of CEIX Stockholders and CCR Unitholders.”

The market value of shares of CEIX Common Stock could decline if large amounts of such stock are sold following the Merger; the market value of shares of CEIX Common Stock could also decline as a result of issuances and sales of shares of CEIX Common Stock other than in connection with the Merger.

Following the Merger, holders of CCR Public Common Units as of the Effective Time will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current CEIX Stockholders and former CCR Public Unitholders may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which CEIX Common Stock or CCR Common Units are or were included. If, following the Merger, large amounts of CEIX Common Stock are sold, the price of CEIX Common Stock could decline.

Furthermore, CEIX cannot predict the effect that issuances and sales of shares of CEIX Common Stock, whether taking place before the Merger (subject to the limitations of the Merger Agreement) or after the Merger, including issuances and sales in connection with capital markets transactions, acquisition transactions or other transactions, may have on the market value of shares of CEIX Common Stock. The issuance and sale of substantial amounts of CEIX Common Stock could adversely affect the market value of such common stock.

The Merger may not be accretive to certain financial metrics, which may negatively affect the market price of shares of CEIX Common Stock.

Preliminary financial estimates used in projected accretion may materially change. CEIX may encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the

Merger or be subject to other factors that affect preliminary estimates or its ability to realize operational efficiencies. Any of these factors could cause a decrease in CEIX’s operating earnings per share or decrease or delay the expected effect of the Merger and contribute to a decrease in the price of shares of CEIX Common Stock.

Risks Relating to CEIX’s Business

You should read and consider risk factors specific to CEIX’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of CEIX’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of CEIX’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, and in other documents that are incorporated by reference herein. For more information, see “Where You Can Find More Information.”

Risks Relating to CCR’s Business

You should read and consider risk factors specific to CCR’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of CCR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, Item 1A of CCR’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, and in other documents that are incorporated by reference herein. For more information, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This consent solicitation statement/proxy statement/prospectus and the information incorporated by reference in this consent solicitation statement/proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Forward-looking statements are based on the current beliefs and assumptions of the management of CEIX and CCR and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “would,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements. Accordingly, there is no assurance that such results will be realized.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this consent solicitation statement/proxy statement/prospectus might not occur or might occur to a different extent or at a different time than described. Actual results may differ materially from the current expectations of CEIX and CCR depending on a number of factors affecting their businesses and risks associated with the successful execution of the Merger. In evaluating these forward-looking statements, you should carefully consider the risks described herein and in the reports that CEIX and CCR file with the SEC. See “Risk Factors” and “Where You Can Find More Information.” Factors that could have a material adverse effect on operations and future prospects or that could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	the ability to obtain the requisite approval of the CEIX Stock Issuance from the CEIX Stockholders;

•	the risk that a condition to the Closing may not be satisfied on a timely basis, if at all;

•	the possibility that the market price of CEIX Common Stock will fluctuate prior to the completion of the Merger causing the value of the Merger Consideration to change;

•	the timing of the completion of the Merger;

•	the substantial transaction-related costs that may be incurred by CEIX and CCR in connection with the Merger;

•	the possibility that CEIX and CCR may, under certain specified circumstances, be responsible for the other party’s expenses;

•	the possibility that CEIX and CCR may be the targets of securities class actions and derivative lawsuits;

•	the limited duties the Partnership Agreement places on the General Partner for actions taken by the General Partner;

•

the risk that certain officers and directors of CEIX and the General Partner have interests in the Merger that are different from, or in addition to, the interests they may have as CCR Unitholders or CEIX Stockholders, respectively;

•	the loss of CCR’s status as a partnership for U.S. federal income tax purposes;

•	the possibility that financial projections by CEIX and CCR may not prove to be reflective of actual future results;

•	the different rights associated with owning shares of CEIX Common Stock as opposed to CCR Common Units;

•	the risk that the market value of CEIX Common Stock will decline;

•	the potential dilution of CEIX’s earnings per share; and

•

other business, financial, operational and legal risks and uncertainties detailed from time to time in CEIX’s and CCR’s SEC filings, including, but not limited to those discussed under Part I, Item 1A, “Risk Factors” of CEIX’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of CEIX’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020 and Part I, Item 1A of CCR’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of CCR’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020, each of which are incorporated by reference into this consent solicitation statement/proxy statement/prospectus.

Except as otherwise required by law, neither CEIX nor CCR is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Persons reading this consent solicitation statement/proxy statement/prospectus are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statement is made.

INFORMATION ABOUT THE COMPANIES

CONSOL Energy Inc.

Headquartered in Canonsburg, Pennsylvania and incorporated in Delaware in 2017, CEIX is a leading, low-cost producer of high-quality bituminous coal, focused on the extraction and preparation of coal in the Appalachian Basin due to its ability to efficiently produce and deliver large volumes of high-quality coal at competitive prices, the strategic location of its mines and the industry experience of its management team.

CEIX Common Stock is listed on the NYSE under the symbol “CEIX.”

Additional information about CEIX is included in the documents incorporated by reference into this consent solicitation statement/proxy statement/prospectus. See “Where You Can Find More Information.”

CEIX’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 416-8300.

CONSOL Coal Resources LP and CONSOL Coal Resources GP LLC

CCR is a Delaware limited partnership formed in March 2015 to manage and further develop CEIX’s active coal operations in Pennsylvania.

The CCR Common Units are listed on the NYSE under the symbol “CCR.”

Additional information about CCR is included in the documents incorporated by reference into this consent solicitation statement/proxy statement/prospectus. See “Where You Can Find More Information.”

The General Partner is the general partner of CCR. Its board of directors and executive officers manage CCR. The General Partner is wholly owned by CEIX.

CCR’s and the General Partner’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317-6506, and their telephone number is (724) 416-8300.

Transformer LP Holdings Inc.

Holdings is a Delaware corporation and a wholly owned subsidiary of CEIX. Holdings was formed on October 19, 2020 solely for the purpose of effecting the Merger. Holdings has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Holdings’ principal executive offices are located at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 416-8300.

Transformer Merger Sub LLC

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Holdings. Merger Sub was formed on October 19, 2020 solely for the purpose of effecting the Merger. Upon completion of the Merger, Merger Sub will merge with and into CCR, with CCR surviving as an indirect, wholly owned subsidiary of CEIX. Merger Sub has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Merger Sub’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 416-8300.

Relationship Between the Parties

As of November 10, 2020, CEIX owned 16,811,818 CCR Common Units, representing approximately 60.7% of the outstanding CCR Common Units, and all of the Incentive Distribution Rights. CEIX also owns 100% of the membership interests of the General Partner, which owns the existing 1.7% general partner interest in CCR. CEIX controls CCR through its direct ownership of the General Partner and certain of the executive officers and directors of the General Partner are also executive officers and/or directors of CEIX.

Except for the Incentive Distribution Rights, which automatically will be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the limited partner interests in CCR owned by CEIX and its subsidiaries immediately prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in CCR will be converted into a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity.

THE CEIX STOCKHOLDER MEETING

Time, Place and Date

Due to ongoing public health considerations associated with COVID-19, the CEIX Stockholder Meeting will be held solely via live webcast at www.                 .com on                  at                  Eastern Time and you will not be able to be physically present at the CEIX Stockholder Meeting. References to the CEIX Stockholder Meeting in this consent solicitation statement/proxy statement/prospectus are to the CEIX Stockholder Meeting as may be adjourned or postponed from time to time by the Chairman of the CEIX Board, the Chief Executive Officer of CEIX or the chairman of the CEIX Stockholder Meeting in accordance with the CEIX Bylaws.

To participate in the virtual CEIX Stockholder Meeting, you will need the 16-digit control number included on your proxy card or on the VIF that accompanied your proxy materials. The CEIX Stockholder Meeting webcast will begin promptly at                  Eastern Time on                 , and CEIX Stockholders will be able to log in beginning at                  Eastern Time on                . We encourage CEIX Stockholders to access the CEIX Stockholder Meeting 15 minutes prior to the start time.

The virtual CEIX Stockholder Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants in the CEIX Stockholder Meeting should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage participants in the CEIX Stockholder Meeting to log on to the live webcast 15 minutes prior to the start time of the meeting and ensure that they can hear streaming audio.

Purpose

At the CEIX Stockholder Meeting, CEIX Stockholders will be asked to vote solely on the following proposals:

•	CEIX Stock Issuance Proposal: To approve the issuance of CEIX Common Stock in connection with the Merger contemplated by the Merger Agreement; and

•

CEIX Adjournment Proposal: To approve the adjournment of the CEIX Stockholder Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the CEIX Stockholder Meeting to approve the CEIX Stock Issuance Proposal.

The CEIX Board has unanimously, with the exception of Joseph P. Platt, who recused himself from deliberations relating to the Merger, determined that the Merger, the Merger Agreement and the transactions contemplated thereby, including the CEIX Stock Issuance, are in the best interests of CEIX and the CEIX Stockholders, approved the Merger, the Merger Agreement and the transactions contemplated thereby, including the CEIX Stock Issuance, and recommends that the CEIX Stockholders vote FOR the CEIX Stock Issuance Proposal and FOR the CEIX Adjournment Proposal. For more information regarding the recommendations of the CEIX Board, see “The Merger—Approval of the CEIX Board and its Reasons for the Merger.”

CEIX Stockholders should be aware that some of CEIX’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as CEIX Stockholders. See “The Merger—Interests of Certain Persons in the Merger.”

CEIX Stockholders may also be asked to consider other matters as may properly come before the CEIX Stockholder Meeting. At this time, CEIX knows of no other matters that will be presented for the consideration of the CEIX Stockholders at the CEIX Stockholder Meeting.

Quorum. The holders of a majority of the outstanding shares of CEIX Common Stock entitled to vote, represented at the virtual CEIX Stockholder Meeting or by proxy (by submitting a properly executed proxy card or properly submitting your proxy by telephone or Internet) on the record date for the CEIX Stockholder Meeting will constitute a quorum and will permit CEIX to conduct the proposed business at the CEIX Stockholder Meeting. Proxies received but marked as abstentions (if any) will be counted as shares of CEIX Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. CEIX Stockholders who participate in the virtual CEIX Stockholder Meeting via live webcast on the CEIX Meeting Website will be considered present “in person” for purposes of establishing a quorum and for all other purposes.

Record Date. The CEIX Record Date for determining the holders of shares of CEIX Common Stock entitled to receive notice of, and to vote at, the CEIX Stockholder Meeting and any adjournments or postponements thereof is the close of business on      .

CEIX Common Stock Entitled to Vote. CEIX Stockholders may vote at the CEIX Stockholder Meeting if they owned CEIX Common Stock at the close of business on the CEIX Record Date. CEIX Stockholders may cast one vote for each share of CEIX Common Stock owned on the CEIX Record Date.

Votes Required. Approval of the CEIX Stock Issuance Proposal requires the affirmative vote of a majority of the total votes cast on such proposal, which under NYSE rules includes votes for, votes against and abstentions, with abstentions having the same effect as a vote against the CEIX Stock Issuance Proposal. The approval of the CEIX Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal, which under Delaware law includes votes for and against, but not abstentions.

Abstentions (if any) will have the same effect as votes against the CEIX Stock Issuance Proposal. Abstentions (if any) will have no effect on whether the CEIX Adjournment Proposal is approved. Assuming there is a quorum, failures to vote (if any) will have no effect on the CEIX Stock Issuance Proposal and the CEIX Adjournment Proposal.

CEIX does not expect any broker non-votes at the CEIX Stockholder Meeting because the rules applicable to banks, brokers and other nominees only provide such nominees with discretionary authority to vote on proposals that are considered routine, whereas the CEIX Stock Issuance Proposal and CEIX Adjournment Proposal are each considered non-routine proposals. As a result, no such nominee will be permitted to vote shares of CEIX Common Stock at the CEIX Stockholder Meeting without receiving instructions from the beneficial owner of such shares of CEIX Common Stock.

The directors and executive officers of CEIX beneficially owned, in the aggregate, approximately 1.1% of the outstanding shares of CEIX Common Stock as of November 10, 2020. CEIX believes that the directors and executive officers of CEIX will vote in favor of the CEIX Stock Issuance Proposal and CEIX Adjournment Proposal.

CEIX Common Stock Outstanding. As of November 10, 2020, there were approximately 26,036,362 shares of CEIX Common Stock outstanding and there were approximately 89 holders of record of CEIX Common Stock.

Adjournment. The holders of CEIX Common Stock represented at the virtual CEIX Stockholder Meeting or by proxy may adjourn the CEIX Stockholder Meeting from time to time if there is not a quorum.

Even if a quorum is present, the CEIX Stockholder Meeting could be adjourned in order to provide more time to solicit additional proxies in favor of approval of the CEIX Stock Issuance Proposal if a majority of votes are cast in favor of the CEIX Adjournment Proposal.

In addition, the Merger Agreement requires CEIX to adjourn the CEIX Stockholder Meeting at the request of CCR (but in no event for more than 30 days from the date the CEIX Stockholder Meeting is originally scheduled to convene) (1) to solicit additional proxies in favor of the CEIX Stock Issuance proposal or (2) if a quorum is not present. At the adjourned CEIX Stockholder Meeting, CEIX may transact any business which might have been transacted at the original CEIX Stockholder Meeting.

Voting Procedures

Voting by CEIX Stockholders. If you are a CEIX Stockholder of record that hold shares of CEIX Common Stock in your own name, you may participate in the virtual CEIX Stockholder Meeting via the CEIX Meeting Website and vote such shares electronically during the virtual CEIX Stockholder Meeting. Alternatively, you may submit a proxy with respect to your shares of CEIX Common Stock using any of the following methods:

•	calling the toll-free telephone number listed on their proxy card and following the recorded instructions;

•	going to the Internet website listed on their proxy card and following the instructions provided; or

•	completing, signing and mailing their proxy card in the postage-paid envelope.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your shares of CEIX Common Stock will be voted as indicated. If you have timely and properly submitted your proxy, but have not clearly indicated your vote, your shares of CEIX Common Stock will be voted FOR the CEIX Stock Issuance Proposal and FOR the CEIX Adjournment Proposal.

Revocation. If you are a CEIX Stockholder of record, you may revoke your proxy at any time before polls are closed at the CEIX Stockholder Meeting by:

•	voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date that is later than the prior proxy or vote, as applicable;

•	voting electronically during the virtual CEIX Stockholder Meeting; or

•	notifying the CEIX’s Secretary in writing that you are revoking your proxy.

If you are a beneficial owner of shares of CEIX Common Stock, you may submit new voting instructions by contacting your broker, bank or other holder of record. Your last validly submitted vote is the vote that will be counted. If the CEIX Stockholder Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned CEIX Stockholder Meeting. You will be able to change or revoke your proxy until it is voted.

Validity. One or more inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. The determination of such inspector(s) of elections will be final and binding. The CEIX Board has the right to waive any irregularities or conditions as to the manner of voting. CEIX may accept your proxy by any form of communication permitted by applicable law so long as CEIX is reasonably assured that the communication is authorized by you.

Solicitation of Proxies. The accompanying proxy is being solicited by the CEIX Board. CEIX and CCR will each pay one-half of the cost of preparing, printing and mailing the proxy and other materials used in the solicitation of CEIX Stockholders. D.F. King & Co., Inc. has been retained by CEIX to aid in the solicitation of proxies for an initial fee of $                 and the reimbursement of out-of-pocket expenses. In addition to the mailing of this consent solicitation statement/proxy statement/prospectus, proxies may also be solicited from CEIX Stockholders by personal interview, telephone, fax or other electronic means, by D.F. King & Co., Inc. in exchange for such fees and by directors and officers and employees of CEIX and its affiliates who provide services to CEIX, who will not receive additional compensation for performing such service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares of CEIX Common Stock held by those persons, and CEIX will reimburse them for any reasonable expenses that they incur.

CEIX Common Stocks Held in Street Name. If your shares of CEIX Common Stock are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares of CEIX Common Stock with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares of CEIX Common Stock held in street name by returning a proxy card directly to CEIX. You may vote electronically during the virtual CEIX Stockholder Meeting using the 16-digit control number provided by your bank or broker. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

Under the rules applicable to broker-dealers, your broker, bank or other nominee does not have discretionary authority to vote your shares of CEIX Common Stock on the proposals scheduled to be voted on at the CEIX Stockholder Meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares of CEIX Common Stock. CEIX does not expect any broker non-votes at the CEIX Stockholder Meeting because the rules applicable to banks, brokers and other nominees only provide such nominees with discretionary authority to vote on proposals that are considered routine, whereas the CEIX Stock Issuance Proposal and the CEIX Adjournment Proposal are each considered non-routine proposals. As a result, no such nominee will be permitted to vote shares of CEIX Common Stock at the CEIX Stockholder Meeting without receiving instructions from the beneficial owner of such shares of CEIX Common Stock. Assuming there is a quorum, failures to vote (if any) will have no effect on the outcome of the CEIX Stock Issuance Proposal or the CEIX Adjournment Proposal.

THE CEIX PROPOSALS

Proposal 1. The CEIX Stock Issuance Proposal (Item 1 on CEIX’s Proxy Card)

At the Effective Time, subject to any applicable withholding tax, (i) the CCR Public Common Units outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration; and (ii) each Partnership LTIP Award will become fully vested and automatically will be converted into the right to receive, with respect to each CCR Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the Incentive Distribution Rights, which automatically will be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the interests in CCR owned by CEIX and its subsidiaries will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in CCR will be converted into a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity. The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to closing. In addition, at the Effective Time, unless otherwise determined by the CEIX Board, CEIX will assume the outstanding unused unit reserve under the Partnership Long-Term Incentive Plan (as adjusted to reflect the Exchange Ratio) for the purposes of making future grants related to shares of CEIX Common Stock under CEIX’s equity incentive plans.

Under the NYSE Listed Company Manual, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock (or securities convertible into or exercisable for common stock) in any transaction or series of related transactions if the number of shares of common stock to be issued (including any shares of common stock underlying securities convertible into or exercisable for common stock) is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the Merger is completed, it is currently estimated that CEIX will issue approximately 7,965,861 million shares of CEIX Common Stock in connection with the Merger, representing approximately 23.4% of the outstanding CEIX Common Stock. Since the aggregate number of shares of CEIX Common Stock to be issued in connection with the Merger will exceed 20% of the number of shares of CEIX Common Stock outstanding before such issuance, CEIX must obtain the approval of the CEIX Stockholders for the CEIX Stock Issuance.

CEIX is asking the CEIX Stockholders to approve the CEIX Stock Issuance Proposal. The issuance of the shares of CEIX Common Stock is necessary to effect the Merger and the approval of the CEIX Stock Issuance Proposal is required for completion of the Merger and is a condition to the completion of the Merger.

THE CEIX BOARD UNANIMOUSLY (WITH THE EXCEPTION OF JOSEPH P. PLATT, WHO RECUSED HIMSELF FROM DELIBERATIONS RELATING TO THE MERGER) RECOMMENDS A VOTE “FOR” THE CEIX STOCK ISSUANCE PROPOSAL (ITEM 1 ON CEIX’S PROXY CARD).

Proposal 2. The CEIX Adjournment Proposal (Item 2 on CEIX’s Proxy Card)

The CEIX Stockholder Meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the CEIX Stockholder Meeting to approve the CEIX Stock Issuance Proposal.

If, at the CEIX Stockholder Meeting, the number of shares of CEIX Common Stock present or represented and voting in favor of the CEIX Stock Issuance Proposal is insufficient to approve the CEIX Stock Issuance Proposal, CEIX intends to adjourn the CEIX Stockholder Meeting from time to time in order to enable the CEIX Board to solicit additional proxies.

In the CEIX Adjournment Proposal, CEIX is asking the CEIX Stockholders to authorize the holder of any proxy solicited by the CEIX Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the CEIX Stockholder Meeting to another time and place from time to time for the purpose of soliciting additional proxies. If the CEIX Stockholders approve the CEIX Adjournment Proposal, CEIX could adjourn the CEIX Stockholder Meeting and any adjourned session of the CEIX Stockholder Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from CEIX Stockholders who have previously voted.

THE CEIX BOARD UNANIMOUSLY (WITH THE EXCEPTION OF JOSEPH P. PLATT, WHO RECUSED HIMSELF FROM DELIBERATIONS RELATING TO THE MERGER) RECOMMENDS A VOTE “FOR” THE CEIX ADJOURNMENT PROPOSAL (ITEM 2 ON CEIX’S PROXY CARD).

Other Matters to Come Before the CEIX Stockholder Meeting

No other matters are intended to be brought before the CEIX Stockholder Meeting, and CEIX does not know of any matters to be brought before the CEIX Stockholder Meeting by others. If, however, any other matters properly come before the CEIX Stockholder Meeting, the persons named in the proxy will vote the shares of CEIX Common Stock represented thereby at the discretion of the proxy holder on any such matter.

WRITTEN CONSENTS OF CCR LIMITED PARTNERS

CCR Limited Partner Interests Entitled to Consent and Consent Required

Only CCR Limited Partners of record at the close of business on                     , the CCR Record Date, will be notified of and be entitled to execute and deliver a written consent with respect to the approval of the Merger and the adoption of the Merger Agreement. The approval of the Merger and the adoption of the Merger Agreement require the affirmative vote or written consent of the holders of a majority of the outstanding CCR Common Units.

Pursuant to the terms of the Support Agreement, CEIX has irrevocably and unconditionally agreed to deliver the Written Consent within two business days following the effectiveness of the registration statement of which this consent solicitation statement/proxy statement/prospectus forms a part. As of November 10, 2020, CEIX beneficially owned 16,811,818 CCR Common Units, representing approximately 60.7% of the outstanding CCR Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CCR Limited Partners.

Submission of Consents

CCR Limited Partners of record at the close of business on the CCR Record Date may consent to the approval of the Merger and the adoption of the Merger Agreement with respect to their CCR Common Units by completing, dating and signing the written consent furnished with this consent solicitation statement/proxy statement/prospectus and returning it in the postage-paid envelope CCR provides or by mailing the written consent to CONSOL Coal Resources LP, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or by submitting a written consent online by visiting www.proxyvote.com and following the instructions described therein. If you do not return your written consent, it will have the same effect as a vote against the approval of the Merger and the adoption of the Merger Agreement and the transactions contemplated thereby.

Upon the later of (i) 11:59 p.m. (Eastern Time) on              and (ii) the date on which the consents of a sufficient number of CCR Common Units to approve the Merger and the adoption of the Merger Agreement have been delivered to Broadridge, the consent process will conclude. The delivery of the Written Consent will be sufficient to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CCR Limited Partners.

Revocation of Consents

You may revoke or change your consent by mailing a notice of revocation or a new written consent with a later date to CONSOL Coal Resources LP, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or by submitting a new written consent online by visiting www.proxyvote.com and following the instructions described therein, in each case, that is received by the later of (i) 11:59 p.m. (Eastern Time) on              and (ii) the date on which the consents of a sufficient number of CCR Common Units to approve the Merger and the adoption of the Merger Agreement have been delivered to Broadridge.

Expenses

CEIX and CCR will each pay one-half of the cost of printing and mailing these consent materials to the CCR Limited Partners.

THE MERGER

General

On October 22, 2020, CEIX, Holdings, Merger Sub, CCR and the General Partner entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into CCR, with CCR surviving as an indirect, wholly owned subsidiary of CEIX.

Pursuant to the Merger Agreement, at the Effective Time, subject to any applicable withholding tax, (i) each outstanding CCR Public Common Unit immediately prior to the Effective Time will be converted into the right to receive 0.73 of a share of CEIX Common Stock and (ii) each outstanding Partnership LTIP Award, whether vested or not vested, will become fully vested and automatically will be converted into the right to receive, with respect to each CCR Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights).

Except for the Incentive Distribution Rights, which automatically will be canceled immediately prior to the Effective Time for no consideration, the limited partner interests in CCR owned by CEIX and its subsidiaries will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in CCR will be converted into a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity. No fractional shares of CEIX Common Stock will be issued in the Merger; instead, all fractional shares of CEIX Common Stock to which a CCR Public Unitholder otherwise would have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of CEIX Common Stock. Existing CEIX Stockholders will continue to own their existing CEIX Common Stock following completion of the Merger.

Completion of the Merger requires the approval of the CEIX Stock Issuance Proposal by the affirmative vote of a majority of votes cast by the CEIX Stockholders at the CEIX Stockholder Meeting, in accordance with the rules of the NYSE. The approval of the Merger and the adoption of the Merger Agreement requires the affirmative consent of a majority of the outstanding CCR Common Units.

Pursuant to the terms of the Support Agreement, CEIX has irrevocably and unconditionally agreed to deliver the Written Consent within two business days following the effectiveness of the registration statement of which this consent solicitation statement/proxy statement/prospectus forms a part. As of November 10, 2020, CEIX beneficially owned 16,811,818 CCR Common Units, which represents approximately 60.7% of the outstanding CCR Common Units. Accordingly, the delivery of the Written Consent will be sufficient to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CCR Limited Partners.

Background of the Merger

CEIX management, together with the CEIX Board, and management of the General Partner, together with the GP Board, regularly review operational and strategic opportunities to increase value for CEIX’s and CCR’s respective investors. In connection with these reviews, the parties have, from time to time, evaluated potential transactions that would further their respective strategic objectives. Since the separation of CEIX from CNX Resources Corporation in November 2017, CEIX and CCR have considered ways to simplify the governance structure of the combined enterprise and to better position the combined enterprise to attract capital. Among other things, CEIX and CCR have considered the external environment for master limited partnerships (“MLPs”) generally, and for CCR specifically, including the general inaccessibility of equity capital markets and the growing inaccessibility of debt capital markets for non-investment grade companies, the increased desire of investors for companies legally structured as traditional corporations, the passage of the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”), which lowered the U.S. federal corporate income tax rate from 35% to 21% and thereby reduced the tax benefits of the MLP pass-through structure, and the perceived effects of such market dynamics on the trading prices for shares of CEIX Common Stock and CCR Common Units. These market trends have led to numerous transactions involving MLPs, including buy-ins of MLPs by their corporate sponsors, acquisitions of MLPs by third parties, conversions of MLPs to corporations for income tax and state law purposes and simplifications of MLPs in which incentive distribution rights are modified or eliminated to improve the MLP’s cost of capital. These transactions have resulted in a significant reduction in the number of outstanding MLPs and a greater reduction in the number of outstanding MLPs with incentive distribution rights.

In connection with CEIX’s review of operational and strategic opportunities, on May 8, 2018, the CEIX Board approved the creation of a special committee consisting of William P. Powell (the “Special Committee”) to negotiate and/or approve potential transactions with CCR. Periodically from 2018 through early 2019, CEIX management, with the assistance of CEIX’s legal and financial advisors, Latham & Watkins LLP (“Latham”) and Credit Suisse, respectively, explored potential structures and transaction opportunities to simplify or eliminate the MLP structure and evaluated general economic conditions and industry trends. Ultimately, CEIX management determined not to pursue a transaction at such time.

Given the challenges associated with the ongoing COVID-19 pandemic and global economic conditions, each of which increased pressure on the MLP model, CEIX management resumed discussions in June 2020 with Latham and Credit Suisse regarding a potential transaction to simplify or eliminate the MLP structure. CEIX management discussed with Latham and Credit Suisse various considerations related to a potential transaction, including, among other things, (i) recent and growing challenges to the coal industry, (ii) the weak equity price performance of publicly traded MLPs, (iii) factors affecting CEIX, CCR, the consolidated enterprise and the industry in which they operate, (iv) potential opportunities and considerations associated with CEIX’s and CCR’s near-term growth prospects, and (v) the commodity price environment, including the significant and continuing volatility in the prices of coal, the inherent uncertainties and difficulties in predicting the impact thereof and the potential commercial, strategic and financial implications of commodity prices generally. As part of these discussions, the parties reviewed certain potential strategic alternatives (including CEIX acquiring all of the outstanding CCR Public Common Units) and related potential benefits and considerations. CEIX management also discussed certain objectives for CEIX and CCR, including the need to continue to focus on capital investment efficiency, increased cost management, and identifying and pursuing certain strategic opportunities that would better position CEIX and CCR for the potential of an extended period of low commodity prices.

With this market backdrop and in an effort to reduce CCR’s cost of capital, further align the interests of CEIX Stockholders with CCR Unitholders and respond to market trends that disfavored MLPs (particularly those with incentive distribution rights), on July 28, 2020, at a special meeting of the Special Committee, CEIX management presented the Special Committee with an overview of its evaluation of a potential merger transaction pursuant to which CEIX would acquire all of the outstanding CCR Public Common Units (the “Proposed Transaction”). CEIX management and the Special Committee then discussed the benefits and considerations of initiating discussions regarding the Proposed Transaction with the GP Board. Following such discussions, the Special Committee authorized and directed CEIX management to, among other things, further evaluate the Proposed Transaction with the assistance of CEIX’s legal and financial advisors.

On July 29, 2020, consistent with the directives of the Special Committee and in order to provide adequate time for the Conflicts Committee to engage advisors, CEIX management informed the GP Board that CEIX was considering the Proposed Transaction, and that the delivery of a proposal to the Conflicts Committee in respect of the Proposed Transaction could be forthcoming.

On July 30, 2020, Mr. Wallace contacted a representative of Sidley Austin LLP (“Sidley”) to discuss engaging Sidley as legal counsel to represent the Conflicts Committee, when constituted and authorized to consider the Proposed Transaction.

On August 14, 2020, Mr. Wallace contacted a representative of Intrepid to discuss engaging Intrepid to advise the Conflicts Committee, when constituted and authorized to consider the Proposed Transaction.

On August 17, 2020, at a meeting of the Special Committee attended by representatives of CEIX management and Credit Suisse, CEIX management discussed with the Special Committee and Credit Suisse the prospect of proposing an “at market,” share-for-unit merger transaction to the GP Board and certain related considerations with respect thereto. Following such discussion, the Special Committee determined to propose an “at market,” share-for-unit merger transaction to the GP Board, with the acknowledgment that a definitive exchange ratio would be proposed at a later date.

On August 18, 2020, at the request of the Special Committee, Latham sent a draft confidentiality agreement (the “Confidentiality Agreement”) with respect to the Proposed Transaction to Sidley, the Conflicts Committee’s legal counsel.

Later on August 18, 2020, Mr. William P. Powell, on behalf of the Special Committee, sent a non-binding, preliminary proposal (the “Initial Proposal”) to the GP Board setting forth the terms of the Proposed Transaction pursuant to which CEIX would acquire all of the outstanding CCR Public Common Units in an “at market,” share-for-unit merger transaction that would result in CCR becoming a wholly owned subsidiary of CEIX. CEIX noted in the Initial Proposal that it would provide a definitive exchange ratio for the GP Board’s consideration in the near future. CEIX also indicated in the Initial Proposal that it believed a combination of CEIX and CCR was in the best interests of both CEIX Stockholders and CCR Unitholders because, among other things, (i) the MLP market continued to face significant challenges, including limited access to liquidity through equity and debt capital markets for small- and micro-cap partnerships with non-investment grade ratings, (ii) the transaction was expected to optimize value for CEIX and CCR investors by creating a single, unified public company focused on operational efficiency, while simultaneously eliminating the burdens and costs associated with operating two standalone public companies, (iii) the transaction was expected to provide enhanced strategic and financial flexibility to pursue acquisition and consolidation opportunities within the coal industry and improve the consolidated credit profile of the combined company, (iv) the combined company was expected to offer improved trading liquidity by increasing access to a larger population of investors who prefer to invest in corporations and by increasing the public float and market capitalization of the combined company and (v) CCR Unitholders were expected to benefit from enhanced governance rights through participation in a traditional corporate governance structure.

On August 19, 2020, the GP Board, by unanimous written consent, adopted resolutions confirming Messrs. Greenwood, Sandman and Wallace as members of the Conflicts Committee in accordance with the requirements of the Partnership Agreement and authorizing the Conflicts Committee to (i) consider, review, evaluate and analyze any potential conflicts between the General Partner and its affiliates, on the one hand, and CCR and the CCR Public Unitholders, on the other hand, arising in connection with the Proposed Transaction and certain related agreements and arrangements (the “Related Arrangements”), (ii) consider, review, evaluate and analyze the terms and conditions of the Proposed Transaction and the Related Arrangements on behalf of CCR and the CCR Public Unitholders, (iii) negotiate the terms and conditions of the Proposed Transaction and the Related Arrangements on behalf of CCR and the CCR Public Unitholders, (iv) determine whether or not the Proposed Transaction and the Related Arrangements are in the best interests of CCR and the CCR Public Unitholders and (v) determine whether or not to approve, and whether or not to recommend that the GP Board approve the Proposed Transaction and the Related Arrangements (including that the GP Board recommend approval by the CCR Limited Partners of the Proposed Transaction), with any such approval by the Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement.

Between August 19, 2020 and August 20, 2020, the parties negotiated and clarified the terms of the Confidentiality Agreement and, on August 20, 2020, CEIX and CCR executed the Confidentiality Agreement.

On August 21, 2020, the Conflicts Committee met with representatives of Sidley to discuss preliminary considerations with respect to the Initial Proposal. The Conflicts Committee reviewed Sidley’s qualifications to serve as the Conflicts Committee’s legal advisor in connection with the Proposed Transaction and, after review of such qualifications, unanimously approved and ratified the engagement of Sidley because of Sidley’s knowledge, expertise and experience with respect to public merger and acquisition transactions, involvement in complex transactions involving publicly traded partnerships and because of Sidley’s performance during a prior representation of the Conflicts Committee. Representatives of Sidley and the Conflicts Committee discussed the engagement of an independent financial advisor that would assist the Conflicts Committee in its evaluation of the Proposed Transaction. After discussing and considering Intrepid’s capabilities and experience in connection with similar transactions, the Conflicts Committee unanimously approved the engagement of Intrepid to act as the Conflicts Committee’s financial advisor with respect to the Proposed Transaction based on Intrepid’s experience with public mergers and acquisitions, complex transactions involving publicly traded partnerships and engagements with conflicts committees in general. The Conflicts Committee and its advisors then reviewed the Initial Proposal and determined to acknowledge receipt but not otherwise commence negotiations until the CEIX Special Committee provided a definitive exchange ratio. Later on August 21, 2020, Mr. Wallace, in his capacity as Chairman of the Conflicts Committee, sent a letter to the Special Committee acknowledging receipt of the Initial Proposal and requesting that CEIX provide a definitive exchange ratio for the Conflicts Committee’s consideration. In the response letter, the Conflicts Committee also notified CEIX that the GP Board had delegated full power and authority to the Conflicts Committee to consider and negotiate the terms and conditions of the Proposed Transaction and that the Conflicts Committee had engaged Sidley and Intrepid as its outside legal and financial advisors.

On August 25, 2020, the Conflicts Committee met with representatives of Intrepid and Sidley to discuss preliminary due diligence matters, and the Conflicts Committee instructed Intrepid to coordinate with CEIX’s financial advisors regarding business due diligence. Later on August 25, 2020, at the direction of the Conflicts Committee and the CEIX Board, Intrepid, Citi (which CEIX had engaged as a co-financial advisor) and Credit Suisse discussed certain financial, operational and commercial matters relating to CEIX and CCR.

On August 26, 2020, the CEIX Board, by unanimous written consent (with the exception of Joseph P. Platt, who, because he sits on the board of directors of an affiliate of Greenlight Capital Inc., a significant unitholder of CCR, recused himself from deliberations relating to the Merger), adopted resolutions (i) appointing Sophie Bergeron as an additional member of the Special Committee, (ii) delegating to the Special Committee the full power and authority of the CEIX Board to consider, review, evaluate and analyze the Proposed Transaction and other transactions with CCR and the terms and conditions thereof and (iii) ratifying all acts and deeds performed members of the Special Committee prior to such date by relating to the Proposed Transaction.

Throughout August and September 2020, CEIX management, with the assistance of CEIX’s outside advisors, continued to evaluate the rationale for, and potential benefits and certain other considerations relating to, the Proposed Transaction, including regularly reviewing the relative trading performance of shares of CEIX Common Stock and CCR Common Units on the NYSE and preparing draft documentation with respect to the Proposed Transaction.

On August 31, 2020, representatives of Sidley sent a due diligence request to Latham enumerating the various materials requested in connection with its review and evaluation of the Proposed Transaction. Intrepid and Sidley continued their ongoing financial and legal analyses, respectively, and due diligence review of the Proposed Transaction through the signing date of the Merger Agreement.

On the morning of September 2, 2020, the Conflicts Committee held a meeting with representatives of Sidley to review the Conflicts Committee members’ legal duties in connection with, and best practices for, carrying out their evaluation, negotiations and review process in respect of the Proposed Transaction. Later on September 2, 2020, at CEIX’s direction, representatives of Credit Suisse delivered to representatives of Intrepid financial projections for each of CEIX and CCR prepared by CEIX management (in CEIX’s individual capacity and in its capacity as the sole member of the General Partner) (the “Financial Projections”).

On September 4, 2020, CEIX management held a telephonic meeting attended by representatives of CEIX’s and the Conflicts Committee’s respective legal and financial advisors to discuss the Financial Projections.

On September 11, 2020, CEIX management conducted another telephonic meeting attended by the Conflicts Committee and representatives of CEIX’s and the Conflicts Committee’s respective legal and financial advisors with respect to the Proposed Transaction. Among other things, CEIX management presented: (i) its rationale for, and considerations with respect to, the Proposed Transaction; (ii) an overview of the business, operations and financial information of CEIX and CCR; (iii) a summary of CEIX’s and CCR’s marketing strategy and sales portfolio; and (iv) a description of recent trends in, and projections for, the coal industry.

On September 17, 2020, at a meeting of the Special Committee attended by representatives of CEIX management and CEIX’s legal and financial advisors, CEIX’s financial advisors and CEIX management discussed certain market and financial information relating to the Proposed Transaction. Following additional discussion, the Special Committee decided to propose to the Conflicts Committee a fixed exchange ratio of 0.660 of a share of CEIX Common Stock per CCR Common Unit.

Later on September 17, 2020, Mr. Powell, on behalf of the Special Committee, sent a letter to the Conflicts Committee acknowledging receipt of the Conflicts Committee’s request for a definitive exchange ratio and proposing, in response, a fixed exchange ratio of 0.660 of a share of CEIX Common Stock per CCR Common Unit (the “September 17 Proposal”). The letter further reaffirmed CEIX’s reasons for the Proposed Transaction.

On September 21, 2020, the Conflicts Committee met with representatives of Intrepid and Sidley to discuss the September 17 Proposal and possible counterproposals. During the meeting, Intrepid presented its preliminary financial analyses in connection with the September 17 Proposal.

On September 24, 2020, the Conflicts Committee, together with its legal and financial advisors, held a due diligence call with CEIX management (with CEIX’s legal and financial advisors also attending) regarding certain matters related to CEIX’s and CCR’s business, assets and liabilities.

On September 30, 2020, the Conflicts Committee met with representatives of Intrepid and Sidley to continue to discuss the September 17 Proposal and possible counterproposals. During the meeting, Intrepid presented its updated financial analyses in connection with the September 17 Proposal. During the presentation, the Conflicts Committee asked, and representatives of Intrepid answered, questions with respect to Intrepid’s financial analyses and requested that Intrepid perform certain additional financial analyses.

On October 2, 2020, the Conflicts Committee met with representatives of Intrepid and Sidley to continue to discuss the September 17 Proposal and possible counterproposals and to review the additional financial analyses that were requested on September 30. During the meeting, Intrepid presented an updated financial analyses in connection with the September 17 Proposal. Following additional discussion with Intrepid and Sidley, the Conflicts Committee agreed that it would deliver a counterproposal that reflected a fixed exchange ratio of 0.850 of a share of CEIX Common Stock per CCR Common Unit.

Later on October 2, 2020, Mr. Wallace, in his capacity as Chairman of the Conflicts Committee, sent a letter to the Special Committee proposing a fixed exchange ratio of 0.850 of a share of CEIX Common Stock per CCR Common Unit (the “October 2 Proposal”).

On October 7, 2020, at a special meeting of the Special Committee attended by representatives of CEIX management and CEIX’s legal and financial advisors, the parties discussed the October 2 Proposal, potential counterproposals and the terms of the then-current draft of the Merger Agreement. Following such discussion, the Special Committee authorized Latham to send a draft of the Merger Agreement to Sidley. Later that day, Mr. Powell, on behalf of the Special Committee, sent a letter to the Conflicts Committee proposing a fixed exchange ratio of 0.690 of a share of CEIX Common Stock per CCR Common Unit (the “October 7 Proposal”).

Also on October 7, 2020, Latham, on behalf of CEIX, distributed an initial draft of the Merger Agreement to Sidley. The draft Merger Agreement, among other things: (i) provided that the obligations of CEIX and CCR to consummate the Merger would be conditioned on, among other things, obtaining the approval of the CEIX Stock Issuance by the affirmative vote of a majority of votes cast by the CEIX Stockholders at the CEIX Stockholder Meeting and the approval of the Merger and the adoption of the Merger Agreement by the holders of a majority of the outstanding CCR Common Units (including CCR Common Units owned by CEIX), voting as a single class, acting by written consent; (ii) included substantially reciprocal representations and warranties; (iii) included a “fiduciary out” provision that would permit the CEIX Board to change its recommendation to the CEIX Stockholders to approve the CEIX Stock Issuance and related provisions that would permit CEIX to terminate the Merger Agreement following such a change of recommendation upon payment of a termination fee (the “fiduciary out termination provisions”); and (iv) provided for expense reimbursement and a termination fee under specified circumstances.

On October 8, 2020, the Conflicts Committee met with representatives of Intrepid and Sidley to discuss the October 7 Proposal and possible counterproposals. During the meeting, Intrepid presented its updated financial analyses in connection with the October 7 Proposal. Sidley reported to the Conflicts Committee that they had received an initial draft of the Merger Agreement from Latham, which they were reviewing. Following additional discussion with Intrepid and Sidley, the Conflicts Committee agreed to deliver a counterproposal to the October 7 Proposal that reflected a fixed exchange ratio of 0.800 of a share of CEIX Common Stock per CCR Common Unit.

On October 9, 2020, Mr. Wallace, in his capacity as Chairman of the Conflicts Committee, sent a letter to the Special Committee proposing a fixed exchange ratio of 0.800 of a share of CEIX Common Stock per CCR Common Unit (the “October 9 Proposal”). Later on October 9, 2020, representatives of Intrepid, on behalf of the Conflicts Committee, discussed with CEIX’s financial advisors the Conflicts Committee’s rationale for the exchange ratio reflected in the October 9 Proposal.

On October 10, 2020, Latham and Sidley corresponded regarding the effects of the Proposed Transaction on the existing indebtedness of CEIX and CCR and certain tax considerations with respect to the Proposed Transaction.

On October 12, 2020, CEIX and CCR issued a joint press release announcing several value-enhancing transactions intended to bolster liquidity and financial flexibility.

On October 14, 2020, at a special meeting of the Special Committee attended by representatives of CEIX management and CEIX’s legal and financial advisors, the parties discussed the October 9 Proposal and potential counterproposals and CEIX’s financial advisors updated the Special Committee regarding the Conflicts Committee’s stated rationale for the exchange ratio reflected in the October 9 Proposal as relayed by Intrepid. Later that day, at the direction of the Special Committee, CEIX’s financial advisors contacted Intrepid to inform Intrepid of the Special Committee’s proposed fixed exchange ratio of 0.720 of a share of CEIX Common Stock per CCR Common Unit (the “October 14 Proposal”).

Later on October 14, 2020, the Conflicts Committee met with representatives of Intrepid and Sidley to discuss the October 14 Proposal, potential counterproposals and the Merger Agreement. During the meeting, Intrepid presented its updated financial analyses in connection with the October 14 Proposal. Sidley then provided an initial overview of the Merger Agreement, highlighting certain provisions, including the fiduciary out termination provisions. Following additional discussion with its advisors, the Conflicts Committee agreed to continue to negotiate for a higher exchange ratio. The Conflicts Committee discussed various potential counterproposals, but ultimately agreed instead to ask CEIX to respond with an improved proposal. Later that day, Mr. Wallace, in his capacity as Chairman of the Conflicts Committee, informed Mr. Powell that the Conflicts Committee could not support the October 14 Proposal and asked that CEIX improve its proposal. Mr. Powell explained that CEIX was constrained in its ability to do so, but told Mr. Wallace that he would call a meeting of the Special Committee to consider the Conflicts Committee’s request.

Following such discussion, the Special Committee met with representatives of CEIX management and CEIX’s legal and financial advisors, at which time Mr. Powell provided an update regarding his discussions with Mr. Wallace. Following discussion, the Special Committee determined that it would require a revised draft of the Merger Agreement reflecting comments made on behalf of the Conflicts Committee to more fully evaluate the Conflicts Committee’s request for an improved exchange ratio proposal.

On October 15, 2020, Mr. Powell informed Mr. Wallace that the Special Committee would require a revised draft of the Merger Agreement reflecting comments made on behalf of the Conflicts Committee before engaging in further negotiations regarding the exchange ratio. Mr. Wallace confirmed that the Conflicts Committee would consider Mr. Powell’s request.

Later on October 15, 2020, the Conflicts Committee met with representatives of Intrepid and Sidley, at which time Mr. Wallace provided an update regarding his discussions with Mr. Powell. Following discussion, Sidley confirmed they could provide a detailed review of the Merger Agreement the following day and the Conflicts Committee agreed to provide CEIX with a revised draft of the Merger Agreement promptly following Sidley’s review.

On October 15 and October 16, 2020, Sidley conducted several due diligence calls with representatives of CEIX management and Latham regarding various matters related to CEIX’s business, assets and liabilities.

On the morning of October 16, 2020, Mr. Wallace informed Mr. Powell that the Conflicts Committee would provide comments to the Merger Agreement as requested. Later on October 16, 2020, the Conflicts Committee met with representatives of Intrepid and Sidley to review the draft Merger Agreement. Representatives of Sidley provided a detailed summary of the draft Merger Agreement and discussed proposed comments, including removing the fiduciary out termination provisions. Following discussion with its advisors, the Conflicts Committee authorized Sidley to send Latham a revised draft of the Merger Agreement that reflected the comments discussed at such meeting.

On October 17, 2020, Sidley, on behalf of the Conflicts Committee, sent a revised draft of the Merger Agreement to Latham. Among other things, the revised draft of the Merger Agreement reflected: (i) the addition of representations and warranties relating to the business and operations of each of CEIX and CCR; (ii) the removal of the fiduciary out termination provisions; (iii) the removal of certain restrictions on CCR’s business during the period between execution of the Merger Agreement and closing of the Proposed Transaction (the “Interim Period”), including with respect to CCR’s ability to make capital expenditures, incur or refinance indebtedness and increase the compensation, severance and other benefits of current or former directors, officers and employees of CCR; (iv) the addition of certain restriction on CEIX’s business during the Interim Period, including with respect to CEIX’s ability to make material changes in its financial accounting methods, principles or practices other than as may be required by generally accepted accounting principles in the United States (“GAAP”) or applicable law; (v) the addition of a unilateral right for the Conflicts Committee to enforce CCR’s termination right without the consent of the GP Board; and (vi) the addition of an obligation on the part of CEIX to reimburse CCR’s expenses if CEIX failed to obtain shareholder approval of the CEIX Stock Issuance.

On October 19, 2020, Latham, on behalf of the Conflicts Committee, sent a revised draft of the Merger Agreement to Sidley. Among other things, the revised draft of the Merger Agreement reflected: (i) an outside date for completion of the Proposed Transaction of six months after execution of the Merger Agreement; (ii) a cap of $3.5 million on the expense reimbursement obligation under specified circumstances of each of CEIX and CCR; and (iii) the reinsertion of the fiduciary out termination provisions. Also on October 19, 2020, Latham, on behalf of the Special Committee, sent a draft of the Support Agreement to Sidley pursuant to which CEIX would irrevocably and unconditionally agree to deliver a written consent, covering all of the CCR Common Units beneficially owned by CEIX, approving the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement within two business days following the effectiveness of the registration statement of which this consent solicitation statement/proxy statement/prospectus forms a part.

On October 20, 2020, at a special meeting of the Special Committee attended by representatives of CEIX management and CEIX’s legal and financial advisors, the parties discussed the October 14 Proposal, potential counterproposals, including discussing a range of exchange ratios within which Mr. Powell would be authorized to agree on behalf of the Special Committee, and the terms of the then-current draft of the Merger Agreement. Later on October 20, 2020, Mr. Powell, on behalf of the Special Committee, contacted Mr. Wallace and proposed a fixed exchange ratio of 0.725 of a share of CEIX Common Stock per CCR Common Unit and also indicated that CEIX would agree to remove from the draft Merger Agreement the fiduciary out termination provisions if CCR agreed to such exchange ratio (the “First October 20 Proposal”).

Later on October 20, 2020, the Conflicts Committee met with representatives of Intrepid and Sidley to discuss the First October 20 Proposal and possible counterproposals and to review the revised draft of the Merger Agreement. Sidley first discussed with the Conflicts Committee the expected tax consequences to holders of CCR Common Units of the Proposed Transaction. Sidley then discussed the progress that had been made on the Merger Agreement, but noted to the Conflicts Committee that CEIX had not removed the fiduciary out termination provisions. After a discussion with its advisors, the Conflicts Committee agreed to continue to negotiate for a higher exchange ratio and for the removal of the fiduciary out termination provisions from the Merger Agreement. Following additional discussion, the Conflicts Committee agreed to deliver to CEIX a counterproposal of a fixed exchange ratio of 0.750 of a share of CEIX Common Stock per CCR Common Unit, contingent on the removal of the fiduciary out termination provisions from the Merger Agreement.

After the meeting, Mr. Wallace called Mr. Powell to convey the counterproposal of a fixed exchange ratio of 0.750 of a share of CEIX Common Stock per CCR Common Unit. In response, Mr. Powell stated that the Special Committee could not agree to a fixed exchange ratio of 0.750 of a share of CEIX Common Stock per CCR Common Unit, but told Mr. Wallace that the Special Committee would be supportive of a fixed exchange ratio of 0.730 of a share of CEIX Common Stock per CCR Common Unit, consistent with the range authorized by the Special Committee earlier that day.

Later that day, Mr. Powell updated the Special Committee, CEIX management and CEIX’s legal and financial advisors regarding his discussion with Mr. Wallace. Following discussion, Mr. Powell contacted Mr. Wallace and proposed a best and final fixed exchange ratio of 0.730 of a share of CEIX Common Stock per CCR Common Unit (the “Second October 20 Proposal”). Mr. Wallace indicated in response that he would discuss the proposal with the other members of the Conflicts Committee and CCR’s advisors.

On the evening of October 20, 2020, the Conflicts Committee met with representatives of Intrepid and Sidley to discuss the Second October 20 Proposal and possible counterproposals. During the meeting, Intrepid presented its updated financial analyses in connection with the Second October 20 Proposal. Following additional discussion, the Conflicts Committee agreed to accept the Second October 20 Proposal of a fixed exchange ratio of 0.730 of a share of CEIX Common Stock per CCR Common Unit, contingent upon CEIX also agreeing to remove of the fiduciary out termination provisions from the Merger Agreement. After the meeting, Mr. Wallace contacted Mr. Powell and confirmed that the Conflicts Committee was willing to proceed with the Proposed Transaction at a fixed exchange ratio of 0.730 of a share of CEIX Common Stock per CCR Common Unit, provided that CEIX would agree to remove the fiduciary out termination provisions, to which Mr. Powell agreed.

Later that evening, Sidley, on behalf of the Conflicts Committee, sent a revised draft of the Merger Agreement to Latham. Among other things, the revised draft of the Merger Agreement reflected the removal of the fiduciary out termination provisions. Also on October 20, 2020, Sidley, on behalf of the Conflicts Committee, sent a revised draft of the Support Agreement to Latham reflecting minimal clarifying changes. That same day, Sidley conducted a legal due diligence call with representatives of CEIX management and its advisors, including Latham, to resolve outstanding due diligence matters.

On October 21, 2020, Latham delivered to Sidley a draft of the disclosure schedules relating to the Merger Agreement.

Also on October 21, 2020, at a special meeting of the CEIX Board attended by representatives of CEIX management and CEIX’s legal and financial advisors, the Special Committee and CEIX management provided an update to the full CEIX Board regarding the Proposed Transaction, the rationale for, and potential benefits and certain considerations relating to, the Proposed Transaction, the recent trading price of shares of CEIX Common Stock and CCR Common Units on the NYSE and the proposed communications strategy with respect to the Proposed Transaction. Citi and Credit Suisse then reviewed with the CEIX Board their respective preliminary financial analyses relating to the Proposed Transaction. Latham reviewed the fiduciary duties of the members of the CEIX Board in considering the Proposed Transaction and provided an overview of the principal legal terms of the Merger Agreement. After discussion, the CEIX Board decided to reconvene after the CEIX Board had additional time to consider the information presented and once the terms of the Merger Agreement were substantially final to determine whether to approve the Proposed Transaction on the terms set forth therein. Mr. Platt recused himself from all deliberations relating to the Proposed Transaction at this meeting.

On October 22, 2020, Latham, on behalf of the Special Committee, sent a revised draft of the Merger Agreement to Sidley reflecting minimal clarifying changes.

Also on October 22, 2020, at a special meeting of the CEIX Board attended by representatives of CEIX management and CEIX’s legal and financial advisors, the CEIX Board reviewed the final terms of the Merger. At this meeting, representatives of Latham reviewed the fiduciary duties of the members of the CEIX Board in respect of the Proposed Transaction and reviewed the principal legal terms of the Merger Agreement, focusing primarily on the updates from the drafts reviewed with the CEIX Board on October 21, 2020. Also at this meeting, Citi and Credit Suisse reviewed with the CEIX Board their respective financial analyses of the Exchange Ratio and each separately rendered an oral opinion, confirmed by delivery of a written opinion dated October 22, 2020, to the CEIX Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in the opinion, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to CEIX. Additionally, the CEIX Board discussed the potential market reaction to the Proposed Transaction and the perceived benefits of, and certain other considerations relating to, the Merger. After discussion, the CEIX Board, by unanimous vote, with the exception of Joseph P. Platt, who recused himself from deliberations relating to the Merger, (i) determined that the forms, terms and provisions of the Transaction Documents and the respective transactions contemplated thereby, including the Merger and the CEIX Stock Issuance, are in the best interests of CEIX and the CEIX Stockholders, (ii) authorized the execution and delivery of the Transaction Documents and the consummation of the respective transactions contemplated thereby, including the Merger and the CEIX Stock Issuance, on the terms and subject to the conditions set forth in the Transaction Documents, (iii) authorized the submittal of a proposal to approve the CEIX Stock Issuance to a vote of the CEIX Stockholders at the CEIX Stockholder Meeting and (iv) resolved to recommend approval of the CEIX Stock Issuance by the CEIX Stockholders at the CEIX Stockholder Meeting.

Also on October 22, 2020, the Conflicts Committee met with representatives of Intrepid and Sidley. During the meeting, Intrepid reviewed in detail its financial analyses of the Proposed Transaction at an exchange ratio of 0.730 of a share of CEIX Common Stock per CCR Common Unit and provided the Conflicts Committee with its final valuation analysis with respect to the Proposed Transaction. Following the presentation by Intrepid, Sidley reviewed with the Conflicts Committee the final terms of the Merger Agreement that had been negotiated with CEIX. Sidley also summarized its legal due diligence review in connection with the Proposed Transaction. The Conflicts Committee discussed with its advisors the reasons for, negative factors weighing against, and procedural considerations relating to the Proposed Transaction, a list of which is described under “—Approval of the Conflicts Committee and the GP Board and their Reasons for the Merger.” Upon the request of the Conflicts Committee, Intrepid then rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s opinion, as of the date thereof, the exchange ratio in the Proposed Transaction was fair, from a financial point of view, to the CCR Unaffiliated Unitholders (as defined below under “—Opinion of the Financial Advisor to the Conflicts Committee”). Following receipt of Intrepid’s fairness opinion and further discussion with Intrepid and Sidley, the Conflicts Committee unanimously adopted resolutions that (i) determined that the Merger, including the Merger Agreement and the transactions contemplated thereby, are in the best interests of CCR and the CCR Public Unitholders, (ii) approved the Merger, including the Merger Agreement and the transactions contemplated thereby (such approval constituting Special Approval as defined in the Partnership Agreement), (iii) recommended that the GP Board approve the Merger, including the Merger Agreement and the transactions contemplated thereby and (iv) recommended that the GP Board direct that the Merger Agreement be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent to approve the Merger pursuant to the Partnership Agreement.

Later on October 22, 2020, at a special meeting of the GP Board attended by representatives of management of the General Partner and Latham, the Conflicts Committee provided a report to the GP Board as to its determinations in respect of the Proposed Transaction, including its recommendation that the GP Board approve the Merger, including the Merger Agreement and the transactions contemplated thereby, and as to its receipt of the oral opinion of Intrepid described above. Following discussion between the GP Board and the Conflicts Committee with respect to the report and the Proposed Transaction, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, (i) determined that the forms, terms and provisions of the Transaction Documents and the respective transactions contemplated thereby, including the Merger, are in the best interests of CCR and the CCR Unitholders, (ii) authorized the execution and delivery of the Transaction Documents and the consummation of the respective transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (iii) directed that the adoption of the Merger Agreement and the approval of the Merger be submitted to a vote of the CCR Limited Partners and authorized the CCR Limited Partners to act by written consent pursuant to the terms of the Partnership Agreement.

Following the meetings of the CEIX Board, the Conflicts Committee and the GP Board, CEIX, Holdings, Merger Sub, CCR and the General Partner executed the Merger Agreement and CEIX and CCR executed the Support Agreement.

On October 23, 2020, CEIX and CCR issued a joint press release announcing the execution of the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The unanimous approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the members of the Conflicts Committee constitutes “Special Approval” under the Partnership Agreement. Under Section 7.09 of the Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its affiliates, on the one hand, and CCR, any partner of CCR or any person with an interest in partnership interests of CCR, on the other hand, any resolution, course of action or transaction will be conclusively deemed approved by all of the partners of CCR and any person with an interest in the limited partner interests of CCR and will not constitute a breach of the Partnership Agreement or of any duty stated or implied by law or equity, if the resolution or course of action is approved by Special Approval, namely approval by a majority of the members of the Conflicts Committee.

Under Section 7.10(b) of the Partnership Agreement, any action taken or omitted to be taken by the General Partner in reliance upon the advice or opinion of an investment banker, among others, as to matters reasonably believed to be in such person’s professional or expert competence will be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such opinion.

Approval of the CEIX Board and its Reasons for the Merger

At a meeting held on October 22, 2020, the CEIX Board, by unanimous vote, with the exception of Joseph P. Platt, who recused himself from deliberations relating to the Merger, (i) determined that the forms, terms and provisions of the Transaction Documents and the respective transactions contemplated thereby, including the Merger and the CEIX Stock Issuance, are in the best interests of CEIX and the CEIX Stockholders, (ii) authorized the execution and delivery of the Transaction Documents and the consummation of the respective transactions contemplated thereby, including the Merger and the CEIX Stock Issuance, on the terms and subject to the conditions set forth in the Transaction Documents, (iii) authorized the submittal of a proposal to approve the CEIX Stock Issuance to a vote of the CEIX Stockholders at the CEIX Stockholder Meeting and (iv) resolved to recommend approval of the CEIX Stock Issuance by the CEIX Stockholders at the CEIX Stockholder Meeting

The CEIX Board considered various factors in making its determination. The CEIX Board consulted with CEIX management and CEIX’s legal and financial advisors in its evaluation of the Merger and viewed the following factors as generally favorable in its determination and approval of the Merger Agreement and the transactions contemplated thereby, including the CEIX Stock Issuance:

•	The Merger is expected to simplify CEIX’s organizational structure and allow CEIX to eliminate further downside risk faced by MLPs.

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The Merger is expected to result in a larger market capitalization and public float, which, together with the simplified corporate structure, is expected to attract a broader universe of investors and enhance access to debt capital markets.

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The increase in liquidity anticipated to result from the Merger is expected to allow the combined company to access a deeper pool of capital to finance future growth at an improved cost of capital over time.

•	The combined company will be a single public vehicle providing all investors with 100% access to the Pennsylvania Mining Complex, the CONSOL Marine Terminal and the Itmann Met Coal Project.

•	The Merger is expected to result in streamlined financial reporting of the combined company, leading to increased transparency for equity and debt investors.

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The Merger is expected to result in an immediate enhancement to CEIX’s estimated organic free cash flow per share for fiscal year 2021, allowing for acceleration of deleveraging and improved consolidated credit metrics, and it is anticipated to result in approximately $3.0 million of cost synergies per year to the combined company from the elimination of dual public company reporting costs.

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The Merger is expected to accelerate capital returns to CEIX Stockholders as the combined company is anticipated to have a net leverage ratio below 2.0x pursuant to the terms of CEIX’s credit agreement, which would permit dividends and/or participation in share buybacks.

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The financial and other terms of the Merger Agreement and related documents, including the conditions to the parties’ respective obligations thereunder and the circumstances in which the Merger Agreement and related documents may be terminated, and the CEIX Board’s review of such terms with CEIX management and CEIX’s legal and financial advisors.

•	The fact that the delivery of the Written Consent by CEIX pursuant to the Support Agreement will satisfy the Required Limited Partner Written Consent. See “Support Agreement.”

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The fact that the Exchange Ratio is fixed, which protects against CEIX being required to issue additional equity in the event that the market price of shares of CEIX Common Stock decreases prior to Closing and/or the market price of CCR Common Units appreciates prior to Closing.

•	The requirement that CEIX Shareholder Approval be obtained as a condition to the CEIX Stock Issuance in connection with the Merger.

•	The CEIX Board’s familiarity with the businesses, assets, liabilities, results of operations, financial condition and competitive positions of CEIX and CCR.

•

The separate opinions of Citi and Credit Suisse, each dated October 22, 2020, to the CEIX Board as to the fairness, from a financial point of view and as of such date, to CEIX of the Exchange Ratio provided for pursuant to the Merger Agreement, which opinions were based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below under the heading “—Opinions of CEIX’s Financial Advisors.”

The CEIX Board viewed the following factors as generally negative or unfavorable in making a determination and recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the CEIX Stock Issuance:

•

The fact that the Exchange Ratio is fixed, and therefore the value of the Merger Consideration payable to the CCR Public Unitholders will increase in the event that the market price of shares of CEIX Common Stock increases prior to Closing and will not decrease in the event the market price of CCR Common Units declines.

•	The risk that the potential financial and operational benefits expected from the Merger might not be fully realized.

•	The risk that CEIX may be obligated to consummate the Merger even if there are material negative developments or events at CCR during the Interim Period.

•	The attention of management and employees may be diverted during the Interim Period, which may negatively affect CEIX’s and CCR’s businesses.

•	The Merger Agreement restricts the conduct of CEIX’s and CCR’s businesses during the Interim Period.

•	Litigation may be commenced in connection with the Merger, and that litigation may increase costs and result in a diversion of management focus.

•

The risk that the Merger might not be completed in a timely manner or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and that a failure to complete the Merger could negatively affect the trading price of shares of CEIX Common Stock.

•	The potential that the investment community might not appreciate a combined company and, as a result, the trading price of shares of CEIX Common Stock could be negatively impacted.

After taking into account all of the factors set forth above, as well as others, the CEIX Board concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the CEIX Stock Issuance, are in the best interests of CEIX and the CEIX Stockholders.

The foregoing discussion is not intended to be exhaustive, but it is intended to address the material information and principal factors considered by the CEIX Board in considering the Merger. In view of the number and variety of factors and the amount of information considered, the CEIX Board did not find it practicable to, and did not make specific assessments of, quantify or assign relative weights to, the specific factors considered in reaching its determination. In addition, the CEIX Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the CEIX Board may have given different weights to different factors. The CEIX Board made its recommendation based on the totality of the information presented to, and the investigation conducted by, the CEIX Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Approval of the Conflicts Committee and the GP Board and their Reasons for the Merger

The Conflicts Committee consists of three independent directors of the GP Board: Michael L. Greenwood, Dan D. Sandman and Jeffrey L. Wallace. The GP Board authorized the Conflicts Committee to (i) consider, review, evaluate and analyze any potential conflicts arising in connection with the Merger and the Related Arrangements, (ii) consider, review, evaluate and analyze the terms and conditions of the Merger and the Related Arrangements on behalf of CCR and the CCR Public Unitholders, (iii) negotiate the terms and conditions of the Merger and the Related Arrangements on behalf of CCR and the CCR Public Unitholders, (iv) determine whether the Merger and Related Arrangements are in the best interests of CCR and the CCR Public Unitholders and (v) determine whether or not to approve, and, if so approved, whether or not to recommend that the GP Board approve (including that the GP Board recommend approval by the CCR Limited Partners), the Merger and Related Arrangements, with such approval of the Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement.

The Conflicts Committee retained Sidley as its legal counsel and Intrepid as its independent financial advisor. The Conflicts Committee believed that Intrepid was independent based on the lack of material business relationships between Intrepid and CEIX, CCR and their respective affiliates. The Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of the Proposed Transaction (including the withholding of the Special Approval and maintaining the status quo) and conducted negotiations with CEIX and its representatives with respect to the Merger Agreement and other Related Arrangements.

The Conflicts Committee, at a meeting held on October 22, 2020, by unanimous vote, (i) determined that the Merger, including the Merger Agreement and the transactions contemplated thereby, are in the best interests of CCR and the CCR Public Unitholders, (ii) approved the Merger, including the Merger Agreement and the transactions contemplated thereby (such approval constituting Special Approval as defined in the Partnership Agreement), (iii) recommended that the GP Board approve the Merger, including the Merger Agreement and the transactions contemplated thereby and (iv) recommended that the GP Board direct that the Merger Agreement be submitted to a vote of the CCR Limited Partners and authorized the CCR Limited Partners to act by written consent to approve the Merger pursuant to the Partnership Agreement.

At a meeting held on October 22, 2020, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, (i) determined that the forms, terms and provisions of the Transaction Documents and the respective transactions contemplated thereby, including the Merger, are in the best interests of CCR and the CCR Unitholders, (ii) authorized the execution and delivery of the Transaction Documents and the consummation of the respective transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (iii) directed that the adoption of the Merger Agreement and the approval of the Merger be submitted to a vote of the CCR Limited Partners and authorized the CCR Limited Partners to act by written consent pursuant to the terms of the Partnership Agreement.

The Conflicts Committee consulted with its financial and legal advisors and considered both positive and negative factors in making its determination and approvals, and the related recommendation to the GP Board.

The Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the GP Board:

•	The financial terms offered to the CCR Public Unitholders, including:

•	The Exchange Ratio, which represents:

•

a premium of 1.2% to the exchange ratio implied by the closing prices on October 21, 2020, the day prior to the date on which the Conflicts Committee approved the Merger Agreement and made a recommendation to the Board that it also approve the Merger Agreement; and

•	a premium of 2.4%, 1.9% and 5.5% to the exchange ratio implied by the 10-day, 20-day, and 30-day volume-weighted average prices, respectively.

•

The Exchange Ratio of 0.730 represents a 10.6% increase over CEIX’s initially proposed exchange ratio of 0.660 of a share of CEIX Common Stock for each CCR Common Unit, which represented a 1.8% discount to the exchange ratio implied by the closing prices on September 17, 2020, the date of such initial proposal.

•	The Conflicts Committee’s belief that the Exchange Ratio was the highest exchange ratio the CEIX Board would be willing to pay the CCR Public Unitholders.

•

The Exchange Ratio is fixed, and therefore the value of the consideration payable to the CCR Public Unitholders based on such ratio will increase in the event that the market price for shares of CEIX Common Stock increases relative to any change in the market price of CCR Common Units prior to the closing of the Merger.

•

CEIX’s status as a corporation and its size following the Merger provide a number of benefits relative to CCR’s MLP structure, including the following beliefs and expectations of the Conflicts Committee that:

•

corporations attract a broader group of investors as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations;

•

shares of CEIX Common Stock will provide greater liquidity to CCR Public Unitholders than CCR Common Units because shares of CEIX Common Stock have a larger average daily trading volume, a broader investor base and a larger public float;

•

CCR Public Unitholders will benefit, as CEIX Stockholders, from enhanced voting and other rights, including the ability to vote in the election of directors, as stockholders of a corporation as opposed to unitholders of an MLP controlled by a general partner; and

•

because investor sentiment currently favors corporate structures over MLP structures, the Conflicts Committee believes that shares of CEIX Common Stock offer the CCR Public Unitholders a greater opportunity to benefit from any rebound in coal prices, including through any resulting increase in the price of shares of CEIX Common Stock.

•	CEIX’s and CCR’s expectation that the Merger will simplify the corporate structure of CEIX and its subsidiaries, thereby:

•	eliminating potential conflicts of interest between CEIX and CCR; and

•	creating synergies in the form of cost savings and other operating efficiencies, including costs associated with maintaining CCR as a separate public entity.

•

The financial presentation and opinion of Intrepid, dated October 22, 2020, to the Conflicts Committee that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Intrepid as set forth in its written opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to the CCR Unaffiliated Unitholders (as defined under “—Opinion of the Financial Advisor to the Conflicts Committee”).

•	The concern that CCR has limited growth prospects on a standalone basis due to:

•	CCR’s high equity cost of capital and the lack of access to public equity markets for MLPs; and

•	CCR’s limited ability to a obtain third party debt financing.

•

The belief that the combined company will have a stronger financial and credit profile, given its more diverse asset base and stronger balance sheet, with greater access to equity markets and debt financing.

•	The belief that the combined company will have enhanced flexibility to further de-lever its balance sheet.

•

The belief that potential alternative transactions involving third parties would not be achievable due to CEIX’s control of the General Partner and its ownership of approximately 60.7% of the CCR Common Units.

•	The terms and conditions of the Merger were determined through arm’s-length negotiations between CEIX and the Conflicts Committee and their respective representatives and advisors.

•	The terms of the Merger Agreement, principally:

•

CEIX’s obligation to reimburse certain of CCR’s expenses, up to $3.5 million, in connection with a termination of the Merger Agreement as a result of (i) the failure of the CEIX Stockholders to approve the CEIX Stock Issuance or (ii) a material uncured breach by CEIX of the Merger Agreement;

•

the operating covenants of CEIX providing protection to CCR Public Unitholders prior to the closing of the Merger by restricting the ability of CEIX to take certain actions prior to the closing of the Merger that could reduce the value of shares of CEIX Common Stock received by the CCR Public Unitholders in the Merger;

•	limited closing conditions, including the absence of any required regulatory approvals;

•	the lack of any break-up fee payable by CCR for termination of the Merger Agreement in accordance with its terms;

•	CEIX is not permitted to terminate the Merger Agreement upon a change of the recommendation of the CEIX Board;

•	the requirement that, unless the Merger Agreement is terminated, CEIX must submit the CEIX Stock Issuance Proposal to the CEIX Stockholders for approval; and

•	the lack of any financing condition to CEIX’s obligation to consummate the Merger.

•

The terms of the Support Agreement entered into by CEIX, pursuant to which CEIX irrevocably and unconditionally agreed to deliver the Written Consent covering all of the CCR Common Units beneficially owned by CEIX, approving the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, within two business days following the effectiveness of the registration statement of which this consent solicitation statement/proxy statement/prospectus forms a part, which will be sufficient to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CCR Limited Partners.

The Conflicts Committee considered the following factors to be generally negative or unfavorable in arriving at its determinations and approvals, and the related recommendation to the GP Board:

•	The Merger is expected to be a taxable transaction to CCR Public Unitholders for U.S. federal income tax purposes.

•

Following the Merger, the income of the resulting combined entity will be subject to double taxation (at the combined company and stockholder levels) for U.S. federal income tax purposes because CEIX is a corporation, while the income of CCR is currently only subject to one level of taxation (at the unitholder level) because CCR is a partnership.

•

The fact that the delivery of the Written Consent by CEIX with respect to the CCR Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger, and the affirmative vote of the CCR Public Unitholders is not needed to approve the Merger Agreement and the Merger.

•

The Exchange Ratio is fixed, and therefore the value of the consideration payable to CCR Public Unitholders based on the Exchange Ratio will decrease in the event that the market price of shares of CEIX Common Stock decreases relative to any change in the market price of CCR Common Units prior to the closing of the Merger.

•	The risk that the potential benefits sought in the Merger might not be fully realized.

•	The CEIX Stock Issuance is subject to approval by a majority of the total votes cast on such proposal at a meeting of CEIX Stockholders.

•

The Merger may not be completed in a timely manner or at all, which could result in significant costs and disruption to CCR’s normal business (beyond any applicable reimbursement) and may result in a decline in the trading price of CCR Common Units.

•

The Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of CCR. Because CEIX controls CCR, it was considered unrealistic for CCR to expect or pursue an unsolicited third-party acquisition proposal or offer for the assets or control of CCR or for the Conflicts Committee to have conducted an auction for the acquisition of such assets or control of CCR.

•

Certain terms of the Merger Agreement, principally the provisions obligating CCR to reimburse certain CEIX expenses, up to $3.5 million, in connection with the termination of the Merger Agreement by CEIX as a result of a material uncured breach by CCR under the Merger Agreement.

•	CCR Public Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the Partnership Agreement or Delaware law.

•	CCR Public Unitholders will be foregoing any benefits that would have been realized by remaining CCR Unitholders on a standalone basis.

•	Litigation may occur in connection with the Merger and such litigation may increase the costs associated with the Merger and result in a diversion of management focus.

•	CEIX has certain employee-related legacy liabilities that CCR does not have.

•

The executive officers and directors of the General Partner who are employees of CEIX may have interests in the Merger that are different from, or in addition to, the interest of CCR Unitholders generally, including CCR Public Unitholders.

In addition to the factors described above, the Conflicts Committee considered the following procedural factors in making its determination that the Merger Agreement and the transactions contemplated thereby are in the best interests of CCR and the CCR Public Unitholders:

•

The Conflicts Committee’s retention of financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, the coal industry generally, and CEIX and CCR in particular, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger.

•

Each member of the Conflicts Committee satisfies the requirements for serving on the Conflicts Committee as required under the Partnership Agreement, including the requirement that all members of the Conflicts Committee be independent directors.

•

The members of the Conflicts Committee have served on the GP Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of CCR.

•	The members of the Conflicts Committee will be appropriately compensated for their services, and their compensation was in no way contingent on their approving the Merger.

•	The Merger Agreement, which:

•

provides that CEIX may not (i) eliminate the Conflicts Committee, (i) revoke or diminish of the authority of the Conflicts Committee or (iii) remove any member of the Conflicts Committee from the Conflicts Committee or the GP Board prior to the closing of the Merger without the consent of the Conflicts Committee;

•	requires that any amendment to, waiver of any provision of or the termination of the Merger Agreement by CCR be approved by the Conflicts Committee; and

•	the Conflicts Committee may terminate the Merger Agreement without the consent of the GP Board following a material uncured breach by CEIX under the Merger Agreement.

•	The members of the Conflicts Committee have not been requested to serve on the CEIX Board following the Merger and intend to resign from the GP Board concurrently with the closing of the Merger.

•

Although no specific issues came to the attention of the Conflicts Committee with respect to information it was provided, the Conflicts Committee was aware that CEIX, as the party controlling CCR, controlled the delivery and presentation of information the Conflicts Committee received for purposes of evaluating the merger and the fairness of the Merger Consideration (as defined in the Merger Agreement).

•	The Conflicts Committee had no obligation to recommend any transaction, including the proposal put forth by CEIX.

After taking into account all of the factors set forth above, as well as others, the Conflicts Committee concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger, including the Merger Agreement and the transactions contemplated thereby, are in the best interests of CCR and the CCR Public Unitholders.

The foregoing discussion is not intended to be exhaustive but is intended to address the material information and principal factors considered by the Conflicts Committee in considering the Merger. In view of the number and variety of factors and the amount of information considered, the Conflicts Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Conflicts Committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Conflicts Committee may have given different weights to different factors. The Conflicts Committee made its recommendation based on the totality of information presented to, and the investigation conducted by, the Conflicts Committee. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Unaudited Financial Projections of CEIX and CCR

In connection with the proposed Merger, CEIX management (in its capacity as management of CEIX and as management of the General Partner) prepared projections relating to CEIX and CCR (without giving effect to the Merger) that included future financial and operating performance. These non-public projections were provided to Intrepid for use and reliance in its financial analysis in preparation of its opinion to the Conflicts Committee. Such projections also were provided to CEIX’s financial advisors, Citi and Credit Suisse, for their use and reliance in connection with their respective financial analyses and opinions described under the heading “—Opinions of CEIX’s Financial Advisors.” A summary of these projections is included below to give holders of CCR Public Common Units and CEIX Stockholders access to certain non-public unaudited prospective financial information that was made available to the Conflicts Committee, the GP Board, the CEIX Board and CEIX’s and the Conflicts Committee’s respective financial advisors in connection with the proposed Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind. None of CEIX, CCR or any of their respective affiliates, advisors, officers, directors, managers or representatives has made or makes any representation or can give any assurance to any CCR Limited Partner or CEIX Stockholder, or any other person regarding the ultimate performance of CEIX or CCR compared to the summarized information set forth below or that any such results will be achieved.

The summary projections set forth below summarize the projections made available to the parties to the Merger and their respective legal and financial advisors. The inclusion of the following summary projections in this consent solicitation statement/proxy statement/prospectus should not be regarded as an indication that CEIX, CCR or their respective representatives considered or consider the projections to be necessarily predictive of actual future performance or events, and the summary projections set forth below should not be relied upon as such.

While CEIX and CCR provide public earnings guidance from time to time, CEIX and CCR do not as a matter of course publicly disclose other financial forecasts as to future earnings or financial performance or results because of, among other reasons, the uncertainty underlying assumptions and estimates. The CEIX and CCR projections summarized below were prepared by CEIX management (in CEIX’s individual capacity and in its capacity as the sole member of the General Partner). The CEIX and CCR projections were only prepared for internal purposes and not with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants but, in the view of CEIX management (in CEIX’s individual capacity and in its capacity as the sole member of the General Partner), were prepared on a reasonable basis and reflect the best currently available estimates and judgments. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this consent solicitation statement/proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither CEIX’s and CCR’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Ernst & Young LLP reports incorporated by reference into this consent solicitation statement/proxy statement/prospectus with respect to CEIX and CCR relate to the historical financial information of CEIX and CCR, respectively. Such reports do not extend to the projections included below and should not be read to do so. Neither the CEIX Board nor the GP Board prepared, and none of the GP Board, the Conflicts Committee, the General Partner, CEIX, the CEIX Board or any other party gives any assurance to any CCR Limited Partner or CEIX Stockholder regarding, the summarized information.

The internal financial projections of CEIX and CCR are, in general, prepared primarily for internal use. Such internal forecasts are inherently subjective in nature, susceptible to interpretation and, accordingly, such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of CEIX or CCR. CEIX management (in CEIX’s individual capacity and in its capacity as the sole member of the General Partner), consistent with past presentations to the CEIX Board and the GP Board and public guidance representations, develops its financial forecasts according to several criteria. Additionally, prospective mergers and acquisitions and any prospective projects were excluded from the financial projections. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the following projected financial information was based will be realized. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased given the length of time in the future over which these assumptions apply. Any assumptions and projections in early periods could have a compounding effect on the projections shown for later periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of CEIX and CCR. Although CEIX management believes that there was a reasonable basis for its projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and become less predictive with the length of the forecasted period. The projections are forward-looking statements and are subject to risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

	Year Ended December 31,
($ in millions)	2020E	2021E	2022E	2023E	2024E
CEIX (consolidated)
Sales Tons (millions)	19.3	23.6	22.9	22.9	22.0
Revenue	$1,019.5	$1,093.2	$1,047.7	$1,057.2	$1,041.9
Adjusted EBITDA(1)	$263.3	$281.7	$246.5	$272.5	$235.7
CapEx	$93.2	$126.1	$125.6	$97.6	$99.0
CCR
Sales Tons (millions)	4.8	5.9	5.7	5.7	5.5
Revenue	$222.6	$247.5	$234.7	$236.4	$232.0
Adjusted EBITDA(1)	$63.2	$68.1	$58.3	$64.4	$56.1
CapEx	$18.4	$29.6	$29.7	$23.3	$23.1

(1)

CEIX and CCR define Adjusted EBITDA, a non-GAAP financial measure, as net income (loss) plus income taxes, net interest expense, depreciation, depletion and amortization and adjustments for certain non-cash transactions.

NONE OF CEIX, CCR OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS OR MANAGERS INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS PRESENTED ABOVE TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinions of CEIX’s Financial Advisors

Opinion of Citigroup Global Markets Inc.

CEIX has engaged Citi as a co-financial advisor to CEIX in connection with the proposed Merger. In connection with Citi’s engagement, the CEIX Board requested that Citi evaluate the fairness, from a financial point of view, to CEIX of the Exchange Ratio provided for pursuant to the Merger Agreement. On October 22, 2020, at a meeting of the CEIX Board held to evaluate the proposed Merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated October 22, 2020, to the CEIX Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to CEIX.

The full text of Citi’s written opinion, dated October 22, 2020, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex C to this consent solicitation statement/proxy statement/prospectus and is incorporated into this consent solicitation statement/proxy statement/prospectus by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the CEIX Board (in its capacity as such) in connection with its evaluation of the

Exchange Ratio from a financial point of view to CEIX and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of CEIX to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for CEIX or the effect of any other transaction which CEIX might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed a draft, provided to Citi on October 22, 2020, of the Merger Agreement;

•	held discussions with certain senior officers, directors and other representatives of CEIX concerning the businesses, operations and prospects of CCR and CEIX;

•

reviewed certain publicly available and other business and financial information relating to CCR and CEIX provided to or discussed with Citi by the management of CEIX, including certain financial forecasts and other information and data relating to CCR and CEIX provided to or discussed with Citi by the management of CEIX;

•

reviewed certain information and data provided to or discussed with Citi by the management of CEIX relating to potential cost savings, strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by such management to result from the Merger;

•

reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices of CCR Common Units and CEIX Common Stock, the financial condition and certain historical and projected financial and operating data of CCR and CEIX, and the capitalization of CCR and CEIX;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations Citi considered relevant in evaluating those of CCR and CEIX;

•	reviewed, for informational purposes and to the extent publicly available, financial terms of certain transactions involving master limited partnerships;

•

reviewed, for informational reference, certain potential pro forma financial effects of the Merger on CEIX utilizing the financial forecasts and other information and data relating to CEIX and CCR and the potential cost savings, strategic implications and financial and operational benefits referred to above; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management and other representatives of CEIX that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data that Citi was directed to utilize in its analyses, Citi was advised by the management of CEIX and Citi assumed, with CEIX’s consent, that such financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to, and were a reasonable basis upon which to evaluate, the future financial performance of CCR and CEIX, the potential cost savings, strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of CEIX to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data were based) provided to or otherwise reviewed by or discussed with Citi and Citi assumed, with CEIX’s consent, that the financial results, including with respect to the potential cost savings, strategic implications and financial and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.

Citi relied, at CEIX’s direction, upon the assessments of the management of CEIX as to, among other things, (i) the coal reserves, mine development and other exploration, development and production activities of CCR and CEIX and related expenditures and capital funding requirements, (ii) the potential impact on CCR and CEIX of macroeconomic, geopolitical, market, competitive, seasonal, cyclical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the coal industry, including with respect to the basins and geographic regions in which CCR and CEIX operate, environmental regulations and supply and demand for coal, which is subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion, (iii) matters relating to employee benefit, asset retirement and other obligations of CCR and CEIX, including with respect to associated liabilities and servicing costs, and (iv) CCR’s and CEIX’s respective existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key managers or employees, customers, service providers and other commercial relationships. Citi assumed, with CEIX’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on CCR, CEIX or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion.

Citi did not make and Citi was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of CCR, CEIX or any other entity and Citi did not make any physical inspection of the properties or assets of CCR, CEIX or any other entity. Citi did not conduct or provide geological, environmental or other technical assessments and is not an expert in the evaluation of coal reserves or properties and Citi expressed no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of CCR, CEIX or any other entity. Citi did not evaluate the solvency or fair value of CCR, CEIX or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to the potential impact on CCR, CEIX or any other entity of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations.

Citi assumed, with CEIX’s consent, that the Merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on CCR, CEIX or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Representatives of CEIX advised Citi, and Citi also assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi’s opinion, as set forth therein, relates to the relative values of CCR and CEIX. Citi did not express any view or opinion as to the actual value of CEIX Common Stock or any other securities when issued in the Merger or the prices at which CEIX Common Stock, CCR Common Units or any other securities would trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting CCR,

CEIX or the Merger (including the contemplated benefits thereof), and Citi relied, with CEIX’s consent, upon the assessments of representatives of CEIX as to such matters.

Citi’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio (to the extent expressly specified therein) and Citi’s opinion did not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any written consent, support agreement or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Citi expressed no view as to, and Citi’s opinion did not address, the underlying business decision of CEIX to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for CEIX or the effect of any other transaction which CEIX might engage in or consider. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the CEIX Board was aware, the credit, financial and stock markets, the industry in which CCR and CEIX operate and the respective securities of CCR and CEIX have experienced and may continue to experience volatility, and the political policies and risk relevant to the conduct of CCR’s and CEIX’s businesses are or could be subject to significant uncertainty, and Citi expressed no view or opinion as to any potential effects of such volatility or uncertainty on CCR, CEIX or the Merger (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of CCR and CEIX. No company or business reviewed is identical or directly comparable to CCR or CEIX and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or businesses reviewed or the results from any particular analysis.

The estimates contained in Citi’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between the Special Committee of CEIX and the Conflicts Committee of CCR and the decision of CEIX to enter into the Merger Agreement was solely that of the CEIX Board. Citi’s opinion was only one of many factors considered by the CEIX Board in its evaluation of the Exchange Ratio and should not be viewed as determinative of the views of the CEIX Board or management of CEIX with respect to the Merger or the consideration payable in the Merger.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses reviewed with the CEIX Board and performed by Citi in connection with Citi’s opinion, dated October 22, 2020. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. For purposes of the financial analyses described below, the term (i) “adjusted EBITDAP” refers to earnings before interest, taxes, depreciation (and/or depletion) and amortization, adjusted, as applicable, for certain non-recurring, non-cash and other items and pension and other employee legacy liability-related expenses and (ii) “CEIX’s asset EBITDAP” refers to adjusted EBITDAP attributable to CEIX excluding its limited partner interests in CCR, referred to as LP interests, and its general partner interests in CCR, referred to as GP interests.

In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per unit equity value reference ranges derived for CCR from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for CEIX from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges.

Selected Public Companies Analyses. Citi performed separate selected public companies analyses of CCR and CEIX in which Citi reviewed certain financial and stock market information relating to CCR, CEIX and selected publicly traded companies as described below.

CCR. In its selected public companies analysis of CCR, Citi reviewed certain financial and stock market information relating to CCR and the following four selected U.S. publicly traded entities in the coal industry offering coal products similar to those of CCR that Citi considered generally relevant for purposes of analysis, collectively referred to as the “CCR selected companies:”

•	Alliance Resource Partners, L.P.

•	Arch Resources, Inc.

•	CEIX

•	Peabody Energy Corporation

Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing share or unit prices on October 21, 2020 plus total debt and non-controlling interests (as applicable) less cash, cash equivalents and investments in unconsolidated affiliates (as applicable) as adjusted for certain tax-affected employee legacy liabilities, as a multiple of calendar year 2021 estimated adjusted EBITDAP. Financial data of the CCR selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of CCR was based on financial forecasts and estimates of the management of CEIX, public filings and other publicly available information.

The overall low to high calendar year 2021 estimated adjusted EBITDAP multiples observed for the CCR selected companies were 3.5x to 6.4x (with a median of 4.5x). Citi applied a selected range of calendar year 2021 estimated adjusted EBITDAP multiples derived from the CCR selected companies of 4.0x to 5.0x to corresponding data of CCR based on financial forecasts and estimates of the management of CEIX. This analysis indicated a selected approximate implied equity value reference range for CCR of $3.04 to $5.48 per unit.

CEIX. Citi performed a selected public companies analysis of CEIX on a sum-of-the-parts basis to derive an approximate implied per share equity value reference range for CEIX, taking into account (i) CEIX’s asset EBITDAP, (ii) CEIX’s LP interests and GP interests and (iii) CEIX’s affiliate loan facility with CCR.

In evaluating CEIX’s asset EBITDAP, Citi reviewed certain financial and stock market information relating to CEIX and the following four selected U.S. publicly traded entities in the coal industry offering coal products similar to those of CEIX that Citi considered generally relevant for purposes of analysis, collectively referred to as the “CEIX selected companies:”

•	Alliance Resource Partners, L.P.

•	Arch Resources, Inc.

•	CCR

•	Peabody Energy Corporation

Citi reviewed, among other information, adjusted enterprise values, calculated as implied equity values based on closing share or unit prices on October 21, 2020 plus total debt and non-controlling interests (as applicable) and less cash, cash equivalents and investments in unconsolidated affiliates (as applicable) as adjusted for certain tax-affected employee legacy liabilities, as a multiple of calendar year 2021 estimated adjusted EBITDAP. Financial data of the CEIX selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of CEIX was based on financial forecasts and estimates of CEIX’s management, public filings and other publicly available information.

The overall low to high calendar year 2021 estimated adjusted EBITDAP multiples observed for the CEIX selected companies were 3.5x to 5.6x (with a median of 4.5x). Citi applied a selected range of calendar year 2021 estimated adjusted EBITDAP multiples derived from the CEIX selected companies of 4.0x to 5.0x to corresponding data of CEIX based on financial forecasts and estimates of the management of CEIX. This analysis indicated an approximate implied reference range for CEIX’s asset EBITDAP of $1,039 million to $1,297 million.

In evaluating CEIX’s LP interests and GP interests, Citi utilized the approximate implied equity value reference range derived for CCR of $3.04 to $5.48 per unit from the selected public companies analysis of CCR described above under “—Selected Public Companies Analyses—CCR,” which indicated an approximate implied reference range for CEIX’s LP interests and GP interests of $53 million to $95 million. CEIX’s affiliate loan facility with CCR was taken into account at its book value (as of June 30, 2020) based on public filings.

The analyses described above for CEIX on a sum-of-the-parts basis indicated an overall approximate implied equity value reference range for CEIX of $1.20 to $11.95 per share.

Utilizing the approximate implied per unit equity value reference range derived for CCR and the approximate implied per share equity value reference range derived for CEIX described above, Citi calculated the following approximate implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.2544x – 4.5667x	0.7300x

Discounted Cash Flow Analyses. Citi performed separate discounted cash flow analyses of CCR and CEIX as described below.

CCR. Citi performed a discounted cash flow analysis of CCR by calculating the estimated present value (as of June 30, 2020) of the standalone unlevered free cash flows that CCR was forecasted to generate during the second half of the fiscal year ending December 31, 2020 through the full fiscal year ending December 31, 2024 based on financial forecasts and estimates of CEIX’s management. Citi calculated implied terminal values for CEIX by applying to CEIX’s fiscal year 2024 estimated adjusted EBITDAP a selected range of adjusted EBITDAP multiples of 4.1x to 5.1x. The present values (as of June 30, 2020) of the cash flows and terminal values were then calculated using a selected range of discount rates of 9.8% to 10.5%. This analysis indicated an approximate implied equity value reference range for CCR of $3.25 to $4.80 per unit.

CEIX. Citi performed a discounted cash flow analysis of CEIX on a sum-of-the-parts basis to derive an approximate implied per share equity value reference range for CEIX, taking into account (i) CEIX’s asset EBITDAP, (ii) CEIX’s LP interests and GP interests and (iii) CEIX’s affiliate loan facility with CCR.

In evaluating CEIX’s asset EBITDAP, the estimated present value (as of June 30, 2020) of the standalone unlevered free cash flows associated with CEIX’s asset EBITDAP forecasted to be generated during the second half of the fiscal year ending December 31, 2020 through the full fiscal year ending December 31, 2024 was calculated based on financial forecasts and estimates of CEIX’s management. Citi calculated implied terminal values by applying to CEIX’s fiscal year 2024 estimated asset EBITDAP a selected range of adjusted EBITDAP multiples of 4.1x to 5.1x. The present values (as of June 30, 2020) of the cash flows and terminal values were then calculated using a selected range of discount rates of 9.3% to 10.1%. This analysis indicated an approximate implied reference range for CEIX’s asset EBITDAP of $1,194 million to $1,380 million.

In evaluating CEIX’s LP interests and GP interests, Citi utilized the approximate implied equity value reference range for CCR of $3.25 to $4.80 per unit derived from the discounted cash flow analysis of CCR described above under “—Discounted Cash Flow Analyses—CCR,” which indicated an approximate implied reference range for CEIX’s LP interests and GP interests of $56 million to $83 million. CEIX’s affiliate loan facility with CCR was taken into account at its book value (as of June 30, 2020) based on public filings.

The analyses described above for CEIX on a sum-of-the-parts basis indicated an overall approximate implied equity value reference range for CEIX of $5.16 to $12.79 per share.

Utilizing the approximate implied per unit equity value reference range derived for CCR and the approximate implied per share equity value reference range derived for CEIX described above, Citi calculated the following approximate implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.2541x – 0.9302x	0.7300x

Illustrative Has/Gets Analysis. Citi compared the approximate implied per share equity value reference ranges derived for CEIX on a standalone basis described above under “—Selected Public Companies Analyses—CEIX” and “—Discounted Cash Flow Analyses—CEIX” relative to illustrative approximate implied per share equity values on a pro forma basis derived from a selected public companies analysis and discounted cash flow analysis of the combined company after taking into account potential cost savings, strategic implications and financial and operational benefits (collectively, “synergies”) anticipated by the management of CEIX to result from the Merger. Citi utilized (i) in the case of such selected public companies analysis, a selected range of calendar year 2021 estimated adjusted EBITDAP multiples of 4.0x to 5.0x and (ii) in the case of such discounted cash flow analysis, a selected range of terminal year adjusted EBITDAP multiples of 4.1x to 5.1x and a selected range of discount rates of 9.3% to 10.1%. Financial data of CEIX and the pro forma combined company and synergies estimates were based on financial forecasts and estimates of CEIX’s management and public filings, as applicable.

Citi observed that the pro forma ownership of CEIX stockholders in the combined company implied by the Exchange Ratio indicated that the Merger could result in approximate implied equity values on a pro forma basis derived from the selected public companies analysis and discounted cash flow analysis described above of $3.71 to $12.90 per share and $6.45 to $13.05 per share, respectively (relative to $1.20 to $11.95 per share and $5.16 to $12.79 per share, respectively, on a standalone basis). Actual results achieved by CEIX and the pro forma combined company may vary from forecasted results and variations may be material.

Certain Additional Information

Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

•

historical closing prices of CCR Common Units and CEIX Common Stock during the 52-week period ended October 21, 2020, which indicated low and high closing prices during such period for CCR Common Units of $2.82 per unit and $12.56 per unit, respectively, and low and high closing prices of CEIX Common Stock during such period of $3.69 per share and $15.00 per share, respectively, and historical implied exchange ratios of CCR Common Units and CEIX Common Stock during such 52-week period based on daily observed closing prices of such securities, which indicated an approximate implied exchange ratio reference range of 0.5106x to 1.6108x;

•

publicly available Wall Street research analysts’ price targets for CCR Common Units and CEIX Common Stock, which indicated an overall low to high target price range for CCR Common Units of $3.60 to $7.00 per unit (with a median of $5.00 per unit), an overall low to high target price range for CEIX Common Stock of $7.00 to $10.00 per share (with a median of $7.50 per share) and an approximate implied exchange ratio reference range implied by such target price ranges of 0.3600x to 1.0000x;

•

utilizing public filings and other publicly available information, the premiums implied by the consideration paid or proposed to be paid in selected transactions involving acquisitions of master limited partnerships with operations in the natural resources industry based on closing unit prices of the target partnerships involved in such transactions one trading day prior to the public announcement date of the relevant transaction and average closing unit prices of such target partnerships over the one-month period prior to such announcement date; applying the range of one-day and one-month premiums derived from the selected transactions (ranging from (8.7)% to 56.4% and (13.2)% to 33.3%, respectively) to corresponding data of CCR based publicly available information indicated a selected approximate implied equity value reference range for CCR of $2.76 to $4.48 per unit; and

•

the illustrative potential pro forma financial effect of the Merger on CEIX’s fiscal years 2021, 2022, 2023 and 2024 estimated cash flow per share, estimated organic free cash flow per share (calculated as net cash from operating activities less capital expenditures) and estimated free cash flow per share, taking into account potential synergies anticipated by the management of CEIX to result from the Merger, which indicated that the Merger could be accretive to CEIX’s estimated cash flow per share and estimated organic free cash flow per share in each of the fiscal years 2021 through 2024 and dilutive to CEIX’s estimated free cash flow per share in each of the fiscal years 2021 through 2024, in each case based on forecasts and estimates of CEIX’s management.

Miscellaneous

CEIX has agreed to pay Citi for its services in connection with the proposed Merger an aggregate fee of $3 million, of which $1 million was payable upon delivery of Citi’s opinion, $1 million is payable in respect of certain strategic advisory services and the balance is contingent upon consummation of the Merger. In addition, CEIX agreed to reimburse Citi for Citi’s expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

As the CEIX Board was aware, Citi and its affiliates in the past have provided, currently are providing or in the future may provide investment banking, commercial banking and other similar financial services to CEIX, CCR and/or certain of their respective affiliates unrelated to the proposed Merger, for which services Citi and its affiliates have received and expect to receive compensation, including, during the approximately two-year period prior to the date of Citi’s opinion, having acted or acting as co-syndication agent, joint lead arranger, joint bookrunner and administrative agent for, and as a lender under, certain credit facilities of CEIX, for which services Citi and its affiliates received during such approximately two-year period aggregate fees of approximately $2.5 million from CEIX and/or certain of its affiliates. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of CEIX, CCR and/or their respective affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with CEIX, CCR and/or their respective affiliates.

CEIX selected Citi to act as a financial advisor in connection with the proposed Merger based on Citi’s reputation, experience and familiarity with CEIX, CCR and their businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Credit Suisse Securities (USA) LLC

CEIX has engaged Credit Suisse to act as a co-financial advisor to CEIX in connection with the proposed Merger. In connection with this engagement, the CEIX Board requested that Credit Suisse evaluate the fairness, from a financial point of view, to CEIX of the Exchange Ratio provided for pursuant to the Merger Agreement. On October 22, 2020, at a meeting of the CEIX Board held to evaluate the proposed Merger, Credit Suisse rendered an oral opinion, confirmed by delivery of a written opinion dated October 22, 2020, to the CEIX Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to CEIX.

The full text of Credit Suisse’s written opinion, dated October 22, 2020, to the CEIX Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion, is attached to this consent solicitation statement/proxy statement/prospectus as Annex D and is incorporated into this consent solicitation statement/proxy statement/prospectus by reference in its entirety. The description of Credit Suisse’s opinion set forth in this consent solicitation statement/proxy statement/prospectus is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the CEIX Board (in its capacity as such) for its information in connection with its evaluation of the Exchange Ratio from a financial point of view to CEIX and did not address any other terms, aspects or implications of the proposed Merger, the relative merits of the Merger as compared to alternative transactions or strategies that might be available to CEIX or the underlying business decision of the CEIX Board or CEIX to proceed with the Merger. Credit Suisse’s opinion does not constitute advice or a recommendation to any securityholder as to how such securityholder should vote or act on any matter relating to the proposed Merger or otherwise.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, provided to Credit Suisse on October 22, 2020, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to CCR and CEIX;

•

reviewed certain other information relating to CCR and CEIX provided to or discussed with Credit Suisse by the management of CEIX, including certain financial forecasts and estimates relating to CCR and CEIX for the fourth quarter of the fiscal year ending December 31, 2021 through the full fiscal year ending December 31, 2024 provided to Credit Suisse by the management of CEIX and certain estimates provided to Credit Suisse by CEIX’s management with respect to potential cost savings (the “Synergies”) anticipated by such management to result from the Merger;

•	met with the management of CEIX and certain of its representatives to discuss the business and prospects of CCR and CEIX;

•

considered certain financial and stock market data relating to CCR and CEIX, and compared that data with similar publicly available data for companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of CCR and CEIX, respectively;

•	reviewed, for informational purposes and to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and, with CEIX’s consent, Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion. With respect to the financial forecasts and estimates for CCR and CEIX that Credit Suisse was directed to utilize in its analyses, Credit Suisse was advised by the management of CEIX, and Credit Suisse assumed with CEIX’s consent, that such financial forecasts and estimates were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of CCR and CEIX and the other matters covered thereby. With respect to the Synergies that Credit Suisse was directed to utilize in its analyses, Credit Suisse was advised by the management of CEIX, and Credit Suisse assumed with CEIX’s consent, that they were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of CEIX as to such Synergies and Credit Suisse assumed, with CEIX’s consent, that such Synergies would be realized in the amounts and at the times indicated thereby. Credit Suisse also relied, at CEIX’s direction, upon the assessments of the management of CEIX as to matters relating to employee benefit, asset retirement and other obligations of CCR and CEIX, including with respect to associated liabilities and servicing costs. At CEIX’s direction, Credit Suisse assumed that the financial forecasts and estimates (including as to the Synergies) utilized in Credit Suisse’s analyses were a reasonable basis upon which to evaluate CCR, CEIX and the Merger and at CEIX’s direction Credit Suisse relied upon such financial forecasts and estimates for purposes of its analyses and opinion. Credit Suisse expressed no view or opinion with respect to the financial forecasts or estimates for CCR and CEIX (including the Synergies) or the assumptions and methodologies upon which they were based.

Credit Suisse assumed, with CEIX’s consent, that, in the course of obtaining any regulatory or third-party consents, approvals, agreements or waivers in connection with the Merger, no modification, delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on CCR, CEIX or the Merger (including the contemplated benefits thereof) and that the Merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to make, and it did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of CCR, CEIX or any other entity, nor, except for certain reserve reports, was Credit Suisse furnished for purposes of its analyses or opinion with any such evaluations or appraisals. Credit Suisse did not conduct or provide geological, environmental or other technical assessments and is not an expert in the evaluation of coal reserves or properties and Credit Suisse expressed no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of CCR, CEIX or any other entity. Credit Suisse also expressed no view or opinion as to any potential or actual litigation, regulatory action or governmental investigation or possible unasserted claims or other contingent liabilities involving CCR, CEIX or any other entity, or reserves therefor, and Credit Suisse assumed, with CEIX’s consent, that the outcome of any such matters would not be material in any respect to Credit Suisse’s analyses or opinion. With CEIX’s consent, Credit Suisse also assumed that the final form of the Merger Agreement, when executed, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses and opinion.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to CEIX of the Exchange Ratio (to the extent expressly specified in such opinion) and did not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any written consent or support agreement or any other agreement, arrangement or understanding to be entered into in connection with, related to or contemplated by the Merger or otherwise. In addition, Credit Suisse’s opinion did not address the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that CEIX obtained or would obtain such advice or opinions from appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of Credit Suisse’s opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. As CEIX was aware, the credit, financial and stock markets, the industry in which CCR and CEIX operate and the respective securities of CCR and CEIX have experienced and may continue to experience unusual volatility, and the political policies and risk relevant to the conduct of CCR’s and CEIX’s businesses are or could be subject to significant uncertainty, and Credit Suisse expressed no view or opinion as to any potential effects of such volatility or uncertainty on CCR, CEIX or the Merger (including the contemplated benefits thereof). Credit Suisse has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to CEIX, nor did it address the underlying business decision of the CEIX Board or CEIX to proceed with or effect the Merger. Credit Suisse did not express any opinion as to the actual value of shares of CEIX Common Stock when issued pursuant to the Merger or the price or range of prices at which CEIX Common Stock, CCR Common Units or any other securities may be purchased, sold or otherwise transferred at any time.

In preparing its opinion to the CEIX Board, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CCR and CEIX. No company or business used for comparative purposes in Credit Suisse’s analyses is identical to CCR or CEIX, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or businesses analyzed. The estimates contained in Credit Suisse’s analyses and the implied reference ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, determine or recommend the Exchange Ratio, which was determined through negotiations between the Special Committee of CEIX and the Conflicts Committee of CCR, and the decision to enter into the Merger Agreement was solely that of the CEIX Board. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the CEIX Board in its evaluation of the Exchange Ratio and should not be viewed as determinative of the views of the CEIX Board or CEIX’s management with respect to the Merger or the consideration payable in the Merger.

Financial Analyses

The summary of the financial analyses described in this section entitled “—Financial Analyses” is a summary of the material financial analyses reviewed with the CEIX Board in connection with Credit Suisse’s opinion dated October 22, 2020. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. For purposes of the financial analyses described below, the term “EBITDA” refers to earnings before interest, taxes, depreciation (and/or depletion) and amortization, and “adjusted EBITDAP” refers to EBITDA adjusted, as applicable, for certain non-recurring, non-cash and other items, and pension and other employee legacy liability-related expenses.

Selected Public Companies Analyses. Credit Suisse performed separate selected public companies analyses of CCR and CEIX in which Credit Suisse reviewed certain financial and stock market information relating to CCR, CEIX and selected publicly traded companies as described below.

CCR. In its selected public companies analysis of CCR, Credit Suisse reviewed certain financial and stock market information relating to CCR and the following five selected publicly traded entities that Credit Suisse considered generally relevant for purposes of analysis, consisting of three selected publicly traded entities in the coal industry offering coal products similar to those of CCR, referred to as the “selected coal companies,” and two master limited partnerships that have suspended distributions, referred to as the “selected MLPs” and, together with the selected coal companies, collectively referred to as the “CCR selected companies:”

Selected Coal Companies

•	Alliance Resource Partners, L.P.

•	Arch Resources, Inc.

•	Peabody Energy Corporation

Selected MLPs

•	Calumet Specialty Products Partners, L.P.

•	Golar LNG Partners LP

Credit Suisse reviewed, among other information, enterprise values, calculated as implied equity values based on closing share or unit prices on October 21, 2020 plus total debt and market value of non-controlling interests (as applicable) less cash, cash equivalents and investments in unconsolidated affiliates (as applicable) as adjusted for tax-affected employee legacy liabilities (as applicable), as a multiple of calendar year 2021 estimated adjusted EBITDAP or, in the case of the selected MLPs, as a multiple of calendar year 2021 estimated EBITDA. Financial data of the CCR selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of CCR was based on financial forecasts and estimates of the management of CEIX, public filings and other publicly available information.

The overall low to high calendar year 2021 estimated adjusted EBITDAP multiples observed for the selected coal companies were 3.3x to 4.3x (with a mean of 3.9x and a median of 4.0x) and the overall low to high calendar year 2021 estimated EBITDA multiples observed for the selected MLPs were 6.6x to 7.2x (with a mean and median of 6.9x). Credit Suisse noted that the calendar year 2021 estimated adjusted EBITDAP multiple observed for CCR, based on financial forecasts and estimates of CEIX’s management, was 4.1x. Credit Suisse then applied a selected range of calendar year 2021 estimated adjusted EBITDAP multiples of 4.0x to 5.0x to corresponding data of CCR based on financial forecasts and estimates of CEIX’s management. This analysis indicated a selected approximate implied equity value reference range for CCR of $2.84 to $5.43 per unit.

CEIX. In its selected public companies analysis of CEIX, Credit Suisse reviewed certain financial and stock market information relating to CEIX and the selected coal companies, including the overall low to high (and mean and median) calendar year 2021 estimated adjusted EBITDAP multiples observed for the selected coal companies described above under “—Selected Public Companies Analyses—CCR.” Financial data of CEIX was based on financial forecasts and estimates of CEIX’s management, public filings and other publicly available information.

Credit Suisse noted that the calendar year 2021 estimated adjusted EBITDAP multiple observed for CEIX, based on financial forecasts and estimates of CEIX’s management, was 4.4x. Credit Suisse then applied a selected range of calendar year 2021 estimated adjusted EBITDAP multiples of 3.75x to 4.50x to corresponding data of CEIX based on financial forecasts and estimates of CEIX’s management and took into account the book value of CEIX’s affiliate loan facility with CCR (as of June 30, 2020) based on public filings and interest income on such affiliate loan as estimated by CEIX’s management through the fiscal year ending December 31, 2024 discounted to present value. This analysis indicated an overall approximate implied equity value reference range for CEIX of $2.69 to $11.72 per share.

Utilizing the approximate implied per unit equity value reference range derived for CCR and the approximate implied per share equity value reference range derived for CEIX described above, Credit Suisse divided the low-ends (or high-ends, as the case may be) of the range derived for CCR by the high-ends (or low-ends, as the case may be) of such range derived for CEIX in order to calculate the low-ends (or high-ends) of the following approximate implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.243x – 2.015x	0.730x

Discounted Cash Flow Analyses. Credit Suisse performed separate discounted cash flow analyses of CCR and CEIX as described below.

CCR. Credit Suisse performed a discounted cash flow analysis of CCR by calculating the estimated present value (as of September 30, 2020) of the standalone unlevered free cash flows that CCR was forecasted to generate during the fourth quarter of the fiscal year ending December 31, 2020 through the full fiscal year ending December 31, 2024 based on financial forecasts and estimates of CEIX’s management. Credit Suisse calculated implied terminal values for CCR by applying to CCR’s fiscal year 2024 estimated adjusted EBITDAP a selected range of adjusted EBITDAP multiples of 4.0x to 5.0x. The present values (as of September 30, 2020) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.0% to 10.0%. This analysis indicated an approximate implied equity value reference range for CCR of $3.69 to $5.90 per unit.

CEIX. Credit Suisse performed a discounted cash flow analysis of CEIX on a sum-of-the-parts basis to derive an approximate implied per share equity value reference range for CEIX, taking into account CEIX’s (i) 75% interest in the Pennsylvania Mining Complex, referred to as “PAMC,” (ii) terminal operations located at the Port of Baltimore, referred to as “BMT,” (iii) cash flows other than from PAMC or BMT, (iv) limited partner interests in CCR and (v) affiliate loan facility with CCR.

In evaluating CEIX’s PAMC interest, BMT and other cash flows, the estimated present values (as of September 30, 2020) of the applicable standalone unlevered free cash flows forecasted to be generated during the fourth quarter of the fiscal year ending December 31, 2020 through the full fiscal year ending December 31, 2024 were calculated based on financial forecasts and estimates of CEIX’s management. Credit Suisse calculated implied terminal values by applying to the applicable fiscal year 2024 estimated adjusted EBITDAP a selected range of adjusted EBITDAP multiples of 3.75x to 4.50x. The present values (as of September 30, 2020) of the applicable cash flows and terminal values were then calculated using a selected range of discount rates of 9.0% to 11.0%. These analyses indicated approximate implied reference ranges for CEIX’s PAMC interest, BMT and other cash flows of $827 million to $967 million, $277 million to $319 million and $41 million to $50 million, respectively.

In evaluating CEIX’s limited partner interests in CCR, Credit Suisse utilized the approximate implied equity value reference range for CCR of $3.69 to $5.90 per unit derived from the discounted cash flow analysis of CCR described above under “—Discounted Cash Flow Analyses—CCR,” which indicated an approximate implied reference range for CEIX’s limited partner interests in CCR of $61 million to $98 million. CEIX’s affiliate loan facility with CCR was taken into account at its book value (as of June 30, 2020) based on public filings and interest income as estimated by CEIX’s management through the fiscal year ending December 31, 2024 discounted to present value.

The analyses described above for CEIX on a sum-of-the-parts basis indicated an overall approximate implied equity value reference range for CEIX, utilizing the high-end of the implied value for CEIX’s PAMC interest and the low-ends of the implied values for the other segments, of $3.77 to $8.25 per share.

Utilizing the approximate implied per unit equity value reference range derived for CCR and the approximate implied per share equity value reference range derived for CEIX described above, Credit Suisse divided the low-ends (or high-ends, as the case may be) of the range derived for CCR by the low-ends (or high-ends, as the case may be) of such range derived for CEIX in order to calculate the low-ends (or high-ends) of the following approximate implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.715x – 0.979x	0.730x

Distributable Cash Flow Analysis. Credit Suisse performed a distributable cash flow analysis of CCR to calculate the estimated present value (as of September 30, 2020) of distributable cash flows forecasted to be payable in CCR’s fourth fiscal quarter ending December 31, 2020 through the full fiscal year ending December 31, 2024 based on financial forecasts and estimates of the management of CEIX. Implied terminal values were derived by applying to CCR’s estimated terminal year free cash flow a selected range of perpetuity growth rates of (2.0%) to 2.0% as per CEIX’s management and the present values (as of September 30, 2020) of the distributable cash flows and terminal values were then calculated using a selected range of discount rates of 9.0% to 13.0%. This analysis indicated an overall approximate implied equity value reference range for CCR of $4.99 to $9.05 per unit, as compared to the closing price of CCR Common Units on October 21, 2020 of $3.03 per unit and the implied CCR Common Unit value at the Exchange Ratio of $3.07 per unit.

Certain Additional Information

Credit Suisse observed certain additional information that was not considered part of Credit Suisse’s financial analyses with respect to its opinion but was noted for informational purposes, including the following (with approximate implied exchange ratio reference ranges derived, except as otherwise noted below in the case of implied premiums, by dividing the low-ends (or high-ends, as the case may be) of the unit price range for CCR Common Units by the high-ends (or low-ends, as the case may be) of the stock price range for CEIX Common Stock in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges):

•

historical trading prices of CCR Common Units and CEIX Common Stock during the 52-week period ended October 21, 2020, which indicated low and high closing prices during such period for CCR Common Units of $2.82 per unit and $12.56 per unit, respectively, low and high closing prices during such period for CEIX Common Stock of $3.69 per share and $15.00 per share, respectively, and an approximate implied exchange ratio reference range implied by such closing price ranges of 0.188x to 3.404x;

•

price targets for CCR Common Units and CEIX Common Stock as reflected in selected publicly available Wall Street research analysts’ reports, which indicated an overall low to high target price range for CCR Common Units of $3.60 to $7.00 per unit (with a mean of $5.20 per unit and a median of $5.00 per unit), an overall low to high target price range for CEIX Common Stock of $7.00 to $10.00 per share (with a mean of $8.00 per share and a median of $7.50 per share) and an approximate implied exchange ratio reference range implied by such target price ranges of 0.360x to 1.000x;

•

utilizing public filings and other publicly available information, the premiums implied by the consideration paid or proposed to be paid in selected transactions involving acquisitions of limited partnerships with operations in the midstream energy industry based on closing unit prices of the target partnerships involved in such transactions one trading day prior to the public announcement date of the relevant transaction; applying the range of one-day premiums derived from the selected transactions (ranging from 0% to 28.1%) to corresponding data of CCR based publicly available information indicated an approximate implied equity value reference range for CCR of $3.03 to $3.88 per unit and, utilizing such approximate implied equity value reference range for CCR and the closing price of CEIX Common Stock on October 21, 2020 of $4.20 per share, an approximate implied exchange ratio reference range of 0.721x to 0.924x; and

•

the illustrative potential pro forma financial effect of the Merger on CEIX’s fiscal years 2021 and 2022 estimated cash flow per share and estimated free cash flow per share, taking into account potential Synergies anticipated by the management of CEIX to result from the Merger, which indicated that the Merger could be dilutive to CEIX’s fiscal years 2021 and 2022 estimated cash flow per share and estimated free cash flow per share, in each case based on forecasts and estimates of CEIX’s management.

Miscellaneous

CEIX selected Credit Suisse to act as financial advisor to CEIX in connection with the Merger based on Credit Suisse’s qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse will become entitled to receive a transaction fee of $3 million, $1 million of which became payable upon the rendering of Credit Suisse’s opinion and the balance of which is contingent upon consummation of the Merger. In addition, CEIX has agreed to reimburse Credit Suisse for certain of its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement.

As the CEIX Board was aware, Credit Suisse and its affiliates in the past have provided and currently are providing investment banking and other financial advice and services to CEIX unrelated to the Merger, for which Credit Suisse and its affiliates have received and would expect to receive compensation, including, among other things, during the two-year period prior to the date of Credit Suisse’s opinion, having acted or acting as a co-syndication agent, joint lead arranger and joint bookrunner for, and as a lender under, certain credit facilities of CEIX, for which services Credit Suisse and its affiliates received during such two-year period aggregate fees of less than $1 million. As the CEIX Board also was aware, Credit Suisse and its affiliates have provided investment banking and other financial advice and services to Greenlight Capital, Inc. (“Greenlight”), a significant investor in CCR, and/or certain of its affiliates, for which Credit Suisse and its affiliates have received and expect to receive compensation, including, among other things, during the two-year period prior to the date of Credit Suisse’s opinion, acting as a financial advisor to an affiliate of Greenlight in connection with a potential sale transaction, for which services Credit Suisse and its affiliates received or expect to receive aggregate fees of approximately $2 million. Credit Suisse and its affiliates in the future may provide investment banking and other financial advice and services to CEIX, CCR, Greenlight and their respective affiliates, for which Credit Suisse and its affiliates would expect to receive compensation.

Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of CEIX, CCR, Greenlight, their respective affiliates and any other entity that may be involved in the Merger, as well as provide investment banking and other financial advice and services to such entities and their respective affiliates.

Opinion of the Financial Advisor to the Conflicts Committee

The Conflicts Committee engaged Intrepid to act as its financial advisor. As part of that engagement, the Conflicts Committee requested that Intrepid evaluate the fairness, from a financial point of view, of the Exchange Ratio in the Merger to the holders of CCR Common Units other than CEIX and its affiliates (such holders are referred to in this section as the “CCR Unaffiliated Unitholders”). On October 22, 2020, Intrepid delivered to the Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to the CCR Unaffiliated Unitholders.

The full text of Intrepid’s written opinion, dated October 22, 2020, which sets forth, among other things, certain of the assumptions made, procedures followed, matters considered, and the qualifications and limitations with respect to the review undertaken by Intrepid, is attached as Annex E to this consent solicitation statement/proxy statement/prospectus and is incorporated by reference into this section.

Intrepid provided its opinion solely for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger. The opinion does not address CCR’s underlying business decision to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative that may be available to CCR. The opinion is not intended to be and does not constitute a recommendation to any CCR Limited Partner as to how such CCR Limited Partner should act or vote with respect to the Merger or any other matter. In addition, the opinion was not rendered to or for the benefit of, and does not confer rights or remedies upon, any person other than the Conflicts Committee (including any equity holders, creditors, bondholders or other constituencies of CCR, the General Partner or CEIX). This summary is qualified in its entirety by reference to the full text of the opinion.

Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they existed on, and were evaluated as of, October 22, 2020. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after October 22, 2020. Intrepid’s opinion did not express any opinion as to equity securities or debt securities of CCR or CEIX and the price, trading range or volume at which any securities will trade at any time.

In connection with rendering its opinion, Intrepid, among other things:

•	reviewed a draft of the Merger Agreement (draft dated October 20, 2020);

•	reviewed a draft of the Support Agreement between CCR and CEIX (draft dated October 20, 2020);

•	reviewed certain presentations to the Conflicts Committee from the management of the General Partner and CEIX;

•

reviewed certain publicly available information relating to CCR and CEIX that Intrepid deemed relevant, including each of CCR’s and CEIX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Reports on Form 10-Q for the three months ended March 31, 2020 and June 30, 2020 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC;

•

reviewed CCR’s and CEIX’s business plan with management of the General Partner and CEIX, including, but not limited to, a detailed review of (a) CEIX’s 75% interest in the Pennsylvania Mining Complex (“PAMC”), (b) CEIX’s 100% interest in the Baltimore marine terminal (“BMT”), (c) CEIX’s 100% interest in the Itmann Mine development project (referred to in this section as the “Itmann Mine Project”), (d) CEIX’s 100% interest in certain undeveloped coal reserves, (e) CCR’s 25% interest in PAMC and (f) CEIX’s and CCR’s commercial contract structure;

•

reviewed certain recent corporate announcements made by CCR and CEIX including, but not limited to, those regarding (a) CEIX’s liability management update and CEIX’s and CCR’s 2020 earnings guidance withdrawal, each announced April 8, 2020, (b) the suspension of distributions on CCR Common Units announced April 24, 2020, (c) the decision to idle Enlow Fork Mine and resume operations at the Bailey Mine announced April 14, 2020, (d) the decision to restart Enlow Fork Mine announced July 14, 2020 and (e) CEIX’s and CCR’s asset sale update announced October 12, 2020 (referred to in this section as the “asset sales”);

•	reviewed certain non-public projected financial data and related assumptions of each of CCR and CEIX, as prepared and furnished to Intrepid by management of the General Partner and CEIX;

•	reviewed CEIX management’s estimated cost-synergies resulting from the Merger;

•

discussed past and current operations and operational projections of each of CCR and CEIX with management of the General Partner and CEIX (including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided);

•

discussed liability management efforts with management of CEIX including early debt retirement of (a) CEIX’s Term Loan B due September 2024 and (b) CEIX’s Senior Secured 2nd Lien Notes due November 2025;

•	discussed the strategic rationale for, and potential benefits of, the Merger with management of the General Partner and CEIX;

•	reviewed and analyzed pro forma impacts of the Merger;

•	performed discounted cash flow analyses based on forecasts and other data provided by management of the General Partner and CEIX;

•

reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that Intrepid considered comparable to each of CCR and CEIX;

•	reviewed the financial metrics of certain historical transactions that Intrepid deemed relevant and compared such financial metrics to those implied by the Merger; and

•

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that Intrepid deemed appropriate for purposes of providing its opinion.

For purposes of its analysis and opinion, Intrepid assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax, reserves and other information and data provided to, discussed with or reviewed by it, and Intrepid has not assumed any responsibility for independent verification of the accuracy or completeness of any such information. Intrepid further relied upon the assurances of management of the General Partner and CEIX that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial and tax forecasts, projections and business plans of CCR and CEIX provided to it, Intrepid relied, with the consent of the Conflicts Committee, upon the assurances of management of the General Partner and CEIX that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the General Partner and CEIX as to the future performance of CCR and CEIX, under the assumptions reflected therein. Intrepid expresses no view as to such financial and tax forecasts or any judgments, estimates or assumptions on which they were based. Intrepid relied upon, without independent verification, the assessment of management of the General Partner and CEIX as to the potential impact on CCR and CEIX, respectively, of the effects of the coronavirus pandemic (COVID-19) and related events on CCR’s and CEIX’s business and operations, which, if different than assumed, could have a material impact on Intrepid’s analyses or its opinion. As the Conflicts Committee is aware, the coal industry is experiencing unusual volatility and Intrepid expressed no opinion or view as to any potential effects of such volatility on CCR, CEIX or the Merger.

Intrepid relied, with the consent of the Conflicts Committee, upon the assessments of management of the General Partner and CEIX as to (i) the potential impact on CCR and CEIX of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the coal industry, and U.S. or foreign markets, (ii) the potential impact on the operations, results and prospects of CCR and CEIX of the Merger, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of CCR and CEIX. Intrepid did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which CCR and CEIX is or may be a party or is or may be subject. Intrepid also assumed that there were no material changes in the liabilities, financing condition, results of operations, business or prospects of or relating to CCR or CEIX since the date of the latest information relating to CCR or CEIX, as applicable, made available to it. In arriving at its opinion, Intrepid did not conduct a physical inspection of the properties and facilities of CCR or CEIX and did not make or obtain any evaluations or appraisals of their respective assets or liabilities, nor has Intrepid been furnished with any such evaluations or appraisals.

In rendering its opinion, Intrepid assumed (in all respects material to its analysis and with the consent of the Conflicts Committee) that the representations and warranties of each party contained in the Merger Agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the Merger Agreement, and the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions contained therein. Intrepid assumed that the final executed and delivered versions of all documents reviewed by it in draft form will conform in all material respects to the most recent drafts reviewed by it. Intrepid assumed that all governmental, regulatory or other consents, approvals or releases, including under the Partnership Agreement and any other agreement or contract to which CCR is a party will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Merger or materially reduce the benefits of the Merger to CCR. Intrepid assumed that the Merger and the business of each of CCR, the General Partner and the other parties to the Merger will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. Intrepid assumed that CCR, the General Partner and the Conflicts Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Merger.

Intrepid was not asked to pass upon, and expressed no opinion with respect to, any matter other than whether the Exchange Ratio in the Merger is fair, from a financial point of view, to the CCR Unaffiliated Unitholders. Intrepid was not asked to, nor does it express any view on, and its opinion does not address, any other terms, conditions, aspects or implications of the Merger or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Merger and the covenants and undertakings of CCR and CEIX in the Merger Agreement. In addition, Intrepid does not express any view regarding the relative merits of the Merger as compared to any other transaction or business strategy in which CCR might engage or the merits of the underlying decision by the GP Board to engage in the Merger and enter into and perform the Merger Agreement. Intrepid expresses no view or opinion as to the fairness of the Merger to any creditors, bondholders or other constituencies of CCR (other than the CCR Unaffiliated Unitholders, as described in Intrepid’s opinion) or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger or class of such persons, relative to the Exchange Ratio or otherwise. Further, the Conflicts Committee did not authorize Intrepid to solicit, and Intrepid did not solicit, any indications of interest from any third party with respect to alternative transactions.

Intrepid’s opinion does not address accounting, legal, actuarial, regulatory or tax matters. Intrepid is not a legal, tax, commercial or bankruptcy advisor. Intrepid’s opinion does not constitute a solvency opinion and does not address the solvency or financial condition of CCR or any of the potential parties to the Merger. Intrepid’s opinion does not constitute a tax opinion. Intrepid’s opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

Intrepid does not express any opinion as to equity securities or debt securities of CCR or CEIX and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Merger.

In arriving at its opinion, Intrepid did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Intrepid in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Intrepid. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Intrepid believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Intrepid, therefore, is based on the application of Intrepid’s own experience and judgment to all analyses and factors considered by it, taken as a whole. Intrepid’s opinion was approved by the fairness opinion committee of Intrepid.

Summary of Material Financial Analyses

Set forth below is a summary of the material financial analyses performed by Intrepid and reviewed with the Conflicts Committee on October 22, 2020, in connection with rendering Intrepid’s opinion to the Conflicts Committee.

Financial data for CCR and CEIX utilized in the financial analyses described below were based on, among other things, financial projections of CCR and CEIX, as prepared by the management of the General Partner and CEIX (such projections, together with the related assumptions, are referred to in this section as the “Projections”). See “—Unaudited Financial Projections of CEIX and CCR.”

For purposes of Intrepid’s indicative valuation analysis and with the consent of the Conflicts Committee, unless otherwise noted, the CCR valuation and the CEIX valuation reflected, among other things and as applicable, (i) balance sheet, cash flow and income statement data for CCR and CEIX, respectively, pro forma for the expected proceeds from the asset sales, based on the estimates reflected in the Projections, (ii) no value attributed to the incentive distribution rights in CCR given the lack of CCR’s current and projected Common Unit distributions, (iii) a value ascribed to the 1.7% economic general partner interest in CCR equal to 1.7% of the equity value of CCR, as calculated per the applicable valuation methodology (the “GP Interest”), and (iv) that CCR’s debt does not have a market value given that it is not publicly traded.

Also for purposes of Intrepid’s indicative valuation analyses, and with the consent of the Conflicts Committee, Intrepid calculated Adjusted EBITDA with respect to CCR and CEIX on a standalone basis, respectively, based on the estimates reflected in the Projections, as follows:

CCR

•	“Adjusted EBITDA” is calculated as CCR’s 25% interest in EBITDA attributable to PAMC, plus other EBITDA that includes certain miscellaneous revenue and expense items.

CEIX

•

“Adjusted EBITDA” is calculated as EBITDA attributable to CEIX’s 75% interest in PAMC, its 100% interest in BMT and its 100% interest the Itmann Mine Project, plus stock-based compensation and other EBITDA that includes certain miscellaneous revenue and expense items and less interest income.

The following is a summary of the material financial analyses performed by Intrepid with respect to CCR and CEIX, respectively, in preparing Intrepid’s opinion:

CCR

•	comparable company trading analysis;

•	discounted cash flow analysis; and

•	precedent premiums paid analysis.

CEIX

•	comparable company trading analysis; and

•	discounted cash flow analysis.

Intrepid calculated the implied exchange ratio ranges reflected in the financial analyses described below by comparing (i) the low end of the valuation range for CCR Common Units to the high end of the valuation range for CEIX Common Stock and (ii) the high end of the valuation range for CCR Common Units to the low end of the valuation range for CEIX Common Stock. The resulting implied exchange ratio ranges were then compared with the Exchange Ratio.

In addition, Intrepid performed certain other analyses which were reviewed with the Conflicts Committee. As reference analyses, Intrepid reviewed equity research reports, and any analyst price targets provided therein, from certain investment banks and performed a 52-week market trading analysis for CCR Common Units, CEIX Common Stock and the ratio of CCR Common Units to CEIX Common Stock.

The following summary does not purport to be a complete description of the financial and comparative analyses performed by Intrepid, nor does the order of analyses described represent relative importance or weight given to those analyses by Intrepid. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not necessarily susceptible to partial analysis or summary descriptions.

The financial and comparative analyses summarized below include information presented in tabular format. In order to fully understand the analyses performed by Intrepid, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses performed by Intrepid. Considering the data set forth in the tables below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial and comparative analyses performed by Intrepid. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data or conditions as they existed at the time of the delivery of the opinion, and is not necessarily indicative of current market conditions.

Comparable Company Trading Analysis

Intrepid performed a comparable company trading analysis of CCR and CEIX by reviewing and comparing the market values and trading multiples, as well as certain financial information and metrics, of the following publicly-traded companies that Intrepid deemed to have certain characteristics similar to those of CCR and CEIX, respectively:

Non-distressed peer companies:

•	Alliance Resource Partners, L.P.

•	Arch Resources, Inc.

•	Ramaco Resources, Inc.

•	Warrior Met Coal, Inc.

Distressed peer companies:

•	Contura Energy, Inc.

•	Peabody Energy Corporation

These companies are referred to in this section as the “selected comparable companies.” Intrepid performed the comparable company trading analysis based on data derived from public company filings and disclosures, publicly available disclosures and broker research estimates. Although none of the selected comparable companies are directly comparable to either CCR or CEIX, the companies included were selected because they are coal companies with operations, asset profiles, financial profiles, and/or geographic exposure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of CCR and CEIX, respectively. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of CCR and CEIX, respectively, and the selected comparable companies also are relevant.

For each of the selected comparable companies, Intrepid calculated the following trading multiple based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates, using applicable market data as of October 21, 2020:

•

Total Enterprise Value / Adjusted EBITDA, which is calculated as total enterprise value divided by Adjusted EBITDA (as projected by broker research analysts) (each company’s definition of Adjusted EBITDA may vary).

The resulting mean, median, high and low trading multiples of the selected comparable companies are set forth below.

	Mean	Median	High	Low
Overall selected comparable companies
TEV/Adjusted EBITDA (2021E)	3.9x	3.7x	5.1x	3.2x
TEV/Adjusted EBITDA (2022E)	3.2x	3.2x	4.7x	2.1x

	Mean	Median	High	Low
Non-distressed selected comparable companies
TEV/Adjusted EBITDA (2021E)	3.7x	3.7x	4.1x	3.3x
TEV/Adjusted EBITDA (2022E)	3.0x	3.2x	3.6x	2.1x

	Mean	Median	High	Low
Distressed selected comparable companies
TEV/Adjusted EBITDA (2021E)	4.2x	4.2x	5.1x	3.2x
TEV/Adjusted EBITDA (2022E)	3.7x	3.7x	4.7x	2.6x

The tables below include relevant multiple reference ranges with respect to CCR and CEIX, respectively, selected by Intrepid based on the trading multiples of the selected comparable companies set forth above and Intrepid’s professional judgment. For comparability with the trading multiples observed for the selected comparable companies as projected by broker research analysts, Intrepid utilized 2021E and 2022E Adjusted EBITDA metrics for CCR and CEIX, based on the estimates reflected in the Projections.

CCR Metric	Reference Range
TEV/Adjusted EBITDA (2021E)	3.75x – 4.25x
TEV/Adjusted EBITDA (2022E)	3.25x – 3.75x

CEIX Metric	Reference Range
TEV/Adjusted EBITDA (2021E)	3.5x – 4.0x
TEV/Adjusted EBITDA (2022E)	3.0x – 3.5x

Intrepid applied these reference ranges to the applicable CCR financial metrics reflected in the Projections to derive implied total enterprise values. Using the estimates reflected in the Projections and June 30, 2020 balance sheet data, Intrepid then subtracted (i) CCR’s net debt pro forma for the estimated present value of the proceeds of the asset sales, (ii) asset retirement obligations, and (iii) the GP Interest, and divided the resulting equity values by the number of CCR Common Units outstanding to derive implied CCR Common Unit prices. Based upon this analysis, Intrepid determined an implied CCR Common Unit price range of $0.91 to $2.03, based on the averages of the respective minimum and maximum values as derived by such methodology.

Intrepid applied these reference ranges to the applicable CEIX financial metrics reflected in the Projections to derive implied total enterprise values. Using the estimates reflected in the Projections and June 30, 2020 balance sheet data, Intrepid then subtracted (i) CEIX’s net debt pro forma for the present value of the proceeds of the asset sales and (ii) asset retirement obligations and added (i) the intercompany loan to CCR and (ii) the midpoint value of the CCR Common Units and the GP Interest owned by CEIX (each based on the comparable company analysis with respect to CCR above), and divided the resulting equity values by the number of shares of CEIX Common Stock outstanding to derive implied CEIX Common Stock share prices. Based upon this analysis, Intrepid determined an implied CEIX Common Stock share price range of $2.19 to $6.29 based on the averages of the respective minimum and maximum values as derived by such methodology.

Discounted Cash Flow Analysis

CCR

For purposes of this analysis, “unlevered free cash flow” is calculated as Adjusted EBITDA, plus GAAP expenses for legacy liabilities and estimated proceeds from the asset sales, and less capital expenditures. Intrepid performed discounted cash flow analyses based on the estimates reflected in the Projections to calculate the estimated present values of as of December 31, 2020 of: (i) the unlevered free cash flow that CCR is projected to generate for the four-year period beginning with the 12 months ending December 31, 2021, (ii) an implied terminal value with respect to CCR’s estimated unlevered free cash flow, (iii) CCR’s projected legacy liability cash servicing costs for the four-year period beginning with the 12 months ending December 31, 2021, and (iv) a terminal value with respect to the CCR legacy liability cash servicing costs.

Using an estimated weighted average cost of capital ranging from 13.75% to 17.0%, and based on the estimates reflected in the Projections, Intrepid discounted to December 31, 2020: (i) CCR’s estimated unlevered free cash flow, (ii) a range of illustrative terminal values with respect to CCR’s estimated unlevered free cash flow, calculated by applying a range of perpetuity growth rates of (2.0%) to 0.0%, (iii) CCR’s estimated legacy liability cash servicing costs and (iv) a range of illustrative terminal values with respect to CCR’s estimated legacy liability cash servicing costs, calculated by applying a range of perpetuity growth rates of (1.0%) to 1.0%. Intrepid derived the weighted average cost of capital range in the analyses above by application of the Capital Asset Pricing Model (“CAPM”) and each perpetuity growth rate range using its professional judgment and experience, taking into account, among other things, an analysis of CCR and the selected comparable companies.

From the sum of the present values of CCR’s estimated unlevered free cash flows and terminal values with respect to CCR’s estimated unlevered free cash flows, Intrepid then subtracted CCR’s estimated net debt as of December 31, 2020, based on the estimates reflected in the Projections, and the net present value of CCR’s legacy liability cash servicing costs (calculated as the sum of the present values of CCR’s estimated legacy liability cash serving costs and the terminal values with respect to CCR’s estimated legacy liability cash servicing costs) to arrive at the implied total equity values for CCR. Intrepid then subtracted the estimated value of the GP Interest and divided the resulting equity values for CCR by the estimated number of CCR Common Units outstanding as of December 31, 2020, based on estimates reflected in the Projections, to compute the implied CCR Common Unit prices. The analysis resulted in an implied CCR Common Unit price range of $0.37 to $2.35.

CEIX

For purposes of this analysis, “unlevered free cash flow” is calculated as Adjusted EBITDA, plus GAAP expenses for legacy liabilities and estimated proceeds from the asset sales, and less provision for taxes, changes in net working capital, capital expenditures and cash payments for asset retirement obligations. Intrepid performed discounted cash flow analyses based on the estimates reflected in the Projections to calculate the estimated present values of as of December 31, 2020 of: (i) the unlevered free cash flow that CEIX is projected to generate for the four-year period beginning with the 12 months ending December 31, 2021, (ii) an implied terminal value with respect to CEIX’s estimated unlevered free cash flow, (iii) CEIX’s projected legacy liability cash servicing costs for the four-year period beginning with the 12 months ending December 31, 2021, and (iv) a terminal value with respect to CEIX’s legacy liability cash servicing costs.

Using an estimated weighted average cost of capital ranging from 13.75% to 16.5%, Intrepid discounted: (i) CEIX’s estimated unlevered free cash flow, (ii) a range of illustrative terminal values with respect to CEIX’s estimated unlevered free cash flow, calculated by applying a range of perpetuity growth rates of (2.0%) to 0.0%, (iii) CEIX’s estimated legacy liability cash servicing costs and (iv) a range of illustrative terminal values with respect to CEIX’s estimated legacy liability cash servicing costs, calculated by applying a range of perpetuity growth rates of (1.0%) to 1.0%. Intrepid derived such weighted average cost of capital range by application of the CAPM and each perpetuity growth rate range using its professional judgment and experience, taking into account, among other things, an analysis of CEIX and the selected comparable companies.

From the sum of the present values of CEIX’s estimated unlevered free cash flows and terminal values with respect to CEIX’s estimated unlevered free cash flows, Intrepid then subtracted CEIX’s estimated net debt as of December 31, 2020, based on the estimates reflected in the Projections, and the net present value of CEIX’s legacy liability cash servicing costs (calculated as the sum of the present values of CEIX’s estimated legacy liability cash serving costs and the terminal values with respect to CEIX’s estimated legacy liability cash servicing costs), and added the estimated value of the intercompany loan to CCR as of December 31, 2020, based on the estimates reflected in the Projections, and the midpoint values of the GP Interest and the CCR Common Units owned by CEIX (each based on Intrepid’s discounted cash flow analysis with respect to CCR above) to arrive at the implied total equity values for CEIX, inclusive of interests in CCR. Intrepid then divided the implied equity values for CEIX, inclusive of interests in CCR, by the estimated number shares of CEIX Common Stock outstanding as of December 31, 2020, based on the estimates reflected in the Projections, to compute the implied CEIX Common Stock share prices. The analysis resulted in an implied CEIX Common Stock share price range of $4.75 to $9.57.

Precedent Premiums Paid Analysis

Intrepid compared the premiums implied by the Exchange Ratio with premiums received in selected precedent parent/MLP simplification transactions. Intrepid calculated the implied premiums received considering the offer exchange ratio relative to the historical target/acquirer exchange ratio calculated based on prior 1-day closing prices, 10-day volume-weighted average prices (“VWAP”), 20-day VWAP, 30-day VWAP, 60-day VWAP and 90-day VWAP using publicly available information. Intrepid considered that premiums paid in the selected precedent simplification transactions have varied widely based on specific considerations with respect to each transaction and that there are inherent differences between each of the targets and transactions analyzed by Intrepid relative to CCR, CEIX and the Merger, respectively. Intrepid analyzed the following simplification transactions:

Date Announced	Acquirer	Target
2/27/20	Equitrans	EQT Midstream
11/8/18	Western Gas Equity Partners	Western Gas Partners
10/22/18	EnLink Midstream	EnLink Midstream Partners
9/19/18	Dominion Energy	Dominion Energy Midstream Partners
8/1/18	Energy Transfer Equity	Energy Transfer Partners
5/17/18	The Williams Companies	Williams Partners
5/17/18	Enbridge	Enbridge Energy Partners
5/17/18	Enbridge	Spectra Energy Partners
3/26/18	Tallgrass Energy GP	Tallgrass Energy Partners
1/2/18	Archrock	Archrock Partners

The median, average, high and low premiums are set forth below:

Premium	Median	Average	High	Low
T-1	9.1%	8.4%	23.4%	(1.5%)
10-Day VWAP	9.7%	9.8%	22.4%	1.4%
20-Day VWAP	7.3%	8.8%	22.8%	2.8%
30-Day VWAP	8.1%	9.1%	21.7%	3.1%
60-Day VWAP	7.4%	9.0%	24.4%	(0.8%)
90-Day VWAP	9.4%	9.1%	23.8%	(3.2%)

Intrepid reviewed the relevant merger premiums and derived a range of premiums to CCR’s 30-day volume-weighted average Common Unit price as of October 21, 2020, of 3.1% to 21.7%. Intrepid determined an implied CCR Common Unit price range of $3.33 to $3.93.

Intrepid made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, such as determining the median and average, is not in itself a meaningful method of using comparable transaction data. Also, the transaction premiums for the precedent transactions reflect the cyclicality of the energy industry and any potential business, economic, market, regulatory and other conditions impacting such transactions.

Exchange Ratio Summary

Intrepid analyzed the implied exchange ratios resulting from the comparable company trading analyses, discounted cash flow analyses and precedent premiums paid analysis utilized to value the CCR Common Units and CEIX Common Stock. Intrepid calculated the implied exchange ratio ranges by comparing (i) the low end of the valuation range for CCR Common Units to the high end of the valuation range for CEIX Common Stock and (ii) the high end of the valuation range for CCR Common Units to the low end of the valuation range for CEIX Common Stock. The resulting implied exchange ratio reference ranges utilizing each applicable valuation methodology are summarized below.

Benchmark	Exchange Ratio
Comparable company trading analysis	0.1445x – 0.9271x
Discounted cash flow analysis	0.0392x – 0.4951x
Precedent premiums paid analysis(1)	0.7134x – 0.8415x

(1)

To derive the implied exchange ratio range based on the CCR premiums paid analysis, Intrepid applied a 3.1% to 21.7% premium to the exchange ratio implied by the 30-day VWAP trading prices for CCR Common Units and CEIX Common Stock.

Intrepid compared the Exchange Ratio to each of the implied exchange ratio ranges derived by Intrepid from the aforementioned analyses.

General

As described above in this section, the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Intrepid’s opinion. In arriving at its fairness determination, Intrepid considered the results of all of its analyses and, except as otherwise described herein, did not attribute any particular weight to any factor or analysis considered by it. Intrepid made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to CCR, CEIX or the contemplated transaction. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected comparable companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Intrepid prepared these analyses for purposes of Intrepid providing its opinion only to the Conflicts Committee as to the fairness, from a financial point of view, of the Exchange Ratio in the Merger to the CCR Unaffiliated Unitholders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of CCR, the General Partner, Intrepid or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Intrepid’s opinion to the Conflicts Committee was only one of many factors taken into consideration by the Conflicts Committee and should not be viewed as determinative of the views of the Conflicts Committee in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Intrepid in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Intrepid attached as Annex E to this consent solicitation statement/proxy statement/prospectus.

Miscellaneous

Intrepid and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, private placements and other transactions as well as for real estate, corporate and other purposes. Intrepid and its affiliates also engage in advisory work, private equity activities, underwriting and financing, principal investing, investment management and other financial and non-financial activities and services for various persons and entities.

Intrepid and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in (i) equity, debt and other securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans and other obligations) of CCR, CEIX, any of their respective affiliates and third parties or any of the other parties to the transactions contemplated by the Merger Agreement, or (ii) any currency or commodity that may be involved in the transactions and other matters otherwise contemplated by the Merger Agreement for the accounts of Intrepid and its affiliates and employees and their customers.

Intrepid acted as financial advisor to the Conflicts Committee in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Intrepid may in the future provide certain investment banking services to CCR, the General Partner, CEIX and/or their affiliates, for which Intrepid may receive compensation.

Intrepid was engaged by the Conflicts Committee to act as its financial advisor in connection with an evaluation of the Merger by entering into an engagement letter. The engagement letter between the Conflicts Committee and Intrepid provides for an opinion fee of $750,000, which has been paid to Intrepid by CCR and was earned by Intrepid upon delivery, regardless of the conclusion reached by Intrepid. The Intrepid engagement letter also provides for a financial advisory fee of $500,000, which was paid upon execution of the engagement letter, and a transaction fee of $500,000, which becomes payable upon the consummation of the Merger. In addition, CCR has agreed to reimburse Intrepid for certain of its expenses, including certain attorneys’ fees and disbursements, and to indemnify Intrepid and related persons against various liabilities, including certain liabilities under the federal securities laws. During the past two years, no material relationship has existed between Intrepid and its affiliates and CEIX, CCR or any of their respective affiliates pursuant to which compensation was received by Intrepid or its affiliates as a result of such a relationship.

The Conflicts Committee selected Intrepid as its financial advisor because it is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The Conflicts Committee selected Intrepid to act as its financial advisor on the basis of Intrepid’s qualifications and expertise, knowledge of the energy industry, reputation in the investment community, independence and experience in transactions similar to the transactions described in the Merger Agreement, as well as familiarity with CCR and CEIX.

Interests of Certain Persons in the Merger

CCR Limited Partners should be aware that CCR is controlled by CEIX through CEIX’s 100% ownership of the General Partner. The General Partner owns all of the outstanding general partner interests in CCR. As a result, CEIX appoints the members of the GP Board and thereby could be seen as controlling all of CCR’s decisions, other than those involving certain conflicts of interest with CEIX or that require an affirmative vote of the CCR Limited Partners pursuant to the Partnership Agreement. In addition, as of November 10, 2020, CEIX beneficially owned 16,811,818 CCR Common Units, which represents approximately 60.7% of the outstanding CCR Common Units.

Certain persons associated with CEIX have a relationship with CCR.

•

James A. Brock, who serves as Chairman of the GP Board and as Chief Executive Officer of the General Partner, also serves as a member of the CEIX Board and as the President and Chief Executive Officer of CEIX.

•	Miteshkumar B. Thakkar, who serves as the Chief Financial Officer of the General Partner, also serves as the Chief Financial Officer of CEIX.

•	Martha A. Wiegand, who serves as a director on the GP Board and as the General Counsel and Secretary of the General Partner, also serves as the General Counsel and Secretary of CEIX.

•	Kurt R. Salvatori, who serves as a director on the GP Board, also serves as the Chief Administrative Officer of CEIX.

The table below sets forth, as of November 10, 2020, the beneficial ownership of CEIX Common Stock and CCR Common Units held by: (1) any person known by CEIX and CCR to be the beneficial owner of more than 5% of the outstanding shares of CEIX Common Stock or CCR Common Units; (2) the directors and Named Executive Officers of the General Partner, individually and as a group; and (3) the directors and Named Executive Officers of CEIX, individually and as a group.

The amounts and percentage of units or shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Except as indicated by footnote, the persons named in the tables below have sole voting and investment power with respect to all shares of CEIX Common Stock and CCR Common Units shown as beneficially owned by them, subject to community property laws where applicable. Unless indicated otherwise by footnote, the address of each person or entity named in the table is 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317-6506.

Name of Beneficial Owner	Shares of CEIX Common Stock Beneficially Owned(1)	Percent of Class	CCR Common Units Beneficially Owned(1)	Percent of Class
James A. Brock	105,371	*	76,551		*
Miteshkumar B. Thakkar	3,388	*	5,322		*
James J. McCaffrey	105,676	*	8,706		*
Martha A. Wiegand	9,457	*	10,609		*
Kurt R. Salvatori(2)	7,792	*	1,809		*
Sophie Bergeron(3)	5,547	*	—	—
John T. Mills(4)	46,057	*	30,000		*
Joseph P. Platt	18,533	*	—	—
William P. Powell(5)	50,430	*	—	—
Edwin S. Roberson(6)	26,830	*	6,500		*
John M. Rothka	4,104	*	4,113		*
Michael L. Greenwood	—	—	37,724		*
Deborah J. Lackovic	3,429	*	—	—
Dan D. Sandman	—	—	20,666		*
Jeffrey L. Wallace	—	—	27,724		*
All directors and named executive officers of CEIX as a group (10 persons)	383,185	1.10%	143,610		*
All directors and named executive officers of the General Partner as a group (8 persons)	231,725	*	183,789		*
Other 5% or more CEIX Stockholders / CCR Unitholders
CONSOL Energy Inc.(7)	—	—	16,811,818	60.7%
Greenlight Capital, Inc.(8)	—	—	5,488,438	19.8%
azValor Asset management, SGIIC, SA(9)	4,081,268	15.7%	—	—
BlackRock, Inc.(10)	4,113,463	15.8%	—	—
Dimensional Fund Advisors LP(11)	1,481,964	5.7%	—	—
Lancaster Investment Management LP(12)	2,590,720	10.0%	—	—
State Street Corporation(13)	1,555,120	6.0%	—	—
The Vanguard Group(14)	2,734,415	10.5%	—	—

*	Represents less than 1 percent.
(1)	As of November 10, 2020, there were 26,036,362 shares of CEIX Common Stock outstanding and 27,690,251 CCR Common Units outstanding.
(2)

Mr. Salvatori transferred to his former wife 3,940 shares of common stock of CEIX and 1,809 common units of CCR pursuant to a divorce settlement agreement. Mr. Salvatori no longer reports as beneficially owned any securities owned by his former wife.

(3)	For CEIX, includes 5,547 vested time-based restricted stock units (“RSUs”) for which Ms. Bergeron has elected to defer delivery
(4)	For CEIX, includes 26,566 vested RSUs for which Mr. Mills has elected to defer delivery.
(5)	For CEIX, includes 44,011 vested RSUs for which Mr. Powell has elected to defer delivery.
(6)	For CEIX, includes 19,376 vested RSUs for which Mr. Roberson has elected to defer delivery.
(7)

CEIX is the sole owner of 100% of the membership interests in the General Partner. The amount reported in the table above does not include the 1.7% general partner interest in CCR held by the General Partner.

(8)

According to a Schedule 13D/A filed with the SEC on August 29, 2019 by Greenlight Capital, Inc. (“Greenlight”), DME Advisors GP, LLC (“DME GP”), DME Advisors, L.P., DME Capital Management, LP and David Einhorn, (i) Greenlight has shared voting and dispositive power over 2,963,538 CCR

Common Units, (ii) DME GP has shared voting and dispositive power over 2,524,900 CCR Common Units, (iii) DME Advisors, L.P. has shared voting and dispositive power over 719,300 CCR Common Units, (iv) DME Capital Management, LP has shared voting and dispositive power over 1,805,600 CCR Common Units and (v) David Einhorn has shared voting and dispositive power over 5,488,438 CCR Common Units. The principal business address of Greenlight is 140 East 45th Street, Floor 24, New York, New York 10017.
(9)

azValor Asset Management, SGIIC, SA (“asValor”) has sole and shared voting power with respect to 4,081,268 shares of CEIX Common Stock. This information is based solely on asValor’s most recent Schedule 13G filed with the SEC on November 12, 2019. The principal business address of azValor is Paseo de la Castellana 110, 28046, Spain.

(10)

BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 4,068,087 shares of CEIX Common Stock and sole dispositive power with respect to 4,113,463 shares of CEIX Common Stock. The interest of iShares Core S&P Small-Cap ETF represents more than 5% of the outstanding shares of CEIX Common Stock. This information is based solely on BlackRock’s most recent Schedule 13G/A filed with the SEC on February 4, 2020. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(11)

Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 1,454,711 shares of CEIX Common Stock and dispositive power with respect to 1,481,964 shares of CEIX Common Stock. This information is based solely on Dimensional’s most recent Schedule 13G filed with the SEC on February 12, 2020. The principal business address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(12)

Lancaster Investment Management LLP (“Lancaster UK”) has shared voting power and dispositive power with respect to 2,590,720 shares of CEIX Common Stock. Lancaster UK is the investment manager of Lancaster Global LS Equity Master Limited (“the Lancaster Fund”). Mr. Matthew Wood is the Chief Investment Officer of Lancaster UK. Lancaster UK has reported that Mr. Wood may be deemed to beneficially own the shares held by the Lancaster Fund. This information is based solely on Lancaster UK’s most recent Schedule 13G filed with the SEC on February 6, 2020. The principal business address of Lancaster UK is 60 Charlotte Street, London, W1T 2NU, United Kingdom.

(13)

State Street Corporation (“State Street”) has shared voting power with respect to 1,480,952 shares of CEIX Common Stock and shared dispositive power with respect to 1,554,908 shares of CEIX Common Stock. This information is based solely on State Street’s most recent Schedule 13G filed with the SEC on February 14, 2020. The principal business address of State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(14)

The Vanguard Group (“Vanguard”) has shared voting power with respect to 36,487 shares of CEIX Common Stock, sole dispositive power with respect to 2,658,718 shares of CEIX Common Stock and shared dispositive power with respect to 75,697 shares of CEIX Common Stock. Vanguard does not have sole voting power with respect to any shares of CEIX Common Stock. This information is based solely on Vanguard’s most recent Schedule 13G/A filed with the SEC on April 9, 2020. The principal business address of Vanguard is 100 Vanguard Blvd, Malvern, PA 19355.

No Appraisal Rights

CCR Public Unitholders will not have appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Regulatory Matters

In connection with the Merger, CEIX and CCR each intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. CEIX and CCR are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the HSR Act, and therefore, no filings with respect to the Merger were required with the FTC or the Antitrust Division of the DOJ.

Listing of the CEIX Common Stock to be Issued in the Merger; Delisting and Deregistration of the CCR Common Units

CEIX expects to obtain approval to list the shares of CEIX Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing, subject to official notice of issuance. Upon completion of the Merger, the CCR Common Units will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Post-Closing Status of CCR

After the consummation of the Merger, it is expected that CCR will remain an indirect, wholly owned subsidiary of CEIX indefinitely. There are no definite plans to reorganize or transfer CCR or any of its assets immediately following the Closing as of the date of this consent solicitation statement/proxy statement/prospectus.

Accounting Treatment

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As CEIX controls CCR and will continue to control CCR after the Merger, the change in CEIX’s ownership interest in CCR will be accounted for as an equity transaction and no gain or loss will be recognized in CEIX’s consolidated statement of income resulting from the Merger.

THE MERGER AGREEMENT

This section of this consent solicitation statement/proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this consent solicitation statement/proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement, and this summary is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about CEIX, CCR, the General Partner or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of CEIX, CCR, the General Partner or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in CEIX’s or CCR’s public disclosures incorporated by reference in this consent solicitation statement/proxy statement/prospectus.

The Merger; Effective Time; Closing

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub will merge with and into CCR, with CCR continuing as the surviving entity and an indirect, wholly owned subsidiary of CEIX.

Prior to the Effective Time, CEIX will contribute and assign to Holdings, and Holdings will thereafter contribute and assign to Merger Sub, a number of shares of CEIX Common Stock necessary to pay the Merger Consideration. At the Effective Time, subject to any applicable withholding tax, (i) the CCR Public Common Units outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration; and (ii) each Partnership LTIP Award, whether or not vested, that is outstanding immediately prior to the Effective Time, will become fully vested and automatically will be converted into the right to receive, with respect to each CCR Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the Incentive Distribution Rights, which automatically will be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the interests in CCR owned by CEIX and its subsidiaries will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest will be converted into a non-economic general partner interest in the surviving entity and the General Partner will continue as the sole general partner of the surviving entity. In addition, at the Effective Time, unless otherwise determined by the CEIX Board, CEIX will assume the outstanding unused unit reserve under the Partnership Long-Term Incentive Plan (as adjusted to reflect the Exchange Ratio) for the purposes of making future grants related to shares of CEIX Common Stock under CEIX’s equity incentive plans.

CEIX will not issue any fractional shares of CEIX Common Stock in the Merger. Instead of receiving any fractions of a share of CEIX Common Stock, all fractions of shares of CEIX Common Stock to which a CCR Public Unitholder would otherwise have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of CEIX Common Stock.

The Effective Time will occur at such time as CEIX and CCR cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by CEIX and CCR in writing and specified in the certificate of merger.

The closing of the Merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as CEIX and CCR may agree.

Conditions to Completion of the Merger

The obligations of CEIX and CCR to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•

the approval of the CEIX Stock Issuance Proposal by the affirmative vote of a majority of votes cast by the CEIX Stockholders at the CEIX Stockholder Meeting at which a quorum is present (or any adjournment or postponement thereof) must have been obtained in accordance with the rules of the NYSE;

•

receipt of the Required Limited Partner Written Consent in accordance with applicable law and filing of the Required Limited Partner Written Consent with the minutes of proceedings of CCR and such Required Limited Partner Written Consent shall not have been amended, modified, withdrawn, terminated or revoked;

•

no restraint is in effect enjoining, restraining, preventing or prohibiting the completion of the transactions contemplated by the Merger Agreement or making the completion of the transactions contemplated by the Merger Agreement illegal;

•

the registration statement of which this consent solicitation statement/proxy statement/prospectus forms a part must have been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC; and

•	the CEIX Common Stock deliverable to the CCR Public Unitholders as contemplated by the Merger Agreement must have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of CEIX, Holdings and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of CCR and the General Partner:

•

with respect to CCR’s and the General Partner’s organization, standing and corporate power, the authority of CCR and the General Partner to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby, and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to CCR’s capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty), other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls and information supplied for inclusion in this consent solicitation statement/proxy statement/prospectus does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on CCR;

•	CCR and the General Partner having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•

the receipt by CEIX of an officer’s certificate signed on behalf of CCR and the General Partner by an executive officer of the General Partner certifying that the preceding conditions have been satisfied.

The obligation of CCR to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of CEIX, Holdings and Merger Sub:

•

with respect to CEIX’s, Holdings’ and Merger Sub’s organization, standing and corporate power, the authority of CEIX, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that, other than the CEIX Stockholder Approval, no vote of holders of any class or series of the capital stock of CEIX is necessary to approve the issuance of CEIX Common Stock in connection with the Merger and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to its capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty), other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, information supplied for inclusion in this consent solicitation statement/proxy statement/prospectus does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on CEIX;

•	CEIX, Holdings and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by CCR of an officer’s certificate signed on behalf of CEIX by an executive officer of CEIX certifying that the preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a person, any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such person and its subsidiaries, taken as a whole, or prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger, on or before April 22, 2021; provided, however, that any adverse changes, conditions, circumstances, effects, events, developments or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a material adverse effect: (i) changes, conditions, circumstances, effects, events, developments or occurrences generally affecting the economy, the financial or other capital markets or political, legislative or regulatory conditions or changes in the coal industry; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in the Merger Agreement relating to noncontravention by the parties and the satisfaction of the closing conditions set forth in the Merger Agreement with respect to such representations and warranties, the performance of the Merger Agreement; (iii) any change in the market price or trading volume of the CCR Common Units or shares of CEIX Common Stock (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing), pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events; (v) changes in any applicable laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any proceedings commenced by or involving any current or former member, partner or shareholder of such person or any of its subsidiaries arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement; (vii) changes, effects, events or occurrences generally affecting the price of coal; (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (ix) with respect to CEIX only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development or occurrence at CCR or its subsidiaries that has a material adverse effect on CCR and its subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments or occurrences referred to in clauses (i), (iv), (v) and (vii) above will be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such changes, conditions, circumstances, effects, events, developments or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

For purposes of the Merger Agreement, except where expressly provided otherwise, CCR and its subsidiaries are not considered subsidiaries of CEIX or affiliates of CEIX or any of its subsidiaries (including the General Partner and Merger Sub).

Representations and Warranties

The Merger Agreement contains representations and warranties by CEIX, Holdings and Merger Sub, on the one hand, and CCR and the General Partner, on the other hand.

These representations and warranties have been made solely for the benefit of the parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this consent solicitation statement/proxy statement/prospectus and in the documents incorporated by reference into this consent solicitation statement/proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by CEIX, Holdings and Merger Sub, on the one hand, and CCR and the General Partner, on the other hand, relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•

due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	absence of changes or events since December 31, 2019;

•	legal proceedings;

•	compliance with applicable laws and the possession of certain permits;

•	information supplied in connection with this consent solicitation statement/proxy statement/prospectus and the registration statement of which it is a part;

•	taxes and other tax matters;

•	material contracts;

•	benefit plans and other employee matters;

•	opinions of financial advisors;

•	environmental matters;

•	property;

•	brokers and other advisors;

•	insurance;

•	the Investment Company Act of 1940, as amended; and

•	no other representations and warranties.

Additionally, CEIX, Holdings and Merger Sub made representations and warranties to CCR and the General Partner related to their ownership of CCR Common Units.

Conduct of Business Prior to Closing

Under the Merger Agreement, CEIX, on the one hand, and each of CCR and the General Partner, on the other hand, has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed).

Subject to certain exceptions, unless CEIX consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), each of CCR and the General Partner have agreed, and will cause each of their respective subsidiaries, to (i) conduct its business in the ordinary course of business consistent with past practice; provided, that it will not prohibit CCR and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to CCR to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by CCR and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws.

Subject to certain exceptions, unless CEIX consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), CCR and the General Partner, will not, and will not permit their respective subsidiaries to:

•

amend the organizational documents (whether by merger, consolidation, conversion or otherwise) of any such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•	declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of any CCR Common Units;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of CCR or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of CCR Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of the Merger Agreement or otherwise granted in compliance with the Merger Agreement;

•

make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other person, other than acquisitions or dispositions (1) in the ordinary course of business or (2) outside the ordinary course of business the consideration for which does not exceed $10.0 million in value in the aggregate;

•

make any loans or advances to any person (other than (1) loans or advances to its employees in the ordinary course of business consistent with past practice, (2) loans and advances to CCR or any of its subsidiaries and (3) trade credit granted in the ordinary course of business consistent with past practice);

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any such entity’s capital stock or other equity interests;

•	adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

•

waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to have a material adverse effect on CCR;

•

(1) change its fiscal year or any method of tax accounting, (2) make, change or revoke any material tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (3) settle or compromise any material liability for taxes or any audit, examination or other legal proceeding in respect of a material amount of taxes, (4) file any material amended tax return, (5) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material tax, (6) surrender any right to claim a material tax refund or (7) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment, in each case, other than in the ordinary course of business and consistent with past practices;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•

engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of CCR for any taxable year, or, for the taxable year in which the closing occurs, the portion of such taxable year ending on the closing date, since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

•

except as required by applicable law or the terms of any benefit plan of CCR existing and in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, (1) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material benefit plan of CCR (or any plan or arrangement that would be a material benefit plan of CCR if in effect as of the date of the Merger Agreement), (2) accelerate any material rights or benefits under any benefit plan of CCR or (3) grant any Partnership LTIP Awards or other equity awards; or

•

agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger (other than the Merger), consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement.

Subject to certain exceptions, unless CCR consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), CEIX has agreed, and will cause each of its subsidiaries, to (i) conduct its business in the ordinary course of business consistent with past practice; provided, that it will not prohibit CEIX and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the CEIX to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by CEIX and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws.

Subject to certain exceptions, unless CCR consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), CEIX will not, and will not permit its subsidiaries to:

•	amend CEIX’s or any of its subsidiaries’ organizational documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement or (b) adversely affect the terms of the CEIX Common Stock in any material respect;

•	declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of CEIX’s capital stock;

•	merge, consolidate or enter into any other business combination transaction or agreement with any person in which such other person is the surviving entity;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of CEIX’s capital stock or other equity interests;

•

issue, sell or reclassify any capital stock of CEIX or its subsidiaries, or grant, issue or reclassify any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire capital stock of CEIX or its subsidiaries, in each case other than the issuance or sale, in one or more transactions pursuant to an equity plan or a CEIX benefit plan in the ordinary course of business consistent with past practice;

•	adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

•

waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to have a material adverse effect on CEIX;

•

(1) change its fiscal year or any method of tax accounting, (2) make, change or revoke any material tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (3) settle or compromise any liability for taxes or any audit, examination or other legal proceeding in respect of a material amount of taxes, (4) file any material amended tax return, (5) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material tax, (6) surrender any right to claim a material tax refund or (7) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment, in each case, other than in the ordinary course of business and consistent with past practices;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•

directly or indirectly purchase, acquire or otherwise become the beneficial owner of (or direct CCR to repurchase, redeem or otherwise acquire) any CCR Common Units not held by CEIX and its subsidiaries; or

•

agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger (other than the Merger) consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement.

Required CEIX Stockholder Approval

CEIX will, as promptly as practicable after the date that the registration statement of which this consent solicitation statement/proxy statement/prospectus forms a part is declared effective under the Securities Act, duly call, give notice of, convene and hold the CEIX Stockholder Meeting for the purpose of obtaining the CEIX Stockholder Approval. CEIX will include in this consent solicitation statement/proxy statement/prospectus CEIX’s recommendation, through the CEIX Board, that the CEIX Stockholders approve the CEIX Stock Issuance (collectively, the “CEIX Board Recommendation”) and will use reasonable best efforts to obtain from the CEIX Stockholders the CEIX Stockholder Approval. Unless the Merger Agreement is validly terminated in accordance with its terms, CEIX’s obligations will not be affected by the withdrawal or modification by the CEIX Board of the CEIX Board Recommendation or any other action of the CEIX Board with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, CEIX may postpone or adjourn the CEIX Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the CEIX Stockholder Approval, (ii) for the absence of a quorum or (iii) to the extent reasonably necessary to ensure that any supplement or amendment to this consent solicitation statement/proxy statement/prospectus that the CEIX Board has determined after consultation with outside legal counsel is necessary under applicable laws is provided to the CEIX Stockholders within the minimum amount of time reasonably practicable prior to the CEIX Stockholder Meeting; provided, however, that in each case, without the written consent of CCR (which will not be unreasonably withheld, delayed or conditioned), CEIX will not be permitted to postpone or adjourn the CEIX Stockholder Meeting for more than 10 business days later than the most recently adjourned meeting or to a date after the date that is two business days prior to April 22, 2021. CEIX will adjourn the CEIX Stockholder Meeting at the request of CCR (but in no event for more than 30 days from the date the CEIX Stockholder Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtaining the CEIX Stockholder Approval or (ii) for the absence of a quorum. Without the prior written consent of CCR (which will not be unreasonably withheld, delayed or conditioned), no matter will be submitted for action at the CEIX Stockholder Meeting except the approval of the CEIX Stock Issuance and matters reasonably related thereto. Unless the Merger Agreement is terminated, CEIX must submit the CEIX Stock Issuance to the CEIX Stockholders for approval at the CEIX Stockholder Meeting.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of CEIX, Holdings and Merger Sub, on the one hand, and CCR and the General Partner, on the other hand, will cooperate with the other and use and cause their respective subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as practicable (and in any event no later than April 22, 2021), including, for the avoidance of doubt, in the case of CEIX and the General Partner, until the Effective Time or the termination of the Merger Agreement, retaining ownership and voting control over all CCR Common Units, the 1.7% general partner interest in CCR and the Incentive Distribution Rights beneficially owned by CEIX and the General Partner, as applicable, as of the date of the Merger Agreement or acquired thereafter and to complete and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than April 22, 2021) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement and (iii) defend any proceedings challenging the Merger Agreement or the completion of the transactions contemplated by the Merger Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to complete the transactions contemplated by the Merger.

Conflicts Committee

Prior to the earlier of the Effective Time and the termination of the Merger Agreement, CEIX will not, and will not permit any of its subsidiaries to, take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the members of the then-existing Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the GP Board that is a member of the Conflicts Committee either as a director or as a member of such committee.

Access to Information

Until completion of the Merger, each of CEIX, Holdings, Merger Sub, CCR and the General Partner has agreed to afford the other parties and their respective representatives reasonable access, during normal business hours and on certain conditions, to all of its and its subsidiaries’ respective properties, books, contracts, commitments, personnel and records, in each case for the purpose of completing diligence related to the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that from and after the Effective Time, to the fullest extent permitted under applicable laws, CEIX will, and will cause CCR (as the surviving entity of the Merger) to, (i) indemnify and hold harmless against any reasonable cost or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of CEIX, CCR, the General Partner or any of their respective subsidiaries and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of CCR and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of CCR and the General Partner or any of their respective successors or assigns, if applicable, will for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of CCR and the General Partner than are presently set forth in such organizational documents. In addition, CCR (as the surviving entity of the Merger) will maintain in effect for six years following the Effective Time CCR’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, provided that in no event will CCR (as the surviving entity of the Merger) be required to expend more than an amount per year equal to 300% of current annual premiums paid by CCR for such insurance.

Certain Tax Matters

For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties have agreed to treat the Merger as a taxable sale of the CCR Common Units (other than those held by CEIX and its subsidiaries) to Holdings in exchange for the Merger Consideration. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.

Withholding

Each of CEIX, Holdings, Merger Sub, the surviving entity and the exchange agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to the Merger Agreement to any person such amounts as CEIX, Holdings, Merger Sub, the surviving entity or the exchange agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case CEIX, Holdings Merger Sub, the surviving entity or the exchange agent, as applicable, will be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate governmental authority, such amounts (including securities) will be treated for all purposes of the Merger Agreement as having been paid or issued to the person in respect of whom such deduction and withholding was made.

Adjustments to Prevent Dilution

The Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be adjusted to reflect fully the effect of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of CCR Common Units or shares of CEIX Common Stock, as applicable, that change the number of outstanding CCR Common Units or shares of CEIX Common Stock between the date of the Merger Agreement and the Effective Time to provide the CCR Public Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

NYSE Listing, Delisting and Deregistration

CEIX has agreed to use its reasonable best efforts to cause the shares of CEIX Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.

CCR has agreed to cooperate and use its reasonable best efforts to cause the delisting of the CCR Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the closing of the Merger in compliance with applicable law.

Section 16 Matters

Prior to the completion of the Merger, CCR has agreed to take all steps as may be required to cause any dispositions of CCR Common Units or acquisitions of CEIX Common Stock resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CCR, or will become subject to such reporting requirements with respect to the surviving company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Other Covenants and Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this consent solicitation statement/proxy statement/prospectus and additional agreements relating to, among other things applicability of takeover statutes, fees and expenses, securityholder litigation and public announcements.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the closing of the Merger:

•

by the mutual written consent of CEIX and CCR duly authorized by the CEIX Board and the Conflicts Committee, respectively (whether before or after the Required Limited Partner Written Consent has been obtained); or

•	by either of CEIX or CCR:

•

if the closing of the Merger does not occur on or before April 22, 2021 (whether before or after the CEIX Stockholder Approval and/or the Required Limited Partner Written Consent has been obtained); provided, that this termination right will not be available to (a) CEIX or CCR if the inability to satisfy any condition under the Merger Agreement necessary for closing of the Merger was due to the failure of, in the case of CEIX, CEIX, Holdings or Merger Sub, or, in the case of CCR, CCR or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such entity prior to the closing of the Merger and (b) CEIX or CCR if, in the case of CEIX, CCR or the General Partner, or, in the case of CCR, CEIX, Holdings or Merger Sub, has filed and is pursuing an action seeking specific performance as permitted pursuant to the terms of the Merger Agreement;

•

if any restraint by a government authority is in effect and has become final and nonappealable (whether before or after the CEIX Stockholder Approval and/or the Required Limited Partner Written Consent has been obtained); provided, however, this termination right is not available to CEIX or CCR if such restraint was due to the failure of, in the case of CEIX, CEIX, Holdings or Merger Sub, or, in the case of CCR, CCR or the General Partner, to perform any of its obligations under the Merger Agreement; or

•	if the CEIX Stockholder Meeting has concluded and the CEIX Stockholder Approval has not been obtained; and

•

by CEIX if CCR or the General Partner has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to CCR’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby, or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless CEIX, Holdings or Merger Sub is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement); and

•

by CCR (which termination may be effected for CCR by the Conflicts Committee without the consent, authorization or approval of the GP Board) if CEIX has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to the authority of CEIX, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that no vote of holders of any class or series of the capital stock of CEIX is necessary to approve the issuance of CEIX Common Stock in connection with the Merger or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless CCR or the General Partner is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement).

Effect of Termination; Termination Expenses

If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of any liability for failure to consummate the Merger and other transactions contemplated by the Merger Agreement when required under the agreement or for intentional fraud or any “willful breach” (as defined in the Merger Agreement).

The Merger Agreement contains various amounts payable under the circumstances described below.

•

if the Merger Agreement is validly terminated by CEIX due to a material uncured breach by CCR or the General Partner of any of its covenants or agreements, or representations or warranties with respect to CCR’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby or the absence of certain changes or events, then CCR will promptly pay CEIX’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by CEIX and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million; and

•	if the Merger Agreement is validly terminated by (i) CEIX or CCR for failure to obtain the CEIX Stockholder Approval or (ii) CCR due to a material uncured breach by CEIX or Merger Sub of any of its covenants or agreements, or representations or warranties with respect to the authority of CEIX, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that, other than the CEIX Stockholder Approval, no vote of holders of any class or series of the capital stock of CEIX is necessary to approve the issuance of CEIX Common Stock in connection with the Merger or the absence of certain changes or events, then CEIX will promptly pay CCR’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by CCR and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million, subject to certain limited restrictions.

Amendment and Supplement; Waiver

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects (whether before or after the CEIX Stockholder Approval and/or the Required Limited Partner Written Consent is obtained) by written agreement of the parties, by action taken or authorized by the CEIX Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless such action has been approved by the Conflicts Committee; provided, further, that (i) following receipt of the CEIX Stockholder Approval, there will be no amendment or change to the provisions of the Merger Agreement that by applicable laws, CEIX’s organizational documents or stock exchange rule would require further approval by CEIX Stockholders and (ii) following receipt of the Required Limited Partner Written Consent, there will be no amendment or change to the provisions of the Merger Agreement that by applicable laws, the Partnership Agreement or stock exchange rule would require further approval by the CCR Limited Partners.

Assignment

The Merger Agreement and any interests, rights or obligations under the Merger Agreement are not assignable, by operation of law or otherwise, by either party without the prior written consent of the other party.

Specific Performance

The parties to the Merger Agreement have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) either party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party has further agreed that no party is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Governing Law

The Merger Agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware.

THE SUPPORT AGREEMENT

The following describes the material provisions of the Support Agreement, a copy of which is attached as Annex B to this consent solicitation statement/proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this consent solicitation statement/proxy statement/prospectus is qualified in its entirety by reference to the Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. CEIX and CCR encourage you to read carefully the Support Agreement in its entirety before making any decisions regarding the merger.

In order to complete the Merger, CCR must obtain approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, from the CCR Limited Partners. As a condition and inducement to CCR’s willingness to enter into the Merger Agreement and to proceed with the Merger, CEIX and CCR entered into the Support Agreement.

The Support Agreement was entered into simultaneously with the execution of the Merger Agreement on October 22, 2020, by and between CEIX and CCR. As of November 10, 2020, CEIX beneficially owned 16,811,818 CCR Common Units, representing approximately 60.7% of the outstanding CCR Common Units. Pursuant to the terms of the Support Agreement, CEIX agreed, among other things, to (i) deliver, and not revoke, a written consent covering all of the CCR Common Units beneficially owned by CEIX approving the Merger, the adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, (ii) vote (or cause to be voted) in favor of the approval of the Merger, the adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, and (iii) vote against any action, agreement, transaction or proposal that is intended, would reasonably be expected or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger.

During the term of the Support Agreement, CEIX agreed not to, without the written approval of the Conflicts Committee:

•

transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the transfer of, any CCR Common Units beneficially owned by CEIX or the voting power thereof or therein (including by operation of law);

•	grant any proxies or powers of attorney, deposit any CCR Common Units owned by CEIX into a voting trust or enter into a voting agreement with respect to any such CCR Common Units; or

•	knowingly take any action that would have the effect of preventing or disabling CEIX from performing its respective obligations under the Support Agreement.

Notwithstanding the foregoing, CEIX may transfer its CCR Common Units to any of its affiliates, provided that, prior to and as a condition to the effectiveness of such transfer, each transferee becomes a party to the Support Agreement. Any transfer of CCR Common Units in violation of the terms of the Support Agreement is void.

In connection with the foregoing restrictions, CCR has notified its transfer agent, that there is a stop transfer order with respect to the CCR Common Units owned by CEIX and that the Support Agreement places limits on the voting and transfer of such CCR Common Units until the termination of the Support Agreement.

The Support Agreement will remain in effect until the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the mutual written agreement of CEIX and CCR (duly authorized by the CEIX Board and the Conflicts Committee) to terminate the Support Agreement.

COMPARISON OF RIGHTS OF CEIX STOCKHOLDERS AND CCR UNITHOLDERS

CEIX is a Delaware corporation, and CCR is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of CEIX Stockholders are governed by CEIX’s Amended and Restated Certificate of Incorporation, effective as of November 28, 2017 (as amended, the “CEIX Charter”), the Second Amended and Restated Bylaws of CEIX, effective as of May 9, 2020 (as amended, the “CEIX Bylaws” and, together with the CEIX Charter, the “CEIX Organizational Documents”), and the Delaware General Corporation Law (“DGCL”). The rights of CCR Unitholders are governed by the Partnership Agreement and the Delaware Revised Uniform Limited Partner Act (the “DRULPA”). If the Merger is completed, the rights of CCR Unitholders as CEIX Stockholders following the conversion of the CCR Common Units (other than those held by CEIX and its subsidiaries) to CEIX Common Stock will be governed by the CEIX Organizational Documents and the DGCL. There are many differences between the rights of CCR Unitholders and CEIX Stockholders. Some of these, such as distribution/dividend rights and voting rights, are significant. The following description summarizes the material differences between the rights of CEIX Stockholders and CCR Unitholders but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. CCR Unitholders should carefully read the relevant provisions of the CEIX Organizational Documents and the Partnership Agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.” This summary is qualified in its entirety by reference to the DGCL, the DRULPA, the CEIX Organizational Documents and the Partnership Agreement. Capitalized terms used herein and not otherwise defined herein are used as defined in the CEIX Organizational Documents and the Partnership Agreement, as applicable.

Purpose and Term of Existence

CEIX	CCR
CEIX’s stated purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.	CCR’s stated purposes under the Partnership Agreement are to (1) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the DRULPA and, in connection therewith, to exercise all rights and powers conferred upon CCR pursuant to the agreements relating to such business activity and (2) do anything necessary or appropriate in the furtherance of the foregoing, including the making of capital contributions or loans to its subsidiaries; provided, however, the General Partner may not cause CCR to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause CCR to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner has no duty or obligation to propose or approve the conduct by CCR of any business and may decline to do so free of any fiduciary duty or

CEIX	CCR
obligation whatsoever to CCR or the CCR Limited Partners and, in declining to so propose or approve, will not be required to act in good faith or pursuant to any other standard imposed by the Partnership Agreement, any agreement with subsidiaries of CCR, any other agreement contemplated by the Partnership Agreement or under the DRULPA or any other law, rule or regulations or at equity, and the General Partner in determining whether to propose or approve the conduct by CCR of any business will be permitted to do so in its sole discretion and absolute discretion.

Authorized and Issued Capital

CEIX	CCR

CEIX’s authorized capital stock consists of:

•  62,500,000 shares of CEIX Common Stock, $0.01 par value per share,                  shares of which were issued and outstanding as of                 , 2020; and

•  500,000 shares of preferred stock, $0.01 par value per share, with rights and preferences specified by the CEIX Charter and/or the CEIX Board, none of which were outstanding as of the date of this consent solicitation statement/proxy statement/prospectus.

The Partnership Agreement authorizes CCR to issue an unlimited number of additional equity securities (which may be senior to existing classes and series of outstanding equity interests) for any purpose at any time and from time to time for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners. No fractional units shall be issued by CCR.

As of November 10, 2020, CCR had outstanding 27,690,251 CCR Common Units. As of such date, CEIX owned 16,811,818 CCR Common Units, representing approximately 60.7% of the outstanding CCR Common Units, and all of the Incentive Distribution Rights. CEIX also owns 100% of the membership interests of the General Partner, which owns the existing 1.7% general partner interest in CCR.

Except for the Incentive Distribution Rights, which automatically will be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the limited partner interests in CCR owned by CEIX and its subsidiaries immediately prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The economic general partner interest in CCR will be converted into a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity.

CEIX Dividends; CCR Distributions

CEIX	CCR

CEIX Stockholders share equally in any dividend declared by the CEIX Board. If any preferred stock were outstanding, dividends on CEIX Common Stock would be subject to the rights of the holders of that preferred stock.

CEIX Stockholders are entitled to receive dividends when, as, and if declared by the CEIX Board, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

The declaration and payment of dividends by CEIX is subject to the discretion of the CEIX Board, and no assurance can be given that CEIX will pay dividends in the future. The CEIX Board determines whether dividends will be paid quarterly. CEIX suspended its quarterly dividend in March 2016. CEIX’s determination to pay dividends in the future will depend upon, among other things, general business conditions, CEIX’s financial results, contractual and legal restrictions regarding the payment of dividends by CEIX, planned investments by CEIX, and such other factors as the CEIX Board deems relevant.

Distributions of Available Cash. Within 45 days after the end of each quarter, CCR will distribute all of its available cash to its unitholders of record on the record date selected by the General Partner. Available Cash is defined in the Partnership Agreement and generally means, for any quarter ending prior to liquidation:

•  all cash and cash equivalents of CCR and its subsidiaries (or CCR’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand at the end of such quarter;

•  plus, cash and cash equivalents of CCR and its subsidiaries (or CCR’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand at the date of the determination of Available Cash with respect to such quarter resulting from working capital borrowings made subsequent to the end of such quarter or available to be borrowed as working capital borrowings as the date of determination of Available Cash with respect to such quarter;

•  less, the amount of any cash reserves established by the General Partner to:

•  provide for the proper conduct of the business (including cash reserves for future capital expenditures, future acquisitions and for anticipated future debt service requirements);

•  comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation; or

•  provide funds for distributions to unitholders for any one or more of the next four quarters;

provided, however, that disbursements made by a group member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such quarter if the General Partner so determines.

CEIX	CCR

Distributions of Cash Upon Liquidation. If CCR dissolves in accordance with the Partnership Agreement, all cash received during or after the quarter in which the liquidation occurs will be applied and distributed solely in accordance with, and subject to the terms and conditions of the liquidation procedures set forth in the Partnership Agreement.

CCR will first apply the proceeds of liquidation to the payment of its creditors. CCR will distribute any remaining proceeds to the unitholders in accordance with, and to the extent of, the positive balanced in their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of CCR’s assets in liquidation.

The manner of the adjustment for gain is set forth in the Partnership Agreement.

Merger, Consolidation and Certain Other Transactions; Business Combination Statutes

CEIX	CCR

Subject to limited exceptions, under the DGCL, the consummation of a merger or consolidation requires the board of directors of a corporation that is a constituent corporation in the merger or consolidation to approve and declare advisable the agreement of merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the outstanding stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement.

CEIX is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with a stockholder who owns 15% or more of the corporation’s voting stock (an interested stockholder) for three years following the time that such stockholder becomes an interested stockholder, unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the voting stock outstanding at the time the transaction is commenced (subject to certain exclusions), and (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written

Merger or consolidation of CCR requires the prior consent of the General Partner. The General Partner must also approve the merger agreement or the plan of conversion, which must include certain information as set forth in the Partnership Agreement. Subject to certain exceptions set forth in the Partnership Agreement and described below, once approved by the General Partner, the merger agreement or plan of conversion must be submitted to a vote of the Limited Partners, and the merger agreement or plan of conversion will be approved upon receipt of the affirmative vote or written consent of the holders of a majority of the outstanding CCR Common Units, voting as a single class (a “Unit Majority”) unless the merger agreement or plan of conversion contains a provision that, if contained in an amendment to the Partnership Agreement, would require a greater percentage of the outstanding CCR Common Units, in which case such greater percentage shall be required.

The General Partner may consummate any merger or consolidation without the prior approval of a Unit Majority if the General Partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of limited liability of any Limited Partner or cause CCR to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes, the transaction

CEIX	CCR
consent) of at least 66 2/3% of the corporation’s outstanding voting stock not owned by the interested stockholder.

would not result in an amendment to the Partnership Agreement that could not otherwise be adopted solely by the General Partner, CCR is the surviving entity, each unit outstanding immediately prior to the transaction will be identical following the merger or consolidation and the units to be issued do not exceed 20% of CCR’s outstanding partnership interests immediately prior to such merger or consolidation.

In addition, if certain conditions in the Partnership Agreement are satisfied, the General Partner may convert CCR or any of its subsidiaries into a new limited liability entity or merge CCR or any of its subsidiaries into, or convey some or all of CCR’s assets to, a newly formed limited liability entity if the General Partner has received an opinion of counsel regarding limited liability and tax matters, the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of CCR into another limited liability entity and the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as contained in the Partnership Agreement.

Management by Board of Directors / General Partner

CEIX	CCR

In accordance with the DGCL, CEIX’s business and affairs are managed by or under the direction of the CEIX Board.

The CEIX Bylaws require that the number of directors on the CEIX Board be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the whole board. As of the date of this consent solicitation statement/proxy statement/prospectus, the CEIX Board consists of six directors.

The CEIX Organizational Documents provide that the CEIX Board is initially divided into three classes, with each director serving for a term ending at the election of directors at the third annual meeting of stockholders following the annual meeting of stockholders at which the director was elected, subject to the provisions described below. For so long as there are three classes of directors, the number of directors in each class shall be as near as possible to one-third of the total number of directors. The directors designated as Class I directors, elected at the annual meeting held in 2018, were elected

The General Partner conducts, directs, and manages all activities of CCR. The General Partner has a board of directors consisting of seven directors that are appointed by CEIX. Except as expressly provided in the Partnership Agreement, all management powers over the business and affairs of CCR are exclusively vested in the General Partner, and no Limited Partner has any management power over the business and affairs of CCR. The General Partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct CCR’s business.

CEIX	CCR

for a three-year term expiring in 2021. The directors designated as Class II directors, elected at the annual meeting held in 2019, were elected for a three-year term expiring in 2022. The directors designated as Class III directors had initial terms which expired at the annual meeting of stockholders to be held in 2020. Each director whose term expires at the 2020 annual meeting of stockholders or any annual meeting thereafter (and any other individual who is nominated for election at any such meeting) is elected for a term expiring at the next annual meeting of stockholders.

As a result of these provisions, two-thirds of the total number will be up for election at the 2021 annual meeting of stockholders, and beginning with the 2022 annual meeting of stockholders, all of the CEIX directors will be subject to annual election and the CEIX Board will thereafter no longer be divided into three classes.

Nomination and Election of Directors / General Partner

CEIX	CCR

Nominations of persons for election to the CEIX Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by the CEIX Board, (b) by any CEIX stockholder who is a stockholder of record at the time of the giving of notice provided for in the CEIX Bylaws, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in the CEIX Bylaws or (c) by an eligible stockholder and/or a nominating stockholder pursuant to the proxy access provision in the CEIX Bylaws. See “CEIX Stockholder Proposals.”

Under the CEIX Bylaws, nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of record at the time of giving of notice of such special meeting and at the time of the special meeting who is entitled to vote at the meeting and complies with the procedures set forth in the CEIX Bylaws as to such nomination.

Under the CEIX Bylaws, directors are elected by a plurality of votes cast at any meeting for the election of directors at which a quorum is present.

CCR Unitholders have no right to elect the General Partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of the General Partner. Directors are appointed by CEIX, the sole member of the General Partner, and hold office until their successors have been appointed or qualified or until their earlier death, resignation, removal or disqualification.

CEIX	CCR
Each director assigned to Class I served for an initial term expiring at the first annual meeting of stockholders held after November 28, 2017; each director assigned to Class II served for an initial term expiring at the second annual meeting of stockholders held after November 28, 2017; and each director assigned to Class III served for an initial term expiring at the third annual meeting of stockholders held after November 28, 2017. Commencing with the election of directors at the annual meeting held in 2020, each director whose term expires at such meeting and any director who is newly up for election at such meeting shall be elected for a term expiring at the next annual meeting of stockholders; and for the election of directors at the annual meeting of stockholders to be held in 2021, each director whose term expires at such meeting and any director who is newly up for election at such meeting shall be elected for a term expiring at the next annual meeting of stockholders, and for the election of directors at each annual meeting thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

Removal of Directors; Withdrawal or Removal of General Partner

CEIX	CCR
For so long as the directors are divided into classes, directors may only be removed for cause and upon the affirmative vote of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote in an election of such director. From and after the time at which the directors are no longer divided into classes, any director may be removed at any time, with or without cause, upon the affirmative vote of at least a majority in voting power of the outstanding shares of capital stock entitled to vote in an election of such director.	Withdrawal of the General Partner. The General Partner will be deemed to have withdrawn from CCR upon the occurrence of any of the following events: (1) the General Partner voluntarily withdraws as general partner by giving written notice to the other partners, (2) the General Partner transfers all of its general partner interests, (3) the General Partner is removed for cause, such removal is approved by the vote of the holders of at least 66 2/3% of the outstanding CCR Common Units, voting together as a single class, including CCR Common Units held by the General Partner and its affiliates, and CCR receives an opinion of counsel regarding limited liability and tax matters, (4) the General Partner takes certain actions relating to the bankruptcy or the liquidation of CCR, (5) a final and non-appealable bankruptcy order has been entered into by a court of appropriate jurisdiction to a voluntary or involuntary petition by or against the General Partner or (6) if the General Partner is a corporation and a certificate of dissolution or its equivalent is filed for the General Partner.

CEIX	CCR

Removal of the General Partner. The General Partner may not be removed unless that removal is both for cause and approved by the vote of the holders of at least 66 2/3% of the outstanding CCR Common Units, voting together as a single class, including CCR Common Units held by the General Partner and its affiliates, and CCR receives an opinion of counsel regarding limited liability and tax matters. For purposes of provisions relating to the removal of the General Partner, “cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to CCR or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of CCR.

In the event of removal of the General Partner or withdrawal of the General Partner, a successor general partner will have the option to purchase the general partner interest of the General Partner. Under all other circumstances where the General Partner withdraws, the General Partner will have the option to require the successor general partner to purchase the general partner interest for fair market value. In the event of removal or withdrawal of the General Partner, CCR will be required to reimburse the General Partner for all amounts due the General Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the General Partner or its affiliates for CCR’s benefit.

Filling Vacancies on the Board; Replacing the General Partner

CEIX	CCR
Under the CEIX Organizational Documents, vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the remaining directors, though less than a quorum of the CEIX Board.

Replacement Following Withdrawal of the General Partner. Upon the voluntary withdrawal of the General Partner, the holders of a Unit Majority may elect a successor to the withdrawing General Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, CCR will be dissolved, wound up and liquidated, unless within a specified time period after that withdrawal, the holders of a Unit Majority agree to continue CCR’s business and to appoint a successor general partner.

Replacement Following Removal of the General Partner. Any removal of the General Partner is

CEIX	CCR
subject to the approval of a successor general partner by the vote of the holders of a Unit Majority.

Transfer of General Partner Interest

CEIX	CCR
Not applicable.

Prior to June 30, 2025, the General Partner may not transfer all or any part of its general partner interest in CCR unless such transfer (1) has been approved by the prior written consent or vote of at least a majority of the outstanding CCR Common Units, voting as a single class (excluding any CCR Common Units held by the General Partner and its affiliates), or (2) is of all, but not less than all, of its general partner interest to (a) an affiliate of the General Partner (other than an individual) or (b) another person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other person or the transfer by the General Partner of all or substantially all of its assets to such other person.

On or after June 30, 2025, the General Partner may transfer all or any of its general partner interest in CCR without unitholder approval.

Limited Call Rights

CEIX	CCR
Not applicable.	If at any time the General Partner and its affiliates hold more than 80% of the then-issued and outstanding limited partner interests of any class, the General Partner will have the right, which it may assign in whole or in part to its affiliates or to CCR, to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these circumstances would be the greater of (1) the current market price (as defined in the Partnership Agreement) of the limited partner interests of the class as of the date three business days prior to the date that the notice is mailed to the Limited Partners as provided in the Partnership Agreement and (2) the highest price paid by the General Partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the General Partner mails notice of its election to purchase the units.

Amendment of Governing Documents

CEIX	CCR

Certificate of Incorporation. The CEIX Charter may be amended in any manner provided by the DGCL, except that, for so long as the directors are divided into classes, the affirmative vote of at least three quarters of the voting power of all of the outstanding shares of capital stock entitled to vote shall be required to alter, amend, appeal or to adopt any provision inconsistent with the provisions governing the classification of directors. Because CEIX Common Stock is the only class of CEIX capital stock outstanding, the CEIX Charter may be amended with the affirmative vote of a majority of the outstanding shares of CEIX Common Stock, except that certain provisions requiring a supermajority vote of stockholders may only be amended with such supermajority vote.

Bylaws. The CEIX Organizational Documents provide that the CEIX Bylaws may be altered, amended or repealed by the CEIX Board without the assent of the stockholders. The stockholders have the power to adopt, amend or repeal the CEIX Bylaws by an affirmative vote of shares representing a majority of the voting power of all the outstanding shares of capital stock, provided, however, that the affirmative vote of at least three quarters of the voting power of all of the outstanding shares of capital stock entitled to vote shall be required to alter, amend, appeal or to adopt any provision inconsistent with the provisions governing the number, tenure, classes and removal of directors.

Amendments to the Partnership Agreement may be proposed only by the General Partner. The General Partner has no duty or obligation to propose or approve any amendment and may decline to do so free of any duty or obligation whatsoever to CCR, any Limited Partner or any other person bound by the Partnership Agreement, and, in declining to propose or approve an amendment to the Partnership Agreement, is not required to act in good faith or pursuant to any other standard imposed by the Partnership Agreement, any partnership agreement of any subsidiary or other agreement or the DRULPA. Any amendment that materially and adversely affects the rights or preferences of any type or class of partnership interests in relation to other types or classes of partnership interests will require the approval of the holders of a majority of the type or class of partnership interests so affected. However, in some circumstances, more particularly described in the Partnership Agreement, the General Partner may make amendments to the Partnership Agreement without the approval of the Limited Partners or assignees to reflect:

•  a change in the name of CCR, the location of its principal place of business, its registered agent or its registered office;

•  the admission, substitution, withdrawal or removal of partners;

•  a change that the General Partner determines to be necessary or appropriate to qualify or continue CCR’s qualification as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that neither CCR nor its operating company or subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•  a change the General Partner determines does not adversely affect the Limited Partners (or any particular class of Limited Partners) in any material respect;

•  a change that the General Partner determines to be necessary or appropriate to (a) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (b) facilitate the trading of CCR’s

CEIX	CCR

limited partner interests or to comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the limited partner interests are or will be listed for trading;

•  a change that the General Partner determines to be necessary or appropriate in connection with splits or combinations of partnership interests;

•  a change that the General Partner determines is required to effect the intent of the provisions of the Partnership Agreement or otherwise contemplated by the Partnership Agreement;

•  a change in CCR’s fiscal year or taxable period and any changes that the General Partner determines are necessary or appropriate as a result of a change in CCR’s fiscal year or taxable period;

•  an amendment that is necessary, in the opinion of counsel, to prevent CCR, the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•  an amendment that sets forth the designations, preferences, rights, powers and duties of any class or series of partnership interests;

•  an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of partnership interests;

•  any amendment expressly permitted by the Partnership Agreement to be made by the General Partner acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion approved in accordance with the Partnership Agreement;

•  an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by CCR of, or an investment by CCR in, any corporation, partnership, joint venture, limited liability company or other entity in connection with the conduct by CCR of activities permitted by the Partnership Agreement;

CEIX	CCR

•  a merger, conveyance or conversion to effect a change in CCR’s legal form; or

•  any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by the General Partner and the holders of a majority of the outstanding CCR Common Units, unless a greater or different percentage is required under the Partnership Agreement or by Delaware law. No provision of the Partnership Agreement that establishes a percentage of outstanding units (including units deemed owned by the General Partner) required to take any action may be amended, altered, changed, repealed or rescinded to (1) reduce such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding CCR Common Units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced, (2) increase the voting percentage required to remove the General Partner unless such amendment is approved by the written consent or the affirmative vote of holders of not less than 90% of the outstanding CCR Common Units or (3) increase the ownership percentage required to call a special meeting unless such amendment is approved by the written consent or the affirmative vote of holders of a Unit Majority.

No amendment to the Partnership Agreement (other than those that may be made by the General Partner without the approval of the Limited Partners) may enlarge the obligations of any Limited Partner without its consent unless approved by the holders of a majority of the type or class of limited partner interests so affected. No amendment to the Partnership Agreement may enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable, or otherwise payable to the General Partner or any of its affiliates, without the consent of the General Partner, which may be given or withheld at its option.

No amendment to the Partnership Agreement (other than those that may be made by the General Partner without the approval of the Limited Partners) will become effective without the approval of the holders of at least 90% of the outstanding CCR Common Units voting together as a single class unless CCR obtains an opinion of counsel to the effect that such

CEIX	CCR
amendment will not affect the limited liability of any Limited Partner under applicable law.

Meetings; Voting; Action by Written Consent

CEIX	CCR

Each share of CEIX Common Stock entitles the holder to one vote with respect to each matter presented to CEIX Stockholders on which the holders of CEIX Common Stock are entitled to vote. CEIX Stockholders do not have cumulative voting rights.

The CEIX Bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the Chief Executive Officer or the CEIX Board. The CEIX Bylaws prohibit the conduct of any business at a special meeting other than as brought by or at the direction of the CEIX Board. CEIX Stockholders may only act by written consent for any action required or permitted to be taken by the stockholders at an annual or special meeting of stockholders if a consent or consents setting forth the action so taken are signed by all of the stockholders entitled to vote with respect to the action that is the subject of the consent.

Each record holder of a unit has a vote according to its percentage interest in CCR, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the General Partner and its affiliates, their transferees, transferees of their transferees (provided that the General Partner has notified such secondary transferees that the voting limitation shall not apply to them), or a person or group who acquires units (provided that, prior to such acquisition, the General Partner has notified such person or group that the voting limitation shall not apply to them), acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting to unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

CCR Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. In the case of CCR Common Units held by the General Partner on behalf of ineligible holders, the General Partner will distribute the votes on those CCR Common Units in the same ratios as the votes of Limited Partners (including the General Partner) in respect of limited partner interests other than those of ineligible holders are cast.

Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed, in accordance with the procedures set forth in the Partnership Agreement. The General Partner must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which Limited Partners must submit approvals) and any such meeting may be held not less than 10 days or more than 60 days after the

CEIX	CCR
mailing of notice of the meeting. CCR Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum.

Stockholder Proposals and Director Nominations

CEIX	CCR
The CEIX Bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors at annual or special meetings. To be timely, a CEIX stockholder’s notice for an annual meeting must be delivered to CEIX’s secretary no later than the 90th day and no earlier than the 120th day prior to the anniversary of the previous year’s annual meeting, or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, 10 days after the day on which the public announcement of the meeting is first made. To be timely, a CEIX stockholder’s notice for a special meeting for the election of directors must be delivered to CEIX’s secretary no later than the 90th day and no earlier than the 120th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which the public announcement is first made of the date of the special meeting. In the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice is also considered timely, with respect to nominees for any new positions created by such increase, if it is delivered within 10 days following the day on which such public announcement is first made. A CEIX stockholder’s notice must also provide certain information and make certain representations, and must be updated and supplemented in certain circumstances.	Not applicable.

Indemnification and Limitation on Liability

CEIX	CCR
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and	The Partnership Agreement provides that certain persons, including the General Partner, managers,

CEIX	CCR

their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

•  for breach of duty of loyalty;

•  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•  under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

•  for transactions from which the director derived improper personal benefit.

The CEIX Charter eliminates the personal liability of directors to CEIX and its stockholders for monetary damages for breaches of fiduciary duty to the fullest extent authorized by the DGCL. The CEIX Bylaws require CEIX to indemnify its directors and officers, and certain employees, to the fullest extent permitted by the DGCL, but subject to certain exceptions and limitations set forth in the CEIX Bylaws. Additionally, the directors and certain officers are entitled to advancement of expenses from CEIX for legal proceedings against them, to the fullest extent permitted by law. The CEIX Bylaws also provide that CEIX may maintain insurance to protect itself and its directors, officers, employees and agents from liabilities incurred in any such capacity, whether or not the DGCL would permit CEIX to indemnify such person against such liability.

managing members, directors and officers, shall not be liable for monetary damages to CCR, any of its Limited Partners or any other persons who are bound by the Partnership Agreement for losses sustained or liabilities incurred as a result of any act or omission of any such person unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such person acted in bad faith or engaged in intentional fraud, willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

The Partnership Agreement indemnifies certain persons, including the General Partner, managers, managing members, directors and officers, to the fullest extent permitted by law for any proceedings as a result of such persons acting on behalf of CCR, subject to certain limitations in the Partnership Agreement. The Partnership Agreement also provides for advancement of expenses for proceedings against any such person. Further, the Partnership Agreement allows CCR to purchase and maintain insurance on behalf of the General Partner and any person designated by the General Partner to protect against any liability incurred by such person on behalf of CCR.

Exclusive Forum

CEIX	CCR
The CEIX Charter provides that unless the CEIX Board otherwise determines, any state court located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of CEIX, any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer of CEIX to CEIX or to the stockholders of CEIX, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, any action asserting a claim against CEIX or any current or former director or officer of CEIX arising pursuant to any provision of the DGCL, the CEIX Organizational Documents, any action asserting a claim relating to or involving CEIX governed by the internal affairs doctrine, or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the	The Partnership Agreement provides that any claims, suits, actions or proceedings (A) arising out of or relating in any way to the Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the Partnership Agreement or the duties, obligations or liabilities among the general and limited partners of CCR (the “CCR Partners”) or of CCR Partners to CCR, or the rights or powers of, or restrictions on, the CCR Partners or CCR), (B) brought in a derivative manner on behalf of CCR, (C) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer or other employee of CCR or the General Partner, or owed by the General Partner, to CCR or the CCR Partners, (D) asserting a claim arising pursuant to any

CEIX	CCR
DGCL. However, if no state court located within the State of Delaware has subject matter jurisdiction, the action may be brought in the federal court for the District of Delaware.	provision of the DRULPA or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. However, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over any claim, suit, action or proceeding, such action may be brought in any other court in the State of Delaware having subject matter jurisdiction.

Conflicts of Interest; Fiduciary Duties

CEIX	CCR

CEIX’s directors owe certain fiduciary duties to CEIX Stockholders. Under the DGCL, certain transactions involving an interested officer or director are not void or voidable solely because of such officer’s or director’s interest if:

•  the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

•  the material facts are disclosed or made known to the CEIX Stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the CEIX Stockholders; or

•  the transaction is fair to the corporation at the time it is authorized, approved, or ratified by the board of directors (or committee thereof) or the stockholders.

The Partnership Agreement contains provisions that eliminate the General Partner’s fiduciary duties to CCR and the CCR Unitholders. The Partnership Agreement also restricts the remedies available to CCR Unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

The General Partner may take into account the interests of other parties in addition to CCR’s interests when resolving conflicts of interest. In effect, these provisions limit the General Partner’s fiduciary duties to CCR Unitholders. The Partnership Agreement also restricts the remedies available to CCR Unitholders for actions taken by the General Partner that might, without those limitations, constitute breaches of fiduciary duty. Whenever a potential conflict of interest arises between the General Partner or any of its affiliates, on the one hand, and CCR, its subsidiaries or any partner, on the other, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners and will not breach the Partnership Agreement or any duty stated or implied by law or equity, if the resolution or course of action is:

•  approved by Special Approval; or

•  approved by the vote of a majority of outstanding CCR Common Units (excluding CCR Common Units owned by the General Partner and its affiliates).

CEIX	CCR

The General Partner is authorized but will not be required in connection with its resolution of a conflict of interest to seek Special Approval of the Conflicts Committee or approval of the CCR Unitholders and may adopt a resolution or course of action that has not received such approval. If Special Approval is sought, then it will be presumed the Conflicts Committee of the GP Board acted in good faith.

The Partnership Agreement also entitles the General Partner to take or decline to take any action in its individual capacity, as opposed to in its capacity as the general partner of CCR, free of any duty (including any fiduciary duty) or obligation whatsoever to CCR, its subsidiaries or any Limited Partner or any other person bound by the Partnership Agreement and, to the fullest extent permitted by law, with no requirement to act in good faith.

Taxation

CEIX	CCR
See “Material U.S. Federal Income Tax Consequences.”

CCR is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income tax.

Each CCR Unitholder receives a Schedule K-1 from CCR reflecting such unitholder’s share of CCR’s items of income, gain, loss and deduction for each taxable year following the end of such taxable year.

DESCRIPTION OF CEIX CAPITAL STOCK

The following is a description of the terms of CEIX’s capital stock based on the CEIX Organizational Documents and relevant provisions of the laws of the DGCL. This summary is not complete, and is qualified in its entirety by reference to the CEIX Organizational Documents and the DGCL.

General

CEIX is authorized to issue 63,000,000 shares, of which:

•	62,500,000 shares are designated as common stock; and

•	500,000 shares are designated as preferred stock.

As of November 10, 2020, CEIX had 26,036,362 shares of CEIX Common Stock outstanding and no shares of preferred stock outstanding.

Common Stock

Dividend Rights.

Holders of CEIX Common Stock are entitled to receive dividends only if and when declared by the CEIX Board. However, no dividend will be declared or paid on CEIX Common Stock until CEIX has paid (or declared and set aside funds for payment of) all dividends that have accrued on all classes of its outstanding preferred stock.

Voting Rights.

Holders of CEIX Common Stock are entitled to one vote per share and they do not have any cumulative voting rights.

Liquidation Rights.

Upon any liquidation, dissolution or winding up of CEIX, whether voluntary or involuntary, after payments to holders of preferred stock of amounts determined by the CEIX Board, plus any accrued dividends, CEIX’s remaining assets will be divided among holders of CEIX Common Stock pro rata.

Preemptive or Other Subscription Rights.

Holders of CEIX Common Stock do not have any preemptive right to subscribe for any securities of CEIX.

Conversion and Other Rights.

No conversion, redemption or sinking fund provisions apply to CEIX Common Stock, and CEIX Common Stock is not liable to further call or assessment by CEIX. All issued and outstanding shares of CEIX Common Stock are fully paid and non-assessable.

Preferred Stock

Under the terms of the CEIX Charter, the CEIX Board of Directors is authorized to issue up to 500,000 shares of preferred stock in one or more series without further action by the holders of CEIX Common Stock. The CEIX Board has the discretion, subject to limitations prescribed by Delaware law and by the CEIX Charter, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, terms of redemption and liquidation preferences, of each series of preferred stock.

Although the CEIX Board does not currently intend to do so, it could authorize CEIX to issue a class or series of preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of CEIX, even if such transaction or change of control involves a premium price for CEIX Stockholders or CEIX Stockholders believe that such transaction or change of control may be in their best interests. The CEIX Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of CEIX Common Stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and the CEIX Organizational Documents

Provisions of the DGCL and the CEIX Organizational Documents could make it more difficult to acquire CEIX by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and takeover bids that the CEIX Board may consider inadequate and to encourage persons seeking to acquire control of CEIX to first negotiate with the CEIX Board.

Delaware Anti-Takeover Provisions.

CEIX is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the CEIX Board, including discouraging attempts that might result in a premium over the market price for the shares of CEIX Common Stock held by CEIX Stockholders.

Classified Board.

The CEIX Organizational Documents provide that the CEIX Board is initially divided into classes, with each director serving for a term ending at the election of directors at the third annual meeting of stockholders following the annual meeting of stockholders at which the director was elected, subject to the provisions described below. For so long as there are classes of directors, the number of directors in each class will be as near as possible to equal. The directors designated as Class I directors, elected at the annual meeting held in 2018, were elected for a three-year term expiring in 2021. The directors designated as Class II directors, elected at the annual meeting held in 2019, were elected for a three-year term expiring in 2022. The directors designated as Class III directors had initial terms which expired at the annual meeting of stockholders to be held in 2020. Each director whose term expired at the 2020 annual meeting of stockholders or expires at any annual meeting thereafter (and any other individual who is nominated for election at any such meeting) is elected for a term expiring at the next annual meeting of stockholders.

As a result of these provisions, two-thirds of the total number will be up for election at the 2021 annual meeting of stockholders, and beginning with the 2022 annual meeting of stockholders, all of the CEIX directors will be subject to annual election and the CEIX Board will thereafter no longer be divided into three classes. Prior to the annual meeting of stockholders held in 2021, it would take at least two elections for any individual or group to gain control of the CEIX Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to control CEIX. Any amendment to the classified board provisions in the CEIX Organizational Documents requires the affirmative vote of the holders of at least three quarters (75%) of the voting power of all outstanding shares of CEIX capital stock entitled to vote thereon.

Size of Board; Vacancies; Removal.

The CEIX Bylaws provide that the number of directors on the CEIX Board will be fixed exclusively by the CEIX Board. Any vacancies created in the CEIX Board resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the CEIX Board then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on the CEIX Board will be appointed for a term expiring at the next election of directors and until his or her successor has been elected and qualified.

The CEIX Bylaws provide that at any time at which the CEIX Board is divided into classes, stockholders may only remove directors for cause, and only with the approval of at least 66 2/3% of the shares of capital stock entitled to vote at an election of directors. Upon the CEIX Board no longer being divided into classes, stockholders may remove the CEIX directors with or without cause, with the approval of at least a majority of shares of capital stock entitled to vote at an election of directors.

Stockholder Action by Written Consent.

The CEIX Charter provides that stockholders may not act by written consent unless such written consent is unanimous. Stockholder action must otherwise take place at the annual or a special meeting of the stockholders of CEIX.

Special Stockholder Meetings.

The CEIX Charter provides that the chairman of the CEIX Board, the Chief Executive Officer of CEIX or the CEIX Board pursuant to a resolution adopted by a majority of the entire CEIX Board may call special meetings of the CEIX Stockholders.

Advance Notice for Stockholder Proposals and Nominations.

The CEIX Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors (other than nominations made by or at the direction of the CEIX Board).

Certain Effects of Authorized but Unissued Stock.

CEIX may issue additional shares of CEIX Common Stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved CEIX Common Stock and preferred stock may enable CEIX to issue shares of capital stock to persons who are friendly to current management, which could discourage an attempt to obtain control of CEIX by means of a proxy contest, tender offer, merger or otherwise. CEIX will not solicit approval of its stockholders for issuance of CEIX Common Stock or preferred stock unless the CEIX Board believes that approval is advisable or is required by applicable stock exchange rules or Delaware law.

No Cumulative Voting.

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the CEIX Charter provides otherwise. The CEIX Charter does not provide for cumulative voting.

Exclusive Forum.

The CEIX Charter provides that unless the CEIX Board otherwise determines, any state court located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of CEIX, any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer of CEIX to CEIX or to the stockholders of CEIX, including any claim alleging the aiding and abetting of such a breach of fiduciary duty, any action asserting a claim against CEIX or any current or former director or officer of CEIX arising pursuant to any provision of the DGCL or the CEIX Organizational Documents, any action asserting a claim relating to or involving CEIX governed by the internal affairs doctrine, or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. However, if no state court located within the State of Delaware has jurisdiction, the action may be brought in the federal court for the District of Delaware.

Listing

CEIX Common Stock is listed on the NYSE under the symbol “CEIX.”

Transfer Agent and Registrar

The transfer agent and registrar for CEIX Common Stock is Computershare Trust Company, N.A.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) of the Merger and of owning and disposing of shares of CEIX Common Stock received in the Merger. This discussion is limited to U.S. Holders of CCR Public Common Units that hold their CCR Public Common Units, and will hold their shares of CEIX Common Stock received in the Merger, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address tax consequences that may be relevant to particular holders in light of their individual circumstances, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts;

•	regulated investment companies or mutual funds;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers and brokers in stocks and securities or currencies;

•	traders in securities that use a mark-to-market method of tax accounting;

•	tax-exempt entities;

•	certain former citizens or long-term residents of the United States;

•	persons that received CCR Common Units as compensation for the performance of services;

•	holders of options, restricted units or bonus units granted under any CCR benefit plan;

•

persons that hold CCR Common Units or CEIX Common Stock as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

•	S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities);

•	persons whose “functional currency” is not the U.S. Dollar;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; or

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the CCR Common Units or CEIX Common Stock being taken into account in an applicable financial statement.

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds CCR Common Units, the tax treatment of a partner in such entity or arrangement will generally depend on the status of the partner and the activities of the entity or arrangement. A partner in such an entity or arrangement holding CCR Common Units should consult its own tax advisor regarding the tax consequences of the Merger and of owning and disposing of any shares of CEIX Common Stock received in the Merger.

Moreover, this discussion does not address any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes.

This discussion is based on provisions of the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations (the “Treasury Regulations”), all as of the date hereof, and any of which are subject to change, possibly with a retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to any of the tax consequences discussed below. As a result there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of CCR Public Common Units or shares of CEIX Common Stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF CEIX COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF CCR COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF CEIX COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of CCR Common Units

Tax Characterization of the Merger

The receipt of shares of CEIX Common Stock in exchange for CCR Common Units pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. Holder’s CCR Common Units in exchange for shares of CEIX Common Stock received in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized

A U.S. Holder who receives shares of CEIX Common Stock in exchange for CCR Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the shares of CEIX Common Stock received and (B) such U.S. Holder’s share of CCR’s nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. Holder’s adjusted tax basis in the CCR Common Units exchanged therefor (which includes such U.S. Holder’s share of CCR’s nonrecourse liabilities immediately prior to the Merger).

A U.S. Holder’s initial tax basis in CCR Common Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the CCR Common Units plus the U.S. Holder’s share of CCR’s nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder’s share of CCR’s income and by any increases in the U.S. Holder’s share of CCR’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from CCR, by the U.S. Holder’s share of CCR’s losses, by any decreases in the U.S. Holder’s share of CCR’s nonrecourse liabilities, by the U.S. Holder’s share of CCR’s expenditures that are not deductible in computing taxable income and are not required to be capitalized, and by the U.S. Holder’s share of certain CCR items related to business interest that were not deductible by such U.S. Holder due to applicable limitations. Upon the disposition of a CCR Common Unit, including in connection with the Merger, a U.S. Holder’s basis in his CCR Common Unit will be increased by the U.S. Holder’s share of previously disallowed business interest deductions.

Except as noted below, gain or loss recognized by a U.S. Holder on the exchange of CCR Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by CCR and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of a CCR Common Unit pursuant to the Merger Agreement and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder’s CCR Common Units pursuant to the Merger. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of CCR Common Units in the Merger. Subject to certain limitations, non-corporate U.S. Holders may be entitled to a deduction for qualified business income equal to 20% of the gain recognized by such U.S. Holder on the disposition of its CCR Common Units to the extent such gain is taxed as ordinary income under Section 751. U.S. Holders should consult their tax advisors regarding the application of this deduction.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its CCR Common Units for more than twelve months as of the Effective Time. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. Holder in the Merger will vary depending on each U.S. Holder’s particular situation, including the value of the shares of CEIX Common Stock received by each U.S. Holder in the Merger, the adjusted tax basis of the CCR Common Units exchanged by each U.S. Holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. Holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of CCR’s income may be deducted in full upon the U.S. Holder’s taxable disposition of its entire investment in CCR pursuant to the Merger. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

CCR Items of Income, Gain, Loss, and Deduction for the Taxable Period of CCR that Includes the Date of the Merger.

A U.S. Holder of CCR Common Units will be allocated its share of CCR’s items of income, gain, loss, and deduction for the taxable period of CCR that includes the date of the Merger in accordance with the terms of the Partnership Agreement. A U.S. Holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from CCR. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the CCR Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the Merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the CCR Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the Merger.

Tax Basis and Holding Period in Shares of CEIX Common Stock Received in the Merger.

A U.S. Holder’s tax basis in the shares of CEIX Common Stock received in the Merger will equal the fair market value of such shares. A U.S. Holder’s holding period in the shares of CEIX Common Stock received in the Merger will begin on the day after the date of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of CEIX Common Stock Received in the Merger

Distributions on Shares of CEIX Common Stock

For U.S. federal income tax purposes, distributions of cash by CEIX to a U.S. Holder with respect to shares of CEIX Common Stock received in the Merger will generally be included in a U.S. Holder’s income as ordinary dividend income to the extent of CEIX’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to CEIX Stockholders by CEIX after the Merger may exceed CEIX’s current and accumulated earnings and profits. Distributions of cash in excess of CEIX’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s shares of CEIX Common Stock and, to the extent the distribution exceeds such U.S. Holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of CEIX Common Stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. Holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of CEIX Common Stock

Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of CEIX Common Stock received in the Merger, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of CEIX Common Stock and (ii) the U.S. Holder’s adjusted tax basis in such shares of CEIX Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of CEIX Common Stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, shares of CEIX Common Stock received in the Merger. A U.S. Holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, shares of CEIX Common Stock received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

CEIX STOCKHOLDER PROPOSALS

CEIX will hold its regular annual meeting of the CEIX Stockholders in 2021 regardless of whether the Merger is completed.

Under SEC rules, eligible CEIX Stockholders may submit proposals for inclusion in the proxy statement for CEIX’s 2021 annual meeting. CEIX Stockholder proposals must comply with the requirements established by the SEC and must be submitted in writing and received by CEIX’s Secretary no earlier than the close of business on or before the close of business on November 27, 2020 for them to be considered for inclusion in the 2021 proxy statement. If a CEIX Stockholder would like to present a matter that is not included in the 2021 proxy statement for consideration at CEIX’s 2021 annual meeting, including nominations for director candidates, such CEIX Stockholder must send advance written notice to CEIX’s Secretary. According to the CEIX Bylaws, the Secretary must receive notice of any matter or nominations to be presented at the 2021 annual meeting no earlier than the close of business on January 8, 2021 (the 120th day prior to May 8, 2021, the one-year anniversary of this year’s annual meeting) and no later than the close of business on February 7, 2021 (the 90th day prior to May 8, 2021). Any matter or nomination must comply with the CEIX Bylaws.

LEGAL MATTERS

The validity of the CEIX Common Stock to be issued in the Merger will be passed upon for CEIX by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of CONSOL Energy Inc. and Subsidiaries appearing in CONSOL Energy Inc. and Subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of CONSOL Energy Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CONSOL Coal Resources LP appearing in CONSOL Coal Resources LP’s Annual Report (Form 10-K) for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

CEIX and CCR file annual, quarterly and current reports, proxy statements (in the case of CEIX) and other information with the SEC. CEIX’s file number with the SEC is 001-38147 and CCR’s file number with the SEC is 001-37456. Filings made with the SEC by CEIX and CCR are available to the public over the Internet at the SEC’s web site at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this consent solicitation statement/proxy statement/prospectus.

CEIX has filed with the SEC a registration statement on Form S-4 of which this consent solicitation statement/proxy statement/prospectus forms a part. The registration statement registers the shares of CEIX Common Stock to be issued to CCR Public Unitholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about CEIX Common Stock. The rules and regulations of the SEC allow CEIX and CCR to omit certain information included in the registration statement from this consent solicitation statement/proxy statement/prospectus.

The SEC allows CEIX and CCR to “incorporate by reference” the information they file with it, which means that CEIX and CCR can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this consent solicitation statement/proxy statement/prospectus, and information that CEIX and CCR file later with the SEC will update or supersede this information automatically.

CEIX incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by CEIX with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this consent solicitation statement/proxy statement/prospectus and prior to the consummation of the Merger:

•	Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 14, 2020;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 11, 2020, August 10, 2020 and November 5, 2020, respectively;

•	Current Reports on Form 8-K, filed with the SEC on January 3, 2020, April 2, 2020, May 8, 2020, June 11, 2020, June 18, 2020, August 10, 2020, October 23, 2020 and November 5, 2020;

•	Definitive Proxy Statement on Schedule 14A for the 2020 Annual Meeting of CEIX Stockholders, filed with the SEC on March 27, 2020; and

•

the description of the CEIX Common Stock contained in CEIX’s Registration Statement on Form 10, initially filed with the SEC on July 10, 2017, as amended, and any amendment or report filed for the purpose of updating such description.

CCR incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by CCR with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after that date of this consent solicitation statement/proxy statement/prospectus and prior to the consummation of the Merger:

•	Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 14, 2020;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 11, 2020, August 10, 2020 and November 5, 2020, respectively;

•	Current Reports on Form 8-K, filed with the SEC on January 3, 2020, June 11, 2020, June 18, 2020, October 23, 2020 and November 5, 2020; and

•

the description of the CCR Common Units contained in CCR’s registration statement on Form 8-A, filed with the SEC on June 17, 2015, including any subsequently filed amendments and reports updating such description.

You may request a copy of any of the documents incorporated by reference by CEIX and CCR at no cost by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:

CONSOL Energy Inc.

CONSOL Coal Resources GP LLC

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317-6506

Telephone: (724) 416-8300

If you request any such documents, CEIX or CCR will mail them to you by first class mail, or another equally prompt means, after receipt of your request. To obtain timely delivery of these documents prior to the CEIX Stockholder Meeting and the conclusion of the CCR written consent process, you must request the information no later than      .

You may also obtain more information regarding CEIX by consulting its website, at www.consolenergy.com. The information on CEIX’s website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this consent solicitation statement/proxy statement/prospectus, and you should not consider it part of this consent solicitation statement/proxy statement/prospectus.

You may also obtain more information regarding CCR by consulting its website, at www.ccrlp.com. The information on CCR’s website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this consent solicitation statement/proxy statement/prospectus, and you should not consider it part of this consent solicitation statement/proxy statement/prospectus.

You should rely only on the information incorporated by reference or provided in this consent solicitation statement/proxy statement/prospectus or to which this consent solicitation statement/proxy statement/prospectus refers you. Neither CEIX nor CCR have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information which appears in this consent solicitation statement/proxy statement/prospectus and which is incorporated by reference in this consent solicitation statement/proxy statement/prospectus may only be accurate as of the date of this consent solicitation statement/proxy statement/prospectus or the date of the document in which incorporated information appears. The business, financial condition, results of operations and prospects may have changed for each of CEIX and CCR since such date.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On October 23, 2020, CEIX, and certain of its subsidiaries, entered into the Merger Agreement with CCR and the General Partner, pursuant to which CEIX will acquire all of the CCR Public Common Units. Under the Merger Agreement, CEIX will acquire all of the CCR Public Common Units at a fixed exchange ratio of 0.73 shares of CEIX Common Stock for each CCR Public Common Unit.

The Merger will be accounted for under ASC 810. Because CEIX controls CCR both before and after the Merger, the changes in CEIX’s ownership interest in CCR resulting from the Merger will be accounted for as an equity transaction, and no gain or loss will be recognized in CEIX’s consolidated statement of income. In addition, the tax effects of the Merger are reported as adjustments to deferred income taxes and additional paid-in capital, consistent with ASC 740. Since the CEIX historical financial information includes the accounts of CCR, the historical financial information of CCR has not been shown separately.

The unaudited pro forma financial information has been developed by applying pro forma adjustments to the historical audited Consolidated Financial Statements of CEIX. The historical Consolidated Financial Statements of CEIX include CCR because CEIX controls CCR. Since the CEIX historical financial information includes the accounts of CCR, the historical financial information of CCR has not been shown separately. The unaudited pro forma consolidated balance sheet of CEIX as of September 30, 2020 has been prepared to give effect to the Merger as if it had occurred on September 30, 2020 and the unaudited pro forma statement of income of CEIX for the nine months ended September 30, 2020 and for the years ended December 31, 2019 and 2018 have been prepared to give effect to the Merger as if it had occurred on January 1, 2018.

Under SEC regulations, pro forma adjustments to CEIX’s consolidated statement of income are limited to those that are (1) directly attributable to the Merger, (2) factually supportable and (3) expected to have a continuing impact on the consolidated results. Under SEC regulations, pro forma adjustments to CEIX’s consolidated balance sheet are limited to those that give effect to events that are directly attributable to the Merger and are factually supportable regardless of whether they have a continuing impact or are nonrecurring. The pro forma adjustments are based on the account balances, share counts, and unit counts as of the pro forma balance sheet date, which may change between the pro forma balance sheet date and the closing date of the Merger.

The unaudited pro forma consolidated financial statements (the “Unaudited Pro Forma Financial Statements”) should be read in conjunction with the historical consolidated unaudited interim financial statements and related notes on CEIX’s and CCR’s Quarterly Reports on Form 10-Q for the nine months ended September 30, 2020 and the historical consolidated audited financial statements included in CEIX’s and CCR’s Annual Reports on Form 10-K for the year ended December 31 2019, each of which is incorporated by reference herein.

The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that CEIX believes are reasonable under the circumstances. The Unaudited Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the results that might have occurred had the Merger taken place on September 30, 2020, for balance sheet purposes, and on January 1, 2018, for consolidated statement of income purposes, and are not intended to be a projection of future results. Actual results may vary significantly from the results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the Notes to the Unaudited Pro Forma Financial Statements.

CONSOL ENERGY INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	CONSOL Energy Historical	Merger Pro forma Adjustments		CONSOL Energy Combined Pro Forma
ASSETS
Current Assets:
Cash and Cash Equivalents	$22,284	$—		$22,284
Accounts and Notes Receivable
Trade Receivables, net	120,548	—		120,548
Other Receivables, net	24,748	—		24,748
Inventories	56,577	—		56,577
Prepaid Expenses and Other Assets	27,139	—		27,139

Total Current Assets	251,296	—		251,296
Property, Plant and Equipment:
Property, Plant and Equipment:	5,126,703	—		5,126,703
Less–Accumulated Depreciation, Depletion and Amortization	3,043,463	—		3,043,463

Total Property, Plant and Equipment, net	2,083,240	—		2,083,240
Other Assets:
Deferred Income Taxes	101,639	(22,975	)(a)	78,664
Right of Use Asset–Operating Leases	58,106	—		58,106
Other, net	60,557	—		60,557

Total Other Assets	220,302	(22,975)		197,327

Total Assets	$2,554,838	$(22,975)		$2,531,863

LIABILITY AND EQUITY
Current Liabilities:
Accounts Payable	$72,263	$—		$72,263
Current Portion of Long-Term Debt	68,954	—		68,954
Other Accrued Liabilities	247,395	(11,000	)(b)(d)	236,395

Total Current Liabilities	388,612	(11,000)		377,612
Long-Term Debt
Long-Term Debt	587,020	—		587,020
Finance Lease Obligations	21,146	—		21,146

Total Long-Term Debt	608,166	—		608,166
Deferred Credits and Other Liabilities
Postretirement Benefits Other Than Pension	421,705	—		421,705
Pneumoconiosis Benefits	201,066	—		201,066
Asset Retirement Obligations	229,346	—		229,346
Workers’ Compensation	61,525	—		61,525
Salary Retirement	33,454	—		33,454
Operating Lease Liability	41,623	—		41,623
Other	16,613	—		16,613

Total Deferred Credits and Other Liabilities	1,005,332	—		1,005,332

Total Liabilities	2,002,110	(11,000)		1,991,110
Stockholders’ Equity
Common Stock, $0.01 Par Value; 62,500,000 Shares Authorized and 26,034,211 Shares Issued and Outstanding at September 30, 2020	260	—		260
Capital in Excess of Par Value	532,360	103,674	(a)(c)	636,034
Retained Earnings	233,765	11,000	(b)	244,765
Accumulated Other Comprehensive Loss	(340,306)	—		(340,306)

Total CONSOL Energy Inc. Stockholders’ Equity	426,079	114,674		540,753
Noncontrolling Interest	126,649	(126,649	)(c)	—

TOTAL EQUITY	552,728	(11,975)		540,753

TOTAL LIABILITIES AND EQUITY	$2,554,838	$(22,975)		$2,531,863

CONSOL ENERGY INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	CONSOL Energy Historical	Merger Pro forma Adjustments		CONSOL Energy Combined Pro Forma
Revenue and Other Income:
Coal Revenue	$542,140	$—		$542,140
Terminal Revenue	49,407	—		49,407
Freight Revenue	19,141	—		19,141
Miscellaneous Other Income	71,107	—		71,107
Gain on Sale of Assets	15,241	—		15,241

Total Revenue and Other Income	697,036	—		697,036
Costs and Expenses:
Operating and Other Costs	481,712	—		481,712
Depreciation, Depletion and Amortization	156,057	—		156,057
Freight Expense	19,141	—		19,141
Selling, General, and Administrative Costs	39,726	(500	)(d)	39,226
Gain on Debt Extinguishment	(17,911)	—		(17,911)
Interest Expense, net	46,116	—		46,116

Total Costs And Expenses	724,841	(500)		724,341

Loss Before Income Tax	(27,805)	500		(27,305)
Income Tax Expense (Benefit)	143	(1,160	)(e)	(1,017)

Net Loss	(27,948)	1,660		(26,288)
Less: Net Loss Attributable to Noncontrolling Interest	(5,108)	5,108	(f)	—

Net Loss Attributable to CONSOL Energy Inc. Shareholders	$(22,840)	$(3,448)		$(26,288)

Net Loss per Share:
Total Basic Loss per Share	$(0.88)			$(0.77)
Total Diluted Loss per Share	$(0.88)			$(0.77)
Weighted Average Shares Outstanding:
Basic	26,017,546	7,935,136	(g)	33,952,682
Diluted	26,017,546	7,935,136	(g)	33,952,682

CONSOL ENERGY INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	CONSOL Energy Historical	Merger Pro forma Adjustments		CONSOL Energy Combined Pro Forma
Revenue and Other Income:
Coal Revenue	$1,288,529	$—		$1,288,529
Terminal Revenue	67,363	—		67,363
Freight Revenue	19,667	—		19,667
Miscellaneous Other Income	53,349	—		53,349
Gain on Sale of Assets	1,995	—		1,995

Total Revenue and Other Income	1,430,903	—		1,430,903
Costs and Expenses:
Operating and Other Costs	948,012	—		948,012
Depreciation, Depletion and Amortization	207,097	—		207,097
Freight Expense	19,667	—		19,667
Selling, General, and Administrative Costs	67,111	—		67,111
Loss on Debt Extinguishment	24,455	—		24,455
Interest Expense, net	66,464	—		66,464

Total Costs And Expenses	1,332,806	—		1,332,806

Earnings Before Income Tax	98,097	—		98,097
Income Tax Expense	4,539	4,419	(e)	8,958

Net Income	93,558	(4,419)		89,139
Less: Net Income Attributable to Noncontrolling Interest	17,557	(17,557	)(f)	—

Net Income Attributable to CONSOL Energy Inc. Shareholders	$76,001	$13,138		$89,139

Net Earnings per Share:
Total Basic Earnings per Share	$2.82			$2.56
Total Diluted Earnings per Share	$2.81			$2.55
Weighted Average Shares Outstanding:
Basic	26,938,339	7,902,765	(g)	34,841,104
Diluted	27,071,108	7,930,328	(g)	35,001,436

CONSOL ENERGY INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2018

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	CONSOL Energy Historical	Merger Pro forma Adjustments		CONSOL Energy Combined Pro Forma
Revenue and Other Income:
Coal Revenue	$1,364,292	$—		$1,364,292
Terminal Revenue	64,926	—		64,926
Freight Revenue	43,572	—		43,572
Miscellaneous Other Income	58,660	—		58,660
Gain on Sale of Assets	565	—		565

Total Revenue and Other Income	1,532,015	—		1,532,015
Costs and Expenses:
Operating and Other Costs	946,450	—		946,450
Depreciation, Depletion and Amortization	201,264	—		201,264
Freight Expense	43,572	—		43,572
Selling, General, and Administrative Costs	65,346	—		65,346
Loss on Debt Extinguishment	3,922	—		3,922
Interest Expense, net	83,848	—		83,848

Total Costs And Expenses	1,344,402	—		1,344,402

Earnings Before Income Tax	187,613	—		187,613
Income Tax Expense	8,828	6,496	(e)	15,324

Net Income	178,785	(6,496)		172,289
Less: Net Income Attributable to Noncontrolling Interest	25,809	(25,809	)(f)	—

Net Income Attributable to CONSOL Energy Inc. Shareholders	$152,976	$19,313		$172,289

Net Earnings per Share:
Total Basic Earnings per Share	$5.48			$4.81
Total Diluted Earnings per Share	$5.38			$4.73
Weighted Average Shares Outstanding:
Basic	27,928,245	7,927,162	(g)	35,855,407
Diluted	28,419,762	8,000,250	(g)	36,420,012

CONSOL ENERGY INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.	BASIS OF PRO FORMA PRESENTATION

The Unaudited Pro Forma Financial Statements include the pro forma effect of the Merger.

The Unaudited Pro Forma Financial Statements included herein have been derived from the historical financial statements, consisting of the audited Consolidated Financial Statements for the year ended December 31, 2019 and the unaudited Consolidated Financial Statements for the nine months ended September 30, 2020, of CEIX and CCR. Because the CEIX historical financial information includes the accounts of CCR, the historical financial information of CCR has not been presented separately in the Unaudited Pro Forma Financial Statements.

The Unaudited Pro Forma Financial Statements gives effect to the Merger as an equity transaction. The unaudited pro forma consolidated balance sheet as of September 30, 2020, gives effect to the Merger as if it had occurred on September 30, 2020. The unaudited pro forma consolidated statements of income for the nine months ended September 30, 2020 and for the years ended December 31, 2019 and 2018, give effect to the Merger as if it had occurred on January 1, 2018.

These Unaudited Pro Forma Financial Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Financial Statements are not necessarily indicative of what the actual financial position or results of operations of CEIX would have been if the Merger had in fact occurred on the dates or for the periods indicated, nor do they purport to project the financial position or results of operation of CEIX as of any future date or period.

The following is the estimated consideration for the Merger calculated using the actual unit/share amounts as of September 30, 2020 (dollars in thousands, except per unit/share amounts):

CCR Common Units exchanged(1)	10,912,138
CCR Exchange Ratio per unit(2)	0.73

Shares of CEIX Common Stock assumed to be issued	7,965,861
CEIX Common Stock closing price as of November 10, 2020	$4.44
Fair value of equity portion of consideration(3)	$35,368
Total consideration (excluding debt assumed)(3)	$35,368

(1)	Reflects CCR Common Units not held by CEIX outstanding as of September 30, 2020, including unvested phantom units that will convert to Common Units upon the merger.
(2)	Reflects the Exchange Ratio per CCR Common Units to be received by the CCR Public Unitholders.
(3)	A $1 change in the price of a share of CEIX Common Stock would change the total consideration by approximately $8.0 million for purposes of these Unaudited Pro Forma Financial Statements.

2.	MERGER PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

Unaudited Pro Forma Consolidated Balance Sheet Adjustments

(a)

The Merger, which involves a change in CEIX’s ownership interests in CCR, will be accounted for as an equity transaction in accordance with ASC 810. The Merger is expected to result in the recognition of a deferred tax liability and a change to capital in excess of par value consistent with the accounting for tax effects of transactions with noncontrolling interests pursuant to ASC 740. The adjustment resulting from the Merger, using CEIX’s statutory and state tax rate of 25.2% is related to the step-up in tax basis. The deferred income tax impact is an estimate based on preliminary information and assumptions used in preparing these Unaudited Pro Forma Financial Statements and is subject to change. A $1 change in the price of a share of CEIX Common Stock would change the adjustment to deferred income taxes and capital in excess of par value by approximately 2.0 million.

(b)

Reflects estimated transaction costs of $11 million directly attributable to the transaction. Transaction costs include financial advisory, legal services and other professional fees expected to be paid subsequent to September 30, 2020. As the Merger involves the acquisition of noncontrolling interests accounted for as an equity transaction, these costs are presented as an adjustment to capital in excess of par value, net of estimated tax expense, upon exchange of the securities at closing.

(c)	Reflects the elimination of noncontrolling interests included in CEIX’s historical consolidated balance sheet relating to CCR to capital in excess of par value.

Unaudited Pro Forma Consolidated Statement of Income Adjustments

(d)	Reflects the elimination of nonrecurring transaction costs of approximately $500 thousand.

(e)	Reflects estimated income tax expense using CEIX’s statutory federal and state income tax rate of 25.2%.

(f)	Reallocates net income (loss) attributable to noncontrolling interest represented by publicly held CCR Common Units to net income (loss) attributable to CEIX Stockholders.

(g)	Reflects adjustments to weighted average basic and diluted shares to give effect to each CCR Limited Partner entitled to receive 0.73 shares of CEIX Common Stock in connection with the Merger.

Nine Months Ended September 30, 2020
Weighted average CCR Common Units outstanding—basic and diluted	10,870,049
Fixed Exchange Ratio	0.73

Pro forma equivalent weighted average CEIX Common Stock outstanding—basic and diluted	7,935,136

Year Ended December 31, 2019
Weighted average CCR Common Units outstanding—basic	10,825,705
Fixed exchange ratio	0.73

Pro forma equivalent weighted average CEIX Common Stock outstanding—basic	7,902,765
Weighted average CCR Common Units outstanding—diluted	10,863,463
Fixed Exchange Ratio	0.73

Pro forma equivalent weighted average CEIX Common Stock outstanding—diluted	7,930,328

Year Ended December 31, 2018
Weighted average CCR Common Units outstanding—basic	10,859,126
Fixed exchange ratio	0.73

Pro forma equivalent weighted average CEIX Common Stock outstanding—basic	7,927,162
Weighted average CCR Common Units outstanding—diluted	10,959,246
Fixed exchange ratio	0.73

Pro forma equivalent weighted average CEIX Common Stock outstanding—diluted	8,000,250

ANNEX A

THE MERGER AGREEMENT

[See attached.]

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CONSOL ENERGY INC.,

TRANSFORMER LP HOLDINGS INC.,

TRANSFORMER MERGER SUB LLC,

CONSOL COAL RESOURCES GP LLC

and

CONSOL COAL RESOURCES LP

October 22, 2020

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2020 (this “Agreement”), is entered into by and among CONSOL Energy Inc., a Delaware corporation (“Parent”), Transformer LP Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Holdings”), Transformer Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Holdings (“Merger Sub”), CONSOL Coal Resources LP, a Delaware limited partnership (the “Partnership”), and CONSOL Coal Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, prior to the execution of this Agreement, for the purpose of effecting the transactions contemplated by this Agreement, (a) Parent has organized Holdings and contributed to it $1,000 cash and (b) Holdings has organized Merger Sub and contributed to it $1,000 cash;

WHEREAS, each of Parent and the Partnership wishes to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that the Merger, including this Agreement and the transactions contemplated hereby, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) approved the Merger, including this Agreement and the transactions contemplated hereby (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (c) resolved to recommend to the GP Board the approval of the Merger, including this Agreement and the transactions contemplated hereby, and (d) resolved to recommend to the GP Board that the GP Board recommend the approval of the Merger, including this Agreement and the transactions contemplated hereby, to the Limited Partners;

WHEREAS, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (a) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and the holders of Common Units, (b) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (c) directed that the adoption of this Agreement and the approval of the Merger be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, pursuant to Section 7.4(b)(v) of the General Partner Company Agreement and in accordance with Section 3.6 of the General Partner Company Agreement, Parent has delivered to the GP Board its consent (the “Sole Member Consent”), in its capacity as the sole member of the General Partner (Parent, in such capacity, the “Sole Member”), pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (b) approved the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby, including the Merger, by the General Partner;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), by unanimous vote, has (a) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Shares as consideration for the Merger (the “Parent Stock Issuance”), are in the best interests of Parent and the Parent Stockholders, (b) authorized the execution and delivery of the

1

Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (c) authorized the submittal of a proposal to approve the Parent Stock Issuance to a vote of the Parent Stockholders at a meeting of the Parent Stockholders (the “Parent Stockholder Meeting”) and (d) resolved to recommend approval of the Parent Stock Issuance by the Parent Stockholders at the Parent Stockholder Meeting;

WHEREAS, the board of directors of Holdings (the “Holdings Board”) has, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Holdings and its sole stockholder and declared it advisable to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

WHEREAS, Holdings directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and Holdings, in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and (b) approved the adoption, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the parties’ willingness to enter into this Agreement, Parent, as the record and beneficial owner of 16,811,818 Common Units, representing more than a majority of the issued and outstanding Common Units, is entering into a support agreement, attached as Exhibit A hereto, with the Partnership (the “Support Agreement”), pursuant to which and subject to the terms and conditions thereof, Parent has agreed to deliver (or cause to be delivered) a written consent with respect to the Common Units it beneficially owns approving the adoption of the Merger, this Agreement and the transactions contemplated hereby in accordance with Section 13.11 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership and its Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including the General Partner, Holdings and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the Preamble.

“Balance Sheet Date” means December 31, 2019.

2

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in New York, New York are authorized or required by applicable Laws to be closed.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.13.

“Consent Solicitation Statement/Proxy Statement” has the meaning set forth in Section 4.4.

“Contract” has the meaning set forth in Section 4.3(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” has the meaning set forth in Section 2.4.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or health and safety (to the extent related to exposure to Hazardous Substances), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to Parent, any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer for purposes of Section 414 of the Code or Section 4001 of ERISA, but shall not include the Partnership, the General Partner or any of their Subsidiaries.

3

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Company Agreement” means the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of July 7, 2015, as may be amended, modified or supplemented from time to time.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including without limitation petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, coal refuse, coal by-products, coal ash, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Holdings” has the meaning set forth in the Preamble.

“Holdings Board” has the meaning set forth in the Recitals.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Parent, the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of Parent, the Partnership, the General Partner, as applicable, or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

4

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, conditions, circumstances, effects, events, developments or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, circumstances, effects, events, developments or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the coal industry; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the Common Units or the Parent Shares (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing), pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the price of coal; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development or occurrence at the Partnership or its Subsidiaries that has a Material Adverse Effect on the Partnership and its Subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” has the meaning set forth in Section 6.9(a).

5

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means any Benefit Plan maintained, sponsored, administered or contributed to by Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries) or with respect to which Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) is a party or has any liability, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 6.1(b).

“Parent Bylaws” means the Second Amended and Restated Bylaws of Parent, effective May 9, 2020.

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent, dated November 27, 2017, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Parent, dated May 8, 2020, as may be further amended, modified or supplemented from time to time.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article V.

“Parent Equity Awards” means collectively, the stock options, stock appreciation rights, restricted stock units, deferred stock units, performance awards, performance stock or performance share units, stock or share units, phantom stock or other awards relating to Parent Common Stock or other equity of Parent, including any such awards granted under or governed by the Parent Equity Plans.

“Parent Equity Plans” means the CONSOL Energy Inc. Omnibus Performance Incentive Plan, the CONSOL Energy Inc. Deferred Compensation Plan for Non-Employee Directors and any other plans or arrangements of Parent providing for or governing the grant, exercise or settlement of awards of Parent Common Stock or cash settlement of awards valued, in whole or in part, by reference to Parent Common Stock, or otherwise relating thereto.

“Parent Environmental Permits” has the meaning set forth in Section 5.13(a).

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(a).

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).

“Parent Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by Parent as an exhibit under Item 601(b)(10) of Regulation S-K.

“Parent Organizational Documents” means the Parent Bylaws and Parent Charter, together.

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“Parent Permits” means all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, including all Permits relating to underground mining, surface mining, highwall mining and auger mining, processing, sale or transporting of coal and coal byproducts, or activities defined under the Surface Mining Control and Reclamation Act of 1977, as amended, as “surface coal mining operations.”

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent SEC Documents” has the meaning set forth in Section 5.5(a).

“Parent Shares” means shares of Parent Common Stock.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stockholder Approval” has the meaning set forth in Section 5.3(c).

“Parent Stockholder Meeting” has the meaning set forth in the Recitals.

“Parent Stockholders” means the holders of the outstanding Parent Shares as of (i) the date hereof or (ii) the record date determined by the Parent Board for the Parent Stockholder Meeting, as the context requires.

“Parent Title IV Plans” has the meaning set forth in Section 5.12(a).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 28, 2017, as may be amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by the General Partner, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Parent Benefit Plan is a Partnership Benefit Plan.

“Partnership Credit Facility” means that certain Affiliated Company Credit Agreement, dated as of November 28, 2017, by and among the Partnership, the guarantors party thereto, the lenders party thereto, Parent, as administrative agent, and PNC Bank, National Association, as collateral agent, as amended by that certain Amendment No. 1 to Affiliated Company Credit Agreement, dated as of March 28, 2019, and that certain Amendment No. 2 to Affiliated Company Credit Agreement, dated as of June 5, 2020, as it may be further amended, modified or supplemented from time to time.

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Environmental Permits” has the meaning set forth in Section 4.14(a).

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plans” means the CNX Coal Resources LP 2015 Long-Term Incentive Plan, including any amendment and/or amendment and restatement thereof, and any other plans or arrangements of the Partnership or the General Partner providing for the grant of awards of Common Units or cash settled awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto.

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“Partnership LTIP Awards” means, collectively, the Partnership Phantom Units and any other awards issued under a Partnership Long-Term Incentive Plan.

“Partnership LTIP Reserve” has the meaning set forth in Section 3.6(b).

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

“Partnership Permits” means all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, including all Permits relating to underground mining, surface mining, highwall mining and auger mining, processing, sale or transporting of coal and coal byproducts, or activities defined under the Surface Mining Control and Reclamation Act of 1977, as amended, as “surface coal mining operations.

“Partnership Phantom Unit” means a phantom unit relating to a Common Unit issued under a Partnership Long-Term Incentive Plan.

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership and its Subsidiaries.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, the General Partner and their respective Affiliates.

“Partnership Unitholders” means holders of Common Units.

“PBGC” has the meaning set forth in Section 5.12(a).

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“Registration Statement” has the meaning set forth in Section 4.9.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” has the meaning set forth in Section 4.19.

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“Requisite Partnership Approval” has the meaning set forth in Section 4.3(a).

“Restraints” has the meaning set forth in Section 7.1(c).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Sole Member” has the meaning set forth in the Recitals.

“Sole Member Consent” has the meaning set forth in the Recitals.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or in the case of a partnership, more than 50% of the general partner interests, or in the case of a limited liability company, more than 50% of the ownership interests in the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Subsidiaries of Parent.

“Support Agreement” has the meaning set forth in the Recitals.

“Surety Bonds” has the meaning set forth in Section 4.8(e).

“Surviving Entity” has the meaning set forth in Section 2.2.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Transaction Documents” means, collectively, this Agreement and the Support Agreement, including all exhibits, annexes and schedules thereto.

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“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

“Written Consent” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the written consent of Parent, as the holder of a number of Common Units constituting a Unit Majority, without a meeting in accordance with Section 13.11 and Section 14.3 of the Partnership Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(m) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

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(n) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(o) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(p) all references to days mean calendar days unless otherwise provided; and

(q) except as otherwise noted, all references to time mean Pittsburgh, Pennsylvania time.

ARTICLE II

THE MERGER

Section 2.1 Contribution of Parent Shares. Prior to the Effective Time, and in the order set forth below:

(a) Parent shall contribute and assign to Holdings a number of Parent Shares necessary to pay the Merger Consideration and Holdings shall accept such Parent Shares.

(b) Holdings shall contribute and assign to Merger Sub a number of Parent Shares necessary to pay the Merger Consideration and Merger Sub shall accept such Parent Shares.

Section 2.2 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.3 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main St., Suite 3700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.5 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.6 Organizational Documents of the Surviving Entity. At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective

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Time, until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity, from and after the Effective Time until duly amended in accordance with the terms thereof and applicable Laws. The name of the Surviving Entity shall be “CONSOL Coal Resources LP.”

Section 2.7 Admission as Partner. At the Effective Time, (a) Parent shall continue as a Limited Partner of the Partnership and hold approximately 60.7% of the limited partner interests in the Partnership, (b) by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, Holdings shall be admitted as a Limited Partner of the Partnership pursuant to Section 3.1(b) and hold approximately 39.3% of the limited partner interests in the Partnership, (c) the General Partner shall continue as the sole general partner of the Partnership and hold a non-economic general partner interest in the Partnership and (d) the Partnership (as the Surviving Entity) shall continue without dissolution.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdings, Merger Sub, the Partnership, the General Partner or any holder of Parent securities or Partnership securities:

(a) Conversion of Common Units. Subject to Section 3.1(c), Section 3.3(d) and Section 3.5, each Common Unit (other than Common Units owned by Parent and its Subsidiaries immediately prior to the Effective Time) (each, a “Public Common Unit”) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive 0.73 Parent Shares (the “Merger Consideration” and such ratio, the “Exchange Ratio”), subject to adjustment in accordance with Section 3.5, which Parent Shares will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws.

(b) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and Holdings (as the sole member of Merger Sub prior to the Effective Time) shall be admitted as a Limited Partner of the Partnership (as the Surviving Entity) in accordance with Section 2.7.

(c) Treatment of Partnership Owned Units and Parent Owned Partnership Interests.

(i) Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership shall be automatically canceled at the Effective Time and shall cease to exist. No consideration will be delivered in exchange for such canceled Partnership Interests.

(ii) Any Partnership Interests that are owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent (excluding the General Partner Interest (discussed in clause (iii) below) and the Incentive Distribution Rights (discussed in clause (iv) below) shall not be canceled, shall not be converted into the Merger Consideration and shall remain outstanding as Partnership Interests in the Surviving Entity.

(iii) The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall, at the Effective Time, be converted into a non-economic general partner interest in the Surviving Entity, and the General Partner shall continue as the sole general partner of the Surviving Entity.

(iv) The Incentive Distribution Rights shall, immediately prior to the Effective Time, be cancelled, eliminated and cease to exist and the holder of such cancelled Incentive Distribution Rights shall automatically cease to have any rights with respect thereto.

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(d) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancellation of all Public Common Units in accordance with Section 3.1 and Section 3.2, (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(b), (iii) the cancellation and extinguishment of any Partnership Interests that are owned by the Partnership or any Subsidiary of the Partnership in accordance with Section 3.1(c)(i), and (iv) the cancellation of the Incentive Distribution Rights in accordance with Section 3.1(c)(iv).

Section 3.2 Rights as Partnership Unitholders; Common Unit Transfers. All Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) will cease to be Outstanding (as such term is defined in the Partnership Agreement) and will automatically be canceled and will cease to exist when converted into the right to receive the Merger Consideration as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration, (b) any dividend or distribution in accordance with Section 3.3(c), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Units in accordance with Section 3.3, and (c) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. At the Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to Common Units.

Section 3.3 Exchange of Certificates and Book-Entry Units.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint Computershare Trust Company, N.A. to act as exchange and payment agent hereunder for the purpose of receiving elections and exchanging Public Common Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). Promptly after the Effective Time, Parent will, on behalf of Merger Sub, deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, Parent Shares as required by this Article III. Parent agrees to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions pursuant to Section 3.3(c), without interest. Any dividends or other distributions with respect to Parent Shares pursuant to Section 3.3(c) and the Parent Shares for payment of the Merger Consideration deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent and the Partnership, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(b) and Section 3.3(c), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Public Common Units as of the Effective Time (i) a letter of transmittal (specifying that in respect of certificated Public Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Public Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Public Common Units immediately prior to the Effective Time will be entitled to receive upon

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surrender of the Certificates or Book-Entry Units therefor (subject to any applicable withholding Tax) (A) Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to this Article III (after taking into account all Public Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including dividends or other distributions pursuant to Section 3.3(c), if any. No interest will be paid or accrued on any dividends or other distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Public Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Public Common Units may be paid to a transferee if the Certificate representing such Public Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Public Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Public Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until all such required documentation has been delivered and Certificates, if any, have been surrendered as contemplated by this Section 3.3(b), each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such delivery and surrender, and any cash or dividends or other distributions to which such holder is entitled pursuant to Section 3.3(c).

(c) Distributions with Respect to Unexchanged Public Common Units. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent Shares issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(d) No Fractional Parent Shares. No certificates or scrip for Parent Shares representing fractional Parent Shares or book entry credit of the same will be issued upon the surrender of Public Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent Share, all fractions of Parent Shares to which a holder of Public Common Units converted into the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated and the resulting fraction of a Parent Share will be rounded up to a whole Parent Share.

(e) No Further Rights in Public Common Units. The Merger Consideration issued upon conversion of a Public Common Unit in accordance with the terms hereof will be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such Public Common Unit (other than any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one-year anniversary of the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have

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not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units or any dividends or other distributions with respect to Parent Shares to which they are entitled pursuant to Section 3.1 or Section 3.3(c), respectively, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one-year anniversary of the Effective Time, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of Parent, Holdings, the Partnership, Merger Sub, the Surviving Entity, the General Partner, the Exchange Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III and pay any dividends and other distributions pursuant to Section 3.3(c).

(h) Withholding Taxes. Each of Parent, Holdings, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as Parent, Holdings, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case Parent, Holdings, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, shall be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate Governmental Authority, such amounts (including securities) will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i) Book Entry Shares. All Parent Shares to be issued in the Merger will be issued in book-entry form, without physical certificates.

Section 3.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Common Units or Parent Shares, as applicable, then the Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 3.6 Treatment of Awards. Prior to the Effective Time, Parent, the General Partner and the Partnership shall take all action as may be necessary or required in accordance with applicable Law and each

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Partnership Long-Term Incentive Plan and Parent Equity Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6 as follows:

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership LTIP Award, whether or not vested, that is outstanding immediately prior to the Effective Time, shall become fully vested and shall be automatically converted into the right to receive, with respect to each Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). From and after the Effective Time, the former holder of any Partnership LTIP Award shall only be entitled to receive the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights) in respect of each Common Unit subject to such canceled Partnership LTIP Award.

(b) As of the Effective Time, unless otherwise determined by the Parent Board, Parent shall assume the outstanding unused unit reserve (the “Partnership LTIP Reserve”) under the Partnership Long-Term Incentive Plans for the purpose of making future grants relating to Parent Shares to applicable employees and other service providers of Parent and its Subsidiaries, which Partnership LTIP Reserve shall (i) be adjusted as reasonably determined by the Parent Board or a committee thereof to give effect to the transactions contemplated by this Agreement, and (ii) be added to the Parent Equity Plans in such manner as determined by the Parent Board or a committee thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2019 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to Parent, Holdings and Merger Sub as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of the Partnership, the General Partner and their respective Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”).

(b) Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location

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of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the Partnership Disclosure Schedule, all of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States) (collectively, “Liens”).

(d) The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, the Incentive Distribution Rights and the General Partner Interest. As of October 20, 2020, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 27,690,251 Common Units, (ii) the Incentive Distribution Rights and (iii) the General Partner Interest. The Partnership has reserved 2,300,000 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which, as of October 20, 2020, 33,705 Common Units are subject to outstanding Partnership LTIP Awards, and 1,460,159 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. From October 20, 2020 until the date of this Agreement, no additional limited partner interests or general partner interests have been issued, other than Common Units issued in connection with or pursuant to the Partnership Long-Term Incentive Plans. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest free and clear of any Lien, and the General Partner Interest has been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership. Parent owns all of the Incentive Distribution Rights free and clear of any Lien. All outstanding equity interests of the Partnership (excluding the General Partner Interest) are, and all Common Units issuable pursuant to the Partnership LTIP Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) As of the date of this Agreement, except pursuant to this Agreement or as set forth on Section 4.2(b) of the Partnership Disclosure Schedule or in the Partnership Agreement, (1) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (2) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or

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any of its Subsidiaries to issue, transfer or sell any Partnership Interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such Partnership Interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (3) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (2) of this sentence.

(c) Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d) Other than the Support Agreement and as set forth in Section 4.2(d) of the Partnership Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject only to approval of this Agreement by the affirmative vote or consent of the holders of a Unit Majority (the “Requisite Partnership Approval”). The Requisite Partnership Approval is the only approval of the holders of units representing limited partner interests of the Partnership that is necessary under applicable Law and the Partnership Agreement to adopt, approve and authorize this Agreement that has not been obtained as of the date of this Agreement. The execution, delivery and performance by each of the Partnership and the General Partner of the Transaction Documents, and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized by the GP Board, approved by each of the Conflicts Committee and the GP Board and consented to by the Sole Member and no other entity action on the part of the Partnership, the General Partner or the Sole Member is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of the Transaction Documents and, except for obtaining the Requisite Partnership Approval, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The GP Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

(b) Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will (i) assuming the Requisite Partnership Approval and the authorizations, consents and approvals referred to in Section 4.3(e) and (f) are obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Partnership Agreement, the General Partner Company Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in

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Section 4.3(e) and (f) and Section 4.4 and the Requisite Partnership Approval are obtained, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and/or other modifications, referred to in Section 4.3(b) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which the Partnership or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) Except for the Sole Member Consent and approval by the GP Board, each of which was obtained prior to the execution of this Agreement, the Requisite Partnership Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d) The Conflicts Committee, by unanimous vote, in good faith, has, among other things, (i) determined that the Merger, including this Agreement and the transactions contemplated hereby, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved the Merger, including this Agreement and the transactions contemplated hereby (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (iii) resolved to recommend to the GP Board the approval of the Merger, including this Agreement and the transactions contemplated hereby, and (iv) resolved to recommend to the GP Board that the GP Board recommend the approval of the Merger, including this Agreement and the transactions contemplated hereby, to the Limited Partners.

(e) The GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (i) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and the holders of Common Units, (ii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (iii) directed that the adoption of this Agreement and the approval of the Merger be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

(f) Pursuant to Section 7.4(b)(v) of the General Partner Company Agreement and in accordance with Section 3.6 of the General Partner Company Agreement, the GP Board has obtained the Sole Member Consent, pursuant to which the Sole Member has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (ii) approved the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby, including the Merger, by the General Partner.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing with the SEC of the

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Registration Statement and the consent solicitation statement/proxy statement constituting a part thereof relating to the Requisite Partnership Approval (the “Consent Solicitation Statement/Proxy Statement”), and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2018 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 4.5(c) of the Partnership Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

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(d) No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.

(e) The General Partner has established and maintains adequate internal control over financial reporting and disclosure controls and procedures for the Partnership sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Conflicts Committee (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the Conflicts Committee any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(f) Since December 31, 2018, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, the General Partner has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date, except for this Agreement and the transactions contemplated hereby, the Partnership and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business.

Section 4.7 Legal Proceedings. There are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to the Partnership or any of its Subsidiaries or Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against the Partnership or any of its Subsidiaries or any of their respective directors to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8 Compliance With Laws.

(a) The Partnership and its Subsidiaries are, and since the later of December 31, 2018 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance,

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rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Without limiting the generality of Section 4.8(a), none of the General Partner, the Partnership, the Partnership’s Subsidiaries, or, to the knowledge of the General Partner or the Partnership, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, or any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has, to the knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of the Partnership, is being (or has been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Partnership and its Subsidiaries hold all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and its Subsidiaries are not, and since December 31, 2018 have not been, in violation or breach of, or default under, any Partnership Permit, except where such violation, breach or default has not had or would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) Without limiting the generality of the foregoing, the operation of the coal mining and processing operations of the Partnership and its Subsidiaries and the state of reclamation with respect to each of the Partnership Permits is “current” or in “deferred status” (as approved by the applicable Governmental Authority) with respect to the reclamation obligations required by such Partnership Permits and otherwise are in compliance with such Partnership Permits and all applicable mining, reclamation and other similar Laws, except where noncompliance would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(e) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership and its Subsidiaries have posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) (collectively, the “Surety Bonds”) required to be posted in connection with their operations and pursuant to the Partnership Permits. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership and its Subsidiaries are in compliance with all of such Surety Bonds.

Section 4.9 Information Supplied. Subject to the accuracy of the representations and warranties of Parent, Holdings and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Consent Solicitation Statement/Proxy Statement will, on the date it is first mailed to the Limited Partners and the Parent Stockholders, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Solicitation Statement/Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither the

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General Partner nor the Partnership make any representation or warranty with respect to information supplied by or on behalf of Parent, Holdings or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets, (d) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (e) each of the Partnership and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (f) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, and (g) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.11 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither the Partnership nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Partnership Material Contract.

(b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Partnership Material Contract is legal, valid and binding on and enforceable against the Partnership and its Subsidiaries, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) the Partnership and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Partnership Material Contract, (iii) neither the Partnership nor any of its Subsidiaries has received notice of or knows of, the existence of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the Partnership or any of its Subsidiaries or permit termination, modification or acceleration, under any such Partnership Material Contract and (iv) as of the date of this Agreement no other party to any Partnership Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Partnership Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Partnership Material Contract.

Section 4.12 Partnership Benefit Plans; Employee Matters.

(a) Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, no Partnership Benefit Plan is or has been within the past six years a (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or

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Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of the Partnership, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d) Neither the Partnership nor its Subsidiaries is, nor at any time has such entity been, bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization. Neither the Partnership nor its Subsidiaries is currently engaged in any negotiation with any labor union or organization and, to the knowledge of the Partnership, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Partnership or its Subsidiaries. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against the Partnership is pending or, to the knowledge of the Partnership, threatened against or involving the Partnership or its Subsidiaries; and (ii) neither the Partnership nor its Subsidiaries has received written notice of any unfair labor practice complaint and, to the knowledge of the Partnership, no such complaints against the Partnership or such Subsidiaries are pending before the National Labor Relations Board or other similar Governmental Authority.

(e) Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Partnership or its Subsidiaries, or (ii) accelerate the vesting, funding or time of payment of any compensation, Partnership LTIP Award or other benefit with respect to any current or former employee, consultant, director, manager or other service provider.

(f) Neither the Partnership nor any of its Subsidiaries employs or engages, or has at any time employed or engaged, any employees, consultants or other individual service providers, and neither the Partnership nor any of its Subsidiaries has extended any offer of employment or service to any employee or other individual service provider that is outstanding as of the date hereof. Neither the Partnership nor any of its Subsidiaries has, within the two years prior to this Agreement, incurred or would reasonably be expected to incur any material liability as a joint employer.

Section 4.13 Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Intrepid Partners, LLC (the “Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Section 4.14 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect:

(a) each of the Partnership and its Subsidiaries is and, since the later of December 31, 2018 and its respective date of incorporation, formation or organization, has been in compliance with all applicable

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Environmental Laws, which compliance includes obtaining, maintaining and complying with all Partnership Permits required to be obtained to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted pursuant to applicable Environmental Laws (“Partnership Environmental Permits”);

(b) all Partnership Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed;

(c) there are no Proceedings pending or, to the knowledge of the Partnership, threatened that seek the revocation, cancellation, suspension or adverse modification of any Partnership Environmental Permit;

(d) neither the Partnership nor any of its Subsidiaries has received any written notice, summons, citation or request for information, and there are no Proceedings pending or, to the knowledge of the Partnership, threatened against the Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law or relating to a Release of Hazardous Substances;

(e) no Hazardous Substance has been disposed of, Released or transported on, to or from any properties currently or formerly owned, leased or operated by the Partnership or any of its Subsidiaries, or as a result of any operations or activities of the Partnership or any of its Subsidiaries, in violation of any applicable Environmental Law or in a manner that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws;

(f) neither the Partnership nor any of its Subsidiaries is currently operating or required to be operating any of its properties or assets under any compliance or consent order, decree or agreement issued or entered into under any Environmental Law; and

(g) neither the Partnership nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 4.15 Property. Each of the Partnership and its Subsidiaries owns and has good title to all of its material owned real property and good title to all of its material owned personal property, and has valid leasehold interests in all of its material leased real properties free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. All material leases under which the Partnership or any of its Subsidiaries lease any real or personal property are valid and effective against the Partnership or any of its Subsidiaries and, to the knowledge of the Partnership, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing material default by the Partnership or any of its Subsidiaries or, to the knowledge of the Partnership Parties, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Partnership or any of its Subsidiaries or, to the knowledge of the Partnership Parties, the counterparties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.16 Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership or any of its Subsidiaries or the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the

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Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 4.17 Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the coal industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.

Section 4.18 Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.19 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or its Subsidiaries with respect to any other information provided to Parent, Holdings or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Each of Parent, Holdings and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Holdings, Merger Sub or any other Person resulting from the distribution to Parent, Holdings or Merger Sub (including their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or Parent’s, Holdings’ or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent, Holdings or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT, HOLDINGS AND MERGER SUB

Except as disclosed in (a) the Parent SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2019, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent, Holdings and Merger Sub, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:

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Section 5.1 Organization, Standing and Power.

(a) Each of Parent and its Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as set forth on Section 5.1(c) of the Parent Disclosure Schedule, all of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

(d) Parent has made available to the Partnership correct and complete copies of its Organizational Documents, and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 5.2 Capitalization.

(a) The authorized equity interests of Parent consist of (i) 62,500,000 Parent Shares and (ii) 500,000 shares of Parent Preferred Stock. As of October 20, 2020, there were (i) 26,034,686 Parent Shares issued and outstanding (excluding, for the avoidance of doubt, any Parent Shares held in treasury), (ii) no Parent Shares held in treasury and (iii) no shares of Parent Preferred Stock issued and outstanding or held in treasury. Parent has reserved 4,043,269 Parent Shares for issuance pursuant to the Parent Equity Plans, of which, as of October 20, 2020, 1,876,121 Parent Shares are subject to outstanding Parent Equity Awards (with performance-based awards reflected at the target level), and 2,263,819 Parent Shares are available for issuance in connection with future grants of awards under the Parent Equity Plans. From October 20, 2020 until the date of this Agreement, no additional equity interests of Parent have been issued, other than Parent Shares issued in connection with or pursuant to the Parent Equity Plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to the Parent Equity Plans, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of the date of this Agreement, except pursuant to this Agreement, the Parent Equity Plans or grant documents issued thereunder, (i) there are no equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent or its Subsidiaries to issue, transfer or sell any equity interest of Parent or any such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of

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Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any other equity interest in Parent or its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence. Since December 31, 2019, except pursuant to the Parent Equity Plans, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of Parent.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with Parent Stockholders or any other equity interest on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

(e) When issued pursuant to the terms of this Agreement, all Parent Shares constituting the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(f) All of the issued and outstanding equity interests of Merger Sub and Holdings and all of the outstanding shares of Holdings are duly authorized, validly issued, fully paid and nonassessable (except, with respect to the limited liability company interests of Merger Sub, as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA), and are owned, directly or indirectly, by Parent, in the case of Holdings, and by Holdings, in the case of Merger Sub, and Parent has no obligation to make contributions to Holdings by reason of Parent’s ownership of equity interests in Holdings and Holdings has no obligation to make contributions to Merger Sub by reason of Holdings’ ownership of equity interests in Merger Sub, and Parent has no personal liability for the debts, obligations and liabilities of Holdings, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of Holdings and Holdings has no personal liability for the debts, obligations and liabilities of Merger Sub, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of Merger Sub. Each of Holdings and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for the obligations and liabilities incurred in connection with its formation, and the transactions contemplated hereby, each of Holdings and Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Authority; Noncontravention; Voting Requirements.

(a) Each of Parent, Holdings and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholder Approval in the case of Parent, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent, Holdings and Merger Sub of the Transaction Documents and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized and approved by the Parent Board and the Holdings Board for the Parent and Holdings and for and on behalf of Merger Sub, as applicable, and no other entity action on the part of Parent, Holdings or Merger Sub is necessary to authorize the execution, delivery and performance by Parent, Holdings and Merger Sub of this Agreement and, except for obtaining the Parent Stockholder Approval in the case of Parent, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent, Holdings and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, Holdings and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any Takeover Laws applicable to Parent or any of its Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.

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(b) Neither the execution and delivery of this Agreement by Parent, Holdings and Merger Sub, nor the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent, Holdings and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Documents or the Organizational Documents of Holdings, Merger Sub or any of Parent’s other material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 and the Parent Stockholder Approval are obtained, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and/or other modifications referred to in Section 5.3(b) of the Parent Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The affirmative vote of a majority of votes cast at the Parent Stockholder Meeting at which a quorum is present or any adjournment or postponement thereof (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance.

(d) The Parent Board, by unanimous vote, (i) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and the Parent Stockholders, (ii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (iii) authorized the submittal of a proposal to approve the Parent Stock Issuance to a vote of the Parent Stockholders at the Parent Stockholder Meeting and (iv) resolved to recommend approval of the Parent Stock Issuance by the Parent Stockholders at the Parent Stockholder Meeting.

Section 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing with the SEC of the Registration Statement and the Consent Solicitation Statement/Proxy Statement constituting a part thereof, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent, Holdings and Merger Sub and the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

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Section 5.5 Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2018 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 5.5(c) of the Parent Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) No Subsidiary of Parent is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.

(e) Parent has established and maintains adequate internal control over financial reporting and disclosure controls and procedures sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to the Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have

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identified for the Parent’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(f) Since December 31, 2018, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, Parent has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 5.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date, except for this Agreement and the transactions contemplated hereby, the Parent and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business.

Section 5.7 Legal Proceedings. There are no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to Parent or any of its Subsidiaries or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.7 shall not apply to any Proceedings against Parent or any of its Subsidiaries or any of their respective directors to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.8 Compliance With Laws.

(a) Parent and its Subsidiaries are, and since the later of December 31, 2018 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Without limiting the generality of Section 5.8(a), none of Parent, its Subsidiaries, nor, to the knowledge of Parent, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, or any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has, to the knowledge of Parent, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of Parent, is being (or has been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent and its Subsidiaries hold all Parent Permits and all such Parent Permits are in full force and effect, except where the failure to hold such Parent Permits or the failure of such Parent Permits to be in full

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force and effect, would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2018 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Without limiting the generality of the foregoing, the operation of the coal mining and processing operations of Parent and its Subsidiaries and the state of reclamation with respect to each of the Parent Permits is “current” or in “deferred status” (as approved by the applicable Governmental Authority) with respect to the reclamation obligations required by such Parent Permits and otherwise are in compliance with such Parent Permits and all applicable mining, reclamation and other similar Laws, except where noncompliance would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have posted all Surety Bonds required to be posted in connection with their operations and pursuant to the Parent Permits. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are in compliance with all of such Surety Bonds.

Section 5.9 Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent, Holdings or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Consent Solicitation Statement/Proxy Statement will, on the date it is first mailed to the Limited Partners and the Parent Stockholders and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Solicitation Statement/Proxy Statement and the Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, none of Parent, Holdings or Merger Sub make any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets, (d) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries and (e) neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

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Section 5.11 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Parent Material Contract.

(b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is legal, valid and binding on and enforceable against Parent and its Subsidiaries, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received notice of or knows of, the existence of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Parent or any of its Subsidiaries or permit termination, modification or acceleration, under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

Section 5.12 Parent Benefit Plans; Employee Matters.

(a) Each Parent Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, no Parent Benefit Plan is or has been within the past six years a (i) multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. With respect to each Parent Benefit Plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code (the “Parent Title IV Plans”), except as would not reasonably be expected to have a Parent Material Adverse Effect, (A) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (B) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (C) no such reportable event (as defined in Section 4043 of ERISA) has occurred (other than an event for which notice has been waived), (D) such plan is not in “at risk” status (as defined in Section 303(i)(4) of ERISA), and (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries. Other than the Parent Title IV Plans, no ERISA Affiliate of Parent or any of its Subsidiaries sponsors or contributes to, or has outstanding liability with respect to, an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

(b) Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of Parent, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of Parent, threatened with respect to any Parent Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

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(d) Except as would not reasonably be expected to have a Parent Material Adverse effect, no Parent Benefit Plan provides or is obligated to provide welfare benefits to any current or former employee of Parent or any of its Subsidiaries (or dependent thereof) following such employee’s termination of employment, other than as required by Part 6 of Subtitle B of Title I of ERISA.

(e) As of the date hereof, to the knowledge of Parent, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries). Except as would not reasonably be expected to have a Parent Material Adverse Effect: (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against Parent is pending or, to the knowledge of Parent, threatened against or involving Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries); (ii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) has received written notice of any material unfair labor practice complaint and, to the knowledge of Parent, no such complaints against Parent or such Subsidiaries (excluding the Partnership and its Subsidiaries) are pending before the National Labor Relations Board or other similar Governmental Authority; and (iii) There are no outstanding, unsatisfied obligations to reinstate, re-engage, pay compensation to or comply with any recommendation or declaration of any court or any other tribunal in respect of any of the employees, whether past or present, of Parent or any of its Subsidiaries (excluding the Partnership and its Subsidiaries).

(f) Except as would not reasonably be expected to have a Parent Material Adverse Effect: (i) the Parent and its Subsidiaries (excluding the Partnership and its Subsidiaries) each have paid all wages, salaries, wage premiums, commissions, bonuses, fees and other compensation which have come due and payable prior to the Closing Date to their respective current and former employees and independent contractors under applicable Law, Contract or company policy; (ii) neither Parent nor any of its Subsidiaries is liable for any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation; (iii) no claim with respect to payment of wages, salary, overtime, commissions, bonuses, premiums, fees, or other compensation of any kind has been asserted, or is now pending or, to the Knowledge of the Parent, threatened by or before any Governmental Authority, with respect to current or former employees or independent contractors of the Parent or any of its Subsidiaries (excluding the Partnership and its Subsidiaries), and there is no charge or other proceeding with respect to alleged violation of any collective bargaining requirements or occupational safety or health standards that has been asserted or is now pending or, to the Knowledge of the Parent, threatened with respect to the Parent or any of its Subsidiaries (excluding the Partnership and its Subsidiaries); (iv) no charge or complaint of discrimination in employment or employment practices for any reason, including age, sex, race, religion, national origin, veteran status, or other legally protected category, has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission or other Governmental Authority by current or former employees of Parent or any of its Subsidiaries (excluding the Partnership and its Subsidiaries); (v) to the knowledge of the Parent, neither the Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) is subject to any pending material investigation with respect to employment and labor by any Governmental Authority; and (vi) the Parent and each of its Subsidiaries (excluding the Partnership) are and have been in compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any similar applicable Law.

Section 5.13 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) each of Parent and its Subsidiaries is and, since the later of December 31, 2018 and its respective date of incorporation, formation or organization, has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required to be obtained to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted pursuant to applicable Environmental Laws (“Parent Environmental Permits”);

(b) all Parent Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed;

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(c) there are no Proceedings pending or, to the knowledge of Parent, threatened that seek the revocation, cancellation, suspension or adverse modification of any Parent Environmental Permit;

(d) neither Parent nor any of its Subsidiaries has received any written notice, summons, citation or request for information, and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law or relating to a Release of Hazardous Substances;

(e) no Hazardous Substance has been disposed of, Released or transported on, to or from any properties currently or formerly owned, leased or operated by Parent or any of its Subsidiaries, or as a result of any operations or activities of Parent or any of its Subsidiaries, in violation of any applicable Environmental Law or in a manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws;

(f) neither Parent nor any of its Subsidiaries is currently operating or required to be operating any of its properties or assets under any compliance or consent order, decree or agreement issued or entered into under any Environmental Law; and

(g) neither Parent nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 5.14 Opinions of Financial Advisors. The Parent Board has received separate opinions of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 5.15 Property. Parent and its Subsidiaries own and have good title to all of their material owned real property and good title to all of their material owned personal property, and have valid leasehold interests in all of their leased real properties free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All material leases under which Parent or any of its Subsidiaries lease any real or personal property are valid and effective against Parent or any of its Subsidiaries and, to the knowledge of Parent, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries or, to the knowledge of the Parent, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.16 Brokers and Other Advisors. Except for Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.17 Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Parent and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the coal industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material

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premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.

Section 5.18 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.19 Ownership of Partnership Interests. Parent and its Subsidiaries, taken together, are the beneficial owners of 16,811,818 Common Units, the Incentive Distribution Rights and the General Partner Interest. As of the date of this Agreement, the Common Units beneficially owned by Parent and its Subsidiaries constitute a Unit Majority.

Section 5.20 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of Parent, Holdings, Merger Sub or any other Person makes or has made any express or implied representation or warranty with respect to Parent, Holdings and Merger Sub or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of Parent, Holdings or Merger Sub or any other Person will have or be subject to any liability or other obligation to the Partnership or the General Partner or any other Person resulting from the distribution to the Partnership, the General Partner or the Conflicts Committee (including their respective Representatives), or the Partnership’s, the General Partner’s or the Conflicts Committee’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner and the Conflicts Committee in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Registration Statement, the Consent Solicitation Statement/Proxy Statement; Parent Stockholder Meeting.

(a) As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and file with the SEC the Consent Solicitation Statement/Proxy Statement and (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Consent Solicitation Statement/Proxy Statement will be included as a prospectus. The Partnership and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Consent Solicitation Statement/Proxy Statement, which shall include a form of consent that may be executed by Limited Partners, to be mailed to the Parent Stockholders and the Limited Partners as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the parties shall cooperate and consult with each other in connection with the preparation and filing of the Registration Statement and the Consent Solicitation Statement/Proxy Statement, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Registration Statement or the Consent Solicitation Statement/Proxy Statement will be made by a party without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of

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their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Registration Statement or the Consent Solicitation Statement/Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners and the Parent Stockholders. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Consent Solicitation Statement/Proxy Statement or the Registration Statement or for additional information, and each party shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Consent Solicitation Statement/Proxy Statement or the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b) Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting for the purpose of obtaining the Parent Stockholder Approval. Parent shall include in the Consent Solicitation Statement/Proxy Statement Parent’s recommendation, through the Parent Board, that the Parent Stockholders approve the Parent Stock Issuance (collectively, the “Parent Board Recommendation”) and shall use reasonable best efforts to obtain from the Parent Stockholders the Parent Stockholder Approval. Without limiting the generality of the foregoing, unless this Agreement is validly terminated in accordance with Article VIII, Parent’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the Parent Board of the Parent Board Recommendation or any other action of the Parent Board with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum or (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Consent Solicitation Statement/Proxy Statement that the Parent Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Parent Stockholders within the minimum amount of time reasonably practicable prior to the Parent Stockholder Meeting; provided, however, that in each case, without the written consent of the Partnership (which shall not be unreasonably withheld, delayed or conditioned), Parent shall not be permitted to postpone or adjourn the Parent Stockholder Meeting for more than 10 Business Days later than the most recently adjourned meeting or to a date after the date that is two Business Days prior to the Outside Date. Parent shall adjourn the Parent Stockholder Meeting at the request of the Partnership (but in no event for more than 30 days from the date the Parent Stockholder Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval or (ii) for the absence of a quorum. Without the prior written consent of the Partnership (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the Parent Stockholder Meeting except the approval of the Parent Stock Issuance and matters reasonably related thereto.

(c) Unless this Agreement is validly terminated in accordance with Article VIII, Parent shall submit the Parent Stock Issuance for approval at the Parent Stockholder Meeting.

Section 6.2 Conduct of Business.

(a) Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past

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practice; provided, that this Section 6.2(a)(iv)(A) shall not prohibit the Partnership and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any, (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Partnership and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries to:

(i) amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement;

(iv) make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than acquisitions or dispositions (1) in the ordinary course of business or (2) outside the ordinary course of business the consideration for which does not exceed $10,000,000 in value in the aggregate;

(v) make any loans or advances to any Person (other than (1) to its employees in the ordinary course of business consistent with past practice, (2) loans and advances to the Partnership or any of its Subsidiaries and (3) trade credit granted in the ordinary course of business consistent with past practice);

(vi) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

(vii) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(viii) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(ix) (1) change its fiscal year or any method of Tax accounting, (2) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations

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Section 301.7701-3), (3) settle or compromise any material liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (4) file any material amended Tax Return, (5) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (6) surrender any right to claim a material Tax refund or (7) consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case, other than in the ordinary course of business and consistent with past practices;

(x) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any taxable year, or, for the taxable year in which the Closing occurs, the portion of such taxable year ending on the Closing Date, since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(xii) except as required by applicable Law or the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (1) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material Partnership Benefit Plan (or any plan or arrangement that would be a material Partnership Benefit Plan if in effect as of the date of this Agreement), (2) accelerate any material rights or benefits under any Partnership Benefit Plan or (3) grant any Partnership LTIP Awards or other equity awards; or

(xiii) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger (other than the Merger), consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws or (iv) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice; provided, that this Section 6.2(b)(iv)(A) shall not prohibit Parent and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Parent to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material Parent Permits and all material insurance policies maintained by the Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws or (iv) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) amend Parent’s or any of its Subsidiaries’ Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or

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the consummation of the Merger or the other transactions contemplated by this Agreement or (b) adversely affect the terms of the Parent Common Stock in any material respect;

(ii) declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent’s capital stock;

(iii) merge, consolidate or enter into any other business combination transaction or agreement with any Person in which such other Person is the surviving entity;

(iv) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of Parent’s capital stock or other equity interests;

(v) issue, sell or reclassify any capital stock of Parent or its Subsidiaries, or grant, issue or reclassify any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire capital stock of Parent or its Subsidiaries, in each case other than the issuance or sale, in one or more transactions pursuant to a Parent Equity Plan or a Parent Benefit Plan in the ordinary course of business consistent with past practice;

(vi) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(vii) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

(viii) (1) change its fiscal year or any method of Tax accounting, (2) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (3) settle or compromise any material liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (4) file any material amended Tax Return, (5) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (6) surrender any right to claim a material Tax refund or (7) consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case, other than in the ordinary course of business and consistent with past practices;

(ix) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(x) directly or indirectly purchase, acquire or otherwise become the beneficial owner of (or direct the Partnership to repurchase, redeem or otherwise acquire) any Public Common Units; or

(xi) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger (other than the Merger), consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Holdings and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control over all Common Units, the General Partner Interest and the Incentive Distribution Rights in the Partnership beneficially owned by Parent and the General Partner, as applicable, as of the date of this Agreement or acquired thereafter

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and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

Section 6.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4.

Section 6.5 Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for the purpose of completing diligence related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party), and (ii) all information concerning Parent’s or the Partnership’s business, properties and personnel as the other party may reasonably request, including all information relating to environmental matters, for the purpose of completing the other party’s due diligence. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information the disclosure of which the other party has concluded may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation binding on such party or any of its Affiliates.

Section 6.6 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses

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and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, the Partnership and the General Partner and their respective successors and assigns.

(b) The Surviving Entity shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 6.6(b), the Partnership may (but shall be under no obligation to), prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed six times the Maximum Amount.

(c) The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.6.

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Section 6.7 Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Consent Solicitation Statement/Proxy Statement and (b) Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

Section 6.8 Section 16 Matters. Prior to the Effective Time, the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Stock Exchange Listing, Delisting and Deregistration.

(a) Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, Parent shall submit a supplemental listing application with the NYSE (the “NYSE Listing Application”) with respect to such Parent Shares in accordance with the requirements of the NYSE. Parent shall use its reasonable best efforts to have the NYSE Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE). The Partnership shall furnish all information as may be reasonably requested by Parent in connection with any such action and the preparation and submission of the NYSE Listing Application. No submission of, or amendment or supplement to, the NYSE Listing Application will be made by Parent without providing the Partnership with a reasonable opportunity to review and comment thereon. In addition, Parent agrees to provide the Partnership and its legal counsel with copies of any written comments, and shall inform the Partnership of any oral comments, that Parent or its counsel may receive from time to time from the NYSE or its staff with respect to the NYSE Listing Application promptly after receipt of such comments, and any written or oral responses thereto. The Partnership and its legal counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the additions, deletions or changes suggested thereto by the Partnership and its counsel.

(b) The Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.10 Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the General Partner who is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.10 shall not apply to the filling, in accordance with the provisions of the General Partner Company Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.11 Performance by the General Partner. Parent will cause the General Partner, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement and the Support Agreement.

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Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Parent. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 6.12 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a taxable sale of the Public Common Units to Holdings in exchange for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.13 Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated hereby or related thereto, Parent, the Parent Board, the General Partner, the GP Board and the Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

Section 6.14 Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the General Partner shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with the rules of the NYSE.

(b) Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of the Partnership, and such Written Consent shall have not been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(b) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of the Common Units constituting a Unit Majority.

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(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Parent, Holdings and Merger Sub to Effect the Merger. The obligations of Parent, Holdings and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.1, Section 4.3(a) and Section 4.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a) and Section 4.2(c) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.9) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(b) Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.1, Section 5.3(a) and Section 5.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 5.2(a) and (e) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of

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such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 5.5 and Section 5.9) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent, Holdings and Merger Sub. Each of Parent, Holdings and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) None of Parent, Holdings or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Partnership duly authorized by the Parent Board and the Conflicts Committee, respectively (whether before or after the Written Consent shall have been obtained);

(b) by either of the Parent or the Partnership:

(i) if the Closing shall not have been consummated on or before April 22, 2021, whether such date is before or after the Parent Stockholder Approval and/or the Written Consent shall have been obtained (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the inability to satisfy such condition was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, Parent, Holdings or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9;

(ii) if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable (whether before or after the Parent Stockholder Approval and/or the Written Consent shall have been obtained); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement; or

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(iii) if the Parent Stockholder Meeting shall have concluded and the Parent Stockholder Approval shall have not been obtained.

(c) by Parent if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent, Holdings or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the GP Board) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.5, the provisions in Section 6.7, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Holdings, Merger Sub, the Partnership and the General Partner or their respective Representatives, directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3 Expenses.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c) (Partnership or General Partner Uncured Breach), then the Partnership shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and

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its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $3,500,000 (the “Parent Expense Reimbursement”).

(b) In the event of termination of this Agreement by (i) the Parent or Partnership pursuant to Section 8.1(b)(iii) (Failure to Obtain Parent Stockholder Approval) or (ii) the Partnership pursuant to Section 8.1(d) (Parent Uncured Breach), then Parent shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $3,500,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(c) Each of the parties hereto acknowledges that the Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

(d) The parties acknowledge that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, none of the Partnership, the General Partner, Parent, Holdings or Merger Sub would enter into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, the last sentence of Section 6.5, Section 6.7 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Parent Stockholder Approval and/or the Written Consent shall have been obtained, by written agreement of the parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Conflicts Committee; provided, further, that (i) following receipt of the

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Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement that by applicable Laws, the Parent Organizational Documents or stock exchange rule would require further approval by Parent Stockholders and (ii) following receipt of the Written Consent, there shall be no amendment or change to the provisions of this Agreement that by applicable Laws, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners.

Section 9.3 GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such determination, decision, approval or consent must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee.

Section 9.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, Parent, Holdings or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule, the Support Agreement and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), the right of a holder of a Partnership LTIP Award to receive the Merger Consideration (a claim by any holder of Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred) and (ii) the provisions of Section 6.6 and Section 9.12.

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Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized

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overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, Holdings or Merger Sub, to:

CONSOL Energy Inc.
1000 CONSOL Energy Drive, Suite 100
Canonsburg, Pennsylvania 15317-6506
Attention:	Miteshkumar B. Thakkar
Martha A. Wiegand
Email:	miteshthakkar@consolenergy.com
marthawiegand@consolenergy.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:	Nick S. Dhesi
William N. Finnegan IV
Email:	nick.dhesi@lw.com
bill.finnegan@lw.com

If to the Partnership or the General Partner, to:

CONSOL Coal Resources GP LLC
1000 CONSOL Energy Drive, Suite 100
Canonsburg, Pennsylvania 15317-6506
Attention:	Miteshkumar B. Thakkar
Martha A. Wiegand
Email:	miteshthakkar@consolenergy.com
marthawiegand@consolenergy.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
Wells Fargo Plaza
1000 Louisiana St #6000
Houston, Texas 77002
Attention:	William J. Cooper
Email:	wcooper@sidley.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

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Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

CONSOL ENERGY INC.

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

HOLDINGS:

TRANSFORMER LP HOLDINGS INC.

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

MERGER SUB:

TRANSFORMER MERGER SUB LLC

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

CONSOL COAL RESOURCES LP

By:	CONSOL Coal Resources GP LLC, its general partner

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

GENERAL PARTNER:

CONSOL COAL RESOURCES GP LLC

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Support Agreement

[See attached.]

Execution Version

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of October 22, 2020 (this “Agreement”), is entered into by and between CONSOL Coal Resources LP, a Delaware limited partnership (the “Partnership”), and CONSOL Energy Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Transformer LP Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Holdings”), Transformer Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Holdings (“Merger Sub”), the Partnership and CONSOL Coal Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub shall be merged with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the “Merger”);

WHEREAS, as of the date hereof, Parent is the Record Holder and beneficial owner of, and has the right to vote and dispose of, the number of common units representing limited partner interests in the Partnership (“Common Units”) set forth opposite its name on Schedule A hereto (the “Existing Units”);

WHEREAS, as a condition and inducement to the Partnership’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent is entering into this Agreement; and

WHEREAS, Parent acknowledges that the Partnership is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Parent set forth in this Agreement and would not enter into the Merger Agreement if Parent did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent hereby agrees as follows:

1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

“Conflicts Committee” has the meaning ascribed thereto in the Partnership Agreement.

“Covered Unitholder” means Parent and each such other Person as may later become party to this Agreement as a result of becoming a Record Holder or beneficial owner of Covered Units pursuant to Section 7(a), by joinder or otherwise.

“Covered Units” means the Existing Units, together with any Common Units of which Parent becomes the Record Holder or beneficial owner on or after the date hereof (or any Common Units with respect to which any Person who may later become a party to this Agreement pursuant to Section 7(a), by joinder or otherwise, if applicable, becomes the Record Holder or beneficial owner on or after the date hereof).

“Proxy Designee” means a Person designated by the Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any other Person as a Proxy Designee.

“Record Holder” has the meaning ascribed thereto in the Partnership Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise).

2. Agreement to Vote Covered Units and Deliver Written Consent. Prior to the Termination Date (as defined herein), each Covered Unitholder, severally and not jointly, irrevocably and unconditionally agrees that it shall (a) within two Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), deliver (or cause to be delivered) a written consent pursuant to Section 13.11 of the Partnership Agreement covering all of the Covered Units approving the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) not revoke any such written consent delivered in accordance with clause (a), and (c) at any meeting of the limited partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting), however called and in connection with the Merger, appear at such meeting or otherwise cause the Covered Units to be counted as present thereat for purposes of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), in person or by proxy, all Covered Units (in all manners and by each applicable class): (i) in favor of the Merger, the approval of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (ii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of, or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger. For the avoidance of doubt, no Covered Unitholder (in its capacity as a unitholder of the Partnership) shall be under any obligation whatsoever to require or request that the limited partners of the Partnership vote on, consent to or otherwise approve or reject any matter or issues; notwithstanding the foregoing, if any Covered Unitholder is the beneficial owner, but not the Record Holder, of any Covered Units, such beneficial owner agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or execute a consent with respect to) all of such Covered Units in accordance with this Section 2.

3. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EACH COVERED UNITHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, JAMES A. BROCK, MITESHKUMAR B. THAKKAR AND MARTHA A. WIEGAND AND ANY OTHER PROXY DESIGNEE, EACH INDIVIDUALLY, AS SUCH COVERED UNITHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE CONFLICTS COMMITTEE) AND COUPLED WITH AN INTEREST AND EACH COVERED UNITHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY SUCH COVERED UNITHOLDER, AS APPLICABLE, WITH RESPECT TO THE COVERED UNITS (AND EACH COVERED UNITHOLDER HEREBY REPRESENTS TO THE PARTNERSHIP THAT ANY SUCH OTHER PROXY IS REVOCABLE AND HEREBY REVOKES ANY SUCH OTHER PROXIES). EACH COVERED UNITHOLDER HEREBY AFFIRMS THAT THE IRREVOCABLE PROXY SET FORTH IN THIS SECTION 3 IS GIVEN IN CONNECTION WITH THE MERGER AGREEMENT, AND THAT SUCH

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IRREVOCABLE PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH COVERED UNITHOLDER UNDER THIS AGREEMENT.

(b) The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement.

4. No Inconsistent Agreements. Each Covered Unitholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Units, in either case, which is inconsistent with each Covered Unitholder’s obligations pursuant to this Agreement.

5. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties hereto (duly authorized by the Parent Board and the Conflicts Committee) to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 13 to 19 shall survive the termination of this Agreement; provided further that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement. Except as set forth in the preceding sentence, upon termination of this Agreement, none of the Covered Unitholders shall have any further obligations or liabilities hereunder.

6. Representations and Warranties of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) and making representations only as to itself, hereby represents and warrants to the Partnership as follows:

(a) Such Covered Unitholder is the Record Holder and beneficial owner of, and has good and valid title to, its respective Covered Units, free and clear of Liens other than as created by this Agreement, the Merger Agreement or arising under generally applicable securities Laws. Such Covered Unitholder has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Units. As of the date hereof, other than the Covered Units, such Covered Unitholder is not the Record Holder and does not own beneficially any (i) Common Units or other voting securities of the Partnership, (ii) securities of the Partnership convertible into or exchangeable for Common Units or other voting securities of the Partnership or (iii) options or other rights to acquire from the Partnership any Common Units, other voting securities or securities convertible into or exchangeable for Common Units or other voting securities of the Partnership. The Covered Units are not subject to any voting trust agreement or other contract to which such Covered Unitholder is a party restricting or otherwise relating to the voting or Transfer of the Covered Units. Such Covered Unitholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Units, except as contemplated by this Agreement.

(b) Such Covered Unitholder is duly organized, validly existing and in good standing under the Laws of Delaware, or such other Laws of its jurisdiction, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Covered Unitholder, the performance by such Covered Unitholder of its obligations hereunder and the consummation by such Covered Unitholder of the transactions contemplated hereby have been duly and validly authorized by such Covered Unitholder and no other actions or proceedings on the part of such Covered Unitholder are necessary to authorize the execution and delivery by such Covered Unitholder of this Agreement, the performance by such Covered Unitholder of its obligations hereunder or the consummation by such Covered Unitholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Covered Unitholder and, assuming due authorization, execution and delivery by the Partnership, constitutes a legal, valid and binding obligation of such Covered Unitholder, enforceable against such Covered Unitholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

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(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Covered Unitholder for the execution, delivery and performance of this Agreement by such Covered Unitholder or the consummation by such Covered Unitholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Covered Unitholder nor the consummation by such Covered Unitholder of the transactions contemplated hereby nor compliance by such Covered Unitholder with any of the provisions hereof shall (A) conflict with or violate any provision of the Organizational Documents of such Covered Unitholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Covered Unitholder pursuant to, any contract to which such Covered Unitholder is a party or by which such Covered Unitholder or any property or asset of such Covered Unitholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Covered Unitholder or any of such Covered Unitholder’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Covered Unitholder to perform its obligations hereunder.

(d) As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against such Covered Unitholder or, to the knowledge of such Covered Unitholder, any other Person or, to the knowledge of such Covered Unitholder, threatened against such Covered Unitholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) t the rights of any party under this Agreement or the performance by any party of its obligations under this Agreement.

(e) Such Covered Unitholder understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon such Covered Unitholder’s execution and delivery of this Agreement and the representations and warranties of such Covered Unitholder contained herein.

7. Certain Covenants of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly), hereby covenants and agrees, in each case, only on its own behalf as follows, in each case except as otherwise approved in writing by Conflicts Committee:

(a) Prior to the Termination Date, and except as contemplated hereby, each Covered Unitholder shall not (i) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of, any of the Covered Units or beneficial ownership or voting power thereof or therein (including by operation of Law), (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units or (iii) knowingly take any action that would make any representation or warranty of such Covered Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Covered Unitholder from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, a Covered Unitholder may Transfer any or all of the Covered Units, in accordance with applicable Law, to an Affiliate of Parent; provided that prior to and as a condition to the effectiveness of such Transfer, each such Affiliate of Parent to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to the Partnership a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were a party with the obligations of a Covered Unitholder. Any Transfer of Covered Units in violation of this provision shall be void.

(b) Prior to the Termination Date, in the event that a Covered Unitholder becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Common Units or other voting interests with respect to the Partnership, such Covered Unitholder shall promptly notify the Partnership of such Common Units or voting interests, such Common Units or voting interests shall, without further action of the parties, be deemed Covered Units and subject to the provisions of this Agreement, and the number of Common Units held by such Covered Unitholder set forth on Schedule A hereto shall be deemed

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amended accordingly and such Common Units or voting interests shall automatically become subject to the terms of this Agreement.

8. Transfer Agent. Each Covered Unitholder hereby authorizes the Partnership or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all Covered Units (and that this Agreement places limits on the voting and Transfer of such Covered Units); provided, however, that the Partnership or its counsel shall further notify the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Covered Units on the Termination Date.

9. Unitholder Capacity. This Agreement is being entered into by Parent solely in its capacity as a holder of Common Units, and nothing in this Agreement shall restrict or limit the ability of Parent or any of its Affiliates or any employee thereof who is a director or officer of the Partnership to take any action in his or her capacity as a director or officer of the Partnership to the extent specifically permitted by the Merger Agreement.

10. Disclosure. Each Covered Unitholder hereby authorizes the Partnership to publish and disclose in any announcement or disclosure required by the SEC and in the Consent Solicitation Statement/Proxy Statement such Covered Unitholder’s identity and ownership of the Covered Units and the nature of such Covered Unitholder’s obligations under this Agreement.

11. Non-Survival of Representations and Warranties. The representations and warranties of each Covered Unitholder in this Agreement shall terminate on the Termination Date or upon the closing of the transactions contemplated by this Agreement and by the Merger Agreement.

12. Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto.

13. Waiver. No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

14. Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

(i)	If to Parent (or any other Covered Unitholder):

CONSOL Energy Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317-6506

Attention: Miteshkumar B. Thakkar

                          Martha A. Wiegand

Email: miteshthakkar@consolenergy.com

marthawiegand@consolenergy.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Nick S. Dhesi

                 William N. Finnegan IV

Email:       nick.dhesi@lw.com

  bill.finnegan@lw.com

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(ii)	If to the Partnership:

CONSOL Coal Resources GP LLC

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317-6506

Attention: Miteshkumar B. Thakkar

                  Martha A. Wiegand

Email: miteshthakkar@consolenergy.com

marthawiegand@consolenergy.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP

Wells Fargo Plaza

1000 Louisiana St #6000

Houston, Texas 77002

Attention:    William J. Cooper

Email:          wcooper@sidley.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

15. Entire Agreement. This Agreement, the Merger Agreement (including the exhibits and schedules thereto) and any certificates delivered by any party pursuant to the Merger Agreement constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof.

16. No Third-Party Beneficiaries. This Agreement shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, with the exception of those rights conferred to the Conflicts Committee in this Agreement.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 17 shall be null, void and ineffective; provided, however, that the Partnership may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Partnership, and Parent may Transfer any or all of the Covered Units in accordance with Section 7(a); provided further that no assignment shall limit the assignor’s obligations hereunder.

18. Other Miscellaneous Provisions. The provisions of Sections 9.6, 9.8, 9.9, 9.11 and 9.12 of the Merger Agreement shall be incorporated into to this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.

19. Conflicts Committee. In addition to any other approvals required by the parties under this Agreement, any waiver, amendment or termination of this Agreement or assignment of rights under this Agreement must be approved or consented to, in the case of the Partnership, by the Conflicts Committee.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Partnership and Parent have caused to be executed or executed this Agreement as of the date first written above.

PARENT

CONSOL ENERGY INC.

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

SIGNATURE PAGE TO SUPPORT AGREEMENT

PARTNERSHIP

CONSOL COAL RESOURCES LP

By:	CONSOL Coal Resources GP LLC, its general partner

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

SIGNATURE PAGE TO SUPPORT AGREEMENT

SCHEDULE A

Unitholder	Existing Units
CONSOL Energy Inc.	16,811,818

SCHEDULE A

ANNEX B

THE SUPPORT AGREEMENT

[See attached.]

Execution Version

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of October 22, 2020 (this “Agreement”), is entered into by and between CONSOL Coal Resources LP, a Delaware limited partnership (the “Partnership”), and CONSOL Energy Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Transformer LP Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Holdings”), Transformer Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Holdings (“Merger Sub”), the Partnership and CONSOL Coal Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub shall be merged with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the “Merger”);

WHEREAS, as of the date hereof, Parent is the Record Holder and beneficial owner of, and has the right to vote and dispose of, the number of common units representing limited partner interests in the Partnership (“Common Units”) set forth opposite its name on Schedule A hereto (the “Existing Units”);

WHEREAS, as a condition and inducement to the Partnership’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent is entering into this Agreement; and

WHEREAS, Parent acknowledges that the Partnership is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Parent set forth in this Agreement and would not enter into the Merger Agreement if Parent did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent hereby agrees as follows:

1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

“Conflicts Committee” has the meaning ascribed thereto in the Partnership Agreement.

“Covered Unitholder” means Parent and each such other Person as may later become party to this Agreement as a result of becoming a Record Holder or beneficial owner of Covered Units pursuant to Section 7(a), by joinder or otherwise.

“Covered Units” means the Existing Units, together with any Common Units of which Parent becomes the Record Holder or beneficial owner on or after the date hereof (or any Common Units with respect to which any Person who may later become a party to this Agreement pursuant to Section 7(a), by joinder or otherwise, if applicable, becomes the Record Holder or beneficial owner on or after the date hereof).

“Proxy Designee” means a Person designated by the Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any other Person as a Proxy Designee.

“Record Holder” has the meaning ascribed thereto in the Partnership Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise).

2. Agreement to Vote Covered Units and Deliver Written Consent. Prior to the Termination Date (as defined herein), each Covered Unitholder, severally and not jointly, irrevocably and unconditionally agrees that it shall (a) within two Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), deliver (or cause to be delivered) a written consent pursuant to Section 13.11 of the Partnership Agreement covering all of the Covered Units approving the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) not revoke any such written consent delivered in accordance with clause (a), and (c) at any meeting of the limited partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting), however called and in connection with the Merger, appear at such meeting or otherwise cause the Covered Units to be counted as present thereat for purposes of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), in person or by proxy, all Covered Units (in all manners and by each applicable class): (i) in favor of the Merger, the approval of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (ii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of, or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger. For the avoidance of doubt, no Covered Unitholder (in its capacity as a unitholder of the Partnership) shall be under any obligation whatsoever to require or request that the limited partners of the Partnership vote on, consent to or otherwise approve or reject any matter or issues; notwithstanding the foregoing, if any Covered Unitholder is the beneficial owner, but not the Record Holder, of any Covered Units, such beneficial owner agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or execute a consent with respect to) all of such Covered Units in accordance with this Section 2.

3. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EACH COVERED UNITHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, JAMES A. BROCK, MITESHKUMAR B. THAKKAR AND MARTHA A. WIEGAND AND ANY OTHER PROXY DESIGNEE, EACH INDIVIDUALLY, AS SUCH COVERED UNITHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE CONFLICTS COMMITTEE) AND COUPLED WITH AN INTEREST AND EACH COVERED UNITHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY SUCH COVERED UNITHOLDER, AS APPLICABLE, WITH RESPECT TO THE COVERED UNITS (AND EACH COVERED UNITHOLDER HEREBY REPRESENTS TO THE PARTNERSHIP THAT ANY SUCH OTHER PROXY IS REVOCABLE AND HEREBY REVOKES ANY SUCH OTHER PROXIES). EACH COVERED UNITHOLDER HEREBY AFFIRMS THAT THE IRREVOCABLE PROXY SET FORTH IN THIS SECTION 3 IS GIVEN IN CONNECTION WITH THE MERGER AGREEMENT, AND THAT SUCH

2

IRREVOCABLE PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH COVERED UNITHOLDER UNDER THIS AGREEMENT.

(b) The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement.

4. No Inconsistent Agreements. Each Covered Unitholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Units, in either case, which is inconsistent with each Covered Unitholder’s obligations pursuant to this Agreement.

5. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties hereto (duly authorized by the Parent Board and the Conflicts Committee) to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 13 to 19 shall survive the termination of this Agreement; provided further that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement. Except as set forth in the preceding sentence, upon termination of this Agreement, none of the Covered Unitholders shall have any further obligations or liabilities hereunder.

6. Representations and Warranties of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) and making representations only as to itself, hereby represents and warrants to the Partnership as follows:

(a) Such Covered Unitholder is the Record Holder and beneficial owner of, and has good and valid title to, its respective Covered Units, free and clear of Liens other than as created by this Agreement, the Merger Agreement or arising under generally applicable securities Laws. Such Covered Unitholder has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Units. As of the date hereof, other than the Covered Units, such Covered Unitholder is not the Record Holder and does not own beneficially any (i) Common Units or other voting securities of the Partnership, (ii) securities of the Partnership convertible into or exchangeable for Common Units or other voting securities of the Partnership or (iii) options or other rights to acquire from the Partnership any Common Units, other voting securities or securities convertible into or exchangeable for Common Units or other voting securities of the Partnership. The Covered Units are not subject to any voting trust agreement or other contract to which such Covered Unitholder is a party restricting or otherwise relating to the voting or Transfer of the Covered Units. Such Covered Unitholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Units, except as contemplated by this Agreement.

(b) Such Covered Unitholder is duly organized, validly existing and in good standing under the Laws of Delaware, or such other Laws of its jurisdiction, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Covered Unitholder, the performance by such Covered Unitholder of its obligations hereunder and the consummation by such Covered Unitholder of the transactions contemplated hereby have been duly and validly authorized by such Covered Unitholder and no other actions or proceedings on the part of such Covered Unitholder are necessary to authorize the execution and delivery by such Covered Unitholder of this Agreement, the performance by such Covered Unitholder of its obligations hereunder or the consummation by such Covered Unitholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Covered Unitholder and, assuming due authorization, execution and delivery by the Partnership, constitutes a legal, valid and binding obligation of such Covered Unitholder, enforceable against such Covered Unitholder in accordance with its terms, except as enforcement may be limited by applicable

3

bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Covered Unitholder for the execution, delivery and performance of this Agreement by such Covered Unitholder or the consummation by such Covered Unitholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Covered Unitholder nor the consummation by such Covered Unitholder of the transactions contemplated hereby nor compliance by such Covered Unitholder with any of the provisions hereof shall (A) conflict with or violate any provision of the Organizational Documents of such Covered Unitholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Covered Unitholder pursuant to, any contract to which such Covered Unitholder is a party or by which such Covered Unitholder or any property or asset of such Covered Unitholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Covered Unitholder or any of such Covered Unitholder’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Covered Unitholder to perform its obligations hereunder.

(d) As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against such Covered Unitholder or, to the knowledge of such Covered Unitholder, any other Person or, to the knowledge of such Covered Unitholder, threatened against such Covered Unitholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) t the rights of any party under this Agreement or the performance by any party of its obligations under this Agreement.

(e) Such Covered Unitholder understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon such Covered Unitholder’s execution and delivery of this Agreement and the representations and warranties of such Covered Unitholder contained herein.

7. Certain Covenants of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly), hereby covenants and agrees, in each case, only on its own behalf as follows, in each case except as otherwise approved in writing by Conflicts Committee:

(a) Prior to the Termination Date, and except as contemplated hereby, each Covered Unitholder shall not (i) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of, any of the Covered Units or beneficial ownership or voting power thereof or therein (including by operation of Law), (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units or (iii) knowingly take any action that would make any representation or warranty of such Covered Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Covered Unitholder from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, a Covered Unitholder may Transfer any or all of the Covered Units, in accordance with applicable Law, to an Affiliate of Parent; provided that prior to and as a condition to the effectiveness of such Transfer, each such Affiliate of Parent to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to the Partnership a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were a party with the obligations of a Covered Unitholder. Any Transfer of Covered Units in violation of this provision shall be void.

(b) Prior to the Termination Date, in the event that a Covered Unitholder becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Common Units or other voting interests with respect to the Partnership, such Covered Unitholder shall promptly notify the Partnership of such Common Units or voting interests, such Common Units or voting interests shall, without further action of

4

the parties, be deemed Covered Units and subject to the provisions of this Agreement, and the number of Common Units held by such Covered Unitholder set forth on Schedule A hereto shall be deemed amended accordingly and such Common Units or voting interests shall automatically become subject to the terms of this Agreement.

8. Transfer Agent. Each Covered Unitholder hereby authorizes the Partnership or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all Covered Units (and that this Agreement places limits on the voting and Transfer of such Covered Units); provided, however, that the Partnership or its counsel shall further notify the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Covered Units on the Termination Date.

9. Unitholder Capacity. This Agreement is being entered into by Parent solely in its capacity as a holder of Common Units, and nothing in this Agreement shall restrict or limit the ability of Parent or any of its Affiliates or any employee thereof who is a director or officer of the Partnership to take any action in his or her capacity as a director or officer of the Partnership to the extent specifically permitted by the Merger Agreement.

10. Disclosure. Each Covered Unitholder hereby authorizes the Partnership to publish and disclose in any announcement or disclosure required by the SEC and in the Consent Solicitation Statement/Proxy Statement such Covered Unitholder’s identity and ownership of the Covered Units and the nature of such Covered Unitholder’s obligations under this Agreement.

11. Non-Survival of Representations and Warranties. The representations and warranties of each Covered Unitholder in this Agreement shall terminate on the Termination Date or upon the closing of the transactions contemplated by this Agreement and by the Merger Agreement.

12. Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto.

13. Waiver. No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

14. Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

(i)	If to Parent (or any other Covered Unitholder):

CONSOL Energy Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317-6506

Attention: Miteshkumar B. Thakkar

                          Martha A. Wiegand

Email: miteshthakkar@consolenergy.com

marthawiegand@consolenergy.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Nick S. Dhesi

                 William N. Finnegan IV

Email:       nick.dhesi@lw.com

  bill.finnegan@lw.com

5

(ii)	If to the Partnership:

CONSOL Coal Resources GP LLC

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317-6506

Attention: Miteshkumar B. Thakkar

                  Martha A. Wiegand

Email: miteshthakkar@consolenergy.com

marthawiegand@consolenergy.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP

Wells Fargo Plaza

1000 Louisiana St #6000

Houston, Texas 77002

Attention:    William J. Cooper

Email:          wcooper@sidley.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

15. Entire Agreement. This Agreement, the Merger Agreement (including the exhibits and schedules thereto) and any certificates delivered by any party pursuant to the Merger Agreement constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof.

16. No Third-Party Beneficiaries. This Agreement shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, with the exception of those rights conferred to the Conflicts Committee in this Agreement.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 17 shall be null, void and ineffective; provided, however, that the Partnership may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Partnership, and Parent may Transfer any or all of the Covered Units in accordance with Section 7(a); provided further that no assignment shall limit the assignor’s obligations hereunder.

18. Other Miscellaneous Provisions. The provisions of Sections 9.6, 9.8, 9.9, 9.11 and 9.12 of the Merger Agreement shall be incorporated into to this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.

19. Conflicts Committee. In addition to any other approvals required by the parties under this Agreement, any waiver, amendment or termination of this Agreement or assignment of rights under this Agreement must be approved or consented to, in the case of the Partnership, by the Conflicts Committee.

[The remainder of this page is intentionally left blank.]

6

IN WITNESS WHEREOF, the Partnership and Parent have caused to be executed or executed this Agreement as of the date first written above.

PARENT

CONSOL ENERGY INC.

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

SIGNATURE PAGE TO SUPPORT AGREEMENT

PARTNERSHIP

CONSOL COAL RESOURCES LP

By:	CONSOL Coal Resources GP LLC, its general partner

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

SIGNATURE PAGE TO SUPPORT AGREEMENT

SCHEDULE A

Unitholder	Existing Units
CONSOL Energy Inc.	16,811,818

SCHEDULE A

ANNEX C

OPINION OF CITIGROUP GLOBAL MARKETS INC.

[See attached.]

Opinion of Citigroup Global Markets Inc.

October 22, 2020

The Board of Directors

CONSOL Energy Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, PA 15317-6506

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to CONSOL Energy Inc. (“CONSOL Energy”) of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among CONSOL Energy, Transformer LP Holdings Inc., a wholly owned subsidiary of CONSOL Energy (“Holdings”), Transformer Merger Sub LLC, a wholly owned subsidiary of Holdings (“Merger Sub”), CONSOL Coal Resources LP (“CCR”) and CONSOL Coal Resources GP LLC, the general partner of CCR. As more fully described in the Merger Agreement, Merger Sub will be merged with and into CCR (the “Merger”), with CCR as the surviving entity, and each outstanding common unit representing limited partner interests in CCR (“CCR Common Units”), other than CCR Common Units owned by CONSOL Energy and its subsidiaries, will be converted into the right to receive 0.73 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of CONSOL Energy (“CONSOL Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we reviewed a draft, provided to us on October 22, 2020, of the Merger Agreement and held discussions with certain senior officers, directors and other representatives of CONSOL Energy concerning the businesses, operations and prospects of CCR and CONSOL Energy. We reviewed certain publicly available and other business and financial information relating to CCR and CONSOL Energy provided to or discussed with us by the management of CONSOL Energy, including certain financial forecasts and other information and data relating to CCR and CONSOL Energy provided to or discussed with us by the management of CONSOL Energy and certain information and data provided to or discussed with us by the management of CONSOL Energy relating to potential cost savings, strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by such management to result from the Merger. We also reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of CCR Common Units and CONSOL Common Stock; the financial condition and certain historical and projected financial and operating data of CCR and CONSOL Energy; and the capitalization of CCR and CONSOL Energy. We analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of CCR and CONSOL Energy and we reviewed, for informational purposes and to the extent publicly available, financial terms of certain transactions involving master limited partnerships. We also reviewed, for informational reference, certain potential pro forma financial effects of the Merger on CONSOL Energy utilizing the financial forecasts and other information and data relating to CONSOL Energy and CCR and the potential cost savings, strategic implications and financial and operational benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management and other representatives of CONSOL Energy that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data that we have been directed to utilize in our analyses, we have been advised by the management of CONSOL Energy and we have assumed, with your consent, that such financial forecasts and other information and data have been reasonably

The Board of Directors

CONSOL Energy Inc.

October 22, 2020

prepared on bases reflecting the best currently available estimates and judgments of such management as to, and are a reasonable basis upon which to evaluate, the future financial performance of CCR and CONSOL Energy, the potential cost savings, strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of CONSOL Energy to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us and we have assumed, with your consent, that the financial results, including with respect to the potential cost savings, strategic implications and financial and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected.

We have relied, at your direction, upon the assessments of the management of CONSOL Energy as to, among other things, (i) the coal reserves, mine development and other exploration, development and production activities of CCR and CONSOL Energy and related expenditures and capital funding requirements, (ii) the potential impact on CCR and CONSOL Energy of macroeconomic, geopolitical, market, competitive, seasonal, cyclical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the coal industry, including with respect to the basins and geographic regions in which CCR and CONSOL Energy operate, environmental regulations and supply and demand for coal, which is subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (iii) matters relating to employee benefit, asset retirement and other obligations of CCR and CONSOL Energy, including with respect to associated liabilities and servicing costs, and (iv) CCR’s and CONSOL Energy’s respective existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key managers or employees, customers, service providers and other commercial relationships. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on CCR, CONSOL Energy or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of CCR, CONSOL Energy or any other entity nor have we made any physical inspection of the properties or assets of CCR, CONSOL Energy or any other entity. We have not conducted or provided geological, environmental or other technical assessments and are not experts in the evaluation of coal reserves or properties and we express no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of CCR, CONSOL Energy or any other entity. We have not evaluated the solvency or fair value of CCR, CONSOL Energy or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to the potential impact on CCR, CONSOL Energy or any other entity of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on CCR, CONSOL Energy or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. Representatives of CONSOL Energy have advised us, and we also have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth

The Board of Directors

CONSOL Energy Inc.

October 22, 2020

in the draft reviewed by us. Our opinion, as set forth herein, relates to the relative values of CCR and CONSOL Energy. We are not expressing any view or opinion as to the actual value of CONSOL Common Stock or any other securities when issued in the Merger or the prices at which CONSOL Common Stock, CCR Common Units or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting CCR, CONSOL Energy or the Merger (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of representatives of CONSOL Energy as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio (to the extent expressly specified herein), and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any written consent, support agreement or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of CONSOL Energy to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for CONSOL Energy or the effect of any other transaction which CONSOL Energy might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, the industry in which CCR and CONSOL Energy operate and the respective securities of CCR and CONSOL Energy have experienced and may continue to experience volatility, and the political policies and risk relevant to the conduct of CCR’s and CONSOL Energy’s businesses are or could be subject to significant uncertainty, and we express no view or opinion as to any potential effects of such volatility or uncertainty on CCR, CONSOL Energy or the Merger (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as a financial advisor to CONSOL Energy in connection with the proposed Merger and will receive a fee for such services, of which a portion is payable upon delivery of this opinion and in respect of certain strategic advisory services and a significant portion is contingent upon consummation of the Merger. CONSOL Energy also has agreed to reimburse our expenses and to indemnify us against certain liabilities arising from our engagement.

As you are aware, we and our affiliates in the past have provided, currently are providing or in the future may provide investment banking, commercial banking and other similar financial services to CONSOL Energy, CCR and/or certain of their respective affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including, during the approximately past two years, having acted or acting as co-syndication agent, joint lead arranger, joint bookrunner and administrative agent for, and as a lender under, certain credit facilities of CONSOL Energy. In the ordinary course of business, we and our affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of CONSOL Energy, CCR and/or their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with CONSOL Energy, CCR and/or their respective affiliates.

The Board of Directors

CONSOL Energy Inc.

October 22, 2020

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of CONSOL Energy (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation as to how any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to CONSOL Energy.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

ANNEX D

OPINION OF CREDIT SUISSE SECURITIES (USA) LLC

[See attached.]

Opinion Of Credit Suisse Securities (USA) LLC

October 22, 2020

The Board of Directors

CONSOL Energy, Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, PA 15317-6506

Board of Directors:

You have asked us to advise you in your capacity as the Board of Directors of CONSOL Energy, Inc. (“CONSOL Energy”) with respect to the fairness, from a financial point of view, to CONSOL Energy of the Exchange Ratio (as defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among CONSOL Energy, Transformer LP Holdings Inc., a wholly owned subsidiary of CONSOL Energy (“Holdings”), Transformer Merger Sub LLC, a wholly owned subsidiary of Holdings (“Merger Sub”), CONSOL Coal Resources LP (“CCR”) and CONSOL Coal Resources GP LLC, the general partner of CCR. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into CCR (the “Merger”), with CCR as the surviving entity, and each outstanding common unit representing limited partner interests in CCR (“CCR Common Units”), other than CCR Common Units owned by CONSOL Energy and its subsidiaries, will be converted into the right to receive 0.73 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of CONSOL Energy (“CONSOL Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have reviewed a draft, provided to us on October 22, 2020, of the Merger Agreement and certain publicly available business and financial information relating to CCR and CONSOL Energy. We also have reviewed certain other information relating to CCR and CONSOL Energy provided to or discussed with us by the management of CONSOL Energy, including certain financial forecasts and estimates relating to CCR and CONSOL Energy for the fourth quarter of the fiscal year ending December 31, 2021 through the full fiscal year ending December 31, 2024 provided to us by the management of CONSOL Energy and certain estimates provided to us by CONSOL Energy’s management with respect to potential cost savings (the “Synergies”) anticipated by such management to result from the Merger. We have met with the management of CONSOL Energy and certain of its representatives to discuss the business and prospects of CCR and CONSOL Energy. We also have considered certain financial and stock market data relating to CCR and CONSOL Energy, and we have compared that data with similar publicly available data for companies with publicly traded equity securities in businesses we deemed similar to those of CCR and CONSOL Energy, respectively, and we have reviewed, for informational purposes and to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the financial forecasts and estimates for CCR and CONSOL Energy that we have been directed to utilize in our analyses, we have been advised by the management of CONSOL Energy, and we have assumed with your consent, that such financial forecasts and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of CCR, CONSOL Energy and the other matters covered thereby. With respect to the Synergies that we have been directed to utilize in our analyses, we have been advised by the management of CONSOL Energy, and we have assumed with your consent, that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of CONSOL Energy as to such Synergies and we have assumed, with your consent, that such Synergies will be realized in the amounts and at the times indicated thereby. We also have relied, at your

Board of Directors

CONSOL Energy, Inc.

October 22, 2020

direction, upon the assessments of the management of CONSOL Energy as to matters relating to employee benefit, asset retirement and other obligations of CCR and CONSOL Energy, including with respect to associated liabilities and servicing costs. At your direction, we have assumed that the financial forecasts and estimates (including as to the Synergies) utilized in our analyses are a reasonable basis upon which to evaluate CCR, CONSOL Energy and the Merger and at your direction we have relied upon such financial forecasts and estimates for purposes of our analyses and this opinion. We express no view or opinion with respect to the financial forecasts or estimates for CCR and CONSOL Energy (including the Synergies) or the assumptions and methodologies upon which they are based.

We also have assumed, with your consent, that, in the course of obtaining any regulatory or third-party consents, approvals, agreements or waivers in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on CCR, CONSOL Energy or the Merger (including the contemplated benefits thereof) and that the Merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of CCR, CONSOL Energy or any other entity nor, except for certain reserve reports, have we been furnished for purposes of our analyses or this opinion with any such evaluations or appraisals. We have not conducted or provided geological, environmental or other technical assessments and are not experts in the evaluation of coal reserves or properties and we express no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of CCR, CONSOL Energy or any other entity. We also express no view or opinion as to any potential or actual litigation, regulatory action or governmental investigation or possible unasserted claims or other contingent liabilities involving CCR, CONSOL Energy or any other entity, or reserves therefor, and we have assumed, with your consent, that the outcome of any such matters would not be material in any respect to our analyses or this opinion. With your consent, we also have assumed that the final form of the Merger Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.

Our opinion addresses only the fairness, from a financial point of view, to CONSOL Energy of the Exchange Ratio (to the extent expressly specified herein) and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any written consent or support agreement or any other agreement, arrangement or understanding to be entered into in connection with, related to or contemplated by the Merger or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that CONSOL Energy has obtained or will obtain such advice or opinions from appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based on information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets, the industry in which CCR and CONSOL Energy operate and the respective securities of CCR and CONSOL Energy have experienced and may continue to experience unusual volatility, and the political policies and risk relevant to the conduct of CCR’s and CONSOL Energy’s businesses are or could be subject to significant uncertainty, and we express no view or opinion as to any potential effects of

Board of Directors

CONSOL Energy, Inc.

October 22, 2020

such volatility or uncertainty on CCR, CONSOL Energy or the Merger (including the contemplated benefits thereof). We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to CONSOL Energy, nor does it address the underlying business decision of the Board of Directors of CONSOL Energy or CONSOL Energy to proceed with or effect the Merger. We are not expressing any opinion as to the actual value of shares of CONSOL Common Stock when issued pursuant to the Merger or the price or range of prices at which CONSOL Common Stock, CCR Common Units or any other securities may be purchased, sold or otherwise transferred at any time.

We have acted as a financial advisor to CONSOL Energy in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, CONSOL Energy has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. As you are aware, we and our affiliates in the past have provided and currently are providing investment banking and other financial advice and services to CONSOL Energy unrelated to the Merger, for which we and our affiliates have received and would expect to receive compensation, including, among other things, during the past two years, having acted or acting as a co-syndication agent, joint lead arranger and joint bookrunner for, and as a lender under, certain credit facilities of CONSOL Energy. As you also are aware, we and our affiliates have provided investment banking and other financial advice and services to Greenlight Capital, Inc. (“Greenlight”), a significant investor in CCR, and/or certain of its affiliates, for which we and our affiliates have received and expect to receive compensation, including, among other things, during the past two years, acting as a financial advisor to an affiliate of Greenlight in connection with a potential sale transaction. We and our affiliates in the future may provide investment banking and other financial advice and services to CONSOL Energy, CCR, Greenlight and their respective affiliates, for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of CONSOL Energy, CCR, Greenlight, their respective affiliates and any other entity that may be involved in the Merger, as well as provide investment banking and other financial advice and services to such entities and their respective affiliates.

It is understood that this letter is for the information of the Board of Directors of CONSOL Energy (in its capacity as such) in connection with its consideration of the Merger and does not constitute advice or a recommendation to any securityholder as to how such securityholder should vote or act on any matter relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to CONSOL Energy.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

ANNEX E

OPINION OF INTREPID PARTNERS, LLC

[See attached.]

1201 Louisiana Street, Suite 600 Houston, TX 77002 713.292.0863 540 Madison Avenue, 25th Floor New York, NY 10022 212.388.5020 www.intrepidfp.com

October 22, 2020

The Conflicts Committee of the Board of Directors of CONSOL Coal Resources GP LLC,

the general partner of CONSOL Coal Resources LP

CNX Center, 1000 CONSOL Energy Drive

Canonsburg, PA 15317

Members of the Committee:

We understand that CONSOL Coal Resources LP (the “Partnership” or “CCR”), CONSOL Coal Resources GP LLC (the “General Partner”), the general partner of CCR, CONSOL Energy Inc. (the “Parent”), Transformer LP Holdings Inc., and Transformer Merger Sub LLC (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Partnership with the Partnership surviving the merger (the “Transaction”), pursuant to which the following transactions, among others, will occur: (i) each common unit representing a limited partner interest in the Partnership (the “CCR Common Units”) issued and outstanding immediately prior to the Effective Time (as defi ned in the Merger Agreement) (other than CCR Common Units owned by the Parent and its subsidiaries immediately prior to the Effective Time) shall be converted into the right to receive 0.73 shares (the “Exchange Ratio”) of common stock of the Parent, par value $0.01 per share (the “Parent Common Stock”), (ii) the general partner interest in the Partnership will be converted into a non-economic general partner interest and (iii) the incentive distribution rights in the Partnership will be cancelled, eliminated and cease to exist. Holders of CCR Common Units other than the Parent and its affiliates are referred to herein as the “Public Unaffiliated Unitholders.” The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

The Conflicts Committee (the “Committee”) of the Board of Directors (the “Board of Directors”) of the General Partner has asked us whether, in our opinion, as of the date hereof, the Exchange Ratio in the Transaction is fair, from a financial point of view, to the Public Unaffiliated Unitholders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed a draft of the Merger Agreement (draft dated October 22, 2020);

(ii)	reviewed a draft of the Suppot1Agreement among between the Partnership and the Parent (draft dated October 22, 2020);

(iii)	reviewed certain presentations to the Committee from the management of the General Partner and the Parent;

(iv)

reviewed certain publicly available information relating to the Partnership and the Parent that we deemed relevant, including each of the Partnership’s and the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Reports on Form 10-Q for the three months ended March 31, 2020 and June 30, 2020 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission;

(v)

reviewed the Partnership’s and the Parent’s business plan with management of the General Partner and the Parent, including, but not limited to, a detailed review of (i) the Parent’s 75% interest in the Pennsylvania Mining Complex (“PAMC”), (ii) the Parent’s 100% interest in the Baltimore marine terminal, (iii) the Parent’s 100% interest in the Itmann Mine development project, (iv) the Parent’s 100% interest in certain undeveloped coal reserves, (v) the Partnership’s 25% interest in PAMC and (vi) the Parent’s and the Partnership’s commercial contract structure;

(vi)

reviewed certain recent corporate announcements made by the Partnership and the Parent including, but not limited to, those regarding (i) the Parent’s liability management update and the Parent and the Partnership’s 2020 earnings guidance withdrawal, each announced April 8, 2020, (ii) the Partnership’s common unit distribution suspension announced April 24, 2020, (iii) the decision to idle Enlow Fork Mine and resume operations at the Bailey Mine announced April 14, 2020, (iv) the decision to restart Enlow Fork Mine announced July 14, 2020 and (v) the Parent and Partnership’s asset sale update announced October 12, 2020;

(vii)

reviewed certain non-public projected financial data and related assumptions of each of the Partnership and the Parent, as prepared and furnished to us by management of the General Partner and the Parent;

(viii)	reviewed Parent management’s estimated cost-synergies resulting from the Transaction;

(ix)

discussed past and current operations and operational projections of each of the Partnership and the Parent with management of the General Partner and the Parent, (including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided);

(x)

discussed liability management efforts with management of the Parent including early debt retirement of (i) the Parent’s Term Loan B due September 2024 and (ii) the Parent’s Senior Secured 2nd Lien Notes due November 2025;

(xi)	discussed the strategic rationale for, and potential benefits of, the Transaction with management of the General Partner and the Parent;

(xii)	reviewed and analyzed pro for ma impacts of the Transaction;

(xiii)	performed discounted cash flow analyses based on forecasts and other data provided by management of the General Partner and the Parent;

(xiv)

reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that we considered comparable to each of the Partnership and the Parent;

(xv)	reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the Transaction; and

(xvi)

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing the opinion expressed herein.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax, reserves and other information and data provided to, discussed with or reviewed by us, and we have not assumed any responsibility for independent verification of the accuracy or completeness of any such information. We have further relied upon the assurances of management of the General Partner and the Parent that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial and tax forecasts, projections and business plans of the Partnership and the Parent provided to us, we have relied, with your consent, upon the assurances of management of the General Partner and the Parent that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the General Partner and the Parent as to the future performance of the Partnership and the Parent, under the assumptions reflected therein. We express no view as to such financial and tax forecasts or any judgments, estimates or assumptions on which they are based. We have relied upon, without independent verification, the assessment of management of the General Partner and the Parent as to the potential impact on the Partnership and the Parent, respectively, of the effects of the coronavirus pandemic (COVID-19) and related events on the Partnership’s and the Parent’s business and operations, which, if different than assumed, could have a material impact on our analyses or the opinion expressed herein. As the Committee is aware, the coal industry is experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Partnership, the Parent or the Transaction.

We have relied, with your consent, upon the assessments of management of the General Partner and the Parent as to (i) the potential impact on the Partnership and the Parent of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the coal industry, and U.S. or foreign markets, (ii) the potential impact on the operations, results and prospects of the Partnership and the Parent of the Transaction, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of the Partnership and the Parent. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Partnership or the Parent is or may be a party or is or may be subject. We also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to the Partnership or the Parent since the date of the latest information relating to the Partnership or the Parent, as applicable, made available to us. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Partnership or the Parent and have not made or obtained any evaluations or appraisals of their respective assets or liabilities, nor have we been furnished with any such evaluations or appraisals.

In rendering our opinion, we have assumed (in all respects material to our analysis and with your consent) that the representations and warranties of each party contained in the Merger Agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the Merger Agreement, and the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions contained therein. We have assumed that the final executed and delivered versions of all documents reviewed by us in draft form will conform in all material respects to the most recent drafts reviewed by us. We have assumed that all governmental, regulatory or other consents, approvals or releases, including under the Partnership’s Third Amended and Restated Agreement of Limited Partnership and any other agreement or contract to which the Partnership is a party will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Transaction or materially reduce the benefits of the Transaction to the Partnership. We have assumed that the Transaction and the business of each of the Partnership, the General Partner and the other parties to the Transaction will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. We have assumed that the Partnership, the General Partner and the Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid Partners, LLC) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Transaction.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether the Exchange Ratio in the Transaction is fair, from a financial point of view, to the Public Unaffiliated Unitholders. We have not been asked to, nor do we express any view on, and our opinion does not address, any other terms, conditions, aspects or implications of the Transaction or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Transaction and the covenants and undertakings of the Partnership and the Parent in the Merger Agreement. In addition, we do not express any view regarding the relative merits of the Transaction as compared to any other transaction or business strategy in which the Partnership might engage or the merits of the underlying decision by the Board of Directors to engage in the Transaction and enter into and perform the Merger Agreement. We express no view or opinion as to the fairness of the Transaction to any creditors, bondholders or other constituencies of the Partnership (other than the Public Unaffiliated Unitholders, as described above) or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction or class of such persons, relative to the

Exchange Ratio or otherwise. Further, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to alternative transactions.

Our opinion does not address accounting, legal actuarial, regulatory or tax matters. We are not legal, tax, commercial or bankruptcy advisors. Our opinion does not constitute a solvency opinion and does not address the solvency or financing condition of the Partnership or any of the potential parties to the Transaction. Our opinion does not constitute a tax opinion. Our opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

We do not express any opinion as to equity securities or debt securities of the Partnership or the Parent and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Transaction.

We have acted exclusively as financial advisor to the Committee in connection with an evaluation of the Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion, regardless of the conclusion reached herein, and a portion of which is contingent (and payable) upon the consummation of the Transaction. The Partnership has agreed to reimburse certain of our expenses and the Partnership has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of our business, we and our affiliates may invest in debt and/or equity securities of the Partnership and/or the Parent. In the future, we may provide certain investment banking services to the Partnership, the General Partner, the Parent and/or their affiliates, for which we may receive compensation.

This letter, and the opinion expressed herein, (i) is addressed to, and is solely for the information and benefit of, the Committee (in its capacity as such) in connection with its evaluation of the Transaction, (ii) is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Committee (including any equity holders, creditors, bondholders or other constituencies of the Partnership, the General Partner or the Parent), (iii) is not intended to be and does not constitute a recommendation to any unitholder of the Partnership as to how such unitholder should act or vote with respect to the Transaction or any other matter, and (iv) shall not be disclosed, quoted, referred to or communicated (in whole or in part) to, made available to, or relied upon by, any third party, nor shall any public reference to us or this opinion be made, for any purpose whatsoever except with our prior written approval in each instance, or as required by applicable law or compulsory legal process in accordance with our engagement letter with the Committee.

Our opinion is necessarily based upon business, market, economic, regulatory and other conditions as they exist on, and have been evaluated as of, the date of this letter. We assume no responsibility for updating, revising or reaffirming our opinion based on developments, circumstances or events occurring, or information made available to us, after the date of this letter. The issuance of this opinion has been approved by the Fairness Opinion Committee of Intrepid Partners, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction is fair, from a financial point of view, to the Public Unaffiliated Unitholders.

Very truly yours,

/s/ Intrepid Partners, LLC
Intrepid Partners, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit. CEIX’s Charter includes such a provision.

CEIX’s Bylaws also provide that any present or former director or officer of CEIX, or any person who, while serving as a director or officer of CEIX, is or was serving at the request of CEIX as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by CEIX, shall be indemnified by CEIX as of right to the full extent permitted by the DGCL against any liability, cost or expense asserted against and incurred by such person by reason of his or her serving in such capacity. This right to indemnification includes the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. CEIX also maintains policies of directors’ and officers’ liability insurance which insures its directors against the cost of defense, settlement or payment of a judgment under certain circumstances.

CEIX also has entered into agreements that provide for the indemnification by CEIX of its directors, officers, and their respective executors, administrators or assigns for damages and expenses in connection with a threatened, pending or completed claim, action, or proceeding, whether brought by or in the right of CEIX or by a third party or otherwise and whether of a civil, criminal, administrative or investigative nature, in which such director or officer may be or may have been involved as a party or otherwise (including as a witness), by reason of the fact that such person is or was a director or officer of CEIX by reason of any actual or alleged error or misstatement or misleading statement or omission made or suffered by the director or officer, by reason of any action taken by or any inaction on the part of the director or officer while acting as such director or officer, or by reason of the fact that the director or officer was serving at the request of CEIX as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that a director or officer acted in good faith and in a manner, which the director or officer reasonably believed to be in or not opposed to the best interests of CEIX, and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

The Merger Agreement provides that CEIX and CCR (as the surviving entity of the Merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of CCR and the General

Partner immediately prior to the Effective Time and ensure that the organizational documents of CCR and the General Partner or any of their respective successors or assigns, if applicable, will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of CCR and the General Partner than are presently set forth in such organizational documents. In addition, CEIX will maintain in effect for six years from the Effective Time CEIX’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, provided that in no event will CEIX be required to expend more than an amount per year equal to 300% of current annual premiums paid by CEIX for such insurance.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of exhibits filed as part of this consent solicitation statement/proxy statement/prospectus.

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of October 22, 2020, by and among CONSOL Energy Inc., CONSOL Coal Resources LP, CONSOL Coal Resources GP LLC, Transformer LP Holdings Inc. and Transformer Merger Sub LLC (incorporated by reference to Exhibit 2.1 to CEIX’s Current Report on Form 8-K filed on October 23, 2020, File No. 001-38147)

3.1	Amended and Restated Certificate of Incorporation of CONSOL Energy Inc. (incorporated by reference to Exhibit 3.1 to CEIX’s Current Report on Form 8-K filed on December 4, 2017, File No. 001-38147)

3.2	Certificate of Amendment to Amended and Restated Bylaws of CONSOL Energy Inc. (incorporated by reference to Exhibit 3.1 to CEIX’s Current Report on Form 8-K filed on May 8, 2020, File No. 001-38147)

3.3	Second Amended and Restated Bylaws of CONSOL Energy Inc. (incorporated by reference to Exhibit 3.2 to CEIX’s Current Report on Form 8-K filed on May 8, 2020, File No. 001-38147)

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

10.1	Support Agreement, dated as of October 22, 2020, by and between CONSOL Energy Inc. and CONSOL Coal Resources LP (incorporated by reference to Exhibit 10.1 to CEIX’s Current Report on Form 8-K filed on October 23, 2020, File No. 001-38147)

21.1	Subsidiaries of CEIX Energy Inc. (incorporated by reference to Exhibit 21 to CEIX’s Annual Report on Form 10-K filed on February 14, 2020, File No. 001-38147)

23.1*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP (CONSOL Energy Inc.)

23.3	Consent of Ernst & Young LLP (CONSOL Coal Resources LP)

24.1	Powers of Attorney (incorporated by reference to the signature page hereto)

99.1	Consent of Citigroup Global Markets Inc.

99.2	Consent of Credit Suisse Securities (USA) LLC

99.3	Consent of Intrepid Partners, LLC

99.4*	Form of Written Consent for CONSOL Coal Resources LP Limited Partners
* To be filed by amendment.

(b) Financial Statement Schedules. Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in the consent solicitation statement/proxy statement/prospectus that forms a part of this registration statement that forms a part of this registration statement.

(c) Opinions. The opinions of Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, financial advisors to the CEIX Board, are attached as Annex C and Annex D, respectively, to the consent solicitation statement/proxy statement/prospectus that forms a part of this registration statement. The opinion of Intrepid Partners, LLC, financial advisor to the Conflicts Committee, is attached as Annex E to the consent solicitation statement/proxy statement/prospectus that forms a part of this registration statement.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Canonsburg, the Commonwealth of Pennsylvania, on November 13, 2020.

CONSOL Energy Inc.

By:	/s/ Miteshkumar B. Thakkar
Name:	Miteshkumar B. Thakkar
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James A. Brock, Miteshkumar B. Thakkar, Martha A. Wiegand and Matthew Tyree, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Brock James A. Brock	President, Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2020

/s/ Miteshkumar B. Thakkar Miteshkumar B. Thakkar	Chief Financial Officer (Principal Financial Officer)	November 13, 2020

/s/ John M. Rothka John M. Rothka	Chief Accounting Officer (Principal Accounting Officer)	November 13, 2020

/s/ William P. Powell William P. Powell	Chairman of the Board of Directors	November 13, 2020

/s/ Sophie Bergeron Sophie Bergeron	Director	November 13, 2020

/s/ John T. Mills John T. Mills	Director	November 13, 2020

/s/ Joseph P. Platt Joseph P. Platt	Director	November 13, 2020

/s/ Edwin S. Roberson Edwin S. Roberson	Director	November 13, 2020